QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on December 26, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Trimble Navigation Limited

(Exact name of Registrant as specified in its charter)

California	3829	94-2802192
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

935 Stewart Drive
Sunnyvale, California 94085
(408) 481-8000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Irwin L. Kwatek
Vice President, General Counsel
935 Stewart Drive
Sunnyvale, California 94085
(408) 481-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas J. Ivey Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 (650) 470-4500	James D. Fay General Counsel @Road, Inc. 47071 Bayside Parkway Fremont, California 94538 (510) 668-1638	Steven Tonsfeldt Heller Ehrman LLP 275 Middlefield Road Menlo Park, California 94025 (650) 324-7000

        Approximate date of commencement of proposed sale of the securities to the public:    Upon completion of the merger described herein.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, no par value per share(3)	Not Applicable	Not Applicable	$179,645,585	$19,223

Rights to purchase stock of the Registrant	Not Applicable	Not Applicable	Not Applicable	Not Applicable

(1)
In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares is not set forth herein.

(2)
Estimated solely for the purpose of computing the amount of the registration fee required by the Securities Act of 1933. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of the shares of the Registrant's common stock expected to be issued. In the proposed merger, the Registrant may issue shares of common stock of up to $2.50 of the per share merger consideration of $7.50. This number is based on (i) 62,212,369 shares common stock, par value $0.0001 per share, of @Road, Inc. ("@Road") outstanding as of December 8, 2006, (ii) 9,329,108 shares of @Road common stock subject to outstanding in-the-money @Road stock options as of December 8, 2006 and (iii) 316,757 shares of common stock anticipated to be purchased pursuant to @Road's Employee Stock Purchase Plan, and assumes that Registrant pays $2.50 of the per share merger consideration in Registrant's common stock.

(3)
Includes rights ("Rights") to purchase shares of the Registrant's Series A Participating Preferred Stock, issuable pursuant to that certain Rights Agreement between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated February 18, 1999, as amended September 10, 2004. The value attributable to the Rights, if any, is reflected in the market price of the Registrant's common stock.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Trimble Navigation Limited may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Any representation to the contrary is a criminal offense.

Subject to completion, dated December 26, 2006

To @Road, Inc. stockholders:

        You are cordially invited to attend a special meeting of @Road, Inc. ("@Road") stockholders to be held on February 16, 2007, at 10:00 a.m., local time. At the special meeting, @Road stockholders will be asked to adopt the Agreement and Plan of Merger that @Road, Inc. entered into on December 10, 2006, with Trimble Navigation Limited ("Trimble") and Roadrunner Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Trimble. If the merger agreement is adopted, and the other conditions in the merger agreement are satisfied or waived, Merger Sub will merge with and into @Road, with @Road continuing after the merger as the surviving corporation, and @Road will become a wholly owned subsidiary of Trimble. Upon completion of the merger, (i) each outstanding share of @Road common stock will be converted into the right to receive $7.50 of merger consideration comprised of (a) $5.00 in cash and (b) $2.50 in cash and/or shares of Trimble common stock, no par value, the combination of such amount to be determined at the election of Trimble (collectively the "Merger Consideration"); (ii) each share of Series A-1 Redeemable Preferred Stock, par value $0.001 per share, of @Road and each share of Series A-2 Redeemable Preferred Stock, par value $0.001 per share, of @Road shall be converted into the right to receive an amount in cash equal to $100.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the effective time of the merger; (iii) each share of Series B-1 Redeemable Preferred Stock, par value $0.001 per share, of @Road and each share of Series B-2 Redeemable Preferred Stock, par value $0.001 per share, of @Road shall be converted into the right to receive an amount in cash equal to $831.39 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the effective time of the merger; (iv) each unvested, unexpired and outstanding @Road stock option that has an exercise price per share of less than $7.50 will be converted into Trimble employee stock options; and (v) each vested @Road stock option and each @Road stock option that becomes vested as a result of the transactions set forth in the merger agreement shall be terminated and the holder of such option shall be entitled to the right to receive the excess, if any, of the aggregate Merger Consideration for the number of shares of @Road common stock underlying such options less the per share exercise price of such @Road stock options. Trimble common stock is listed on the Nasdaq Global Market under the trading symbol "TRMB." On December 21, 2006, the closing sale price of Trimble common stock was $51.96.

        @Road's board of directors has carefully reviewed and considered the terms and conditions of the merger agreement. Based on its review, @Road's board of directors has unanimously determined that the merger is fair to, and in the best interests of, @Road and its stockholders and declared the merger to be advisable. The @Road board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. In reaching its determination, the @Road board of directors considered a number of factors described more fully in the accompanying proxy statement/prospectus.

        Your vote is very important.    Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the total number of votes represented by the shares of @Road common stock and @Road preferred stock outstanding on the record date of the special meeting, a failure to vote will have the same effect as a vote "against" the merger. Each executive officer of @Road, each member of the @Road board of directors, and entities affiliated with Institutional Venture Partners VIII, L.P. and Institutional Venture Partners X, L.P. (collectively, "IVP"), each in their capacities as stockholders of @Road, have entered into voting agreements with Trimble and Merger Sub, pursuant to which, among other things, each executive officer of @Road, each member of the @Road board of directors and IVP agreed with Trimble and Merger Sub to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and agreed not to dispose of any shares of common stock held by such executive officer, member of the @Road board of directors or IVP prior to the consummation of the merger. Members of the @Road board of directors, executive officers of @Road and IVP beneficially owned an aggregate of 14.4 million outstanding shares of @Road common stock as of December 21, 2006, which represented approximately 23.1% of @Road's shares of common stock outstanding on that date. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope using the instructions on the proxy card before the meeting so that your shares will be represented at the meeting. This will help to ensure the presence of a quorum at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

        If you have any questions about the proposed merger or about how to vote your shares, please call @Road's proxy solicitor, Advantage Proxy, at (206) 870-8565.

        The accompanying proxy statement/prospectus explains the merger agreement and proposed merger in detail and provides specific information concerning the special meeting. Please review this document carefully. In particular, you should carefully consider the matters discussed under "Risk Factors" beginning on page 23 of the proxy statement/prospectus.

        Thank you for your cooperation and continued support.

Sincerely,

Krish Panu Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the consideration to be issued in connection with the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                  , 2006, and is first being mailed to
@Road's stockholders on or about                  , 2007.

@Road, Inc.
 47071 Bayside Parkway
Fremont, California 94538
www.road.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 16, 2007

To @Road stockholders:

        You are cordially invited to attend a special meeting of stockholders of @Road, Inc., a Delaware corporation ("@Road"), to be held at the principal executive offices of @Road, located at 47071 Bayside Parkway, Fremont, California on February 16, 2007 at 10:00 a.m., local time.

        At the meeting, you will be asked to consider and vote upon the following matters:

          1.     To adopt the Agreement and Plan of Merger, dated as of December 10, 2006, by and among Trimble Navigation Limited ("Trimble"), Roadrunner Acquisition Corp., a wholly owned subsidiary of Trimble, and @Road, and the transactions contemplated by the merger agreement, including the merger (which proposal is referred to in this proxy statement/prospectus as Proposal No. 1); and

          2.     To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger (which proposal is referred to in this proxy statement/prospectus as Proposal No. 2).

        These proposals are more fully described in the attached proxy statement/prospectus, which we urge you to read very carefully. Only stockholders of record at the close of business on December 21, 2006, are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. At the close of business on the record date, there were 62,250,761 shares of @Road common stock outstanding and entitled to vote and there were 77,380 shares of @Road preferred stock outstanding and entitled to vote.

        Your vote is very important, regardless of the number of shares you own. The affirmative vote of the holders of a majority of the total number of votes represented by the shares of @Road common stock and @Road preferred stock outstanding on the record date of the special meeting is required for approval of Proposal No. 1 regarding adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The affirmative vote of the holders of a majority of the total number of votes cast in person or by proxy at the special meeting is required to approve Proposal No. 2 regarding the grant of discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. In each case, the @Road common stock and @Road preferred stock shall vote together as a single class.

        @Road's board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        All @Road stockholders are cordially invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the special meeting so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. If you fail to return your proxy card or if you mark the "abstain" box on the proxy card or voting instruction card, the effect will be a vote "against" adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and if you fail to return your proxy card your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors
Very truly yours,

James D. Fay Secretary

Fremont, California
            , 2007

        This proxy statement/prospectus incorporates important business and financial information about @Road from documents that @Road has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 155 of this proxy statement/prospectus.

        @Road will provide you with copies of this information relating to @Road (excluding all exhibits unless @Road has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

@Road, Inc.
47071 Bayside Parkway
Fremont, California 94538
Attention: Investor Relations
(510) 668-1638

        In order to receive timely delivery of the documents, you must make your requests no later than February 6, 2007.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER	1
SUMMARY	7
The Merger and the Merger Agreement	7
Parties to the Merger	7
Special Meeting of the Stockholders of @Road	8
Risk Factors	9
Recommendation of the @Road Board of Directors	9
Opinion of @Road's Financial Advisor Regarding the Merger	9
@Road's Directors and Executive Officers Have Interests in the Merger	10
What Is Needed to Complete the Merger	10
@Road Is Prohibited from Soliciting Other Offers	10
Change of Board Recommendation	11
Trimble and @Road May Terminate the Merger Agreement under Specified Circumstances	11
@Road May Be Required to Pay a Termination Fee under Specified Circumstances	11
Material United States Federal Income Tax Consequences of the Merger	12
Accounting Treatment of the Merger	12
The Merger Is Subject to Antitrust Laws	12
Trimble Will List Shares of Trimble Common Stock on the Nasdaq Global Market	12
Appraisal Rights	12
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRIMBLE	14
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF @ROAD	16
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	17
COMPARATIVE PER SHARE DATA	20
COMPARATIVE PER SHARE MARKET PRICE DATA	21
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	22
RISK FACTORS	23
Risks Related to the Merger	23
Risks Related to Trimble	27
Risks Related to @Road	35
THE SPECIAL MEETING OF STOCKHOLDERS OF @ROAD	46
PROPOSAL NO. 1—THE MERGER	49
Background of the Merger	49
@Road's Reasons for the Merger and Recommendation of @Road's Board	52
Opinion of @Road's Financial Advisor	55
Trimble's Reasons for the Merger	61
Interests of @Road's Directors and Executive Officers in the Merger	61
Material United States Federal Income Tax Consequences of the Merger	62
Accounting Treatment of the Merger	63
Effect of the Merger on @Road Preferred Stock	63
Effect of the Merger on @Road Stock Options and Employee Stock Purchase Plan	63
Regulatory Filings and Approvals Required to Complete the Merger	66
Listing of Shares of Trimble Common Stock Issued in the Merger on the Nasdaq Global Market	66
Delisting and Deregistration of @Road Common Stock After the Merger	66
Restrictions on Sales of Shares of Trimble Common Stock Received in the Merger	66
Appraisal Rights	67
THE MERGER AGREEMENT	72
THE VOTING AGREEMENTS	90

i

DESCRIPTION OF TRIMBLE CAPITAL STOCK	92
COMPARISON OF RIGHTS OF HOLDERS OF TRIMBLE COMMON STOCK AND @ROAD COMMON STOCK	93
PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING	101
INFORMATION WITH RESPECT TO TRIMBLE	102
Description of Business	102
Description of Property	114
Legal Proceedings	114
Equity Compensation Plan Information	114
Management's Discussion and Analysis of Financial Condition and Results of Operations	115
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	142
Quantitative and Qualitative Disclosure About Market Risk	142
Selected Quarterly Financial Data (Unaudited)	143
Directors and Executive Officers	144
Executive Compensation	150
Certain Relationships and Related Party Transactions	152
Voting Securities and Principal Holders Thereof	153
LEGAL MATTERS	154
EXPERTS	154
WHERE YOU CAN FIND MORE INFORMATION	155
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A—Agreement and Plan of Merger	A-1
ANNEX B—Form of Voting Agreement	B-1
ANNEX C—Opinion of J.P. Morgan Securities Inc.	C-1
ANNEX D—Appraisal Rights	D-1

ii

QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER

General Questions and Answers

        The following is important information in a question-and-answer format regarding the special meeting and this proxy statement/prospectus.

Q:
Why am I receiving this proxy statement/prospectus?

A:
Trimble Navigation Limited ("Trimble") has agreed to acquire @Road, Inc. ("@Road") under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see the section entitled "The Merger Agreement" beginning on page 72 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

  In order to complete the merger, @Road stockholders must adopt the merger agreement by the affirmative vote of the holders of a majority of the shares of @Road common stock and @Road preferred stock outstanding on the record date for the special meeting, voting together as a single class, and all other conditions to the merger must be satisfied or waived. @Road will hold a special meeting of its stockholders to obtain this stockholder approval. This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of @Road stock without attending the special meeting. Stockholders of Trimble are not required to approve the merger, any issuance of shares of Trimble common stock in the merger or any other matter relating to the merger, and, accordingly, Trimble will not hold a meeting of its stockholders in connection with the merger.

Q:
On what matters am I being asked to vote?

A:
@Road stockholders are being asked to vote on the following items:

•
the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger; and

•
the grant to the persons named as proxies the discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q:
What is the merger?

A:
The merger is a proposed business combination between Trimble and @Road where a wholly owned subsidiary of Trimble will merge with and into @Road, with @Road surviving the merger and becoming a wholly owned subsidiary of Trimble immediately following the merger. For a more complete description of the merger, please see the section entitled "Proposal No. 1—The Merger" beginning on page 49 of this proxy statement/prospectus.

Q:
Why are Trimble and @Road proposing the merger?

A:
Trimble and @Road believe that combining the strengths of the two companies is in the best interests of each company and their respective stockholders. Please see the sections entitled "Proposal No. 1—The Merger—@Road's Reasons for the Merger and Recommendation of @Road's Board" beginning on page 52 of this proxy statement/prospectus for the numerous factors considered by the board of directors of @Road in recommending that @Road stockholders vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. Please see the section entitled "Proposal No. 1—The Merger—Trimble's Reasons for the Merger" beginning on page 61 of this proxy statement/prospectus for Trimble's reasons for the merger.

Q:
How does @Road's board of directors recommend that stockholders vote?

A:
After careful consideration, @Road's board of directors approved the merger agreement and the merger and unanimously determined that the merger is fair to, and in the best interests of, @Road and its stockholders and declared the merger to be advisable. Accordingly, @Road's board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. To review the background of the merger and @Road's board of directors' reasons for recommending the merger in greater detail, see the sections entitled "Proposal No. 1—The Merger—Background of the Merger" and "Proposal No. 1—The Merger—@Road's Reasons for the Merger and Recommendation of @Road's Board" beginning on pages 49 and 52 of this proxy statement/prospectus.

Q:
What will I receive in the merger?

A:
If the merger agreement is adopted by @Road's stockholders, the other conditions to the merger are satisfied or waived and the merger is completed, for each share of @Road common stock that you own, you will have the right to receive $7.50 of merger consideration, comprised of (a) $5.00 in cash and (b) $2.50 in cash and/or shares of Trimble common stock (the combination of such amount will be determined at the election of Trimble). You will not receive fractional shares of Trimble common stock. Instead, you will receive the cash value, without interest, of any fractional share of Trimble common stock that you would otherwise be entitled to receive, based on the average closing price for Trimble common stock for the five trading day period ending on and including the trading day that is six trading days before the day the merger closes.

  With respect to the shares of @Road preferred stock outstanding at the time of the merger, (i) each share of @Road Series A-1 Redeemable Preferred Stock and Series A-2 Redeemable Preferred Stock will be converted into the right to receive an amount in cash equal to $100.00 plus all declared or accumulated but unpaid dividends; and (ii) each share of @Road Series B-1 Redeemable Preferred Stock and Series B-2 Redeemable Preferred Stock will be converted into the right to receive an amount in cash equal to $831.39 plus all declared or accumulated but unpaid dividends.

Q:
What will happen to @Road's outstanding options in the merger?

A:
At the effective time of the merger, (a) each unvested and unexercised @Road stock option that remains outstanding and has an exercise price per share of less than $7.50 will be converted into options to acquire Trimble common stock, with the number of shares and exercise price adjusted to reflect the merger terms; and (b) each vested @Road stock option, including each @Road stock option that becomes vested as a result of the merger, will be terminated, and the holder of the option will be entitled to the right to receive the excess, if any, of the per share merger consideration (which is described above) less the per share exercise price of the stock option. Each @Road stock option, whether vested or unvested, that has a per share exercise price that is greater than $7.50 will be terminated upon the merger.

Q:
How will the merger affect my participation in the @Road employee stock purchase plan?

A:
At the effective time of the merger, @Road will terminate the @Road employee stock purchase plan. To the extent permitted by the employee stock purchase plan, your rights in the employee stock purchase plan with respect to any offering period then underway will be determined by treating the last business day prior to the effective time of the merger as the last day of the offering period, such that any amounts accumulated in your plan account will be used to purchase shares under the plan terms on that date. @Road will make adjustments under the @Road employee stock purchase plan to reflect the shortened purchase period. Each outstanding share of @Road common stock purchased during the shortened purchase period will be converted into the right to receive the merger consideration in the same manner as other outstanding shares of @Road common stock as described above.

Q:
What should I do now?

A:
After carefully reading this proxy statement/prospectus, including its annexes, Trimble and @Road urge you to respond by voting your shares through one of the following means:

•
by mail, by completing, signing, dating and mailing each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in "street name," meaning that your shares are held in the name of a broker, bank or other nominee) and returning it in the envelope provided;

•
via telephone, using the toll-free number listed on each proxy card or voting instruction card (if your bank, broker or nominee makes telephone voting available);

•
via the Internet, at the address provided on each proxy card or voting instruction card (if your bank, broker or nominee makes Internet voting available); or

•
in person, by attending the special meeting and submitting your vote in person.

Q:
Do I need to send in my @Road stock certificates now?

A:
No. You should not send in your @Road stock certificates now. Following the merger, a letter of transmittal will be sent to @Road stockholders informing them where to deliver their @Road stock certificates in order to receive the cash portion of the merger consideration and the portion, if any, of the merger consideration consisting of shares of Trimble common stock. You should not send in your @Road common stock certificates prior to receiving this letter of transmittal.

Q:
What vote is required to approve the proposals?

A:
The proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of holders of a majority of the outstanding shares of @Road common stock and preferred stock entitled to vote at the @Road special meeting of stockholders. The proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting. Executed proxies returned to @Road but not marked to indicate your voting preference will be counted as votes "FOR" the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q:
Are there any stockholders already committed to voting in favor of the merger?

A:
Yes. All of the executive officers and directors of @Road and entities affiliated with two investment funds have agreed to vote all of their shares of @Road common stock, representing approximately 23.1% of the outstanding shares of @Road common stock on December 21, 2006, in favor of adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in favor of granting discretionary authority to the persons named as proxies to vote their shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. A copy of the form of voting agreement is attached as Annex B to this proxy statement/prospectus. See the section entitled "The Voting Agreements" beginning on page 90 of this proxy statement/prospectus.

Q:
When do you expect to complete the merger?

A:
Trimble and @Road are working toward completing the merger as quickly as possible. The merger is expected to close during the first calendar quarter of 2007. However, because completion of the merger is subject to various conditions, Trimble and @Road cannot predict the exact timing of the merger or whether the merger will occur at all.

Q:
As an @Road stockholder, will I be able to trade the Trimble common stock that I receive in connection with the merger?

A:
The shares of Trimble common stock issued in connection with the merger will be freely tradable, unless you are an "affiliate" (as defined in the Securities Act of 1933, as amended, or the Securities Act) of @Road. If you are an affiliate of @Road, you will be required to comply with the applicable restrictions of Rule 145 under the Securities Act in order to resell shares of Trimble common stock you receive in the merger. You will be notified if you are an affiliate of @Road.

Q:
What are the United States federal income tax consequences of the merger?

A:
Generally, for U.S. federal income tax purposes, the receipt of the merger consideration for each share of @Road common stock pursuant to the merger will be a taxable transaction, and an @Road stockholder generally will recognize capital gain or loss equal to the difference between (a) the sum of the amount of cash consideration and the fair market value of the Trimble common stock received by the stockholder pursuant to the merger and (b) the stockholder's adjusted tax basis in the shares of @Road common stock tendered in exchange therefor. @Road stockholders are urged to read the discussion in the section entitled "Proposal No. 1—The Merger—Material United States Federal Income Tax Consequences of the Merger" of this proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Q:
Are there any risks related to the proposed transaction or any risks related to owning Trimble common stock that I should consider in deciding whether to approve the proposals?

A:
Yes. You should carefully review the section entitled "Risk Factors" beginning on page 23 of this proxy statement/prospectus.

Questions and Answers About the @Road Special Meeting

Q:
When and where will the @Road special meeting be held?

A:
The special meeting will take place at the offices of @Road, located at 47071 Bayside Parkway, Fremont, California on February 16, 2007 at 10:00 a.m., local time.

Q:
Who can attend and vote at the special meeting?

A:
All @Road stockholders of record as of the close of business on December 21, 2006, the record date for the @Road special meeting, are entitled to receive notice of and to vote at the @Road special meeting.

Q:
How can I vote?

A:
If you are a stockholder of record, you may submit a proxy for the special meeting: (i) by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided;

  (ii) using the telephone; or (iii) via the Internet. For specific instructions on how to use the telephone or the Internet to submit a proxy for the special meeting (if made available by your bank, broker or nominee), please refer to the instructions on your proxy card.

  If you hold your shares of @Road common stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please check the voting instruction card included by your bank, broker or nominee for directions on providing instructions to vote your shares and to see if you may use the telephone or the Internet to provide instructions on how to vote your shares.

  If you are a stockholder of record, you may also vote in person at the special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:
How will my proxy be exercised with respect to the proposals?

A:
All valid proxies received before the special meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the proposal to grant discretionary authority to adjourn the special meeting, the shares will be voted in accordance with the specification so made. If you submit your executed proxy but fail to indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals.

Q:
What happens if I do not return a proxy card or vote?

A:
If you do not sign and send in your proxy card, vote using the telephone or via the Internet or vote in person at the special meeting, or if you mark the "abstain" box on the proxy card or voting instruction card, it will have the same effect as a vote against the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, but will have no effect on the proposal to grant discretionary authority to adjourn the special meeting.

Q:
If my shares are held in "street name," will my broker vote my shares for me?

A:
Your broker will vote your shares held in "street name" on the proposal to adopt the merger agreement only if you provide instructions on how to vote. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Without instructions, your shares will not be voted on the proposal to adopt the merger agreement, which will have the effect of a vote against the merger.

Q:
What should I do if I receive more than one set of voting materials?

A:
Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If your shares are held in more than one name, you will receive more than one proxy or voting instruction card.

Q:
May I change my vote after I have mailed my signed proxy or voting instruction card or voted using the telephone or Internet if available?

A:
Yes. If you have submitted a proxy, you may change your vote at any time before your proxy is voted at the @Road special meeting of stockholders. You can do this one of four ways:

  •
  send a written, dated notice to the Secretary of @Road stating that you would like to revoke your proxy;

  •
  complete, sign, date and submit a new later-dated proxy card;

  •
  re-vote electronically via the Internet or by telephone; or

  •
  attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

  If you have instructed a bank, broker or nominee to vote your shares of @Road common stock or @Road preferred stock by executing a voting instruction card or by using the telephone or Internet, you must follow the directions received from your bank, broker or nominee to change your instructions.

Q:
Who will bear the cost of this solicitation?

A:
@Road will pay the expenses of soliciting proxies for the special meeting. @Road has retained Advantage Proxy, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $5,000 plus expenses. In addition, @Road may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. @Road and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person. No additional compensation will be paid for these services.

Q:
Who can answer my questions about the merger or @Road's special meeting of stockholders?

A:
If you would like additional copies of this proxy statement/prospectus without charge or if you have questions about the merger or @Road's special meeting of stockholders, including the procedures for voting your shares, you should contact:

Advantage Proxy
24925 13th Place South
Seattle, WA 98198
(206) 870-8565

SUMMARY

        The following is a summary of the information contained in this proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, Trimble and @Road encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, Trimble and @Road encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Trimble and @Road. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 155 of this proxy statement/prospectus.

The Merger and the Merger Agreement (see Annex A and page 72)

        Trimble has agreed to acquire @Road under the terms of a merger agreement between the companies that is described in this proxy statement/prospectus. Under the terms of the merger agreement, a newly formed, wholly owned subsidiary of Trimble will merge with and into @Road with @Road surviving the merger as a wholly owned subsidiary of Trimble. Upon completion of the merger, (i) each issued and outstanding share of common stock of @Road will be converted into the right to receive $7.50 of merger consideration comprised of (a) $5.00 in cash and (b) $2.50 in cash and/or shares of Trimble common stock, no par value, the combination of such amount to be determined at the election of Trimble; (ii) each share of Series A-1 Redeemable Preferred Stock, par value $0.001 per share, of @Road and each share of Series A-2 Redeemable Preferred Stock, par value $0.001 per share, of @Road shall be converted into the right to receive an amount in cash equal to $100.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the effective time of the Merger unless such shares have previously been redeemed; and (iii) each share of Series B-1 Redeemable Preferred Stock, par value $0.001 per share, of @Road and each share of Series B-2 Redeemable Preferred Stock, par value $0.001 per share, of @Road shall be converted into the right to receive an amount in cash equal to $831.39 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the effective time of the Merger unless such shares have previously been redeemed. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and Trimble and @Road encourage you to read the merger agreement in its entirety.

Parties to the Merger

Trimble Navigation Limited

        Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location-including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions typically include significant software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office.

        Trimble Navigation Limited, a California corporation, was incorporated in 1978. Trimble's executive offices are located at 935 Stewart Drive, Sunnyvale, California 94085 and its telephone number is (408) 481-8000. Trimble's website is located at www.trimble.com. Information contained in this website does not constitute part of this proxy statement/prospectus.

@Road, Inc.

        @Road, Inc. is a leading global provider of solutions designed to automate the management of mobile resources and to optimize the service delivery process for customers across a variety of industries. @Road delivers Mobile Resource Management, or MRM, solutions in three key areas: Field Force Management, Field Service Management and Field Asset Management. By providing real-time Mobile Resource Management infrastructure integrating wireless communications, location-based technologies, transaction processing and the Internet, @Road solutions are designed to provide a secure, scalable, upgradeable, enterprise-class platform, and are offered in on-demand software delivery, on-premise or hybrid environments that can seamlessly connect mobile workers in the field to real-time corporate data.

        @Road, Inc., a Delaware corporation, was originally incorporated in the State of California in 1996 and reincorporated in Delaware in 2000. @Road's principal executive offices are located at 47071 Bayside Parkway, Fremont, California 94538, and its telephone number is (510) 668-1638. @Road's website address is www.road.com. Information contained in this website does not constitute part of this proxy statement/prospectus.

Roadrunner Acquisition Corp.

        Roadrunner Acquisition Corp. is a wholly owned subsidiary of Trimble formed on December 7, 2006. Trimble formed Roadrunner Acquisition Corp. solely to effect the merger, and Roadrunner Acquisition Corp. has not conducted any business during any period of its existence.

Special Meeting of the Stockholders of @Road (see page 46)

        Time, Date and Place.    @Road will hold the special meeting at @Road's principal executive offices, located at 47071 Bayside Parkway, Fremont, California 94538 on February 16, 2007 at 10:00 a.m., local time. At the special meeting, @Road stockholders will be asked to vote to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of @Road common stock or shares of @Road preferred stock at the close of business on December 21, 2006, the record date for the special meeting. At the close of business on the record date, @Road had approximately 62,250,761 shares of common stock outstanding. Holders of record of shares of @Road common stock on the record date are entitled to one (1) vote per share at the special meeting on all matters to be considered at the meeting. At the close of business on the record date, @Road had approximately 77,380 shares of preferred stock outstanding. Holders of record of shares of @Road preferred stock on the record date are entitled to eleven (11) votes per share on all matters to be considered at the meeting and shall vote together with the holders of @Road common stock as one class.

        Required Vote.    Approval of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the total number of votes that the shares of @Road common stock and @Road preferred stock outstanding on the record date of the special meeting are entitled to vote. Approval of the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the total number of votes that the shares of @Road common stock and @Road preferred stock that are present in person or represented by proxy at the meeting and actually cast at the meeting are entitled to vote.

In each case, the @Road common stock and @Road preferred stock shall vote together as a single class.

        Voting by @Road's Directors and Executive Officers and Certain Stockholders; Voting Agreements.    Each executive officer of @Road, each member of the @Road board of directors, and entities affiliated with Institutional Venture Partners VIII, L.P. and Institutional Venture Partners X, L.P. (collectively, "IVP"), each in their capacities as stockholders of @Road, entered into voting agreements with Trimble and Merger Sub, pursuant to which, among other things, each such stockholder agreed with Trimble and Merger Sub to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and agreed not to dispose of any shares of common stock held by such stockholder prior to the consummation of the merger. Members of the @Road board of directors, executive officers of @Road and IVP beneficially owned an aggregate of 14.4 million outstanding shares of @Road common stock as of December 21, 2006, which represented approximately 23.1% of @Road's shares of common stock outstanding on that date. See the section entitled "The Voting Agreements" beginning on page 90 of this proxy statement/prospectus.

Risk Factors (see page 23)

        The "Risk Factors" section beginning on page 23 of this proxy statement/prospectus should be considered carefully by @Road stockholders in evaluating whether to approve the proposals. These risk factors should be considered along with any additional risk factors in the reports of Trimble and @Road filed with the Securities and Exchange Commission, or SEC, and any other information included in or incorporated by reference into this proxy statement/prospectus.

Recommendation of the @Road Board of Directors (see page 9)

        After careful consideration, the @Road board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger is fair to, and in the best interests of, @Road and its stockholders, and declared the merger to be advisable. The @Road board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinion of @Road's Financial Advisor Regarding the Merger (see page 55)

        On December 10, 2006, J.P. Morgan Securities Inc., financial advisor to @Road (referred to in this prospectus/proxy statement as "JPMorgan"), delivered to the @Road board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 10, 2006, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken set forth in its written opinion, the proposed merger consideration to be paid to the holders of the shares of @Road common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of @Road common stock. The full text of JPMorgan's opinion is attached to this proxy statement/prospectus as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. JPMorgan's opinion is directed to the @Road board of directors and does not constitute a recommendation to any stockholder as to how any stockholder should vote on, or take any action with respect to, the merger or any related matter.

@Road's Directors and Executive Officers Have Interests in the Merger (see page 61)

        In considering the recommendation of the @Road board of directors with respect to the merger, @Road stockholders should be aware that certain executive officers and directors of @Road have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of @Road stockholders generally. The @Road board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

What Is Needed to Complete the Merger (see page 10)

        Several conditions must be satisfied or waived before Trimble and @Road complete the merger, including those summarized below:

  •
  adoption of the merger agreement by the affirmative vote of holders of a majority of the shares of @Road common stock and preferred stock outstanding on the record date;

  •
  receipt of United States and applicable non-United States antitrust approvals;

  •
  receipt of all material authorizations or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity;

  •
  absence of any law, regulation or order making the merger illegal or otherwise prohibiting the merger;

  •
  the parties' respective representations and warranties contained in the merger agreement must be true and correct except as would not have a material adverse effect on such party, other than in the case of certain of representations and warranties of @Road, which must be true and correct in all material respects, or in the case of a certain other representations and warranties of @Road, which must be true and correct in all respects;

  •
  material compliance by each party with its covenants in the merger agreement; and

  •
  no event or circumstance that has or would reasonably be expected to have a material adverse effect with respect to either party (except, with respect to Trimble, in the circumstance that it elects to pay all of the merger consideration in cash).

        If the law permits, either @Road or Trimble could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. Shareholders of Trimble are not required to approve the merger, the issuance of shares of Trimble common stock in the merger or any matter relating to the merger, and, accordingly, Trimble will not hold a meeting of its shareholders in connection with the merger.

@Road is Prohibited from Soliciting Other Offers (see page 10)

        The merger agreement contains detailed provisions that prohibit @Road and its subsidiaries, and their officers and directors, from taking any action to solicit or engage in discussions or participate in negotiations with any person or group with respect to an acquisition proposal, as defined in the merger agreement, including an acquisition that would result in the person or group acquiring more than a 20% interest in @Road's total outstanding voting securities, a merger or other business combination involving @Road, a sale or license of more than 20% of @Road's assets or any liquidation or dissolution of @Road. @Road is also required to cause its advisors to comply with these restrictions. The merger agreement does not, however, prohibit @Road or its board of directors from considering and, in the event of a tender or exchange offer made directly to @Road stockholders, from potentially recommending, an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.

Change of Board Recommendation (see page 11)

        Subject to specified conditions, the board of directors of @Road may withdraw or modify its recommendation in support of the adoption of the merger agreement by @Road's stockholders. In the event that the board of directors of @Road withdraws or modifies its recommendation in a manner adverse to Trimble, @Road may be required to pay a termination fee of $17,360,000 to Trimble.

Trimble and @Road May Terminate the Merger Agreement under Specified Circumstances (see page 11)

        Under circumstances specified in the merger agreement, either Trimble or @Road may terminate the merger agreement. These circumstances generally include if:

  •
  Trimble and @Road mutually agree to terminate the merger agreement;

  •
  the merger is not completed by September 10, 2007, except that this right to terminate is not available to any party whose action or failure to act was a principal cause of or resulted in the failure of, the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;

  •
  a final, non-appealable order of a court or any governmental entity has the effect of permanently prohibiting completion of the merger, provided that the terminating party has used commercially reasonable efforts to prevent the occurrence of and cause the removal of such order;

  •
  the required approval of @Road stockholders has not been obtained at the special meeting, except that this right to terminate is not available to @Road if @Road's action or failure to act caused the failure to obtain the requisite vote and such action or failure to act constitutes a breach of the merger agreement;

  •
  there has occurred an event or circumstance that has or would reasonably be expected to have a material adverse effect on either party, that is not capable of being cured prior to September 10, 2007, or that is not cured prior to the earlier of September 10, 2007, and 20 days following receipt of written notice from the other party of such material adverse effect, except that this right to terminate is not available to @Road where Trimble elects to pay all of the merger consideration in cash; or

  •
  the other party breaches its representations, warranties or covenants in the merger agreement such that the conditions to completion of the merger regarding its representations, warranties or covenants would not be satisfied, subject to a 20-day cure period.

        Additionally, prior to the adoption of the merger agreement by the @Road stockholders, Trimble may terminate the merger agreement if the board of directors of @Road takes any of the actions in opposition to the merger described as a triggering event in the merger agreement. @Road may terminate the merger agreement and pay the termination fee to Trimble in order to enter into a definitive agreement with respect to an alternative acquisition under specified conditions.

@Road May Be Required to Pay a Termination Fee under Specified Circumstances (see page 11)

        If the merger agreement is terminated under specified circumstances, @Road may be required to pay a termination fee of $17,360,000 to Trimble.

Material United States Federal Income Tax Consequences of the Merger (see page 62)

        Generally, for U.S. federal income tax purposes, the receipt of the merger consideration for each share of @Road common stock pursuant to the merger will be a taxable transaction, and an @Road stockholder generally will recognize capital gain or loss equal to the difference between (a) the sum of the amount of cash consideration and the fair market value of Trimble common stock received by the stockholder pursuant to the merger and (b) the stockholder's adjusted tax basis in the shares of @Road common stock tendered in exchange therefor. @Road stockholders are urged to read the discussion in the section entitled "Proposal No. 1—The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 62 of this proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Accounting Treatment of the Merger

        In accordance with United States generally accepted accounting principles, Trimble will account for the merger under the purchase method of accounting for business combinations.

The Merger is Subject to Antitrust Laws

        Trimble and @Road are required to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, with the Antitrust Division of the United States Department of Justice, or the DOJ, and the United States Federal Trade Commission, or the FTC. Trimble and @Road filed the required notification and report forms on December 22, 2006 and requested early termination of the required waiting period. Reviewing agencies or governments or private persons may challenge the merger under antitrust or similar laws at any time before or after its completion.

Trimble Will List Shares of Trimble Common Stock on the Nasdaq Global Market

        If Trimble and @Road complete the merger, @Road stockholders will be able to trade the shares of Trimble common stock they receive in the merger on the Nasdaq Global Market (if Trimble elects to issue shares), subject to restrictions on affiliates of @Road described in the section entitled "Proposal No. 1—The Merger—Restrictions on Sales of Shares of Trimble Common Stock Received in the Merger" beginning on page 66 of this proxy statement/prospectus. If Trimble and @Road complete the merger, @Road stock will no longer be quoted on the Nasdaq Global Market or any other market or exchange.

Appraisal Rights (see page 12)

        To the extent holders of @Road common stock and @Road preferred stock do not wish to accept the consideration payable pursuant to the merger, such holders may seek, under Section 262 of the DGCL, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or the same as the amounts that holders of @Road common stock and @Road preferred stock are entitled to receive in connection with the merger. Failure to strictly comply with all the procedures required by Section 262 of the DGCL will result in a loss of the right to appraisal.

        Merely voting against the merger will not preserve the right of @Road stockholders to appraisal under Delaware law. Also, because a submitted proxy not marked "against" or "abstain" will be voted "FOR" the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights. @Road stockholders who hold shares in the name of a broker or other nominee must instruct their nominee to take the steps necessary to enable them to demand appraisal for their shares.

        Annex D to this proxy statement/prospectus contains the full text of Section 262 of the DGCL, which relates to the rights of appraisal. We encourage you to read these provisions carefully and in their entirety.

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF TRIMBLE

        The selected financial data as of December 30, 2005 and December 31, 2004 and for the years ended December 30, 2005, December 31, 2004 and January 2, 2004 are derived from Trimble's audited consolidated financial statements included in this proxy statement/prospectus. The selected financial data as of January 2, 2004, January 3, 2003 and December 28, 2001, and for the years ended January 3, 2003 and December 28, 2001 are derived from Trimble's audited consolidated financial statements not included or incorporated herein. The selected financial data as of September 29, 2006 and for the nine months ended September 29, 2006 and September 30, 2005 are derived from Trimble's unaudited condensed consolidated financial statements included in this proxy statement/prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Trimble considers necessary for a fair presentation of the financial position and the results of operations for these periods.

        The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Trimble's consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of future results. In particular, because the results of operations and financial condition related to Trimble's acquisitions are included in Trimble's Consolidated Statements of Income and Consolidated Balance Sheets data commencing on those respective acquisition dates, comparisons of Trimble's results of operations and financial condition for periods prior to and subsequent to those acquisitions are not indicative of future results.

	Fiscal Years Ended					Nine Months Ended
	December 30, 2005	December 31, 2004	January 2, 2004	January 3, 2003	December 28, 2001	September 29, 2006(1)	September 30, 2005
						(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Income:
Revenue	$774,913	$668,808	$540,903	$466,602	$475,292	$706,030	$588,092
Gross margin	$389,805	$324,810	$268,030	$234,432	$237,235	$345,309	$297,506
Gross margin percentage	50%	49%	50%	50%	50%	49%	51%
Income (loss) from continuing operations(2)	$84,855	$67,680	$38,485	$10,324	$(23,492)	$108,064	$101,964
Gain on disposal of discontinued operations (net of tax)	$—	$—	$—	$—	$613	$—	$—
Net income (loss)	$84,855	$67,680	$38,485	$10,324	$(22,879)	$79,673	$61,462
Per common share:
Income (loss) from continuing operations
Basic	$1.59	$1.32	$0.81	$0.24	$(0.63)	$1.45	$1.16
Diluted	$1.49	$1.23	$0.77	$0.24	$(0.63)	$1.38	$1.08
Gain on disposal of discontinued operations (net of tax)
Basic	$—	$—	$—	$—	$0.01	$—	$—
Diluted	$—	$—	$—	$—	$0.01	$—	$—
Net income (loss)
Basic	$1.59	$1.32	$0.81	$0.24	$(0.62)	$1.45	$1.16
Diluted	$1.49	$1.23	$0.77	$0.24	$(0.62)	$1.38	$1.08
Shares used in calculating basic earnings per share	53,216	51,163	47,505	42,860	37,091	54,809	53,017
Shares used in calculating diluted earnings per share	56,819	54,948	50,012	43,578	37,091	57,927	56,997
Cash dividends per share	$—	$—	$—	$—	$—	$—	$—
	As of
	December 30, 2005	December 31, 2004	January 2, 2004	January 3, 2003	December 28, 2001	As of September 29, 2006
Consolidated Balance Sheet Data:
Cash and cash equivalents	$73,863	$71,872	$45,416	$28,679	$31,078	$136,402
Total assets	$743,088	$653,978	$552,602	$447,704	$425,475	$913,039
Non-current portion of long term debt and other liabilities	$19,474	$38,226	$85,880	$114,051	$131,769	$27,999
Total stockholders' equity	$571,255	$472,161	$348,244	$201,351	$138,489	$708,924

(1)
In accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and "Statement of Financial Accounting Standards No. 148" ("SFAS 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," Trimble applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock option plans and stock purchase plan prior to fiscal 2006. Accordingly, Trimble did not recognize compensation cost for stock-based compensation prior to fiscal 2006. For periods subsequent to fiscal 2005, Trimble recognized expense related to stock-based compensation in accordance with SFAS 123(R)

(2)
Trimble has significant intangible assets on its Consolidated Balance Sheets that include goodwill and other purchased intangibles related to acquisitions. At the beginning of fiscal 2002, Trimble adopted Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations, and No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Application of the non-amortization provisions of SFAS 142 significantly reduced amortization expense of purchased intangibles and goodwill to approximately $8.3 million for the fiscal year 2002 from $29.4 million in fiscal year 2001.

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF @ROAD

        The selected historical consolidated financial data in the table below as of September 30, 2006 and for the nine months ended September 30, 2006 and September 30, 2005, were derived from @Road's unaudited consolidated financial statements contained in @Road's Form 10-Q for the quarterly period ended September 30, 2006. The data as of December 31, 2005 and 2004 and for the fiscal years ended December 31, 2005, December 31, 2004, and December 31, 2003, were derived from @Road's audited consolidated financial statements contained in @Road's Form 10-K for the year ended December 31, 2005, as amended. The data as of December 31, 2003, 2002 and 2001 and for the fiscal years ended December 31, 2002 and 2001 were derived from @Road's audited consolidated financial statements not otherwise included or incorporated by reference herein. Interim results for the nine months ended September 30, 2006 are not necessarily indicative of results to be expected for 2006 or any future period. This information should be read in conjunction with @Road's consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by @Road with the SEC which have been incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 155 of this proxy statement/prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2005(1)	2004	2003	2002	2001	2006	2005(1)
	(As Restated)						(As Restated)
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Total revenues	$92,856	$75,234	$63,363	$44,420	$27,450	$73,101	$65,587

(Loss) income from operations	(15,075)	7,693	971	(14,045)	(41,286)	(10,259)	(14,172)

Net income (loss)	27,911	9,221	1,662	(14,237)	(38,647)	(9,712)	25,610
Preferred stock dividends	(436)	—	—	—	—	(377)	(305)

Net income (loss) attributable to common stockholders	$27,475	$9,221	$1,622	$(14,237)	$(38,647)	$(10,089)	$25,305

Net income (loss) per share:
Basic	$0.46	$0.17	$0.03	$(0.31)	$(0.88)	$(0.16)	$0.42

Diluted	$0.45	$0.16	$0.03	$(0.31)	$(0.88)	$(0.16)	$0.41

Shares used in calculating net income (loss) per share:
Basic	59,928	54,296	49,978	46,134	43,892	61,484	59,571

Diluted	61,353	57,435	54,282	46,134	43,892	61,484	60,994

	As of December 31,					As of September 30,
	2005(1)	2004	2003	2002	2001	2006
	(As Restated)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$25,773	$14,494	$103,669	$35,659	$40,164	$17,015
Restricted and non-restricted short-term investments	77,643	103,222	2,000	2,241	2,216	77,458
Total assets	246,286	152,210	139,016	70,550	78,474	259,983
Redeemable preferred stock	8,184	—	—	—	—	8,556
Total stockholders' equity	$186,172	$124,836	$112,128	$50,167	$60,411	$181,222

(1)
On February 18, 2005, @Road completed the acquisition of Vidus Limited ("Vidus"). Financial information, including the results of operations, for Vidus is included from the date of acquisition. In addition, the consolidated financial statements for the nine months ended September 30, 2005 and as of and for the year ended December 31, 2005 have been restated as described in the footnotes to the respective financial statements contained in @Road's quarterly report on Form 10-Q for the quarterly period ended September 30, 2006 and annual report on Form 10-K for the year ended December 31, 2005, as amended, respectively.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following selected unaudited pro forma condensed combined financial information is based on the historical financial statements of Trimble and @Road after giving effect to the proposed merger between Trimble and @Road, the estimated additional borrowings under the proposed term loan and the proposed amended credit facility used to finance a portion of the merger consideration and the assumption and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.

        In the table below, we present pro forma condensed combined balance sheet information for Trimble and @Road as of September 29, 2006, as if the merger had been completed on September 29, 2006. We also present pro forma condensed combined statements of income information for Trimble and @Road for the fiscal year ended December 30, 2005 and the nine months ended September 29, 2006, as if the merger had been completed on January 1, 2005. The merger will be, and has been for purposes of the pro forma information, accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations."

        Trimble's 2005 fiscal year ended on December 30, 2005, while @Road's 2005 fiscal year ended on December 31, 2005. The selected unaudited pro forma condensed combined balance sheet data as of September 29, 2006 is based on the historical balance sheet of Trimble as of September 29, 2006 and of @Road as of September 30, 2006 and has been prepared to reflect the merger and the estimated additional borrowings under the proposed term loan and the proposed amended credit facility as if they had been consummated on September 29, 2006. The selected unaudited pro forma condensed combined statements of income data for the nine months ended September 29, 2006 combines the results of operations of Trimble for the nine months ended September 29, 2006 and of @Road for the nine months ended September 30, 2006 as though the merger and the estimated additional borrowings under the proposed amended credit facility had been consummated on January 1, 2005. The selected unaudited pro forma condensed combined statement of income data for the year ended December 30, 2005 combines the results of operations of Trimble for the year ended December 30, 2005 and of @Road for the year ended December 31, 2005 as if the merger and the estimated additional borrowings under the proposed term loan and the proposed amended credit facility had been consummated on January 1, 2005.

        The preliminary allocation of the purchase price used in the selected unaudited pro forma condensed combined financial data is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized prior to the consummation of the merger, will be revised as additional information becomes available upon consummation of the merger and finalization of the valuation of @Road's assets and liabilities. The final determination of the allocation of the purchase price will be based on the actual intangible assets, net tangible assets and in-process research and development of @Road existing as of the date of acquisition.

        The selected unaudited pro forma condensed combined financial data does not include the effects of restructuring certain activities affecting pre-merger Trimble or @Road operations. These restructuring liabilities, once determined, may be material and may include costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Liabilities related to restructuring @Road's operations will be recorded as an adjustment to the purchase price and will result in an increase in goodwill. Liabilities related to restructuring Trimble's operations will be recorded as expenses in Trimble's statement of income in the period that the costs are incurred. Trimble expects to be able to quantify estimated restructuring expenses upon completion of the merger or shortly thereafter.

        The selected unaudited pro forma condensed combined financial data is not intended to represent what Trimble's financial position or results of operations would actually have been if the merger had occurred on those dates. Since Trimble and @Road were not under common control or management for any period presented, the selected unaudited pro forma condensed combined financial data may not be comparable to, or indicative of, future performance. The selected unaudited pro forma condensed combined financial data does not include any adjustments for liabilities resulting from integration planning. Management of Trimble is in the process of assessing the costs associated with integration.

        The selected unaudited pro forma condensed combined financial data presents two scenarios, (Scenario I) Trimble acquires all of the outstanding common shares of @Road for $5.00 cash per share and issues $2.50 per share of the total merger consideration in the form of Trimble common stock and (Scenario II) Trimble acquires all of the outstanding common shares of @Road for $7.50 per share in cash.

        The purchase price is estimated as follows assuming a consummation date as of September 29, 2006 (in thousands, except per share data):

	Scenario I	Scenario II
Outstanding Common Shares of @Road	61,800	61,800
Preferred Shares of @Road	78	78
Options vested and in-the-money(1)	4,723	4,723
Cash consideration ($5.00 and $7.50 per share, respectively)	$321,595	$482,392
Common stock consideration ($2.50 and $0 per share, respectively)	160,797	—
Preferred Shares of @Road	15,900	15,900
Estimated merger costs(2)	7,000	7,000

Total estimated purchase price	$505,292	$505,292

(1)
Options vested and in-the-money do not include accelerated vesting of stock options resulting from @Road change in control agreements.

(2)
Estimated merger costs consist of legal, banking, accounting, and administrative fees.

        It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the merger had been completed on those dates. Furthermore, this information does not necessarily reflect future financial performance if the merger actually occurs.

        See "Trimble Navigation Limited and @Road, Inc. Unaudited Pro Forma Condensed Combined Financial Statements" attached to this proxy statement/prospectus for a more detailed explanation of this analysis.

	Trimble and @Road Pro Forma Nine Months Ended September 29, 2006		Trimble and @Road Pro Forma Twelve Months Ended December 30, 2005
	Scenario I	Scenario II	Scenario I	Scenario II
	(in thousands, except per share data)
Statement of Income Data:
Revenue	$768,308	$768,308	$847,827	$847,827
Income from continuing operations available to common shareholders	$55,953	$50,868	$51,703	$44,543
Income from continuing operations available to common shareholders per share—basic	$0.96	$0.93	$0.91	$0.84
Income from continuing operations available to common shareholders per share—diluted	$0.86	$0.82	$0.80	$0.73
Balance Sheet Data (September 29, 2006):
Cash	$135,582	$135,532
Accounts and notes receivable, net	$197,691	$197,691
Inventories, net	$132,599	$132,599
Plant, property, and equipment, net	$55,062	$55,062
Goodwill and intangibles, net	$759,141	$759,141
Other assets	$105,949	$105,999
Total Assets	$1,386,024	$1,386,024
Accounts payable	$51,273	$51,273
Accrued liabilities	$190,947	$190,947
Deferred revenue	$30,953	$30,953
Debt	$250,779	$411,576
Total liabilities	$523,953	$684,750
Total equity	$862,071	$701,274

COMPARATIVE PER SHARE DATA

        Set forth below are income from continuing operations available to common shareholders and book value per share data for Trimble and @Road on a historical basis and for Trimble on an unaudited pro forma combined basis.

        The pro forma data was derived by combining the historical consolidated financial information of Trimble and @Road using purchase accounting.

        The information below should be read in conjunction with the historical financial statements and related notes contained in the annual reports and other information that @Road has filed with the SEC and incorporated by reference and the historical financial statements of Trimble and the related notes contained in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 155. The unaudited pro forma condensed combined data below is for illustrative purposes only. The companies might have performed differently had they always been combined. This information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

			Trimble Pro Forma Combined Data
	Trimble Historical Data	@Road Historical Data(1)
			Scenario I	Scenario II
Income per share from continuing operations available to common shareholders—basic
Year ended December 30, 2005	$1.59	$0.46	$0.91	$0.84
Nine months ended September 29, 2006	$1.45	$(0.16)	$0.96	$0.93
Income per share from continuing operations available to common shareholders—diluted
Year ended December 30, 2005	$1.49	$0.45	$0.80	$0.73
Nine months ended September 29, 2006	$1.38	$(0.16)	$0.86	$0.82
Book value per share of common stock
As of December 30, 2005	$10.60	$3.04	$15.99	$13.01
As of September 29, 2006	$12.76	$2.93	$15.52	$12.62

(1)
Information as of and for the year ended December 31, 2005 is restated as described in the financial statements for such period included in @Road's annual report on Form 10-K for the year ended December 31, 2005, as amended.

COMPARATIVE PER SHARE MARKET PRICE DATA

        Trimble common stock trades on the Nasdaq Global Market, under the symbol "TRMB". @Road common stock trades on the Nasdaq Global Market under the symbol "ARDI". The table below sets forth, for the periods indicated, dividends and the range of high and low per share closing prices for Trimble common stock and @Road common stock as reported on the Nasdaq Global Market. For current price information, you should consult publicly available sources. For more information on Trimble's payment of dividends, see "—Trimble's Dividend Policies" below on this page.

	Trimble Common Stock		@Road Common Stock
	High	Low	High	Low
2004
First quarter	$28.78	$20.15	$16.82	$10.58
Second quarter	$29.50	$22.43	$13.55	$7.05
Third quarter	$32.16	$21.55	$7.55	$3.10
Fourth quarter	$34.45	$24.56	$6.91	$4.01
2005
First quarter	$38.24	$30.04	$6.65	$3.93
Second quarter	$41.11	$30.07	$4.00	$2.47
Third quarter	$44.55	$31.15	$4.85	$2.60
Fourth quarter	$37.96	$26.64	$5.74	$4.16
2006
First quarter	$45.30	$34.60	$5.65	$4.22
Second quarter	$49.86	$39.12	$5.88	$4.85
Third quarter	$52.40	$41.58	$5.96	$4.07
Fourth quarter (through December 20, 2006)	$52.94	$42.90	$7.24	$5.75

        As of December 20, 2006, there were 999 record holders of Trimble common stock and 108 record holders of @Road common stock.

        The above tables show only historical comparisons. These comparisons may not provide meaningful information to @Road stockholders in determining whether to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. @Road stockholders are urged to obtain current market quotations for Trimble and @Road common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to adopt the merger agreement. See the section entitled "Where You Can Find More Information" beginning on page 155 of this proxy statement/prospectus.

Trimble's Dividend Policy

        Trimble has not declared or paid any cash dividends on its common stock during any period for which financial information is provided in this proxy statement/prospectus. At this time, Trimble intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

        Under the existing terms of its credit facility, Trimble is allowed to pay dividends and repurchase shares of its common stock in any twelve (12) month period, in an aggregate amount equal to fifty percent (50%) of net income (plus to the extent deducted in determining net income for such period, non-cash expenses in respect of stock options) for the previous twelve month period. Also, Trimble is allowed to spend an additional $50 million to pay dividends and repurchase shares if it is in compliance with its fixed charge coverage ratio. Trimble is currently negotiating a new credit facility and term loan which are expected to have terms with respect to the payment of dividends which are at least as restrictive as the current facility.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results and performance; statements about Trimble's and @Road's plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "should," "may" or words of similar meaning. These statements include:

  •
  Trimble's belief that its cash and cash equivalents, together with its existing and anticipated credit facilities, will be sufficient to meet its anticipated operating cash needs for at least the next twelve months;

  •
  Trimble's ability to enter into an amendment to its existing credit facility and a new term loan;

  •
  Trimble's belief that it does not anticipate any material adverse effect on its consolidated financial position to its foreign exchange forward contracts utilizing its current hedging strategy;

  •
  Trimble's belief that individual segment revenues may be affected by seasonal buying patterns;

  •
  Trimble's belief that the development and introduction of its products are critical to its future success and Trimble's expectation to continue active development of new products;

  •
  Trimble's belief that its markets provide it with additional, substantial potential for substituting its technology for traditional methods;

  •
  Trimble's belief about the success of the combined company;

  •
  Trimble's anticipation that its tax rate in the fourth quarter of 2006 will be 36%, resulting in an annual tax rate of approximately 32%;

  •
  the forward-looking financial information summarized under the section "Opinion of @Road's Financial Advisor;" and

  •
  the pro forma financial information giving effect to the combination of Trimble and @Road and the estimates and assumptions contained therein.

        These forward-looking statements are based upon the current beliefs and expectations of Trimble's and @Road's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Trimble and @Road. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  those discussed and identified in public filings with the Securities and Exchange Commission made by Trimble and @Road;

  •
  the vote of @Road on the merger at the @Road special meeting;

  •
  the timing of the completion of the merger; and

  •
  the amount of expenses and other liabilities incurred or accrued between the date of the signing of the merger agreement and date of the closing of the merger.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Trimble or @Road or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Trimble and @Road undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

        Trimble and @Road will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company's control. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to Trimble and @Road or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Trimble and @Road as a combined company.

Risks Related to the Merger

Failure to complete the merger with Trimble could materially and adversely affect @Road's results of operations and @Road's stock price.

        Consummation of the merger is subject to customary closing conditions, including antitrust approvals and approval by @Road's stockholders. There can be no assurance that these conditions will be met or waived, that the necessary approvals will be obtained, or that @Road will be able to successfully consummate the merger as currently contemplated under the merger agreement or at all.

        If the merger is not consummated:

  •
  @Road will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the merger;

  •
  under some circumstances, @Road may have to pay a termination fee to Trimble in the amount of $17.36 million; see "The Merger Agreement—Payment of Termination Fee" beginning on page 88 of this proxy statement/prospectus;

  •
  any operational investments that @Road may delay due to the pending transaction would need to be made, potentially on an accelerated timeframe, which could then prove costly and more difficult to implement; and

  •
  the market price of @Road's common stock may decline to the extent that the current market price reflects a market belief that the merger will be completed.

        Additionally, the announcement of the pending merger may lead to uncertainty for @Road's employees and its customers and suppliers. This uncertainty may mean:

  •
  the attention of @Road's management and employees may be diverted from day-to-day operations;

  •
  @Road's customers and suppliers may seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing @Road's products as a result of the announcement of the merger; and

  •
  @Road's ability to attract new employees and retain existing employees may be harmed by uncertainties associated with the merger.

        The occurrence of any of these events individually or in combination could materially and adversely affect @Road's results of operations and stock price.

The combined company may not realize the benefits of the proposed merger because of integration and other challenges.

        The failure of the combined company to meet the challenges involved in integrating the operations of Trimble and @Road successfully or otherwise to realize any of the anticipated benefits of the merger could seriously harm the results of operations of the combined company. Realizing the benefits of the merger by the combined company will depend in part on the timely integration of technology, operations, and personnel. The integration of the companies will be a complex, time-consuming and expensive process that, even with proper planning and implementation, could significantly disrupt the businesses of Trimble and @Road. The challenges involved in this integration include the following:

  •
  combining product and service offerings;

  •
  coordinating research and development activities to enhance introduction of new products and services;

  •
  preserving customer, supplier and other important relationships of both Trimble and @Road and resolving potential conflicts that may arise;

  •
  minimizing the diversion of management attention from ongoing business concerns;

  •
  addressing differences in the business cultures of Trimble and @Road to maintain employee morale and retain key employees; and

  •
  coordinating and combining overseas operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance and local laws and regulations.

        The combined company may not successfully integrate the operations of Trimble and @Road in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, the combined company's ability to realize these benefits and synergies could be adversely affected by practical or legal constraints on its ability to combine operations.

The directors and executive officers of @Road have interests and arrangements that could affect their decision to support or approve the merger.

        When considering the @Road board of directors' recommendation that @Road stockholders vote in favor of the proposal to adopt the merger agreement, @Road stockholders should be aware that @Road's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of its stockholders generally. The directors have stock options to purchase @Road common stock that, under the terms of @Road's directors' stock option plan, provides them with accelerated vesting of their stock options upon completion of the merger. Upon a change of control, 50% of @Road's chief executive officer's unvested stock options will accelerate and he will continue to receive his monthly salary of $29,167 for a period of twelve months. In addition, @Road's chief executive officer's stock options will be fully accelerated and he will continue to receive his salary for a period of twelve months if his employment is terminated within the twelve-month period following the merger. Additionally, upon the occurrence of certain types of termination of employment after the merger, certain executive officers would be entitled to receive severance benefits, including a cash payment and accelerated vesting of a portion of their stock options.

        Finally, the directors and executive officers will receive continuing indemnification from the company surviving the merger and Trimble against liabilities after the merger is completed and Trimble has agreed to purchase director and officer insurance for the benefit of @Road's present and former directors and officers. All of the directors and executive officers of @Road and certain stockholders affiliated with two venture capital funds have entered into voting agreements with Trimble pursuant to which they agreed to vote their shares of @Road common stock, representing approximately 23.1% of all outstanding shares of @Road common stock as of the close of business on the record date for the special meeting, in favor of the proposal to adopt the merger agreement. For a more detailed description of the interests of @Road's directors and executive officers in the merger, please see the section entitled "Proposal No. 1—The Merger—Interests of @Road's Directors and Executive Officers in the Merger" beginning on page 61 of this proxy statement/prospectus.

Trimble and @Road may be unable to obtain the regulatory approvals required to complete the merger or, in order to do so, the combined company may be required to comply with material restrictions or conditions.

        Trimble and @Road may be unable to obtain the regulatory approvals required to complete the transaction or, in order to do so, the combined company may be required to comply with material restrictions or conditions. The merger is subject to review by the DOJ and the FTC, under the HSR Act. Trimble and @Road made filings under the HSR Act on December 22, 2006, and the statutory waiting period thereunder must expire or be terminated prior to completing the merger. Each of Trimble and @Road may receive a request for additional information and other documentary material from the DOJ or the FTC under the HSR Act in connection with the merger, which would extend the waiting period for the merger under the HSR Act until 30 days after both parties substantially comply with the request for additional information. In addition, the merger may be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. Any resulting delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.

        The reviewing authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Pursuant to the terms of the merger agreement, Trimble may refuse to complete the merger if governmental authorities impose any material restrictions or limitations on Trimble, @Road or their respective subsidiaries and their ability to conduct their respective businesses. Trimble and @Road also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company's operations.

        In addition, during or after the statutory waiting periods, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Trimble, @Road or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

Trimble and @Road expect to incur significant costs associated with the merger.

        Trimble estimates that it will incur direct transaction costs of approximately $7.0 million associated with the merger, which will be included as part of the total purchase price for financial accounting purposes. In addition, @Road estimates that it will incur direct transaction costs of approximately $7.0 million, which will be recognized as expenses as incurred. Trimble and @Road believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger and the integration of the two companies.

Stockholders will not know until five business days before the closing of the merger the number of shares of Trimble common stock, if any, that will be issued in the merger.

        In connection with the merger, you will be entitled to receive $5.00 in cash in respect of each share of @Road common stock that you own immediately prior to the merger plus an additional $2.50 in cash and/or Trimble common stock, no par value, the combination of such amount to be determined at the election of Trimble. Trimble has the right to make this stock election at any time prior to the date which is five business days prior to the date of the @Road stockholder meeting, provided that Trimble may revoke such election in the event of any postponement of the @Road stockholder meeting. If Trimble elects to issue stock, the number of shares of Trimble common stock that the @Road stockholders will receive will be determined based on the closing price average of Trimble common stock for the five most recent trading days that Trimble common stock has traded ending on the trading day which is six trading days prior to the date the merger is completed, as reported on the Nasdaq Global Market. This market price may vary from the closing price of Trimble common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to @Road stockholders and on the date of the @Road special meeting. Accordingly, in the event that Trimble exercises the option to deliver part of the merger consideration in the form of its common stock, the exact number of shares of Trimble common stock that you will be entitled to receive for each of your @Road shares will not be known until five business days before the closing of the merger.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Trimble's common stock following the merger.

        In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of Trimble following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to @Road's net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of that asset. These amortization and potential impairment charges could have a material impact on the combined company's results of operations.

In order to be successful, the combined company will need to retain and motivate key employees, which may be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

        In order to be successful, the combined company will need to retain and motivate executives and other key employees, including those in managerial and technical positions. Experienced management and technical personnel are in high demand and competition for their talents is intense. Employee retention may be a particularly challenging issue in connection with the merger. Employees of Trimble or @Road may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. In addition, a portion of @Road's employee stock options will be terminated upon the effective time of the merger. These circumstances may adversely affect the combined company's ability to attract and retain key management and technical personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger.

The market price of the shares of Trimble common stock may be affected by factors different from those affecting the shares of @Road common stock.

        Upon completion of the merger, holders of @Road common stock may become holders of Trimble common stock, if Trimble elects to issue Trimble common stock in exchange for @Road common stock. An investment in Trimble common stock has different risks than an investment in @Road common stock. Therefore, former holders of @Road common stock will be subject to different risks upon exchange of their shares of @Road common stock for Trimble common stock in the merger, if applicable, some of which are described below in the section entitled "—Risks Related to Trimble" beginning on page 27 of this proxy statement/prospectus. For a discussion of the businesses of Trimble and @Road, see the documents incorporated by reference into this document and referred to in the section entitled "Where You Can Find More Information" beginning on page 155 of this proxy statement/prospectus.

The combined company's net operating loss carryforwards may be limited as a result of the merger.

        @Road has net operating loss carryforwards and credit carryforwards for federal income tax purposes. Utilization of these net operating losses and credit carryforwards are dependent upon the combined company achieving profitable results following the merger. As a consequence of the merger, as well as earlier issuances of common stock consummated by both companies and business combinations by Trimble, utilization of the tax benefits of these carryforwards may be subject to limitations imposed by Section 382 of the Internal Revenue Code. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. At this time neither company has completed the analyses required to determine what portion, if any, of these carryforwards will have their availability restricted or eliminated by that provision following consummation of the merger. Accordingly, some portion or all of these carryforwards may not be available to offset any future taxable income.

Trimble's substantial debt could adversely affect its cash flow and prevent Trimble from fulfilling its obligations.

        Upon consummation of the merger Trimble expects to enter into a new credit agreement and/or term loan which will significantly increase its outstanding indebtedness and interest expense. Trimble's substantial debt could have important consequences, such as:

  •
  requiring Trimble to dedicate a substantial portion of its cash flow from operations and other capital resources to debt service, thereby reducing its ability to fund working capital, capital expenditures and other cash requirements;

  •
  increasing Trimble's vulnerability to adverse economic and industry conditions;

  •
  limiting Trimble's flexibility in planning for, or reacting to, changes and opportunities in, its industry, which may place us at a competitive disadvantage; and

  •
  limiting Trimble's ability to incur additional debt on acceptable terms, if at all.

Risks Related to Trimble

Trimble's inability to accurately predict orders and shipments may affect its revenue, expenses, and earnings per share.

        Trimble has not been able in the past to consistently predict when its customers will place orders and request shipments so that it cannot always accurately plan its manufacturing requirements. As a result, if orders and shipments differ from what Trimble predicts, Trimble may incur additional expenses and build excess inventory, which may require additional reserves and allowances. Any significant change in Trimble's customers' purchasing patterns could have a material adverse effect on its operating results and reported earnings per share for a particular quarter.

Trimble's operating results in each quarter may be affected by special conditions, such as seasonality, late quarter purchases, weather, and other potential issues.

        Due in part to the buying patterns of Trimble's customers, a significant portion of Trimble's quarterly revenues occurs from orders received and immediately shipped to customers in the last few weeks and days of each quarter, although its operating expenses tend to remain fairly predictable. Engineering and construction purchases tend to occur in early spring, and governmental agencies tend to utilize funds available at the end of the government's fiscal year for additional purchases at the end of Trimble's third fiscal quarter in September of each year. Concentrations of orders sometimes also occur at the end of Trimble's other two fiscal quarters. Additionally, a majority of Trimble's sales force earns commissions on a quarterly basis which may cause concentrations of orders at the end of any fiscal quarter. If for any reason expected sales are deferred, orders are not received, or shipments are delayed a few days at the end of a quarter, Trimble's operating results and reported earnings per share for that quarter could be significantly impacted.

Trimble is dependent on a specific manufacturer and assembler for many of its products and on specific suppliers of critical parts for its products.

        Trimble is substantially dependent upon Solectron Corporation in California, China and Mexico as its preferred manufacturing partner for many of its GPS products previously manufactured out of its Sunnyvale facilities. Under the agreement with Solectron, Trimble provides to Solectron a twelve-month product forecast and place purchase orders with Solectron at least thirty calendar days in advance of the scheduled delivery of products to Trimble's customers depending on production lead time. Although purchase orders placed with Solectron are cancelable, the terms of the agreement would require Trimble to purchase from Solectron all inventory not returnable or usable by other Solectron customers. Accordingly, if Trimble inaccurately forecasts demand for its products, Trimble may be unable to obtain adequate manufacturing capacity from Solectron to meet customers' delivery requirements or it may accumulate excess inventories, if such inventories are not usable by other Solectron customers. Trimble's current contract with Solectron continues in effect until either party gives the other ninety days written notice.

        In addition, Trimble relies on specific suppliers for a number of its critical components. Trimble has experienced shortages of components in the past. Its current reliance on specific or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing. Any inability to obtain adequate deliveries or any other circumstance that would require Trimble to seek alternative sources of supply or to manufacture such components internally could significantly delay Trimble's ability to ship its products, which could damage relationships with current and prospective customers and could harm Trimble's reputation and brand, and could have a material adverse effect on its business.

Trimble's annual and quarterly performance may fluctuate.

        Trimble's operating results have fluctuated and can be expected to continue to fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are beyond Trimble's control. Results in any period could be affected by:

  •
  changes in market demand,

  •
  competitive market conditions,

  •
  market acceptance of existing or new products,

  •
  fluctuations in foreign currency exchange rates,

  •
  the cost and availability of components,

  •
  Trimble's ability to manufacture and ship products,

  •
  the mix of Trimble's customer base and sales channels,

  •
  the mix of products sold,

  •
  Trimble's ability to expand its sales and marketing organization effectively,

  •
  Trimble's ability to attract and retain key technical and managerial employees,

  •
  the timing of shipments of products under contracts, and

  •
  general global economic conditions.

        In addition, demand for Trimble's products in any quarter or year may vary due to the seasonal buying patterns of Trimble's customers in the agricultural and engineering and construction industries. Due to the foregoing factors, Trimble's operating results in one or more future periods are expected to be subject to significant fluctuations. The price of its common stock could decline substantially in the event such fluctuations result in Trimble's financial performance being below the expectations of public market analysts and investors, which are based primarily on historical models that are not necessarily accurate representations of the future.

Trimble's gross margin is subject to fluctuation.

        Trimble's gross margin is affected by a number of factors, including product mix, product pricing, cost of components, foreign currency exchange rates and manufacturing costs. For example, sales of Nikon-branded products generally have lower gross margins as compared to its GPS survey products. Absent other factors, a shift in sales towards Nikon-branded products would lead to a reduction in Trimble's overall gross margins. A decline in gross margin could potentially negatively impact Trimble's earnings per share.

Failure to maintain effective internal controls in compliance with Section 404 of the Sarbanes-Oxley Act could have an adverse effect on Trimble's business and stock price.

        Section 404 of the Sarbanes-Oxley Act requires Trimble to include an internal control report of management in its Annual Report on Form 10-K. For fiscal 2004 and 2005 Trimble satisfied the requirements of Section 404, which requires annual management assessments of the effectiveness of Trimble's internal controls over financial reporting and a report by Trimble's independent auditors addressing these assessments.

        A system of controls, however well designed and operated, cannot provide absolute assurance that the objectives of the system will be met. In addition, the design of a control system is based in part upon certain assumptions about the likelihood of future events. Because of the inherent limitations of control systems, there is only reasonable assurance that Trimble's controls will succeed in achieving its stated goals under all potential future conditions.

Trimble is dependent on new products.

        Trimble's future revenue stream depends to a large degree on its ability to bring new products to market on a timely basis. Trimble must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance of such products. Trimble may incur problems in the future in innovating and introducing new products. Its development-stage products may not be successfully completed or, if developed, may not achieve significant customer acceptance. If Trimble was unable to successfully define, develop and introduce competitive new products, and enhance existing products, its future results of operations would be adversely affected. Development and manufacturing schedules for technology products are difficult to predict, and Trimble might not achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to Trimble's future success. A delay in new product introductions could have a significant impact on its results of operations.

Trimble is dependent on proprietary technology.

        Trimble's future success and competitive position is dependent upon its proprietary technology, and Trimble relies on patent, trade secret, trademark and copyright law to protect its intellectual property. The patents owned or licensed by Trimble may be invalidated, circumvented, and challenged. The rights granted under these patents may not provide competitive advantages to Trimble. Any of its pending or future patent applications may not be issued within the scope of the claims sought by Trimble, if at all.

        Others may develop technologies that are similar or superior to Trimble's technology, duplicate its technology or design around the patents owned by Trimble. In addition, effective copyright, patent and trade secret protection may be unavailable, limited or not applied for in certain countries. The steps taken by Trimble to protect its technology might not prevent the misappropriation of such technology.

        The value of Trimble's products relies substantially on Trimble's technical innovation in fields in which there are many current patent filings. Trimble recognizes that as new patents are issued or are brought to its attention by the holders of such patents, it may be necessary for Trimble to withdraw products from the market, take a license from such patent holders, or redesign its products. Trimble does not believe any of its products currently infringe patents or other proprietary rights of third parties, but Trimble cannot be certain they do not do so. In addition, the legal costs and engineering time required to safeguard intellectual property or to defend against litigation could become a significant expense of operations. Such events could have a material adverse effect on Trimble's revenues or profitability.

Trimble's products may contain errors or defects, which could result in damage to Trimble's reputation, lost revenues, diverted development resources and increased service costs, warranty claims and litigation.

        Trimble's devices are complex and must meet stringent requirements. Trimble warrants that its products will be free of defect for various periods of time, depending on the product. In addition, certain of Trimble's contracts include epidemic failure clauses. If invoked, these clauses may entitle the customer to return or obtain credits for products and inventory, or to cancel outstanding purchase orders even if the products themselves are not defective.

        Trimble must develop its products quickly to keep pace with the rapidly changing market, and Trimble has a history of frequently introducing new products. Products and services as sophisticated as Trimble's could contain undetected errors or defects, especially when first introduced or when new models or versions are released. In general, Trimble's products may not be free from errors or defects after commercial shipments have begun, which could result in damage to Trimble's reputation, lost revenues, diverted development resources, increased customer service and support costs and warranty claims and litigation which could harm Trimble's business, results of operations and financial condition.

Trimble is dependent on the availability of allocated bands within the Radio Frequency Spectrum.

        Trimble's GPS technology is dependent on the use of the Standard Positioning Service ("SPS") provided by the US Government's GPS. The GPS SPS operates in radio frequency bands that are globally allocated for radio navigation satellite services. International allocations of radio frequency are made by the International Telecommunications Union ("ITU"), a specialized technical agency of the United Nations. These allocations are further governed by radio regulations that have treaty status and which may be subject to modification every two to three years by the World Radio Communication Conference.

        Any ITU reallocation of radio frequency bands, including frequency band segmentation or sharing of spectrum, may materially and adversely affect the utility and reliability of Trimble's products. Many of Trimble's products use other radio frequency bands, together with the GPS signal, to provide enhanced GPS capabilities, such as real-time kinematic precision. The continuing availability of these non-GPS radio frequencies is essential to provide enhanced GPS products to Trimble's precision survey and construction machine controls markets. Any regulatory changes in spectrum allocation or in allowable operating conditions may cause a material adverse effect on Trimble's operating results.

        In addition, unwanted emissions from mobile satellite services and other equipment operating in adjacent frequency bands or in-band from licensed and unlicensed devices may materially and adversely affect the utility and reliability of Trimble's products. The FCC continually receives proposals for novel technologies and services, such as ultra-wideband technologies, which may seek to operate in, or across, the radio frequency bands currently used by the GPS SPS and other public safety services. Adverse decisions by the FCC that result in harmful interference to the delivery of the GPS SPS and other radio frequency spectrum also used in Trimble's products may result in a material adverse effect on its business and financial condition.

Many of Trimble's products rely on the GPS satellite system.

        The GPS satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites currently in orbit were originally designed to have lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. However, of the current deployment of 29 satellites in place, some have already been in operation for 12 years. To repair damaged or malfunctioning satellites is currently not economically feasible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. A reduction in the number of operating satellites may impair the current utility of the GPS system and the growth of current and additional market opportunities.

        In 2004, a Presidential policy affirmed a 1996 Presidential Decision Directive that marked the first time in the evolution of GPS that access for civilian use free of direct user fees. In addition, Presidential policy has been complemented by corresponding legislation, that was signed into law. However, there can be no assurance that the US Government will remain committed to the operation and maintenance of GPS satellites over a long period, or that the policies of the US Government for the use of GPS without charge will remain unchanged. Because of ever-increasing commercial applications of GPS, other US Government agencies may become involved in the administration or the regulation of the use of GPS signals. Any of the foregoing factors could affect the willingness of buyers of Trimble's products to select GPS-based systems instead of products based on competing technologies. Many of Trimble's products also use signals from systems that augment GPS, such as the Wide Area Augmentation System (WAAS) and National Differential GPS System (NDGPS). Many of these augmentation systems are operated by the federal government and rely on continued funding and maintenance of these systems. In addition, some of Trimble's products also use satellite signals from the Russian Glonass system. Any curtailment of the operating capability of these systems could result in decreased user capability thereby impacting Trimble's markets.

        The European governments have begun development of an independent satellite navigation system, known as Galileo. Trimble has access to the preliminary signal design, which is subject to change. Although an operational Galileo system is several years away, if Trimble is unable to develop a timely commercial product, it may have a materially adverse effect on Trimble's business and operating results.

Trimble may be materially affected by new regulatory requirements.

        Trimble is subject to various federal, state and local environmental laws and regulations that govern its operations, including the handling and disposal of non-hazardous and hazardous wastes, and emissions and discharges into the environment. Failure to comply with such laws and regulations could result in costs for corrective action, penalties, or the imposition of other liabilities.

        In particular, under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties impacted by such contamination. In addition, Trimble faces increasing complexity in its product design and procurement operations as Trimble adjusts to new and upcoming requirements relating to the materials composition of many of its products. The European Union ("EU") has adopted new directives to facilitate the recycling of electrical and electronic equipment sold in the EU. One of these is the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment ("RoHS") directive. The RoHS directive restricts the use of lead, mercury and certain other substances in electrical and electronic products placed on the market in the European Union after July 1, 2006.

        Similar laws and regulations have been or may be enacted in other regions, including in the United States, China and Japan. Other environmental regulations may require Trimble to reengineer its products to utilize components which are more environmentally compatible and such reengineering and component substitution may result in additional costs to Trimble. Although Trimble does not anticipate any material adverse effects based on the nature of its operations and the effect of such laws, there is no assurance that such existing laws or future laws will not have a material adverse effect on Trimble's business.

Trimble's business is subject to disruptions and uncertainties caused by war or terrorism.

        Acts of war or acts of terrorism could have a material adverse impact on Trimble's business, operating results, and financial condition. The threat of terrorism and war and heightened security and military response to this threat, or any future acts of terrorism, may cause further disruption to Trimble's economy and create further uncertainties. To the extent that such disruptions or uncertainties result in delays or cancellations of orders, or the manufacture or shipment of its products, Trimble's business, operating results, and financial condition could be materially and adversely affected.

Trimble is exposed to fluctuations in currency exchange rates.

        A significant portion of Trimble's business is conducted outside the US, and as such, Trimble faces exposure to movements in non-US currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on Trimble's financial results and cash flows. Fluctuation in currency impacts Trimble's operating results.

        Currently, Trimble hedges only those currency exposures associated with certain assets and liabilities denominated in non-functional currencies. The hedging activities undertaken by Trimble are intended to offset the impact of currency fluctuations on certain non-functional currency assets and liabilities. Trimble's attempts to hedge against these risks may not be successful resulting in an adverse impact on its net income.

Trimble faces risks in investing in and integrating new acquisitions.

        Trimble has recently acquired several companies and may in the future acquire other companies which may or may not be significant in size. At any given time, as part of its acquisition strategy Trimble may enter into letters of intent or other similar arrangements to acquire companies. Entry into letters of intent does not necessarily mean that an acquisition will be consummated. Trimble currently has letters of intent outstanding with respect to acquisitions which in the aggregate are not expected to be significant to Trimble's consolidated financial position. Acquisitions of companies, divisions of companies, or products entail numerous risks, including:

  •
  potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;

  •
  diversion of management's attention;

  •
  loss of key employees of acquired operations;

  •
  the difficulty of assimilating geographically dispersed operations and personnel of the acquired companies;

  •
  the potential disruption of Trimble's ongoing business;

  •
  unanticipated expenses related to such integration;

  •
  the incorrect assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

  •
  the inability to attain anticipated cost synergies;

  •
  the impairment of relationships with employees and customers of either an acquired company or Trimble's own business;

  •
  the potential unknown liabilities associated with an acquired business; and

  •
  inability to recover strategic investments in development stage entities.

        As a result of such acquisitions, Trimble has significant assets that include goodwill and other purchased intangibles. The testing of these intangibles under established accounting guidelines for impairment requires significant use of judgment and assumptions. Changes in business conditions could require adjustments to the valuation of these assets. In addition, losses incurred by a company in which Trimble has an investment may have a direct impact on its financial statements or could result in its having to write-down the value of such investment. Any such problems in integration or adjustments to the value of the assets acquired could harm Trimble's growth strategy and have a material adverse effect on its business, financial condition and compliance with debt covenants.

Trimble may not be able to enter into or maintain important alliances.

        Trimble believes that in certain business opportunities its success will depend on its ability to form and maintain alliances with industry participants, such as Caterpillar, Nikon, and CNH Global. Trimble's failure to form and maintain such alliances, or the pre-emption of such alliances by actions of other competitors or Trimble, will adversely affect Trimble's ability to penetrate emerging markets. No assurances can be given that Trimble will not experience problems from current or future alliances or that Trimble will realize value from any such strategic alliances.

Trimble faces competition in its markets.

        Trimble's markets are highly competitive and Trimble expects that both direct and indirect competition will increase in the future. Trimble's overall competitive position depends on a number of factors including the price, quality and performance of its products, the level of customer service, the development of new technology and its ability to participate in emerging markets. Within each of its markets, Trimble encounters direct competition from other GPS, optical and laser suppliers and competition may intensify from various larger US and non-US competitors and new market entrants, particularly from emerging markets such as China and India, some of which may be Trimble's current customers. The competition in the future may, in some cases, result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect Trimble's business, operating results and financial condition. Trimble believes that its ability to compete successfully in the future against existing and additional competitors will depend largely on its ability to execute its strategy to provide systems and products with significantly differentiated features compared to currently available products. Trimble may not be able to implement this strategy successfully, and its products may not be competitive with other technologies or products that may be developed by Trimble's competitors, many of whom have significantly greater financial, technical, manufacturing, marketing, sales and other resources than Trimble does.

Trimble must carefully manage its future growth.

        Growth in Trimble's sales or continued expansion in the scope of its operations could strain its current management, financial, manufacturing and other resources, and may require Trimble to implement and improve a variety of operating, financial and other systems, procedures, and controls. Trimble has recently implemented a new enterprise resource planning software system and may experience problems in its financial and order management processing as a result of new procedures. Problems associated with any improvement or expansion of these systems, procedures or controls may adversely affect Trimble's operations and these systems, procedures or controls may not be designed, implemented or improved in a cost-effective and timely manner. Any failure to implement, improve and expand such systems, procedures, and controls in a timely and efficient manner could harm Trimble's growth strategy and adversely affect its financial condition and ability to achieve its business objectives.

Trimble is subject to the impact of governmental and other similar certifications.

        Trimble markets certain products that are subject to governmental and similar certifications before they can be sold. For example, CE certification for radiated emissions is required for most GPS receiver and data communications products sold in the European Union. An inability to obtain such certifications in a timely manner could have an adverse effect on Trimble's operating results. Also, Trimble's products that use integrated radio communication technology require product type certification and some Trimble products require an end user to obtain licensing from the Federal Communications Commission (FCC) for frequency-band usage. These are secondary licenses that are subject to certain restrictions. An inability or delay in obtaining such certifications or changes to the rules by the FCC could adversely affect Trimble's ability to bring its products to market which could harm its customer relationships and have a material adverse effect on its business.

Trimble is subject to the adverse impact of radio frequency congestion.

        Trimble has certain products, such as GPS RTK systems, and surveying and mapping systems that use integrated radio communication technology requiring access to available radio frequencies allocated by the FCC (or the NTIA in the case of federal government users of this equipment) for which the end user is required to obtain a license in order to operate its equipment. In addition, access to these frequencies by state agencies is under management by state radio communications coordinators. Some bands are experiencing congestion that excludes their availability for access by state agencies in some states. To reduce congestion, the FCC announced that it will require migration of radio technology from wideband to narrowband operations in these bands. The rules require migration of users to narrowband channels by 2011. In the meantime congestion could cause FCC coordinators to restrict or refuse licenses. An inability to obtain access to these radio frequencies by end users could have an adverse effect on Trimble's operating results.

The volatility of Trimble's stock price could adversely affect your investment in Trimble's common stock.

        The market price of Trimble's common stock has been, and may continue to be, highly volatile. During the third fiscal quarter of 2006, Trimble's stock price ranged from $41.58 to $52.40. Trimble believes that a variety of factors could cause the price of its common stock to fluctuate, perhaps substantially, including:

  •
  announcements and rumors of developments relating to Trimble's business or the industry in which it competes;

  •
  quarterly fluctuations in Trimble's actual or anticipated operating results and order levels;

  •
  general conditions in the worldwide economy, including fluctuations in interest rates;

  •
  announcements of technological innovations;

  •
  acquisition announcements;

  •
  new products or product enhancements by Trimble or its competitors;

  •
  developments in patents or other intellectual property rights and litigation;

  •
  developments in Trimble's relationships with its customers and suppliers; and

  •
  any significant acts of terrorism against the United States.

        In addition, in recent years the stock market in general and the markets for shares of "high-tech" companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of Trimble's common stock, and the market price of its common stock may decline.

Provisions in Trimble's charter documents and under California law could prevent or delay a Change of Control, which could reduce the market price of its common stock.

        Certain provisions of Trimble's articles of incorporation, as amended and restated, its bylaws, as amended and restated, and the California General Corporation Law may be deemed to have an anti-takeover effect and could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of Trimble without approval of its board of directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of Trimble's common stock. Certain provisions allow the board of directors to authorize the issuance of preferred stock with rights superior to those of the common stock.

        Trimble has adopted a Preferred Shares Rights Agreement, commonly known as a "poison pill." The provisions described above, Trimble's poison pill and provisions of the California General Corporation Law may discourage, delay or prevent a third party from acquiring Trimble.

Risks Related to @Road

@Road's business is changing as a greater proportion of its business is coming from larger customers with complex requirements. As a result, @Road's revenues may be less predictable than its historic installed base business.

        Larger customers tend to require new features or functionality beyond what is already generally available in @Road's solutions, integration of its solutions with existing systems, or other special terms or conditions. Often, considerable work is required in order to develop such special features, to integrate @Road's solutions with a customer's existing systems or to comply with other special conditions. @Road may not be able to recognize all or a portion of the revenue related to a customer until @Road has completed development of the required new features, completed the integration of its solutions with the customer's existing systems or complied with other required special conditions. If @Road does not recognize revenue when anticipated, total revenues would be negatively impacted and @Road's financial results would be harmed.

An increasing portion of @Road's revenue is attributable to larger customer contracts, and as a result, @Road's financial results may be harmed by special circumstances related to one or a few of these large customer contracts.

        In recent periods, an increasing portion of @Road's revenue has been attributable to larger customer contracts which may require complicated development or implementation on @Road's part before the customer accepts its products or solutions and @Road is able to recognize some or all of the revenue associated with such customer. If @Road fails to deploy its solutions or to complete necessary development work as and when required, or if it loses all or a portion of its business with any large customer, @Road's financial results would be negatively impacted.

A substantial portion of @Road's revenue is attributable to a small number of customers, the loss of any one of which would harm @Road's financial results.

        For the three and nine months ended September 30, 2006, three of @Road's customers represented, in the aggregate, approximately 33% and 34%, respectively, of @Road's total revenues. Approximately 16% of @Road's total revenues for the three and nine months ended September 30, 2006, were attributable to one customer, AT&T Inc. The loss of a significant volume of business from any of these customers could be expected to result in a material decrease in @Road's total revenue and could negatively impact its financial results.

On February 18, 2005, @Road acquired @Road, Ltd. If the value of @Road, Ltd.'s goodwill and or intangibles becomes impaired, @Road may be required to incur significant costs that would adversely affect @Road's financial results.

        On February 18, 2005, @Road acquired @Road, Ltd. (formerly "Vidus Limited"). Under the purchase method of accounting, the combined company allocated the total estimated purchase price of $46.3 million to @Road, Ltd.'s tangible assets, purchased technology and other intangible assets and liabilities assumed based on their fair values as of the date of completion of the acquisition, and recorded the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the acquisition. In addition, to the extent the value of goodwill and or intangibles becomes impaired, the combined company may be required to incur material charges relating to the impairment of these assets. Any potential impairment charge could have a material impact on the combined company's results of operations and could have a material adverse effect on the market value of @Road's common stock.

If wireless communications providers on which @Road depends for services decide to adopt new wireless technologies, or abandon or do not continue to expand their wireless networks, @Road's operations may be disrupted, it may lose customers, and its revenues could decrease.

        Currently, @Road's solutions function on a variety of wireless networks. These cover only portions of the United States, Europe and Canada. @Road recently completed a costly and time consuming migration from a now discontinued wireless network, to other wireless networks, after wireless communications providers abandoned the now discontinued wireless networks in favor of newer technology. If wireless communications providers abandon the protocols upon which @Road's solutions now function in favor of other types of wireless technology, @Road may not be able to provide services to its customers, or it may be forced to incur considerable costs in order to adapt its solutions to new protocols. In addition, if cellular carriers do not expand their coverage areas, @Road will be unable to meet the needs of customers who may wish to use its services outside the current cellular coverage area.

Any material weakness or significant deficiency identified in @Road's internal controls could have an adverse effect on its business.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their internal control structure and procedures for financial reporting. As part of @Road's first quarter 2005 and fourth quarter 2005 closing processes and assessments of internal control over @Road's financial reporting, @Road identified two internal control deficiencies that constituted material weaknesses. The first material weakness concerned @Road's interpretation and implementation of various complex accounting principles in the area of non-recurring transactions, and the second concerned its calculation and timely review of the annual tax provision for 2005. There can be no assurance that there will not be other material weaknesses that would be required to be reported in the future. In addition, @Road expects the evaluation process and any required remediation, if applicable, could increase its accounting, legal and other costs, and may divert management resources from other business objectives and concerns.

@Road's stock price is volatile, which may cause its stockholders to lose money and could lead to costly litigation against @Road that could divert its resources.

        From time to time, stock markets experience dramatic price and volume fluctuations, particularly for shares of technology companies. These fluctuations can be unrelated to the operating performance of these companies. Broad market fluctuations may reduce the market price of @Road's common stock and cause its stockholders to lose some or all of their investment. These fluctuations may be exaggerated if the trading volume of @Road's common stock is low. In addition, due to the technology-intensive nature and growth rate of @Road's business and the MRM market, the market price of @Road's common stock may rise and fall in response to:

  •
  quarterly variations in operating results;

  •
  failure to achieve operating results anticipated by securities analysts and investors;

  •
  changes in estimates of @Road's financial performance or changes in recommendations by securities analysts;

  •
  announcements of technological or competitive developments;

  •
  the gain or loss of a significant customer or order;

  •
  disposition of shares of @Road's common stock held by large investors; and

  •
  acquisitions or strategic alliances by @Road or its competitors.

        When the market price of a company's stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against @Road could cause it to incur substantial costs and could divert the time and attention of its management and other resources from @Road's business.

@Road faces competition from internal development teams of potential customers and from existing and potential competitors, and if @Road fails to compete effectively, its ability to acquire new customers could decrease, its revenues would decline and its business would suffer.

        The market for MRM solutions is competitive and is expected to become even more competitive in the future. If @Road does not compete effectively, competition could harm its business and limit its ability to acquire new customers and grow revenues, which in turn could result in a loss of market share and decline in revenues. @Road believes that its solutions face competition from a number of business productivity solutions, including:

  •
  solutions developed internally by @Road's prospective customers' information technology staff, particularly by large customer prospects;

  •
  discrete means of communication with mobile workers, such as pagers, two-way radios, handheld devices and cellular telephones;

  •
  solutions targeted at specific vertical markets, such as a service offered by Qualcomm that monitors assets in the long-haul transportation sector;

  •
  solutions designed to help companies schedule and route their mobile workers; and

  •
  solutions offered by smaller market entrants, many of which are privately held and operate on a regional basis.

        In addition, @Road believes that its solutions face competition from manufacturing companies that seek to enter the mobile resource management market.

        @Road may also face competition from its current and potential alliances, such as wireless carriers, that may develop their own solutions, develop solutions with captive and other suppliers or support the marketing of solutions of other competitors.

        @Road also faces numerous challenges associated with overcoming the following competitive factors:

  •
  Size and resources.  Many of @Road's current and potential competitors have access to substantially greater financial, marketing, distribution, engineering and manufacturing resources than @Road does, which may enable them to react more effectively to new market opportunities and customer requirements. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer more attractive terms than @Road can.

  •
  Name recognition.  Many of @Road's current and potential competitors have greater name recognition and market presence than @Road does, which may allow them to more effectively market and sell solutions to @Road's current and potential customers.

  •
  Limits of product and service offerings.  Although @Road offers a broad range of mobile resource management solutions, a customer prospect may require functionality that @Road does not offer, which may enable current and potential competitors to exploit the areas in which @Road does not develop solutions.

  •
  Customer relationships.  Many of @Road's current and potential competitors have pre-existing relationships with @Road's large customer prospects, which may allow them to more effectively market and sell competitive MRM solutions.

As @Road seeks to serve larger customers, it faces competition from businesses with greater financial resources, and it may be unable to compete effectively with these businesses.

        The existing market is competitive. Competition is particularly vigorous for larger customers, which is a customer segment @Road has worked to serve. @Road expects competition to increase further as companies develop new products and/or modify their existing products to compete directly with @Road's. In addition, competitors may reduce prices to customers and seek to obtain @Road's customers through cost-cutting and other measures. To the extent these companies compete effectively with @Road, its business could be adversely affected by extended sales cycles, fewer sales, and lower prices, revenue and margins.

Under the terms of @Road's customer contracts for its hosted solutions, once the contract period expires, a customer may terminate @Road's services with little or no notice.

        @Road's customer contracts for its hosted solutions typically provide for a contract period of one, two or three years. Under the terms of a typical contract, a customer will often be subject to a termination fee if it chooses to terminate the contract before the contract period expires. Once the contract period has expired, and unless a customer has executed a new contract, the terms of the contract will remain in force on a month-to-month basis, allowing the customer to terminate the contract by giving very short notice and without incurring any termination fee. The termination of a significant number of customer contracts or customer contracts providing a material portion of @Road's revenues could cause its business to suffer and adversely affect its financial results.

@Road's business is subject to the risks associated with international operations.

        @Road has operations in India and recently began offering its products and services in the United Kingdom and Europe. A significant portion of @Road's revenue is derived from international operations. @Road has limited experience operating in these foreign jurisdictions. As a result, its operating results and financial condition could be significantly affected by risks associated with international activities, including economic and labor conditions, political instability, tax laws (including United States taxes on foreign subsidiaries), the enactment of new laws affecting @Road's activities, government regulation of its activities, and changes in the value of the United States dollar relative to the local currency in which its products are sold and its goods and services are purchased.

@Road's quarterly operating results are subject to fluctuations, and its stock price may decline if it does not meet the expectations of investors and analysts.

        @Road's quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside its control. These factors include, but are not limited to:

  •
  changes in the market for MRM solutions;

  •
  delays in market acceptance or implementation of @Road's solutions by customers;

  •
  changes in length of sales cycles of, or demand by, @Road's customers for existing and additional solutions;

  •
  changes in the productivity of @Road's distribution channels;

  •
  introduction of new solutions by @Road or its competitors;

  •
  changes in @Road's pricing policies or those of @Road's competitors or suppliers;

  •
  changes in @Road's mix of sources of revenues;

  •
  general economic and political conditions;

  •
  wireless networks, positioning systems and Internet infrastructure owned and controlled by others; and

  •
  any need to migrate to new wireless networks, which could cause @Road's solutions to be incompatible with new wireless networks or become out of date.

        @Road's expense levels are based, in part, on its expectation of future revenues. Additionally, a substantial portion of its expenses is relatively fixed. As a result, any shortfall in revenues relative to its expectations could cause significant changes in its operating results from quarter to quarter. @Road believes period-to-period comparisons of its revenue levels and operating results are not meaningful. You should not rely on @Road's quarterly revenues and operating results to predict its future performance. @Road's operating results have been, and in some future quarters its operating results may be, below the expectations of public market analysts and investors and, as a result, the price of @Road's common stock may fall.

@Road's success depends upon its ability to develop new solutions and enhance its existing solutions. If @Road cannot deliver the features and functionality its customers demand, it will be unable to retain or attract new customers.

        If @Road is unable to develop new solutions, enhance and improve its solutions successfully in a timely manner, or position and/or price its solutions to meet market demand, @Road may not attract new customers, existing customers may not expand their use of its solutions, and its business and operating results will be adversely affected. If @Road's enhancements to existing solutions do not deliver the functionality that its customer base demands, its customers may choose not to renew their agreements with @Road when they reach the end of their initial contract periods, and its business and operating results will be adversely affected. If @Road cannot effectively deploy, maintain and enhance its solutions, its revenues may decrease, @Road may not be able to recover its costs, and its competitive position may be harmed.

If one or more of the agreements @Road has with wireless communications providers is terminated and as a result, it is unable to offer its solutions to customers within a wireless communications provider's coverage area, @Road may be unable to deliver its solutions, it may lose customers, and its revenues could decrease.

        @Road's existing agreements with wireless communications providers may, in some cases be terminated immediately upon the occurrence of certain conditions or with prior written notice. If one or more of @Road's wireless communications providers decides to terminate or not to renew its contract with @Road, @Road may incur additional costs relating to obtaining alternate coverage from another wireless communications provider outside of its primary coverage area, or @Road may be unable to replace the coverage at all, causing a complete loss of services to its customers in that coverage area.

@Road has a history of losses and may not achieve profitability in the future.

        @Road has incurred a net loss in each of the first three quarters of the 2006 fiscal year and may not achieve profitability in the future. As of September 30, 2006, @Road had an accumulated deficit of approximately $88.8 million. To achieve profitability, @Road will need to generate significant revenues to offset its cost of revenues and its sales and marketing, research and development and general and administrative expenses. @Road may not achieve or sustain its revenue or profit goals and may incur losses in the future. Changes such as increases in its pricing for solutions or the pricing of competing solutions may harm its ability to increase sales of its solutions to new and existing customers. If @Road is not able to expand its customer base and increase its revenue from new and existing customers, it may be unprofitable.

@Road may establish alliances or acquire technologies or companies in the future, which could result in the dilution of its stockholders and disruption of its business, which could reduce its revenues or increase its costs.

        @Road is continually evaluating business alliances and external investments in technologies related to its business. Acquisitions of companies, divisions of companies, businesses or products and strategic alliances entail numerous risks, any of which could materially harm @Road's business in several ways, including:

  •
  diversion of management's attention from @Road's core business objectives and other business concerns;

  •
  failure to integrate efficiently businesses or technologies acquired in the future with @Road's pre-existing business or technologies;

  •
  potential loss of key employees from either @Road's pre-existing business or the acquired business;

  •
  dilution of @Road's existing stockholders as a result of issuing equity securities; and

  •
  assumption of liabilities of the acquired company.

        Some or all of these problems may result from current or future alliances, acquisitions or investments. Furthermore, @Road may not realize any value from these alliances, acquisitions or investments.

@Road depends on a limited number of third parties to manufacture and supply certain components of its solutions.

        @Road relies on a limited number of sole suppliers for certain components of its solutions. @Road does not have long-term agreements with these suppliers. If these parties do not perform their obligations, or if they cease to supply the components needed for its solutions, @Road may be unable to find other suppliers and its business would be seriously harmed. @Road cannot be sure that alternative sources for these components will be available when needed, or if available, that these components will be available on commercially reasonable terms. These sole suppliers include Motorola, which supplies microcontrollers for use in @Road's Internet Location Manager and Micronet, which supplies @Road's internet data terminal.

        It is @Road's practice to attempt to maintain no more than a three to nine month supply of microcontrollers, internet data terminal devices and other components and devices needed for its solutions. Although @Road believes that it has sufficient quantities of such components and devices to last the next three to nine months, if its agreements with these or other suppliers and manufacturers are terminated or expire, if it is unable to obtain sufficient quantities of these products or components critical for its solutions, if the quality of these products or components is inadequate, or if the terms for supply of these products or components become commercially unreasonable, @Road's search for additional or alternate suppliers and manufacturers could result in significant delays, added expense and its inability to maintain or expand its customer base. Any of these events could require @Road to take unforeseen actions or devote additional resources to provide its products and services and could harm its ability to compete effectively.

A disruption of @Road's services or of its software applications due to accidental or intentional security breaches may harm its reputation, cause a loss of revenues and increase its expenses.

        Unauthorized access, computer viruses and other accidental or intentional actions could disrupt @Road's information systems or communications networks or could adversely impact the functionality and security of its software products. @Road expects to incur significant costs to protect against the threat of security breaches and to alleviate problems caused by any breaches. Currently, the wireless transmission of @Road's customers' proprietary information is not protected by encryption technology. If a third party were to misappropriate its customers' proprietary information or adversely impact the operations of its customers, @Road could be subject to claims, litigation or other potential liabilities that could seriously harm @Road's revenues and result in the loss of customers.

System or network failures could reduce @Road's sales, increase costs or result in liability claims.

        Any disruption to @Road's services, information systems or communications networks or those of third parties could result in the inability of its customers to receive its services for an indeterminate period of time. @Road's hosted solutions and related operations depend upon its ability to maintain and protect its computer systems at data centers located in Ashburn, Virginia and Redwood City, California, and its network operations center in Fremont, California. The facilities in California are in or near earthquake fault zones. @Road's services may not function properly and @Road may not be able to adequately support and maintain its software products if its systems fail, if there is an interruption in the supply of power, or if there is an earthquake, fire, flood or other natural disaster, or an act of war or terrorism. Within each of its data centers, @Road has fully redundant systems; however, in the event of a system or network failure, the process of shifting access to customer data from one data center to the other would be performed manually, and could result in a further disruption to its services and its ability to adequately support and maintain its software products. Any disruption to @Road's services could cause it to lose customers or revenue, or face litigation, customer service or repair work that would involve substantial costs and could distract management from operating its business.

@Road's success and ability to compete depend upon its ability to secure and protect patents, trademarks and other proprietary rights.

        @Road's success and ability to compete depend on its ability to protect its proprietary rights to the technologies used to implement and operate its solutions in the United States, the United Kingdom, Australia and in other countries. In the event that a third party breaches the confidentiality provisions or other obligations in one or more of @Road's agreements or misappropriates or infringes its intellectual property rights or the intellectual property rights licensed to @Road by third parties, its business could be seriously harmed. To protect its proprietary rights, @Road relies on a combination of trade secrets, confidentiality and other contractual provisions and agreements, and patent, copyright and trademark laws, which afford @Road only limited protection. Third parties may independently discover or invent competing technologies or reverse engineer @Road's trade secrets, software or other technology. Furthermore, laws in some foreign countries may not protect @Road's proprietary rights to the same extent as the laws of the United States. Therefore, the measures @Road takes to protect its proprietary rights may not be adequate.

Claims that @Road infringes third-party proprietary rights could result in significant expenses or restrictions on its ability to provide its solutions.

        Third parties may claim and, in the past, have claimed that @Road's current or future solutions infringe their proprietary rights or assert other claims against @Road. As the number of entrants into its market increases, the possibility of an intellectual property or other claim against @Road grows. Additionally, as @Road grows, the possibility of an intellectual property or other claim against it grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management's attention from @Road's core business. As a result of such a dispute, @Road may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to @Road, if at all. Any of these results would increase @Road's expenses and could decrease the functionality of its solutions, which would make its solutions less attractive to its current or potential customers. @Road has agreed in some of its agreements, and may agree in the future, to indemnify other parties for any expenses or liabilities resulting from claimed infringements of the proprietary rights of third parties.

If @Road's customers do not have access to sufficient capacity on reliable wireless networks, @Road may be unable to deliver its services, its customers' satisfaction could decline and its revenues could decrease.

        Part of @Road's ability to grow and maintain profitability depends on the ability of wireless carriers to provide sufficient network capacity, reliability and security to its customers. Even where wireless carriers provide coverage to entire metropolitan areas, there are occasional lapses in coverage, for example due to tunnels blocking the transmission of data to and from wireless modems used with @Road's solutions. These effects could make @Road's services less reliable and less useful, and customer satisfaction could suffer.

@Road depends on GPS technology owned and controlled by others. If @Road does not have continued access to GPS technology or satellites, @Road will be unable to deliver a majority of its solutions and revenues will decrease.

        A majority of @Road's solutions rely on signals from GPS satellites built and maintained by the United States Department of Defense. GPS satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, @Road's products and services may cease to function, and customer satisfaction would suffer.

        In addition, the United States government could decide to discontinue operation and maintenance of GPS satellites or to charge for the use of GPS. Furthermore, because of ever-increasing commercial applications of GPS and international political unrest, United States government agencies may become increasingly involved in the administration or the regulation of the use of GPS signals in the future. If factors such as the foregoing affect GPS, for example by affecting the availability, quality, accuracy or pricing of GPS technology, @Road's business will suffer.

Defects or errors in @Road's solutions could result in the cancellation of or delays in the implementation of its solutions, which would damage its reputation and harm its financial condition.

        @Road must develop its solutions quickly to keep pace with the rapidly changing MRM market. Solutions that address this market are likely to contain undetected errors or defects, especially when first introduced or when new versions are introduced. @Road may be forced to delay commercial releases of new solutions or updated versions of existing solutions until such errors or defects are corrected, and in some cases, @Road may need to implement enhancements to correct errors that were not detected until after deployment of its solutions. Even after testing and release, @Road's solutions may not be free from errors or defects, which could result in the cancellation or disruption of its services or dissatisfaction of customers. In some cases, customers may terminate their agreements with @Road without penalty if the solution @Road has provided does not meet the specifications agreed upon by the parties. Such contract terminations or customer dissatisfaction would damage its reputation and result in lost revenues, diverted development resources, and increased support and warranty costs.

The production or reporting of inaccurate information could cause the loss of customers and expose @Road to legal liability.

        The accurate production and reporting of information is critical to @Road's customers' businesses. If @Road fails to accurately produce and report information, it could lose customers, its reputation and ability to attract new customers could be harmed, and @Road could be exposed to legal liability. @Road may not have insurance adequate to cover losses @Road may incur as a result of these inaccuracies.

@Road's success depends on its ability to maintain and expand its sales channels.

        To increase @Road's market awareness, customer base and revenues, @Road needs to expand its direct and indirect sales operations. There is strong competition for qualified sales personnel, and @Road may not be able to attract or retain sufficient new sales personnel to expand its operations. New sales personnel require training, and it takes time for them to achieve full productivity, if at all. In addition, @Road believes that its success is dependent on the expansion of its indirect distribution channels, including its relationships with wireless carriers, independent sales agents and resellers. These sales channel alliances require training in selling @Road's solutions and it will take time for these alliances to achieve productivity, if at all. @Road may not be able to establish relationships with additional distributors on a timely basis, or at all, and its independent sales agents and resellers, many of which are not engaged with @Road on an exclusive basis, may not devote adequate resources to promoting and selling its solutions.

@Road depends on recruiting and retaining qualified personnel, and its inability to do so may result in a loss in sales, impair its ability to effectively manage its operations or impair its ability to develop and support its solutions.

        Because of the technical nature of @Road's solutions and the market in which it competes, @Road's success depends on the continued services of @Road's current executive officers and @Road's ability to attract and retain qualified personnel with expertise in wireless communications, GPS technologies, hosted software applications, transaction processing and the Internet. Competitors and others have recruited @Road's employees in the past and may attempt to do so in the future. In addition, new employees generally require substantial training, which requires significant resources and management attention. Even if @Road invests significant resources to recruit, train and retain qualified personnel, there can be no assurances that it will be successful in its efforts.

From time to time, @Road is or may be subject to litigation that could result in significant costs.

        From time to time, @Road is or may be subject to litigation in the ordinary course of business relating to any number or type of claims, including claims for damages related to errors and malfunctions of @Road's products and services or their deployment. A securities, product liability, breach of contract, or other claim could seriously harm its business because of the costs of defending the lawsuit, diversion of employees' time and attention, and potential damage to its reputation. Some of @Road's agreements with customers, suppliers and other third parties contain provisions designed to limit exposure to potential claims. Limitation of liability provisions contained in @Road's agreements may not be enforceable under the laws of some jurisdictions. As a result, @Road could be required to pay substantial amounts of damages in settlement or upon the determination of any of these types of claims. Although @Road carries general liability and directors and officers insurance, its insurance may not cover potential claims or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify @Road for all liabilities that may be imposed.

Government regulations and standards could subject @Road to increased regulation, increase its costs of operations or reduce its opportunities to earn revenue.

        In addition to regulations applicable to businesses in general, @Road may also be subject to direct regulation by United States governmental agencies, including the Federal Communications Commission, Department of Defense, Department of Commerce or the State Department. These regulations may impose licensing requirements, privacy safeguards relating to certain subscriber information, or safety standards, for example with respect to human exposure to electromagnetic radiation and signal leakage. A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, wireless communications and GPS technology, including on-line content, user privacy, taxation, access charges and liability for third-party activities. Additionally, it is uncertain how existing laws governing issues such as taxation on the use of wireless networks, intellectual property, libel, user privacy and property ownership will be applied to @Road's solutions. The adoption of new laws or the application of existing laws may expose @Road to significant liabilities and additional operational requirements, which could decrease the demand for its solutions and increase its cost of doing business. Wireless communications providers who supply @Road with airtime are subject to regulation by the

Federal Communications Commission, and regulations that affect them could also increase @Road's costs or limit its ability to provide its solutions.

Fluctuations in the value of foreign currencies could result in decreased revenues, increased product costs and operating expenses.

        @Road has customers, suppliers and manufacturers that are located outside the United States. Some transactions relating to supply and development agreements may be conducted in currencies other than the United States dollar, and fluctuations in the value of foreign currencies relative to the United States dollar could cause @Road to incur currency exchange costs. In addition, some of @Road's transactions denominated in United States dollars may be subject to currency exchange rate risk. @Road cannot predict the effect of exchange rate fluctuations on its future operating results. Should there be a sustained increase in average exchange rates for the local currencies in these countries, @Road's suppliers and manufacturers may request a price increase at the end of the contract period.

Geopolitical, economic and military conditions, including terrorist attacks and other acts of war, may materially and adversely affect the markets on which @Road's common stock trades, the markets in which it operates, its operations and its profitability.

        Terrorist attacks and other acts of war, and any response to them, may lead to armed hostilities and such developments would likely cause instability in financial markets. Armed hostilities and terrorism may directly impact @Road's facilities, personnel and operations which are located in the United States, the United Kingdom and India, as well as those of its customers and suppliers. Furthermore, severe terrorist attacks or acts of war may result in temporary halts of commercial activity in the affected regions, and may result in reduced demand for @Road's solutions. These developments could have a material adverse effect on @Road's business and the trading price of @Road's common stock.

THE SPECIAL MEETING OF STOCKHOLDERS OF @ROAD

Date, Time and Place

        @Road will hold the special meeting at @Road's principal executive offices, located at 47071 Bayside Parkway, Fremont, California 94538 on February 16, 2007 at 10:00 a.m., local time.

Purpose of the Special Meeting

        At the special meeting, you will be asked to consider and vote upon the proposals to (i) adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (ii) grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Recommendation of @Road's Board of Directors

        As discussed elsewhere in this proxy statement/prospectus, @Road stockholders are considering and voting to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. For the reasons described in this proxy statement/prospectus, the @Road board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger is advisable, fair to and in the best interests of @Road and its stockholders. Accordingly, the @Road board of directors unanimously recommends that @Road stockholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and "FOR" the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. See "The Merger—@Road's Reasons for the Merger and Recommendation of the @Road Board of Directors" on page 52.

Record Date; Shares Entitled to Vote; Quorum

        Only holders of record of @Road common stock and preferred stock at the close of business on December 21, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. At the close of business on the record date, @Road had approximately 62,250,761 shares of common stock outstanding. Holders of record of shares of @Road common stock on the record date are entitled to one (1) vote per share at the special meeting on all matters to be considered at the meeting. At the close of business on the record date, @Road had approximately 77,380 shares of preferred stock outstanding. Holders of record of shares of @Road preferred stock on the record date are entitled to eleven (11) votes per share on all matters to be considered at the meeting and shall vote together with the holders of @Road common stock as one class. Shares of @Road common stock and @Road preferred stock may not be voted cumulatively.

        A quorum of stockholders is necessary to hold a valid special meeting. As required under Delaware law, a majority of the votes of the shares of common stock and the shares of preferred stock present in person or represented by proxy at the special meeting, voting as one class, will constitute a quorum to transact business at the meeting. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The inspector of elections appointed for the special meeting will determine whether or not a quorum is present.

Voting of Proxies

        Proxies are being solicited on behalf of @Road's board of directors for use at the special meeting. If you are a stockholder of record, you may submit a proxy for the special meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided. All signed, returned proxy cards that are not revoked will be voted in accordance with the instructions on the proxy card. Returned signed proxy cards that give no instructions as to how they should be voted on a particular proposal will be counted as votes "FOR" that proposal.

        If you hold your shares of @Road stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please check the voting instruction card included by your bank, broker or nominee for directions on providing instructions to vote your shares.

Voting in Person

        If you plan to attend the @Road special meeting and wish to vote in person, you will be given a ballot at the @Road special meeting. Please note, however, that if your shares are held in "street name" and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

        You should submit your completed proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

        Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the @Road special meeting in person.

Effect of Abstentions

        If a stockholder indicates on their proxy card or voting instruction card that they wish to abstain from voting, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. Abstentions will have the same effect as a vote against the adoption of the merger agreement and the transactions contemplated thereby, including the merger, but will not be taken into account in determining the outcome of the proposal to grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement and the transactions contemplated thereby, including the merger.

Effect of "Broker Non-Votes"

        If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker does not have authority under New York Stock Exchange Rules to vote those shares for or against "non-routine" matters, such as the adoption of the merger agreement and the transactions contemplated thereby, including the merger. Brokers can vote on their customers' behalf on "routine" proposals, such as the proposal to adjourn the meeting to solicit additional proxies. These rules apply to @Road notwithstanding the fact that shares of @Road's common stock are traded on the Nasdaq Global Market. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. These shares will also be taken into account in determining the outcome of all of the "routine" proposals, if any. If a broker chooses to leave these shares unvoted, even on "routine" matters, they will be counted for the purpose of establishing a quorum, but not for determining the outcome of any of the proposals.

        Because brokers cannot vote "unvoted" shares on behalf of their customers for "non-routine" matters, such as the adoption of the merger agreement and the transactions contemplated thereby, including the merger, it is most important that stockholders vote their shares. If you do not vote your shares, the effect will be a vote against adoption of the merger agreement and the transactions contemplated thereby, including the merger, and you will not have a say in the important issues to be presented at the special meeting.

Required Vote

        Approval of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the total number of votes that the shares of @Road common stock and @Road preferred stock outstanding on the record date of the special meeting are entitled to vote. Approval of the proposal to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the total number of votes that the shares of @Road common stock and @Road preferred stock that are present in person or represented by proxy at the meeting and actually cast at the meeting are entitled to vote. In each case, the @Road common stock and @Road preferred stock shall vote together as a single class.

        The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Voting by @Road's Directors, Executive Officers and Certain Stockholders; Voting Agreements

        Each executive officer of @Road, each member of the @Road board of directors, and entities affiliated with Institutional Venture Partners VIII, L.P. and Institutional Venture Partners X, L.P. (collectively, "IVP"), each in their capacities as stockholders of @Road, entered into voting agreements with Trimble and Merger Sub, pursuant to which, among other things, each executive officer of @Road, each member of the @Road board of directors and IVP agreed with Trimble and Merger Sub to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and agreed not to dispose of any shares of common stock held by such executive officer, member of the @Road board of directors, or IVP prior to the consummation of the merger. Members of the @Road board of directors, executive officers of @Road and IVP collectively beneficially owned an aggregate of 14.4 million outstanding shares of @Road common stock on December 21, 2006, which represented approximately 23.1% of @Road's shares of common stock outstanding on that date. See the section entitled "The Voting Agreements" on page 90 of this proxy statement/prospectus.

Revoking of Proxies

        A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by completing, signing, dating and returning a proxy with a later date, by delivering a written, dated notice of revocation to the Secretary of @Road stating that the proxy is revoked or by attending the meeting and voting in person. If a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of @Road stock by executing a voting instruction card, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions.

Expenses of Soliciting Proxies

        @Road will pay the expenses of soliciting proxies for the meeting. After the original mailing of the proxies and other soliciting materials, @Road and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person. After the original mailing of the proxies and other soliciting materials, @Road will request that banks, brokers, custodians, nominees and other record holders of @Road's common stock and preferred stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. @Road will reimburse the record holders for their reasonable expenses if they ask @Road to do so.

        @Road has retained Advantage Proxy to assist it with the solicitation of proxies and to verify certain records related to the solicitations. @Road will pay Advantage Proxy a fee of approximately $5,000, plus its reasonable expenses, for these services.

Householding of Special Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of the proxy statement/prospectus may have been sent to multiple stockholders in each household. @Road will promptly deliver a separate copy of either document to any stockholder upon that stockholder's written or oral request to @Road's Investor Relations department.

@Road Stock Certificates

        Please do not send in any @Road stock certificates with your proxy cards. American Stock Transfer & Trust Co., the exchange agent for the merger, will send letters of transmittal with instructions for the surrender of certificates representing shares of @Road common stock and @Road preferred stock to former @Road stockholders shortly after the merger is completed.

Other Business

        @Road does not expect that any matter other than the proposals presented in this proxy statement/prospectus will be brought before the @Road special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the @Road special meeting, please contact @Road's Investor Relations department at (510) 668-1638 or write to @Road, Inc., 47071 Bayside Parkway, Fremont, CA 94538, Attn: Secretary of the Board of Directors.

PROPOSAL NO. 1—THE MERGER

        The following is a description of the material aspects of the merger, including the merger agreement. While Trimble and @Road believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Trimble and @Road encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

        @ROAD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

Background of the Merger

        From time to time, potential strategic partners had expressed interest to @Road's management periodically regarding potential business combinations and other strategic transactions. On March 22, 2006, @Road's management met with representatives of J.P. Morgan Securities Inc. ("JPMorgan") to discuss strategic alternatives, and JPMorgan provided a review of strategic alternatives and related materials to @Road. The parties discussed a number of alternatives, including without limitation, organic growth opportunities, acquisitions of other entities, going-private transactions and an acquisition of @Road.

        On June 6, 2006, JPMorgan made a presentation to the @Road board of directors discussing strategic alternatives and provided additional valuation discussion materials. Topics discussed at the meeting included, without limitation, organic growth opportunities, acquisitions of other entities, going-private transactions and an acquisition of @Road.

        On June 29, 2006, JPMorgan and @Road held a preliminary meeting to discuss the potential sale of @Road and the hiring of JPMorgan as @Road's financial advisor. @Road and JPMorgan held a subsequent meeting on July 21, 2006 to discuss strategy and timetable for contacting third parties. The parties discussed a number of topics, including without limitation, the manner in which potential bidders would be contacted, potential topics of discussion with such potential bidders, and the order in which bidders would be contacted. @Road also presented JPMorgan with an overview of trends in the @Road business. On August 7, 2006, @Road formally engaged JPMorgan as its exclusive financial advisor for the potential sale of @Road. @Road and JPMorgan held a follow-up meeting on August 10, 2006 to discuss formalizing the methods of contacting potential bidders and the timetable for contacting third parties. The parties also continued to develop discussion points for use with potential bidders.

        On August 17, 2006, Steve Berglund, President and Chief Executive Officer of Trimble, contacted Krish Panu, @Road's President, Chief Executive Officer and Chairman, to indicate that Trimble was interested in a potential combination of the two companies. @Road noted that JPMorgan had been retained to facilitate a process, and that Trimble would be invited to participate in that process. On August 22, 2006, Messrs. Berglund and Panu met in person to further discuss the potential transaction. On September 7, 2006, JPMorgan contacted Trimble's financial advisor, Goldman, Sachs & Co. ("Goldman") to confirm that a sale process was underway for @Road.

        Between September 7, 2006 and October 11, 2006, JPMorgan contacted twelve companies (including Trimble and other potential strategic partners that had expressed interest in the past) to gauge interest in a potential acquisition of @Road. Four of the twelve companies (including Trimble) signed confidentiality agreements, received a confidential @Road descriptive memorandum and attended a management presentation. In addition, JPMorgan sent an @Road descriptive memorandum, which excluded non-public financial projections and other non-public information, to four other parties.

        On September 15, 2006, Trimble signed a confidentiality agreement with @Road, and JPMorgan then sent a confidential @Road descriptive memorandum to Trimble, which included a detailed review of @Road and its financial projections. On September 27, 2006, @Road held a management presentation meeting with Trimble to further discuss @Road's market opportunity, customers and partnerships, products and solutions, technology and financial performance.

        Between September 29, 2006 and October 15, 2006, @Road provided responses to follow-up due diligence requests from Trimble and two other prospective buyers.

        Between October 4, 2006 and October 10, 2006, JPMorgan distributed Phase I Process Letters to Goldman and Trimble, as well as to three other parties. The letters stated a deadline of October 16, 2006 for prospective buyers to provide preliminary indications of interest.

        On October 16, 2006, Trimble submitted a preliminary bid, subject to further due diligence, of $6.25 to $7.00 per share with anticipated consideration of 100% cash. During the week of October 16, 2006, and, after additional discussions with @Road and JPMorgan, two prospective buyers declined to submit proposals.

        On October 23, 2006, JPMorgan presented a process update, an analysis of the Trimble preliminary bid and valuation materials to the @Road board of directors. The parties discussed the adequacy of the preliminary bid from Trimble, and alternative responses to the preliminary bid.

        On October 23, 2006, JPMorgan informed Goldman that any value within the proposed range of $6.25 to $7.00 per share initially proposed by Trimble would not be considered. JPMorgan asked Goldman to consider Trimble's ability to arrive at an offer value in excess of $7.00 per share, which would be necessary to proceed with further due diligence.

        On November 2, 2006, JPMorgan and Goldman held further valuation discussions, and, on November 7, 2006, Goldman informed JPMorgan that Trimble had indicated the potential ability to offer a value in excess of $7.00 per share, subject to further due diligence.

        During the week of November 6, 2006, after discussions with @Road and JPMorgan, two other prospective buyers declined to submit proposals.

        On November 10, 2006, JPMorgan sent a Phase II Process Letter to Goldman, stating a deadline of November 29, 2006 for a final binding offer and comments to the draft of the definitive merger agreement. At that time, JPMorgan and @Road granted Trimble access to the online dataroom established by @Road for the review of due diligence materials. On November 11, 2006, at Trimble's instruction, Goldman sent JPMorgan a proposed due diligence timeline and business and legal due diligence request lists.

        On November 14, 2006, JPMorgan sent Goldman a proposed draft of the definitive merger agreement, for Trimble's review and comments. On the same date, an additional prospective buyer indicated potential interest in pursuing a transaction with @Road.

        On November 16, 2006, JPMorgan provided a process update to the @Road board of directors. On the same date, James Fay, Senior Vice President, Corporate Affairs and General Counsel of @Road, held legal due diligence discussions with Irwin Kwatek, Vice President and General Counsel of Trimble.

        On November 19, 2006, Trimble management visited @Road at its headquarters in Fremont, California. On November 20, 2006 and November 21, 2006, @Road and Trimble held management meetings and due diligence sessions. The topics discussed at such meetings included a company overview, sales and marketing (including a review of the sales forecast), human resources, finance and accounting (including audit and tax work paper review and financial projections), service delivery and systems, information technology, operations, engineering and product development, and corporate strategy and general integration planning. Between November 22, 2006 and November 28, 2006, @Road and Trimble held numerous follow-up due diligence discussions relating to many topics, including without limitation, human resources, net operating losses and carryforwards, taxation and tax reporting, litigation and intellectual property.

        On November 27, 2006, Trimble's board of directors held a telephonic meeting and authorized an offer price of $7.15 per share of @Road common stock.

        On November 28, 2006, JPMorgan provided a process update to the @Road board of directors, and, on November 29, 2006, Trimble submitted an exclusivity letter, a markup to the merger agreement and a non-binding term sheet with a revised offer price of $7.15 per share of @Road common stock, consisting of $5.00 in cash plus 0.04505 shares of Trimble common stock.

        On November 29, 2006, the @Road board of directors met to discuss Trimble's revised offer. The @Road board of directors determined that the offer was inadequate and authorized JPMorgan to propose a non-negotiable price of $7.50 per share. That day, JPMorgan informed Goldman that Trimble's offer of $7.15 per share was inadequate and that @Road's board of directors would not move forward with any offer below $7.50 per share.

        On December 2, 2006, Trimble's board of directors discussed the proposed $7.50 per share offer price. At Trimble's instruction, Goldman then submitted a revised term sheet to JPMorgan with a revised offer price of $7.50 per share, consisting of $5.00 of cash and $2.50 of Trimble common stock. The parties continued to discuss the offer and, on December 3, 2006, the parties tentatively agreed that the merger consideration would be comprised of $5.00 in cash and $2.50 in cash and/or Trimble common stock, in such proportions as Trimble would determine, and that certain additional due diligence activities would be performed. The parties also expressed their mutual desire to complete remaining due diligence and negotiate a merger agreement quickly, and agreed to enter into an exclusivity agreement that would terminate on December 13, 2006.

        On December 3, 2006, @Road and Trimble executed an exclusivity agreement with an expiration date of December 13, 2006. Between December 3, 2006 and December 10, 2006, @Road and Trimble completed their reciprocal due diligence and negotiated the merger agreement and ancillary agreements.

        On December 10, 2006, Trimble's board of directors held a telephonic meeting and approved the transaction.

        On December 10, 2006, the @Road board of directors held a telephonic board meeting to evaluate the potential merger. Prior to the meeting, each director was provided with a draft of the merger agreement and form of voting agreement. In addition to the @Road directors, present at the meeting were Mr. Fay, representatives of JPMorgan and representatives of Heller Ehrman LLP, @Road's legal counsel ("Heller Ehrman"). At the meeting, the board was apprised of the interests of @Road's executive officers and directors in the merger. Representatives of JPMorgan then reviewed the financial terms of the proposed merger, presented detailed financial analysis regarding those terms and delivered an oral opinion (subsequently confirmed in writing in an opinion dated December 10, 2006) to @Road's board of directors that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by JPMorgan, the consideration to be received for each share of @Road common stock was fair, from a financial point of view, to the holders of @Road common stock. Representatives of Heller Ehrman then reviewed with the @Road board of directors their fiduciary duties and responsibilities in connection with the proposed transaction and reviewed the material terms and conditions contained in the merger agreement and issues in the merger agreement. After further review and discussion, the @Road board of directors unanimously determined that the merger transaction with Trimble was fair to, and in the best interests of, @Road and its stockholders and voted unanimously to approve and adopt the merger agreement and related agreements and approve the merger and other transactions contemplated by the merger agreement and resolved to recommend that @Road stockholders adopt the merger agreement and approve the merger and related matters.

        On the evening of December 10, 2006, the parties signed the merger agreement, and voting agreements were signed by each of @Road's directors and executive officers and investment entities affiliated with one of the directors, and such agreements were delivered to Trimble. Trimble then issued a press release on December 10, 2006 publicly announcing the transaction.

@Road's Reasons for the Merger and Recommendation of @Road's Board

        @Road's board consulted extensively with management and its advisors and considered a number of factors in reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement to @Road's stockholders, including the following, all of which it viewed as generally supporting its decision:

  •
  Trimble's Business, Opportunities and Financial Condition.  @Road's board of directors considered Trimble's operating history, financial condition, business strategy and anticipated future performance. The @Road board of directors recognized that Trimble is a leader in providing applications for advanced positioning solutions. The @Road board of directors reviewed Trimble's historical stock price performance and the current valuation of its stock in the public markets relative to other companies in its industry. The @Road board of directors also considered Trimble's greater financial resources, manufacturing and technical capabilities and large patent portfolio. In addition, the @Road board of directors considered Trimble's balance sheet, cash position and ability to pay a substantial portion of the transaction value in cash.

  •
  The Merger Consideration.  @Road's board of directors considered the value of the consideration to be received by the @Road stockholders in the merger, as well as the fact that stockholders would receive most or all the consideration in cash with no financing condition. The board took into account that the $7.50 per share merger consideration represented a premium of 16.0% and 18.2% to the average closing trading price of @Road common stock for the four weeks and eight weeks, respectively, ended December 8, 2006, the final trading day before the public announcement of the proposed merger, and an 11.8% premium to the closing trading price of @Road common stock on December 8, 2006.

  •
  @Road's Business, Condition and Prospects as an Independent Entity.  @Road's board of directors considered a number of factors related to @Road's recent financial results and future prospects, including the fact that @Road had incurred a loss for each of its last three fiscal quarters in 2006 and that its revenues had not substantially increased in the last three fiscal quarters. The board also considered @Road's financial outlook for the fourth quarter of fiscal 2006 and future periods. The @Road board of directors noted that @Road had an accumulated deficit of $88.8 million as of September 30, 2006. The @Road board of directors considered the possibility that, absent a business combination with a large company with a global presence, it could be difficult to accelerate growth significantly and otherwise facilitate the consolidation of a fragmented mobile resource management industry.

  •
  Extensive Exploration of Strategic Alternatives.  @Road's board of directors considered the fact that @Road, with the assistance of JPMorgan, conducted an extensive and thorough exploration of its strategic alternatives, including exploring both business combination transactions and stand-alone organic growth opportunities, but ultimately concluded that the proposed merger with Trimble was the best alternative for @Road and its stockholders.

  •
  Opinion of JPMorgan.  @Road's board of directors considered the financial analyses provided to it by JPMorgan at meetings of the board of directors. The @Road board of directors further considered JPMorgan's written opinion delivered to it on December 10, 2006, to the effect that, subject to the assumptions made, matters considered and limits on the review undertaken by JPMorgan, the consideration to be received for each share of @Road's common stock in the merger was fair, from a financial point of view, to the holders of @Road's common stock. See "—Opinion of @Road's Financial Advisor" beginning on page 55 of this proxy statement/prospectus.

  •
  Execution Risks of the Merger.  @Road's board of directors considered, after consultation with management and outside legal counsel, and given the nature of the marketplace in which @Road competes and the businesses of @Road and Trimble, that the regulatory approvals and clearances needed to complete the transaction were likely to be obtained without undue delay or the imposition of burdensome terms on the combined entity. @Road's board of directors also considered the likelihood that the merger would be consummated in light of the nature of the closing conditions in the merger agreement, including the absence of any requirement that Trimble stockholders approve the merger.

  •
  The Terms of the Merger Agreement.  @Road's board of directors reviewed and considered the terms of the merger agreement including, among other things, the form of consideration, with at least two-thirds of the total consideration being in cash, the dollar value of the shares of Trimble common stock (if elected to be issued by Trimble) to be received by @Road's stockholders in the merger, the board's ability in certain situations to terminate the merger agreement, the size of the termination fee payable by @Road in certain circumstances upon or following a termination of the merger agreement and the closing conditions applicable to the parties.

  •
  Ability to Consider and Accept Superior Bid.  The @Road board of directors considered that, in addition to @Road's extensive exploration of potential strategic alternatives prior to entering into the merger agreement, the merger agreement permits @Road, subject to certain requirements, to engage in negotiations with, and provide non-public due diligence information to, a party that submits an acquisition proposal that the @Road board concludes is, or is reasonably likely to result in, a transaction that is superior to the merger with Trimble. Furthermore, subject to certain requirements (including, in certain circumstances, payment of a termination fee of $17.36 million), the @Road board of directors is permitted under the merger agreement to change its recommendation to @Road's stockholders in favor of adoption of the merger agreement with Trimble, and unilaterally terminate the merger agreement and enter into a binding agreement with another party, if the @Road board of directors determines that the alternate transaction is superior to the terms of the merger with Trimble and that such actions are necessary for the board to comply with its fiduciary duties.

        @Road's board of directors also considered a number of potentially negative factors in its evaluation of the merger, including the following:

  •
  Tax Treatment.  The @Road board of directors considered the fact that the merger would be a taxable transaction to @Road stockholders for United States federal income tax purposes and possibly state, local and foreign income tax purposes, as well.

  •
  Integration Risk.  The @Road board of directors considered the challenges to be confronted by Trimble in integrating the operations of the two companies and the possibility that the failure to quickly achieve successful integration could adversely affect the value of the Trimble shares to be received in the merger, if any.

  •
  Loss of Personnel and Diversion of Management.  The @Road board of directors considered that as a result of the proposed merger, key personnel of @Road might terminate their employment with @Road. In addition, the @Road board of directors considered the risk of diverting management's attention from day-to-day operation of @Road's business during the pendency of the merger.

  •
  Trimble's Right to Delay Special Meeting.  The @Road board of directors considered that the merger agreement provides that, in certain circumstances, Trimble may require that the special meeting of @Road stockholders be delayed if Trimble has determined in good faith that the conditions to the closing of the merger are not expected to be satisfied or waived by the date of the special meeting.

  •
  Termination Fee.  The @Road board of directors considered that the merger agreement requires that @Road pay a termination fee of $17.36 million to Trimble in certain circumstances upon or following termination of the merger agreement, and the potential effects of this requirement in deterring other potential acquirors of @Road.

  •
  Failure to Consummate the Merger.  The @Road board of directors considered the risk that the merger might not be completed as a result of the failure to receive regulatory approvals or satisfy other closing conditions, as well as the potential adverse reactions of @Road's employees, customers and suppliers if the merger, having been publicly announced, is not completed.

  •
  Other Risks.  The @Road board of directors considered the other risks described above under "Risk Factors" beginning on page 23 of this proxy statement/prospectus.

        @Road's board of directors weighed these positive and negative factors and realized that there can be no assurance about future results, including results expected or considered in the factors above. However, @Road's board of directors concluded that the potential positive factors relating to the merger outweighed the potential risks associated with the merger.

        In connection with the merger, @Road management prepared forecasts, projections and estimates. As a matter of policy, @Road does not publicly disclose internal management forecasts, projections or estimates of the type prepared in connection with the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to general economic conditions, business trends, competitive factors, and @Road's cost structure. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. Please see the sections entitled "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors—Risks Related to @Road" beginning on pages 22 and 35 of this proxy statement/prospectus.

        This discussion of information and factors considered by @Road's board of directors is not intended to be exhaustive, but is intended to summarize all material factors considered by @Road's board of directors. In view of the number and variety of factors considered in connection with its evaluation of the merger, the @Road board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered. @Road's board of directors viewed its position and recommendations as being based on all of the information and the factors considered by it. In addition, individual directors may have given different weight to different factors. After taking into account all of the factors set forth above, @Road's board of directors approved the merger agreement and the merger and unanimously determined that the proposed merger is fair to, and in the best interests of, @Road and its stockholders, and declared the merger to be advisable. Accordingly, @Road's board of directors unanimously recommends that @Road stockholders vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        In considering the recommendation of @Road's board of directors to vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, @Road's stockholders should be aware that the executive officers and directors of @Road have certain interests in the merger that may be different from, or in addition to, the interests of @Road's stockholders generally. @Road's board of directors was aware of these interests and considered them when adopting the merger agreement and recommending that @Road's stockholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. See "—Interests of @Road's Directors and Executive Officers in the Merger" beginning on page 61 of this proxy statement/prospectus.

        This explanation of @Road's reasons for the merger and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Information" beginning on page 22 of this proxy statement/prospectus.

Opinion of @Road's Financial Advisor

        Pursuant to an engagement letter dated August 7th, 2006, @Road retained JPMorgan as its financial advisor in connection with any potential sale or other change of control of @Road.

        At the meeting of the @Road board of directors on December 10, 2006, JPMorgan rendered its oral opinion, subsequently confirmed in writing that day, to the @Road board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to @Road's common stockholders in the merger was fair, from a financial point of view, to @Road's common stockholders. No limitations were imposed by @Road's board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

        The full text of the written opinion of JPMorgan dated December 10, 2006, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. @Road's stockholders are urged to read the opinion in its entirety. JPMorgan's written opinion is addressed to the @Road board of directors, is directed only to the consideration to be paid in the merger to holders of @Road common stock and does not constitute a recommendation to any stockholder of @Road as to how such stockholder should vote at the @Road special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

        In arriving at its opinion, JPMorgan, among other things:

  •
  reviewed a draft dated December 9, 2006 of the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning @Road and Trimble and the industries in which they operate;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

  •
  compared the financial and operating performance of @Road with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of @Road common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of @Road relating to its business; and

  •
  performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

        JPMorgan also held discussions with certain members of the management of @Road with respect to certain aspects of the merger, and the past and current business operations of @Road, the financial condition and future prospects and operations of @Road, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

        In rendering its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by @Road and Trimble or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of @Road or Trimble under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of @Road to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed the merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan also assumed that the representations and warranties made by @Road and Trimble in the merger agreement and the related agreements were, are and will be true and correct in all ways material to its analysis. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on @Road or Trimble or on the contemplated benefits of the merger.

        The projections furnished to JPMorgan by @Road were prepared by the management of @Road. @Road does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        JPMorgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect or may have affected JPMorgan's opinion and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to @Road's common stockholders in the merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of @Road or the underlying decision by @Road to engage in the merger. JPMorgan expressed no opinion as to the price at which @Road's common stock or Trimble's common stock will trade at any future time, whether before or after the closing of the merger.

        In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

        Public Trading Multiples.    Using publicly available information, JPMorgan compared selected financial data of @Road with similar data for 13 publicly traded companies engaged in businesses which JPMorgan judged to be analogous to @Road. From this group, JPMorgan selected the following five companies as being most comparable:

  •
  Kenexa Corporation;

  •
  LivePerson, Inc.;

  •
  RightNow Technologies, Inc.;

  •
  Taleo Corporation; and

  •
  The Ultimate Software Group, Inc.

        These companies were selected, among other reasons, because they have a business model and operating characteristics, in terms of size, revenues or earnings before interest, taxes, depreciation and amortization ("EBITDA") margins, similar to that of @Road.

        In all instances, multiples were based on closing stock prices on December 6, 2006. For each of the following analyses performed by JPMorgan, estimated financial data for the selected companies other than @Road were based on publicly available Wall Street research analysts' estimates and estimated financial data for @Road were based on (1) a street case (based on Wall Street consensus) and (2) a management case (based on management guidance).

        In conducting its analysis, JPMorgan reviewed the selected companies' trading multiples based on enterprise value (calculated as diluted market value, plus total debt, less cash and cash equivalents) to estimated revenues for calendar year 2007 and enterprise value to estimated EBITDA for calendar years 2007 and 2008. JPMorgan applied a reference range of selected multiples of estimated revenue for calendar year 2007 and estimated EBITDA for calendar years 2007 and 2008 derived from the selected companies to @Road's corresponding financial data. Specifically, the reference range was 2.4x to 4.6x for calendar year 2007 estimated revenues, 16.0x to 46.3x for calendar year 2007 estimated EBITDA and 10.6x to 23.5x for calendar year 2008 estimated EBITDA.

        A summary of the range of the implied valuations of @Road's common stock that JPMorgan derived is set forth below:

Trading Multiple	Implied Valuation Range for @Road Common Stock(1)
Street Case
CY2007 Estimated Revenue	$5.90 - $ 9.80
CY2007 Estimated EBITDA	$4.10 - $ 9.00
CY2008 Estimated EBITDA	$4.05 - $ 7.15
Management Case
CY2007 Estimated Revenue	$6.15 - $10.25
CY2007 Estimated EBITDA	$5.45 - $12.75
CY2008 Estimated EBITDA	$4.80 - $ 8.75

(1)
All values presented on per share basis, rounded to nearest $0.05

        JPMorgan also reviewed the selected companies' trading multiples based on stock price to estimated earnings per share (referred to herein as the price earnings multiple) for calendar years 2007 and 2008 and stock price to estimated earnings per share to estimated earnings growth (referred to herein as the price earnings growth multiple) for calendar year 2007. JPMorgan applied a reference range of selected multiples of estimated earnings per share per share for calendar year 2007 and 2008 derived from the selected companies to @Road's corresponding financial data. Specifically, the reference range was 24.0x to 53.1x for calendar year 2007 estimated earnings per share, 13.7x to 35.8x for calendar year 2008 estimated earnings per share and 0.7x to 1.8x for calendar year 2007 estimated earnings per share and estimated earnings growth.

        A summary of the implied valuation ranges of @Road's common stock that JPMorgan derived is set forth below:

Trading Multiple	Implied Valuation Range for @Road Common Stock(1)
Street Case
CY2007 Price Earnings Multiple	$4.15 - $ 9.25
CY2008 Price Earnings Multiple	$3.05 - $ 8.00
CY2007 Price Earnings Growth Multiple	$2.65 - $ 6.80
Management Case
CY2007 Price Earnings Multiple	$4.55 - $10.05
CY2008 Price Earnings Multiple	$3.00 - $ 7.90
CY2007 Price Earnings Growth Multiple	$2.85 - $ 7.35

(1)
All values presented on per share basis, rounded to nearest $0.05

        Selected Transaction Analysis.    Using publicly available information, JPMorgan performed a selected transaction analysis, which provides an implied range of per share values for @Road derived from an analysis of a range of selected transactions deemed by JPMorgan to be comparable to the merger. Specifically, JPMorgan reviewed the following transactions:

Date Announced	Target	Acquirer
10/20/06	Indus International	Vista Equity Partners
09/19/06	Symbol Technologies	Motorola
09/05/06	Mobile 365	Sybase
08/03/06	MRO Software	IBM
01/05/06	Datastream Systems	Infor Global Solutions
09/19/05	Peregrine	Hewlett-Packard
09/12/05	Siebel Systems	Oracle
08/03/05	Epiphany	SSA Global
08/01/05	Intranets.com	WebEx
07/29/05	MDSI	Vista Equity Partners
07/06/05	Stentor	Royal Philips Electronics
10/12/04	Connected	Iron Mountain
10/14/03	UpShot	Siebel
01/21/03	PlaceWare	Microsoft
09/22/02	Remedy (assets of Peregrine)	BMC Software

        In performing its analysis, JPMorgan calculated one-year forward revenue and one-year forward EBITDA, transaction value multiples for the selected transactions by dividing the publicly announced transaction value of each selected transaction (plus total debt, less cash and cash equivalents) by the publicly available one-year forward revenue and one-year forward EBITDA of the target company.

        JPMorgan applied a reference range of one-year forward revenue and one-year forward EBITDA multiples derived from the selected transactions to @Road's corresponding financial data (CY2007 estimated revenue, CY2007 estimated EBITDA). Specifically, the reference range was 1.1x to 4.0x one-year forward revenue and 10.3x to 35.2x one-year forward EBITDA.

        A summary of the implied valuation ranges of @Road's common stock that JPMorgan derived is set forth below:

Transaction Multiple	Implied Valuation Range for @Road Common Stock(1)
Street Case
CY2007 Estimated Revenue	$3.45 - $ 8.75
CY2007 Estimated EBITDA	$3.10 - $ 7.25
Management Case
CY2007 Estimated Revenue	$3.60 - $ 9.15
CY2007 Estimated EBITDA	$4.05 - $10.10

(1)
All values presented on per share basis, rounded to nearest $0.05

        Discounted Cash Flow Analysis.    JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for @Road's common stock. JPMorgan calculated the unlevered free cash flows that @Road is expected to generate during fiscal years 2007 through 2016 based upon financial projections for the street case and the management case. Unlevered free cash flow projections for the street case for fiscal years 2007 to 2016 were based on industry research, management guidance and JPMorgan estimates. Unlevered free cash flow projections for the management case for fiscal years 2007 to 2016 were based on management guidance. JPMorgan also calculated a range of terminal asset values of @Road at the end of the 10-year period ending 2016 by applying a perpetual growth rate of 3.5 to 4.5% to the unlevered free cash flow of @Road during the final year of the 10-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 13% to 14%, which were chosen by JPMorgan based upon an analysis of discount rates of @Road. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for @Road's cash and cash equivalents, preferred stock and total debt as of September 30, 2006. The discounted cash flow analysis indicated a range of equity values of between $5.30 and $6.10 for the street case and $6.80 and $7.90 for the management case, each per share of @Road's common stock.

        Other Information.    JPMorgan also referenced a 52-week high and low range of @Road's stock price and the high and low of Wall Street research analysts price targets. Specifically, the reference range for the 52-week high and low was $3.85 to $6.90 per share and the analyst target prices ranged from $6.50 to $10.00 per share. JPMorgan noted that historical stock trading and analyst price targets analyses are not valuation methodologies but were presented merely for informational purposes.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to @Road, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan's analysis, may be considered similar to those of @Road. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to @Road and the transactions compared to the merger.

        As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise @Road with respect to the merger on the basis of such experience and its familiarity with @Road.

        For services rendered in connection with the merger and the delivery of its opinion, @Road has agreed to pay JPMorgan customary compensation in respect thereof, a substantial portion of which will become payable only if the proposed merger is consummated. In addition, @Road has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws.

        In addition, JPMorgan and its affiliates maintain banking and other business relationships with @Road and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of @Road or Trimble for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Trimble's Reasons for the Merger

        The factors that the Trimble board of directors considered in reaching its determination to approve the merger agreement were as follows:

  •
  the belief that the combined company reinforces Trimble's growth strategy for its Mobile Solutions segment and is better positioned to capitalize on the expected growth in the global MRM industry;

  •
  the belief that Trimble can make this combination successful financially by achieving a high rate of operating leverage and achieving initial synergies from the current cost base;

  •
  the belief that the combined company should be well positioned to be a market leader in providing MRM solutions by leveraging @Road's industry leading technology, domain expertise and success with enterprise customers; and

  •
  the belief of Trimble's board of directors that the overall terms of the merger agreement are fair to Trimble.

        The Trimble board of directors also considered certain potentially negative factors that could arise from the proposed merger. The material potentially negative factors considered were as follows:

  •
  the potential difficulties that Trimble might experience integrating company cultures and achieving operating leverage,

  •
  the risk that @Road stockholders might not approve the merger, and

  •
  the risk that the anticipated benefits of the merger might not be fully realized.

        The foregoing discussion addresses the material information and factors considered by Trimble's board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, Trimble's board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. The recommendation of Trimble's board of directors was made after consideration of all the factors as a whole. In addition, individual members of Trimble's board may have given different weights to different factors.

Interests of @Road's Directors and Executive Officers in the Merger

        In considering the recommendation of the @Road board of directors with respect to the merger, you should be aware that the directors and executive officers of @Road have interests in the merger that are different from, or in addition to, the interests of @Road stockholders generally. The @Road board of directors was aware of the interests described below and considered them, among other matters, during its deliberations on the merits of the merger and in making its decision to approve the merger, the merger agreement and the related transactions, and in making its recommendation that @Road stockholders vote in favor of the merger. These interests include the following:

  •
  acceleration of vesting of 100% of the shares subject to options held by non-employee directors issued under @Road's 2000 Directors' Stock Option Plan;

  •
  a change of control agreement with Krish Panu, @Road's chief executive officer, providing that, upon the merger, the vesting of any stock options held by Mr. Panu will be accelerated with respect to 50% of the then unvested shares, and Mr. Panu will continue to receive his monthly salary of $29,167 for a period of twelve months. In addition, the vesting of Mr. Panu's stock options will be fully accelerated, and he will continue to receive his salary for a period of twelve months, if his employment is terminated within the twelve-month period following the merger;

  •
  the maintenance of directors', officers' and fiduciaries' liability insurance for a period of six years after the effective time of the merger, covering those persons who were covered by @Road's directors' and officers' liability insurance policy on the date of the merger agreement for events occurring prior to the effective time of the merger; and

  •
  change of control agreements with each of @Road's officers, which provide that, in the event of an involuntary termination of such individual's employment within one year following the merger, the vesting of any stock option held by such person will be accelerated as though the employee maintained his or her employment with @Road for 24 months following such termination (or 12 months, if the employee was employed by @Road for less than one year prior to the merger).

        The @Road board of directors was aware of these interests and considered them, among other matters, in making its recommendation with respect to the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Material United States Federal Income Tax Consequences of the Merger

        The following is a summary of certain U.S. federal income tax considerations of the merger to U.S. Holders (as defined below) that hold their @Road common stock as a "capital asset" (generally, property held for investment) under the U.S. Internal Revenue Code (the "Code"). This summary is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who acquired their shares of common stock upon exercise of employee stock options or otherwise as compensation, holders of @Road preferred stock, investors that hold @Road common stock as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-U.S., state or local tax considerations. Investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income, back-up withholding and other tax considerations of the merger.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of @Road common stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the U.S. or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a U.S. person under the Code.

        If a partnership is a beneficial owner of shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

        Generally, for U.S. federal income tax purposes, a U.S. Holder will recognize capital gain or loss equal to the difference between (a) the sum of the amount of cash consideration and the fair market value of Trimble common stock received by the stockholder pursuant to the merger and (b) the stockholder's adjusted tax basis in the shares of @Road common stock tendered in exchange therefor. Gain or loss will be calculated separately for each block of shares tendered in the merger (i.e., shares acquired at the same cost in a single transaction). Any such gain or loss will be long term if the @Road common stock has been held for more than one year. A deduction for capital loss is subject to limitations.

Accounting Treatment of the Merger

        In accordance with United States generally accepted accounting principles, Trimble will account for the merger using the purchase method of accounting. Under this method of accounting, Trimble will record the market value of its common stock issued in connection with the merger, the amount of cash consideration to be paid to holders of @Road common stock, preferred stock, stock options, and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring @Road. Trimble will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including developed and core technology and patents, advertiser contracts and lists, and affiliate agreements), based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

        Intangible assets, other than goodwill, will be amortized over their estimated useful lives. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

        In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Effect of the Merger on @Road Preferred Stock

        At the effective time of the merger, each then outstanding share of Series A-1 Redeemable Preferred Stock of @Road and each share of Series A-2 Redeemable Preferred Stock of @Road shall be converted into the right to receive an amount in cash equal to $100.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the effective time of the merger, and each then outstanding share of Series B-1 Redeemable Preferred Stock of @Road and each share of Series B-2 Redeemable Preferred Stock of @Road shall be converted into the right to receive an amount in cash equal to $831.39 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the effective time of the merger.

Effect of the Merger on @Road Stock Options and Employee Stock Purchase Plan

  Termination of Certain @Road Stock Options

        At the effective time of the merger, each vested @Road stock option (including any @Road stock option that becomes vested as a result of the transactions set forth in the merger agreement) that is unexercised and outstanding immediately prior to the effective time of the merger and that has a per share exercise price that is less than or equal to $7.50 will be terminated. The holder of each such terminated option will be entitled to receive:

  •
  in the event the @Road Common Tranche Two Consideration (as defined below) consists solely of cash: an amount of cash equal to the number of shares of @Road common stock as to which such option is vested and exercisable at the effective time of the merger, multiplied by the excess, if any, of (1) $7.50 over (2) the per share exercise price of such option immediately prior to the effective time of the merger; or

  •
  in the event the @Road Common Tranche Two Consideration includes any Trimble common stock:

  •
  (A) an amount of cash equal to the number of shares of @Road common stock as to which such option is vested and exercisable at the effective time of the merger, multiplied by the excess, if any, of (1) the product of $7.50 multiplied by the Tranche Two Cash Multiple (as defined below) over (2) the product of the Tranche Two Cash Multiple multiplied by the per share exercise price of such Company Stock Option immediately prior to the effective time of the merger, plus

  •
  (B) a number of shares of Trimble common stock equal to (X) the product of (1) the number of shares of @Road common stock as to which such option is vested and exercisable at the effective time of the merger and (2) the excess, if any, of (aa) the product of the $7.50 multiplied by the Tranche Two Stock Multiple over (bb) the product of the Tranche Two Stock Multiple multiplied by the per share exercise price of such option immediately prior to the effective time of the merger, divided by (Y) the average of the closing sales price for a share of Trimble common stock on the Nasdaq Global Market for the five (5) consecutive trading days ending with, but including, the trading day that is six (6) trading days prior to the date of the closing of the merger.

Each vested @Road stock option with an exercise price greater than $7.50 per share will be terminated and the holder thereof will not be entitled to any consideration in connection with such termination.

        The "@Road Common Tranche Two Consideration" means the combination of cash and/or shares of Trimble common stock having an aggregate value (as determined in accordance with the merger agreement) of $2.50.

        The "Tranche Two Stock Multiple" means the proportion of the @Road Common Tranche Two Consideration to be paid in Trimble common stock multiplied by 0.333 (rounded to the nearest one-thousandth).

        The "Tranche Two Cash Multiple" means the proportion of the @Road Common Tranche Two Consideration to be paid in cash multiplied by 0.333, plus 0.667 (rounded to the nearest one-thousandth).

        At the effective time of the merger, each unvested @Road stock option that is unexercised and outstanding and that has a per share exercise price greater than $7.50 will terminate for no consideration.

        To the extent necessary or required by the terms of any @Road stock option plan or pursuant to the terms of any @Road stock option granted to directors of @Road, @Road will use reasonable efforts to obtain the consent of each such holder of an outstanding option to effectuate the treatment of such option pursuant to the terms of the merger agreement. @Road will amend the stock plans and related agreements to the extent necessary to reflect the transactions contemplated by the merger agreement. @Road's failure to obtain consents to any of the amendments contemplated above will not be deemed a failure of any of the conditions to the obligations of Trimble under the merger agreement.

  Assumption of Certain Unvested @Road Stock Options

        At the effective time of the merger, each unvested @Road stock option that is unexercised and outstanding immediately prior to the effective time of the merger and that has a per share exercise price equal to or less than $7.50 will be assumed by Trimble. Each option assumed by Trimble will continue to be subject to, and exercisable and vested upon, the same terms and conditions as are in effect immediately prior to the effective time of the merger, except that: (i) such option shall become exercisable for that number of whole shares of Trimble common stock equal to the number of shares of @Road common stock subject to such option immediately prior to the effective time of the merger, multiplied by Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Trimble common stock, and (ii) the per share exercise price for each share of Trimble common stock issuable upon exercise of such assumed option will equal the exercise price per share of @Road common stock subject to such option in effect immediately prior to the effective time of the merger, divided by the Option Exchange Ratio, rounded up to the nearest whole cent. It is the intent of @Road and Trimble that to the extent permitted by applicable laws and regulations, all assumed options that prior to the effective time of the merger were treated as incentive or non-qualified stock options will continue to be treated as incentive or non-qualified stock options, respectively. In addition, certain @Road executive officers and directors will receive additional option acceleration pursuant to the terms of their stock option or change of control agreements. See "—Interests of @Road's Directors and Executive Officers in the Merger" beginning on page 61.

        The "Option Exchange Ratio" means $7.50 divided by the average of the closing sales price for a share of Trimble common stock on the Nasdaq Global Market for the five (5) consecutive trading days ending with, but including, the trading day that is six (6) trading days prior to the date of the closing of the merger.

  Registration Statement on Form S-8

        Trimble has agreed to file a registration statement on Form S-8 covering the shares underlying the assumed @Road options promptly, and in no event later than fifteen business days, following the effective time of the merger. Trimble has agreed to use reasonable efforts to maintain the effectiveness of this registration statement as long as any assumed options are outstanding and will maintain a sufficient number of reserved shares of Trimble common stock for issuance upon exercise thereof.

  Employee Stock Purchase Plan

        At the effective time of the merger, the @Road employee stock purchase plan will be terminated. The rights of participants in the employee stock purchase plan with respect to any offering period then underway under the employee stock purchase plan will be determined by treating the last business day prior to the effective time of the merger as the last day of such offering period and by treating such shortened offering period as a fully effective and completed offering period for all purposes under the employee stock purchase plan. The purchase date for each such shortened offering period will be the last business day prior to the effective time of the merger and all outstanding rights to purchase shares of @Road common stock will be exercised on that date, meaning that all employee amounts accumulated under the plan will be applied on that date to purchase shares pursuant to the plan terms. Each share of @Road common stock purchased pursuant to such exercise will be, by virtue of the merger and without issuance of certificates representing issued and outstanding shares of @Road common stock to participants under the employee stock purchase plan, converted into the right to receive (a) $5.00 in cash and (b) $2.50 in cash and/or shares of Trimble common stock, no par value, the combination of such amount to be the same as the composition of the merger consideration.

        If the closing of the merger has not occurred on or prior to April 30, 2007, @Road will take all commercially reasonable steps to suspend new enrollment under the terms of the employee stock purchase plan after such time, and to provide that no new offering periods will commence on or after April 30, 2007, until the earlier of (A) immediately prior to the effective time of the merger when the employee stock purchase plan shall be terminated or (B) termination of the merger agreement; provided, however, that in conjunction with taking such actions Trimble and @Road will meet and confer regarding potential employee retention measures that might be taken in lieu of the employee stock purchase plan.

Regulatory Filings and Approvals Required to Complete the Merger

        Under the HSR Act, and related rules, Trimble and @Road may not complete the merger until the expiration of a 30-day waiting period following the filing of notification reports with the DOJ and the FTC by Trimble and @Road, which each party made on December 22, 2006, unless a request for additional information or documents is received from the FTC or the DOJ or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the DOJ or the FTC requests additional information or documents concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the FTC or the DOJ.

        While Trimble and @Road expect to obtain these regulatory approvals, there can be no assurance that Trimble and @Road will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and, if such required actions are not immaterial, could result in the conditions to Trimble's obligation to complete the merger not being satisfied.

        In addition, at any time before or after the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by @Road or Trimble of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust or other laws challenging or seeking to enjoin the merger, before or after it is completed.

Listing of Shares of Trimble Common Stock Issued in the merger on the Nasdaq Global Market

        Trimble will use reasonable efforts to cause the shares of Trimble common stock issued in connection with the merger to be authorized for listing on the Nasdaq Global Market before the completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of @Road Common Stock After the Merger

        If the merger is completed, @Road common stock will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act. In addition, @Road will cease to be a reporting company under the Exchange Act.

Restriction on Sales of Shares of Trimble Common Stock Received in the Merger

        The shares of Trimble common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Trimble common stock issued to any person who is deemed to be an "affiliate" of @Road prior to the merger. Persons who may be deemed to be "affiliates" of @Road prior to the merger include individuals or entities that control, are controlled by, or are under common control of @Road, prior to the merger, and may include officers and directors, as well as principal stockholders of @Road, prior to the merger. Affiliates of @Road will be notified separately of their affiliate status.

        Persons who may be deemed to be affiliates of @Road prior to the merger may not sell any of the shares of Trimble common stock received by them in connection with the merger except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        Trimble's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Trimble common stock to be received in connection with the merger by persons who may be deemed to be affiliates of @Road prior to the merger.

Appraisal Rights

        Holders of shares of @Road common stock or @Road preferred stock who do not vote in favor of approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and properly demand appraisal of their shares will be entitled to appraisal rights pursuant to the merger agreement under Section 262 of the DGCL, which is referred to as Section 262.

        The following discussion is not a complete discussion of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that @Road stockholders exercise their right to seek appraisal under Section 262. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of @Road common stock and @Road preferred stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of @Road common stock or @Road preferred stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        Under Section 262, persons who hold shares of @Road common stock or @Road preferred stock who do not vote in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by @Road stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex D. Any holder of @Road common stock or @Road preferred stock who wishes to exercise appraisal rights or who wishes to preserve such holder's right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Due to the complexity of the procedures for exercising the right to seek appraisal, @Road stockholders who are considering exercising such rights are urged to seek the advice of legal counsel.

        Any @Road stockholder wishing to exercise appraisal rights under Section 262 must:

  •
  deliver to @Road, before the vote on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the @Road special meeting, a written demand for the appraisal of the stockholder's shares;

  •
  not vote its shares of common stock or preferred stock in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

  •
  hold of record shares of @Road common stock or @Road preferred stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger.

        A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.

        Neither voting against the approval and adoption of the merger agreement and approval of the transaction (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform @Road of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the @Road special meeting will constitute a waiver of appraisal rights.

        Only a holder of record of shares of @Road common stock or @Road preferred stock on the record date for the @Road special meeting is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of @Road common stock or @Road preferred stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's mailing address and the number of shares registered in the holder's name, and must state that the person intends to demand appraisal of the holder's shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of @Road common stock and @Road preferred stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands for appraisal pursuant to Section 262 should be sent or delivered to @Road, Inc., 47071 Bayside Parkway, Fremont, CA 94538, Attn: Secretary of the Board of Directors.

        Within 10 days after the effective time of the merger, @Road or its successor in interest, which is referred to generally as the surviving company, must notify each holder of @Road common stock and @Road preferred stock who has complied with Section 262 and who has not voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving company or any holder of @Road stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder's shares. The surviving company is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of @Road stock to initiate all necessary action to perfect their appraisal rights in respect of shares of @Road common stock or @Road preferred stock within the time prescribed in Section 262.

        Within 120 days after the effective time of the merger, any holder of @Road common stock or @Road preferred stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares of @Road common stock and @Road preferred stock not voted in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the aggregate number of shares which have made demands for appraisal. The statement must be mailed within 10 days after a written request has been received by the surviving company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for an appraisal is timely filed by a holder of shares of @Road common stock or @Road preferred stock and a copy is served upon the surviving company, the surviving company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determining the holders of @Road stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. You should not expect the surviving company to offer more than the applicable merger consideration to any stockholder exercising appraisal rights and Trimble reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of @Road common stock and @Road preferred stock is less than the applicable merger consideration.

        Although @Road believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock or preferred stock of @Road have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

        In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of @Road." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc. the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        The costs of the action may be determined by the court and levied upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

        Any holder of shares of @Road stock who has demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of @Road common stock or @Road preferred stock as of a record date prior to the effective time of the merger.

        Any @Road stockholder may withdraw his or her demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving company does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

        If any stockholder who demands appraisal of shares of @Road common stock or @Road preferred stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the stockholder's shares of @Road common stock and @Road preferred stock will be deemed to have been converted at the effective time of the merger into the right to receive the amounts to which holders of @Road common stock and @Road preferred stock are entitled to receive in connection with the merger, subject to certain pro rata adjustments described under the section entitled "The Merger Agreement—Merger Consideration" on page 72. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving company a written withdrawal of the holder's demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

        Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of these rights. Consequently, any stockholder willing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights. In addition, such stockholder is urged to consult its tax advisor as to the U.S. federal, state, local and non-U.S. tax effects of the exercise of such rights.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and Trimble and @Road encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement. The merger agreement is not intended to provide any other factual information about either Trimble or @Road. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings each of Trimble and @Road makes with the SEC, which are available without charge at www.sec.gov.

Structure of the Merger

        The merger agreement provides for the merger of Roadrunner Acquisition Corp., a newly formed, wholly owned subsidiary of Trimble, with and into @Road, with @Road surviving the merger as a wholly owned subsidiary of Trimble.

Completion and Effectiveness of the Merger

        Trimble and @Road will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled "Conditions to Completion of the Merger" beginning on page 89 of this proxy statement/prospectus are satisfied or waived, including adoption of the merger agreement by the stockholders of @Road. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

        Trimble and @Road are working to complete the merger as quickly as possible. Trimble and @Road currently plan to complete the merger during the first calendar quarter of 2007. However, because completion of the merger is subject to various conditions, Trimble and @Road cannot predict the exact timing of the merger or whether the merger will occur at all.

Merger Consideration for @Road Common and Preferred Stock

        At the effective time of the merger, each share of @Road common stock, par value $0.0001 per share, outstanding immediately prior to the effective time of the merger will be converted into the right to receive $7.50 of merger consideration comprised of: (i) $5.00 in cash and (ii) $2.50 in cash and/or shares of Trimble common stock, no par value, the combination of such amount to be determined at the election of Trimble. Trimble has the right to make this election of the proportions of the mixture of cash and stock to be paid under the second part of the merger consideration at its sole discretion. Trimble will notify @Road in writing of its election with respect to relative proportions of cash and/or stock to be offered at least five business days prior to the scheduled date for the @Road stockholders' meeting and will publicly disseminate an announcement of such election within twenty-four (24) hours following delivery of such notice to @Road, provided that Trimble may revoke such election in the event of any postponement of the @Road stockholders' meeting. The value of any of its common stock that Trimble may, in its discretion, issue will be determined by the average closing price of Trimble common stock for the five most recent trading days that Trimble common stock has traded ending on and including the trading day six days prior to the date the merger is completed, as reported on the Nasdaq Global Market.

        As of the completion of the merger, all shares of @Road common stock will no longer be outstanding and will be cancelled and will cease to exist, and each holder of a certificate representing any shares of @Road common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration, without interest, upon surrender of such certificate.

        In addition to the common stock merger consideration described above, each share of @Road Series A-1 Redeemable Preferred Stock, par value $0.001 per share, and each share of @Road Series A-2 Redeemable Preferred Stock, par value $0.001 per share, will be automatically converted into the right to receive an amount in cash equal to $100.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to completion of the merger, calculated in accordance with @Road's Certificate of Designations, Rights and Preferences of Series A-1 and Series A-2 Redeemable Preferred Stock and Series B-1 and Series B-2 Redeemable Preferred Stock. Each share of @Road Series B-1 Redeemable Preferred Stock, par value $0.001 per share, and each share of @Road Series B-2 Redeemable Preferred Stock, par value $0.001 per share, will be automatically converted into the right to receive an amount in cash equal to $831.39 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to completion of the merger, calculated in accordance with the @Road's Certificate of Designations, Rights and Preferences of Series A-1 and Series A-2 Redeemable Preferred Stock and Series B-1 and Series B-2 Redeemable Preferred Stock. Upon completion of the merger, all @Road shares of Series A and Series B Preferred Stock will no longer be outstanding and will be automatically cancelled. Each holder of a certificate representing any such shares of Preferred Stock will cease to have any rights with respect to those shares, except the right to receive the amounts set forth above upon the surrender of such certificate, without interest.

        In addition, the merger consideration will be adjusted to reflect the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into @Road common stock or @Road preferred stock), reorganization, recapitalization or other like change with respect to @Road common stock or @Road preferred stock having a record date after December 10, 2006 and before the completion of the merger.

Fractional Shares

        If Trimble elects to issue shares of its common stock as part of the merger consideration, Trimble will not issue any fractional shares of such common stock. Instead, each holder of @Road common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of common stock of Trimble will receive cash, without interest, in an amount equal to the fraction multiplied by the average closing price of one share of Trimble common stock for the five most recent trading days that Trimble common stock has traded, ending on and including the trading day six days prior to the date the merger is completed, as reported on the Nasdaq Global Market.

Exchange Procedures

        As promptly as practicable after completion of the merger, Trimble will cause American Stock Transfer &Trust Co., the exchange agent for the merger, to mail to each record holder of @Road common stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for cash and, if the stock election is made, certificates representing Trimble common stock and the cash payment in lieu of fractional shares. Those holders of @Road common stock who properly surrender their @Road stock certificates in accordance with the exchange agent's instructions will receive (i) cash, and (ii) any proportion of the number of whole shares of Trimble common stock that the holder is entitled to receive pursuant to the merger agreement and/or cash in lieu of any fractional or whole share of Trimble common stock. The surrendered certificates representing @Road common stock will be canceled. After the effective time of the merger, each certificate representing a share of @Road common stock that has not been surrendered will represent only the right to receive each of items (i) and (ii) enumerated in this paragraph. Following the completion of the merger, @Road will not register any transfer of @Road common stock on its stock transfer books.

        Holders of @Road common stock should not send in their @Road stock certificates until they receive a letter of transmittal from American Stock Transfer & Trust Co., the exchange agent for the merger, with instructions for the surrender of @Road stock certificates.

Distributions with Respect to Unexchanged Shares

        Holders of @Road common stock are not entitled to receive any dividends or other distributions on Trimble common stock until the merger is completed. After the merger is completed, holders of @Road common stock will be entitled to dividends and other distributions, without interest, declared or made, if any, after completion of the merger with respect to the number of whole shares of Trimble common stock which they are entitled to receive upon exchange of their @Road stock certificates, but they will not be paid any dividends or other distributions on the Trimble common stock until they surrender their @Road stock certificates to the exchange agent in accordance with the exchange agent's instructions.

Lost Stock Certificates

        If any certificates representing @Road common or preferred stock are lost, stolen or destroyed, such @Road stockholders must provide an appropriate affidavit to the exchange agent in order to receive the merger consideration such holder is otherwise entitled to under the merger agreement. Trimble may require the owner of such lost, stolen or destroyed certificates to deliver a bond as indemnity against any claim that may be made against Trimble, the surviving corporation, @Road or the exchange agent with respect to any such lost, stolen or destroyed certificates.

Appraisal Rights

        Even if the merger is approved by @Road's stockholders, any @Road stockholder who does not vote in favor of the merger and who has previously taken necessary steps under Delaware law may exercise rights of appraisal under Delaware law, will not receive merger consideration and that holder's shares will not be converted to common stock of the surviving corporation.

        @Road will promptly notify Trimble of any written demand, notice or instrument and any withdrawal of written demand for appraisal rights that @Road has received prior to the completion of the merger. @Road also will give Trimble the opportunity to participate in all negotiations and proceedings with respect to any demand, notice or instrument concerning appraisal rights.

Representations and Warranties

        The merger agreement contains customary representations and warranties that Trimble and @Road made to, and solely for the benefit of, each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Trimble and @Road have exchanged in connection with signing the merger agreement. While Trimble and @Road do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because they were only made as of the date of the merger agreement and certain representations and warranties may have been modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies' general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies' public disclosures.

@Road's Conduct of Business Before Completion of the Merger

        Under the merger agreement, @Road has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Trimble consents in writing, @Road and each of its subsidiaries will act and carry on its business in the ordinary course of business, in substantially the same manner as previously conducted, and in compliance with all applicable laws and regulations, pay their material debts when due, subject to bona fide disputes over such debts, and use commercially reasonable efforts consistent with past practice to preserve intact their present business organization and employee base and preserve their relationships with customers, suppliers, licensors, licensees and others with which they have business dealings.

        Under the merger agreement, @Road has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Trimble consents in writing, it will not (and will not permit its subsidiaries to), subject to specified exceptions:

  •
  declare, set aside or pay dividends or make any other distributions in respect of any capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of @Road to its parent and other than dividends required to be accrued or accumulated on @Road preferred stock), or effect any stock splits, combinations or reclassifications or authorize the issuance of any other securities in respect of capital stock or other securities;

  •
  purchase, redeem or otherwise acquire any shares of @Road capital stock or other @Road securities, except redemptions of @Road preferred stock at the holders' option in accordance with @Road's certificate of incorporation and bylaws;

  •
  issue, deliver, sell, grant, pledge or otherwise encumber any shares of @Road capital stock or other voting securities or any securities convertible into, or rights, warrants or options to acquire, shares of @Road capital stock or other voting securities, or grant any restricted stock, performance shares or other equity based awards other than (i) issuances of shares pursuant to exercise of outstanding stock options, (ii) issuances of a limited number of shares issuable in accordance with @Road's employee stock purchase plan, or (iii) grants of a limited number of stock options under existing stock option plans in the ordinary course of business consistent with past practice and in connection with new hires;

  •
  amend @Road's certificate of incorporation or bylaws (or similar governing instruments of its subsidiaries);

  •
  acquire or agree to acquire through merger, purchase of any equity interest in any business or purchase any assets outside of the ordinary course of business which have an aggregate value in excess of $500,000;

  •
  sell, lease, license, assign, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of @Road and its subsidiaries, with an aggregate value in excess of $500,000;

  •
  incur or assume any indebtedness for borrowed money or guarantee any indebtedness of another person or entity (other than a wholly-owned subsidiary of @Road) or amend any such existing indebtedness or guarantee, issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of @Road or any of its subsidiaries; guarantee any debt securities of another person or entity (other than a wholly-owned subsidiary of @Road) or enter into any "keep well" or other agreement to maintain any financial condition of another person or entity

    (other than a wholly-owned subsidiary of @Road; or enter into any arrangement having the economic effect of any of the foregoing;

  •
  make any change in accounting methods or principles of accounting or revalue any of its assets except as required by generally accepted accounting principles, international accounting standards or any governmental authorities as concurred by @Road's independent auditors;

  •
  except as required by legal requirements or pursuant to contracts binding on @Road or its subsidiaries as of December 10, 2006,

  •
  adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan, including any @Road Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement;

  •
  increase in any manner the compensation or benefits of any present or former directors, officers, employees or consultants of @Road or its subsidiaries, except in the case of non-officer employees of @Road or any of its subsidiaries for normal salary increases and increase in bonus payments in the ordinary course of business consistent with past practice;

  •
  accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards or waive any stock repurchase rights, other than as required by the merger agreement;

  •
  grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for

  •
  the issuance of those @Road stock options that have been approved but not granted as of the close of business on December 8, 2006, and which in each case, are issued in the ordinary course of business consistent with past practice and with a per share exercise price no lower than fair market value of one share of @Road common stock on the date of grant, and

  •
  the payment of bonuses to employees in accordance with the provisions of certain @Road bonus plans, or

  •
  loan or advance any money or other property to any present or former director, officer, or employee of @Road or its subsidiaries other than routine advances for business expenses in the ordinary course;

  •
  enter into any joint venture, partnership or other similar arrangement;

  •
  make any loan, advance or capital contribution to or investment other than inter-company loans, advances or capital contributions, other than inter-company loans, advances or capital contributions among @Road or any wholly owned subsidiary and any wholly-owned subsidiary, investments in any wholly-owned subsidiary of @Road or routine advances for business expenses in the ordinary course consistent with past practice and @Road's policies as of December 10, 2006;

  •
  cancel any debts or waive any claims or rights of substantial value, except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

  •
  enter into, or materially amend, modify or supplement any @Road material contract or lease outside the ordinary course of business or waive, release, grant, assign or transfer any of its material rights or claims;

  •
  effect any material restructuring of @Road or any of its subsidiaries with respect to employees;

  •
  fail to file, on a timely basis, all material tax returns required to be filed on or prior to the closing of the merger or fail to timely pay or remit any material taxes dues regarding such tax returns;

  •
  amend any material tax returns, make or change any material election relating to taxes, adopt or change any material accounting method relating to taxes unless required by a change in the Tax Code, or settle, consent or enter into any closing agreement relating to any audit or consent to waive the statutory period of limitations of any audit;

  •
  cancel or terminate without reasonable substitute policy, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

  •
  enter into any agreement that would subject Trimble or the surviving company to any non-compete, most-favored nation, unpaid future deliverables, or service requirements outside the ordinary course of business, or exclusivity, future royalty payments or other material restrictions on @Road, the surviving corporation, Trimble or any of their respective businesses after the merger;

  •
  provide a material refund, credit or rebate to any customer, reseller or distributor other than in the ordinary course of business consistent with past practice;

  •
  hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than to fill vacancies or elect any directors, except in accordance with @Road's certificate of incorporation and bylaws with respect to director vacancies;

  •
  enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of the lease;

  •
  enter into any customer contract that contains any material non-standard terms other than as is consistent with past practice;

  •
  enter into any contract that adversely affects any patents or applications for patents of @Road, its subsidiaries, any parent of @Road or any affiliates of such entity;

  •
  dispose of or transfer any intellectual property or intellectual property rights or dispose of or unlawfully disclose any trade secrets outside of the ordinary course of business;

  •
  abandon or permit to lapse any rights to any United States patent or patent application without consulting with Trimble; or

  •
  agree in writing or otherwise to take any of the foregoing actions.

@Road Prohibited from Soliciting Other Offers

        Under the terms of the merger agreement, subject to limited exceptions described below, @Road has agreed that neither it nor any of its subsidiaries will, and @Road will cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

  •
  solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) any inquiry concerning the making of any proposal or offer (including any offer to @Road's stockholders) with respect to an acquisition proposal or that could reasonably be expected to lead to any acquisition proposal;

  •
  enter into, continue or otherwise participate in any discussions or negotiations with any third party regarding any acquisition proposal of the type described below; or

  •
  furnish to any third party any nonpublic information or grant access to its properties, books and records or personnel in connection with any acquisition proposal.

        An "acquisition proposal" means any of the following:

  •
  any proposal or offer relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving @Road or any of its subsidiaries,

  •
  for the issuance by @Road of 20% or more of its equity securities,

  •
  to acquire in any manner, directly or indirectly, in a single transaction or a series of related transactions, 20% or more of the capital stock of @Road or any of its subsidiaries (on a consolidated basis), or

  •
  to acquire, directly or indirectly, in a single transaction or a series of related transactions, assets of @Road and its subsidiaries having a fair market value equal to 20% or more of @Road's consolidated assets, in each case other than the transactions contemplated by the merger agreement; or

  •
  any written inquiry with respect to, any oral inquiry to which @Road or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving @Road or any of its subsidiaries.

        Notwithstanding the prohibitions contained in the merger agreement with respect to acquisition proposals, if @Road receives an unsolicited, bona fide written acquisition proposal that its board of directors concludes in good faith, after consultation with its outside legal counsel and its financial advisor, is, or is reasonably likely to result in, an acquisition proposal that constitutes a superior proposal, as described below, then @Road may (i) furnish information with respect to @Road to the person making such acquisition proposal, (ii) participate in discussions with such person regarding the acquisition proposal and (iii) amend or grant a waiver or release under any standstill with respect to the @Road stock, provided that:

  •
  @Road complies with the terms of the merger agreement relating to acquisition proposals; and

  •
  prior to furnishing nonpublic information or entering into any negotiations or discussions with such third party, @Road enters into a confidentiality agreement with the third party that contains the customary limitations on the use and disclosure of such information in substantially the form of the confidentiality agreement between @Road and Trimble and also contemporaneously furnishes Trimble with a copy of the information furnished to the potential third party acquiror to the extent not previously furnished to Trimble.

        An acquisition proposal will be considered a "superior proposal" if the acquisition proposal if each of the following conditions is met:

  •
  the acquisition proposal is an unsolicited bona fide proposal made by a third party to acquire, directly or indirectly, a majority of the equity securities or a majority of the assets of @Road, pursuant to a tender or exchange offer, a consolidation or a sale of its assets; and

  •
  the acquisition proposal is on terms that the @Road board of directors has in good faith concluded, after consultation with its outside legal counsel and financial advisor, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the third party making the offer, (i) to be more favorable to @Road's stockholders (in their capacities as stockholders) than the terms of the merger; (ii) is reasonably capable of being completed; and (iii) to the extent the @Road board of directors determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.

        @Road is obligated to promptly, and in any event within twenty-four (24) hours, notify Trimble upon receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an acquisition proposal or from any third party seeking to have discussions or negotiations with @Road relating to a possible acquisition proposal. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry, the identity of the person or group making the acquisition proposal, request or inquiry and a copy of all written materials provided in connection with the acquisition proposal, request or inquiry. In addition, in the event that @Road enters into negotiations with a third party making an acquisition proposal, it is required to give Trimble forty-eight (48) hours' written notice (or such lesser prior notice as is provided to the members of its board of directors) of its intention to enter into negotiations with the third party of any meeting of its board of directors at which its board of directors is expected to consider any acquisition proposal or any inquiry concerning nonpublic information. Following delivery of an initial notice to Trimble, @Road must also promptly notify Trimble orally and in writing of all information as is reasonably necessary to keep Trimble informed in all material respects of the status and details of the acquisition proposal, request or inquiry. @Road further agreed to generally provide Trimble with forty-eight (48) hours' notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors is reasonably expected to consider any acquisition proposal or any such inquiry or to consider providing nonpublic information to any third party. @Road will notify Trimble within twenty-four (24) hours after a board of directors meeting regarding whether the board decided to enter into any negotiations or discussions with any person.

Obligations of the @Road Board of Directors with Respect to Its Recommendation and Holding a Meeting of Its Stockholders

        Promptly after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission, @Road has agreed to take all action necessary to call, hold and convene a meeting of its stockholders within forty-five (45) days after the mailing of this proxy statement/prospectus, and to use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the merger agreement and approval of the merger, and to take all other action necessary or advisable to secure the vote of its stockholders required by the Delaware General Corporation Law to obtain such approvals. Upon written notice from Trimble no later than 24 hours prior to the scheduled time for the @Road stockholders' meeting that Trimble has determined in good faith that the conditions to closing of the merger are not expected to be satisfied by the date of the @Road stockholders' meeting, @Road has agreed to postpone its stockholders' meeting until a date prior to September 10, 2007. In addition, if Trimble provides such notice postponing the @Road stockholders' meeting, it may revoke any election it had previously announced with respect to the relative proportions of the components of the second part of the merger consideration. If it does so, Trimble will notify @Road of its new election with respect to the relative proportion of the second part of the merger consideration at least five (5) business days prior to the rescheduled date for the @Road stockholders' meeting and will publicly announce such election with 24 hours of such notice.

        The @Road board of directors agreed to recommend that the @Road stockholders vote in favor of adopting the merger agreement and approval of the merger. Notwithstanding the @Road board of directors' obligations described in this paragraph, if @Road's board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably likely be expected to result in a breach of its fiduciary duties to the @Road stockholders under applicable law, the board of directors of @Road (i) may withhold, withdraw, amend or modify its recommendation to its stockholders in favor of the merger, or (ii) terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal if the following conditions are met:

  •
  such superior proposal, if any, did not result from a material breach of the provisions of the merger agreement relative to acquisition proposals;

  •
  @Road has not breached any of the provisions in the merger agreement relating to the recommendation of the board of directors and non-solicitation of other acquisition proposals;

  •
  the board of directors of @Road has provided to Trimble, at least four business days prior to publicly changing its recommendation, written notice of its receipt of a superior offer; and

  •
  during the four business day period described above, @Road has negotiated in good faith with Trimble and has provided Trimble with a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement proposed by Trimble as would enable @Road to proceed with its recommendation to the @Road stockholders in favor of the adoption of the merger agreement without changing its recommendation.

        Regardless of whether the board of directors of @Road has received an acquisition proposal or has withheld, withdrawn, amended or modified its recommendation to its stockholders to vote "for" the proposal to approve and adopt the merger agreement and approve the merger, @Road is obligated under the terms of the merger agreement to call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the proposal to approve and adopt the merger agreement and approve the merger. @Road is not permitted under the merger agreement to submit to the vote of its stockholders any third-party acquisition proposal, or propose to do so.

        Notwithstanding the obligations described in the preceding paragraphs, @Road's board of directors is permitted to take such action after determining in good faith, following consultation with outside counsel, that such action is necessary for the board to comply with its fiduciary obligations under applicable law. In addition, @Road and its board of directors may take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act; provided, however, that the content of the disclosure is governed by the terms of the merger agreement and @Road's board of directors may not change its recommendation to stockholders to vote in favor of adoption of the merger agreement except in accordance with the procedures described in the preceding paragraphs.

Treatment of @Road Stock Options and Restricted Stock

        At the effective time of the merger, Trimble will assume each unvested, unexpired and outstanding option to purchase shares of @Road common stock that have a per share exercise price of $7.50 or less. Under the terms of the merger agreement, these options will be converted into options to purchase shares of Trimble common stock. Each assumed @Road option will be converted into an option to purchase that number of shares of Trimble common stock equal to the number of shares of @Road common stock purchasable pursuant to the @Road option immediately prior to the effective time of the merger, multiplied by the option exchange ratio (as defined below), rounded down to the nearest whole number of shares of Trimble common stock. The exercise price per share will be equal to the exercise price per share of @Road common stock divided by the option exchange ratio, rounded up to the nearest whole cent.

        The option exchange ratio is equal to the quotient of:

  •
  $7.50 divided by

  •
  the average closing sales price of Trimble common stock as reported on the Nasdaq Global Market for the five trading days ending on the trading day six days prior to the effective time of the merger.

        To the extent permitted by applicable law, all assumed options that prior to completion of the merger were treated as incentive or non-qualified stock options under the Internal Revenue Service tax code will after completion of the merger be treated as incentive or non-qualified stock options, respectively, under such code. With respect to the assumed options, @Road will not take any action to accelerate the vesting of such options beyond what is contractually provided as of December 10, 2006 and will take any action that it is permitted to take to prevent the accelerated vesting of such options.

        Trimble will use commercially reasonable efforts to file a registration statement on Form S-8 with the Securities and Exchange Commission for the shares of Trimble common stock issuable with respect to @Road options assumed by Trimble in connection with the merger as soon as practicable after the merger but not later than fifteen (15) business days following completion of the merger. Trimble also will use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed options remain outstanding and will maintain a sufficient number of Trimble common stock shares for issuance upon exercise of such options.

        At the effective time of the merger, each option to purchase @Road common stock that is vested as of the effective time of the merger or that becomes vested as a result of the transactions set forth in the merger agreement, and that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger on the terms and subject to the conditions set forth in the merger agreement, shall terminate in its entirety upon completion of the merger, and the holder of each such option will be entitled to receive the excess, if any, of the aggregate consideration for @Road common stock for each share of @Road common stock underlying such option less the per share exercise price of such @Road stock options in the same proportion of cash and Trimble common stock as the holders of @Road common stock will receive in the merger.

        At the effective time of the merger, each @Road stock option that is unvested, unexpired and outstanding immediately prior to completion of the merger that has a per share exercise price that is greater than $7.50 shall terminate in its entirety.

Treatment of @Road Employees

        Pursuant to the merger agreement, Trimble agreed to give continuing @Road employees credit for prior service with @Road or its subsidiaries for purposes of (1) eligibility and vesting under any Trimble employee benefit plan and (2) determination of benefits levels under any Trimble plan or policy at which the employees are eligible to participate in following the effective time of the merger. In addition, Trimble will waive any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the surviving corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical or dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger is completed. With respect to any accrued but unused personal, sick or vacation time to which any of its employees prior to completion of the merger is entitled pursuant to the applicable personal, sick or vacation policies existing immediately prior to completion of the merger, the continuing employee is allowed to use such accrued personal, sick or vacation time; provided, however, that if Trimble deems it necessary to disallow any such continuing employee from taking such accrued personal, sick or vacation time, Trimble will cause the surviving corporation to pay in cash an amount equal to such accrued personal, sick and vacation time; Trimble will also pay in cash an amount equal to such accrued personal, sick and vacation time to any continuing employees whose employment terminates for any reason after the merger is completed.

Third Party Consents

        As soon as practicable, @Road will use commercially reasonable efforts to obtain material consents, waivers and approvals under any of its or its subsidiaries' respective contracts required to be obtained in connection with the completion of the transactions contemplated hereby as may be reasonably requested by Trimble after consultation with @Road. @Road shall keep Trimble informed of all material developments.

Treatment of Rights under the @Road Employee Stock Purchase Plan

        Immediately prior to the effective time of the merger, the @Road employee stock purchase plan will be terminated. To the extent permitted by the employee stock purchase plan, the rights of participants in the employee stock purchase plan with respect to any offering period then underway under the employee stock purchase plan will be determined by treating the last business day prior to the effective time of the merger as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the employee stock purchase plan. If the closing of the merger has not occurred on or prior to April 30, 2007, @Road will take all commercially reasonable steps to suspend new enrollment under the terms of the employee stock purchase plan from such time, and to provide that no new offering periods will commence on or after April 30, 2007, until immediately prior to the closing of the merger when the employee stock purchase plan will be terminated or if earlier the termination of the merger agreement. Outstanding rights to purchase shares of @Road common stock will be exercised in accordance with the terms of the employee stock purchase plan, and each share of @Road common stock purchased pursuant to such exercise will be, by virtue of the merger, converted into the right to receive the merger consideration for @Road common stock under the merger agreement, without issuance of certificates representing issued and outstanding shares of @Road common stock to participants under the employee stock purchase plan.

Director and Officer Indemnification and Insurance

        The merger agreement provides that Trimble will cause the surviving corporation from and after the effective date of the merger to honor and fulfill @Road's obligations under any indemnification agreements with its directors and officers or any of its subsidiaries that existed on the date of the merger agreement and under the bylaws or articles of incorporation. Each indemnified party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, lawsuit, proceeding or investigation within ten (10) business days of receipt of such a request if the requesting party provides an undertaking to repay the advanced expenses if it is determined that that party is not entitled to indemnification. If any claim or otherwise is made against any indemnified party within the six year period after completion of the merger and extends beyond the six-year mark, the indemnified party will be entitled to advancement of expenses incurred in the defense of such claim or otherwise until the final disposition to the extent he or she would have otherwise been entitled to advancement of expenses.

        The surviving corporation will maintain in the certificate of incorporation and bylaws of the surviving company in the merger provisions relating to exculpation, indemnification and the advancement of expenses that are at least as favorable to the present and former indemnified directors, officers, employees and agents as those contained in @Road's organizational documents that were in effect on the date of the merger agreement, which neither Trimble nor the surviving company in the merger will, except as required by law, amend, repeal or otherwise modify for a period of six (6) years from the effective time of the merger in any manner that would adversely affect the rights of the indemnified parties; and

        For a period of six (6) years after the effective time of the merger, the surviving corporation must maintain directors', officers' and fiduciaries' liability insurance covering those persons who were covered by @Road's directors' and officers' liability insurance policy on the date of the merger agreement for events occurring prior to the effective time of the merger of at least the same coverage and amounts and containing terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to @Road's directors and officers on the date of the merger agreement; provided, however, in no event will the surviving company in the merger be required to expend in any one year more than 200% of the annual premium currently paid by @Road for such coverage and if the annual premiums for such "tail" or policy is greater than 200%, then the surviving corporation must obtain as much coverage as possible that does not exceed the 200% cap.

        The surviving corporation will pay all expenses, including reasonable attorneys' fees, that may be incurred by any indemnified party in connection with their enforcement of their indemnification rights, provided that the indemnified party must provide a written undertaking to repay all expenses if it is finally judicially determined that such indemnified party is not entitled to indemnification.

Exemption from Liability under Section 16

        Prior to the completion of the merger, @Road will take all steps as may be required to cause to be exempt under Rule 16b-3 the Exchange Act any dispositions of @Road common stock (including derivative securities with respect to @Road common stock) under such rule resulting from the transactions contemplated by the merger and the conversion of securities pursuant to the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

145 Affiliates

        As soon as practicable and not less than ten (10) days prior to the closing date of the merger, @Road will deliver to Trimble a letter identifying all persons who are, at the time the merger agreement is submitted for adoption by the stockholders of @Road, "affiliates" of @Road for purposes of Rule 145 under the Securities Act. @Road will use commercially reasonable efforts to cause each affiliate to deliver to Trimble an executed affiliate agreement at least ten (10) days prior to the closing date.

Conditions to Completion of the Merger

        The respective obligations of Trimble and Roadrunner Acquisition Corp., on the one hand, and @Road, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction of each of the following conditions before completion of the merger:

  •
  the merger agreement has been adopted by the vote of holders of the requisite number of shares of @Road common stock;

  •
  all mandatory waiting periods applicable to the consummation of the merger under the HSR Act and applicable foreign antitrust laws have expired or otherwise been terminated;

  •
  other than the filing of the certificate of merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement have been filed or obtained; and

  •
  in the event that Trimble elects to include any Trimble common stock as part of the merger consideration, this registration statement will have been declared effective under the Securities Act, and no stop order suspending the effectiveness of this registration statement will be in effect and no proceedings for that purpose will be pending before or threatened by the SEC.

        In addition, individually, the respective obligations of Trimble and Roadrunner Acquisition Corp. to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Trimble of the following additional conditions:

  •
  the representations and warranties of @Road are true and correct as of the closing date of the merger, except where the failure of any representation or warranty to be true or correct individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on @Road (except with respect to representations and warranties relating to due authorization which must be true in all respects and relating to capitalization which must be true and correct in all material respects), and Trimble has received a certificate signed on behalf of @Road by an officer of @Road to such effect;

  •
  @Road performed in all material respect all obligations required to be performed by it under the merger agreement on or prior to the date the merger is to be completed, and Trimble received a certificate signed on behalf of @Road by an officer of @Road to that effect;

  •
  no governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule, or regulation is in effect which would, and there will be no action or proceeding will be instituted or pending in which any governmental entity seeks to make the merger illegal or otherwise challenge, restrain or prohibit consummation of the merger or the other transactions contemplated by the merger agreement or cause the transactions contemplated by the merger agreement to be rescinded following consummation, or require Trimble or @Road or any subsidiary or affiliate of either to effect an action of divestiture; provided, however, that each of Trimble and Roadrunner Acquisition Corp. will have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered;

  •
  no event has occurred or circumstance has come into existence, either individually or in the aggregate, since December 10, 2006 that has or would reasonably be expected to have a material adverse effect on @Road; and

  •
  Mr. Krish Panu, @Road's CEO, will have entered into a non-competition agreement and such agreement will be in full force and effect.

        @Road's obligation to complete the merger is also subject to the satisfaction or waiver by @Road of the following additional conditions:

  •
  the representations and warranties of Trimble and Roadrunner Acquisition Corp. are true and correct as of the closing date of the merger as though made on and as of the closing date, except where failure to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have a material adverse effect on Trimble, and @Road will have received a certificate signed on behalf of Trimble by an officer of Trimble to such effect;

  •
  Trimble and Roadrunner Acquisition Corp. performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the date of the completion of the merger, and @Road has received a certificate signed on behalf of Trimble by an officer of Trimble to such effect;

  •
  no governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule, or regulation which is in effect which would, and there will be no action or proceeding instituted or pending in which any governmental entity seeks to make the merger illegal or otherwise challenge, restrain or prohibit consummation of the merger or the other transactions contemplated by the merger agreement or cause the actions contemplated by the merger agreement to be rescinded following completion of the merger, provided that @Road has used reasonable efforts to prevent the entry of such order or injunction and to appeal as promptly as possible any order or injunction that may be entered; and

  •
  unless Trimble elects to pay all of the merger consideration in cash, no event has occurred or come into existence, either individually or in the aggregate, since December 10, 2006 that has or would reasonably be expected to have a material adverse effect on Trimble.

Definition of Material Adverse Effect

        Under the terms of the merger agreement, a material adverse effect on @Road is defined to mean any change, event, circumstance or development that:

  •
  is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of @Road and its subsidiaries, taken as a whole other than any change, effect or circumstance resulting primarily from one or more of any of the following:

  •
  changes in national or international economic or business conditions generally which do not disproportionately affect @Road and its subsidiaries, taken as a whole, as compared with other participants in the industries in which @Road and its subsidiaries operate;

  •
  the outbreak or escalation of hostilities, including acts of war or terrorism, which do not disproportionately affect @Road and its subsidiaries, taken as a whole;

  •
  changes generally affecting the industries in which @Road and its subsidiaries operate which do not disproportionately affect @Road and its subsidiaries, taken as a whole;

  •
  changes in any law, rule or regulation or Generally Accepted Accounting Principles or the interpretation thereof;

  •
  any action required to be taken by @Road or its subsidiaries pursuant to this Agreement or taken by @Road or any of its subsidiaries at the request of Trimble or Roadrunner Acquisition Corp.;

  •
  any failure by @Road to meet securities' analysts' published estimates of revenues or earnings for any period ending after the date of the merger agreement and prior to the closing date of the merger agreement, and which failure shall have occurred in the absence of any other change, event or circumstance that would otherwise constitute a material adverse effect on @Road;

  •
  changes resulting from the public announcement of the execution of this Agreement or the consummation of the merger;

  •
  disruptions in financial, banking or securities markets generally which do not disproportionately affect @Road and its subsidiaries, taken as a whole, or the securities of @Road; or

  •
  would reasonably be expected to prevent or materially delay the consummation by @Road of the transactions contemplated by the merger agreement.

        Under the terms of the merger agreement,

  •
  if and only if part of the merger consideration is awarded in Trimble common stock, a material adverse effect on Trimble is defined to mean any change, event, circumstance or development that is or would reasonably is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Trimble and its subsidiaries, taken as a whole other than any change, effect or circumstance resulting primarily from one or more of any of the following:

  •
  changes in national or international economic or business conditions generally which do not disproportionately affect Trimble and its subsidiaries, taken as a whole, as compared with other participants in the industries in which Trimble and its subsidiaries operate;

  •
  the outbreak or escalation of hostilities, including acts of war or terrorism, which do not disproportionately affect Trimble and its subsidiaries, taken as a whole;

  •
  changes generally affecting the industries in which Trimble and its subsidiaries operate which do not disproportionately affect Trimble and its subsidiaries, taken as a whole;

  •
  changes in any law, rule or regulation or Generally Accepted Accounting Principles or the interpretation of them;

  •
  any action required to be taken by Trimble or its subsidiaries pursuant to the merger agreement or taken by @Road or any of its subsidiaries at the request of @Road;

  •
  any failure by Trimble to meet securities' analysts' published estimates of revenues or earnings for any period ending between December 10, 2006 and prior to completion of the merger agreement, and which failure shall have occurred in the absence of any other change, event or circumstance that would otherwise constitute a material adverse effect on Trimble;

  •
  changes resulting from the public announcement of the execution of the merger agreement or the consummation of the merger; or

  •
  disruptions in financial, banking or securities markets generally which do not disproportionately affect Trimble and its subsidiaries, taken as a whole, or the securities of Trimble, or any change, event, circumstance or development that would reasonably be expected to prevent or materially delay the consummation by Trimble of the transactions contemplated by this Agreement;

  •
  or, if Trimble has elected to pay the entire merger consideration in cash or if it elects to pay a portion in stock, any change, event, circumstance or development that would reasonably be expected to prevent or materially delay consummation by Trimble of the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger (whether before or after @Road's stockholders meeting):

  •
  by mutual written consent of Trimble, Roadrunner Acquisition Corp. and @Road;

  •
  by @Road or Trimble if:

  •
  the merger is not completed by September 10, 2007, except that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement was a principal cause of the failure of the merger to occur on or before such date;

    •
    any governmental entity issues any order or takes any other action that is final and nonappealable having the effect of permanently restraining, enjoining or prohibiting the completion of the merger, except that this right is not available to any party who did not use commercially reasonable efforts to prevent the occurrence of and to remove this order, decree or ruling; or

    •
    the required vote of @Road stockholders is not obtained at a duly convened meeting of stockholders, except that this right to terminate is not available to @Road if @Road's action or failure to act caused the failure to obtain the requisite vote and such action or failure to act constitutes a breach of the merger agreement;

  •
  by @Road, if it has complied with the no-solicitation/no-negotiation and stockholder recommendation provisions and paid the required termination fee;

  •
  by Trimble, at any time prior to the adoption of the merger agreement and the merger by the required vote of @Road stockholders, if any of the following triggering events occur with respect to @Road:

  •
  @Road's board of directors withdraws, amends or modifies, in a manner adverse to Trimble, its recommendation in favor of the adoption of the merger agreement;

  •
  it fails to include in this proxy statement/prospectus the recommendation of its board of directors in favor of adoption of the merger agreement;

  •
  its board of directors fails to reaffirm (publicly in connection with a publicly announced acquisition proposal, if Trimble requests) its recommendation in favor of adoption of the merger agreement within ten (10) business days after being requested in writing by Trimble to reaffirm such recommendation;

  •
  its board of directors fails to reject, approves or recommends any other acquisition proposal;

  •
  it enters into any letter of intent or similar document or any agreement, contract or commitment accepting any superior offer, following notice of such superior offer to Trimble no later than twenty-four (24) hours after @Road's board of directors determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the superior offer would reasonably be expected to result in a breach of the board of directors' fiduciary duties to the stockholders of @Road under applicable law, and during the four (4) business days following such notice, @Road provided Trimble a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement and negotiate in good faith to enable @Road to proceed with the merger;

  •
  a tender or exchange offer relating to its securities is initiated by a third party, and it does not send to its security holders, pursuant to Rule 14e-2 of the Securities and Exchange Act, within ten (10) business days after the tender or exchange offer is first published, sent or given, a statement disclosing that its board of directors recommends rejection of the tender or exchange offer;

  •
  it intentionally and materially breaches its non-solicitation obligations under the merger agreement; or

  •
  it breaches its obligations with respect to the recommendation of its board of directors and holding a meeting of its stockholders;

  •
  by Trimble upon a breach of any representation, warranty, covenant or agreement on the part of @Road in the merger agreement so that the conditions to completion of the merger regarding

    @Road's representations and warranties or covenants would not be met and the breach is not cured within twenty (20) business days following receipt by @Road of written notice of such breach or failure to perform from Trimble, or the breach is such that by its nature or timing it cannot reasonably be cured by September 10, 2007;

  •
  by @Road upon a breach of any representation, warranty, covenant or agreement on the part of Trimble or Roadrunner Acquisition Corp. in the merger agreement so that the conditions to completion of the merger regarding Trimble's representations and warranties or covenants would not be met and the breach is not cured within twenty (20) business days following receipt by @Road of written notice of such breach or failure to perform from Trimble, or the breach is such that by its nature or timing it cannot reasonably be cured by September 10, 2007;

  •
  by Trimble, if there has been, or any event has occurred that would reasonably be expected to have, a material adverse effect on @Road, and (i) the material adverse effect is not capable of being cured prior to September 10, 2007, or (ii) the material adverse effect is not cured prior to the earlier of the September 10, 2007 and twenty (20) business days following the receipt of written notice from Trimble to @Road of the material adverse effect, except Trimble may not exercise this termination right if it is in material breach of the merger agreement or if the material adverse effect is cured; or

  •
  by @Road, unless Trimble elects to pay the merger consideration entirely in cash if there has been, or any event has occurred that would reasonably be expected to have, a material adverse effect on @Road since December 10, 2006, and (i) the material adverse effect is not capable of being cured prior to September 10, 2007, or (ii) the material adverse effect is not cured prior to the earlier of September 10, 2007 and twenty (20) business days following the receipt of written notice from Trimble to @Road of the material adverse effect, except Trimble may not exercise this termination right if it is in material breach of the merger agreement or if the material adverse effect is cured.

Payment of Termination Fee

        In addition, @Road must pay the termination fee of $17,360,000 to Trimble if the merger agreement is terminated on any of the following bases:

  •
  by @Road

  •
  if it terminates the merger agreement in compliance with the non-solicitation/non-negotiation and change in stockholders recommendation provisions of the merger agreement;

  •
  by Trimble or @Road, as applicable,

  •
  by Trimble, if a triggering event (as described above) has occurred; or

  •
  by Trimble, if @Road willfully (i) caused a breach or (ii) failed to perform any representation, warranty, covenant or agreement on the part of @Road and @Road did not cure within twenty (20) days following receipt by @Road of written notice of such breach or failure to perform;

  •
  by either Trimble or @Road, if @Road's stockholders fail to adopt the merger agreement at a meeting of @Road's stockholders;

  •
  prior to the termination of the merger agreement, there has been a public disclosure of an acquisition proposal with respect to @Road; and

  •
  within twelve (12) months following termination of the merger agreement, the acquisition of @Road is consummated or a change of control occurs.

        Under the terms of the merger agreement, a "change of control" of @Road, for the purposes of these termination provisions, is any transaction or series of transactions in which:

  •
  @Road directly or indirectly merges into or with or is acquired by merger or otherwise any person or group of related persons pursuant to which its stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, or any direct or indirect parent of such entity;

  •
  any person or group of related persons directly or indirectly acquires by means of an issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or similar transaction, more than 50% of the outstanding shares of @Road common stock; or

  •
  any person or group of related persons directly or indirectly acquires by means of a sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that, in each case, represent 50% or more of the consolidated net revenues, net income or assets of @Road and its subsidiaries in the aggregate.

Extension, Waiver and Amendment of the Merger Agreement

        Trimble, Roadrunner Acquisition Corp. and @Road may amend the merger agreement by mutual written consent before or after receipt of the required @Road stockholder vote in favor of the adoption of the @Road voting proposal, but after receipt of the required @Road stockholder vote, the parties cannot amend, without further approval, any part of the merger agreement which by law requires further approval.

        Either Trimble or @Road may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENTS

        Contemporaneously with the execution and delivery of the merger agreement, Krish Panu, Michael Walker, Thomas Allen, Leo Jolicoeur, Kenneth Colby, Michael Martini, Padmaprakash Iyer, Charles Levine, Kris Chellam, James Davis, T. Peter Thomas, Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC, IVM Investment Fund VIII-A, LLC, Institutional Venture Partners X, L.P. and Institutional Venture Partners X GmbH & Co. Beteiligungs KG entered into voting agreements with Trimble and Roadrunner Acquisition Corp., a wholly owned subsidiary of Trimble. Approximately 14,387,220 of the shares of @Road common stock outstanding on the record date and options to purchase 4,014,716 shares of @Road common stock are subject to the voting agreements. These shares, and any additional shares of @Road common stock, options to purchase @Road common stock or any other right to acquire @Road common stock that such stockholders acquires after execution of the voting agreement, are referred to as the "subject @Road shares."

        The following is a summary description of the voting agreements. The form of voting agreement is attached as Annex B to this proxy statement/prospectus and is hereby incorporated by reference into this proxy statement/prospectus.

Agreement to Vote and Irrevocable Proxy

        The @Road stockholders who have entered into voting agreements have appointed each of Mark Harrington and Irwin Kwatek an irrevocable proxy and as attorneys-in-fact and proxy to vote their subject @Road shares at every annual, special, adjourned or postponed meeting of stockholders of @Road, as follows:

  •
  in favor of the adoption of the merger agreement, including all other actions and transactions contemplated by the merger agreement and any other actions that would reasonably be expected to facilitate the merger agreement, the merger and the other actions and transactions contemplated by the merger agreement;

  •
  against any proposal made in opposition to, or in competition with, the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement; and

  •
  against any other action, agreement or proposal that could reasonably be expected to be inconsistent or frustrate the purpose of the merger agreement or any of the transactions contemplated by the merger agreement.

        Each @Road stockholder who has entered into voting agreements affirmed that the proxy is coupled with an interest and shall be irrevocable and agreed not to grant any subsequent proxy with respect to such stockholder's subject @Road shares. To the extent not voted by the person(s) appointed by the irrevocable proxy, each such stockholder has agreed to vote the subject @Road shares as set forth above at every meeting of the stockholders of @Road, however called, at every adjournment or postponement thereof.

        Nothing in the voting agreement limits or restricts the stockholder from acting in his or her capacity as an officer or director of @Road or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such stockholder acting solely in his or her capacity as an officer or director).

Transfer Restrictions

        In addition, these @Road stockholders may not transfer any of their subject @Road shares during the period commencing on December 10, 2006, and ending on the earlier of (i) the closing of the merger and (ii) date on which the merger agreement is validly terminated, except that the subject @Road shares may be transferred:

  •
  upon the death of the stockholder only if, as a precondition to such transfer, the transferee (i) agrees in writing to be bound by the terms of the voting agreement and to refrain from all transfers of the subject @Road shares and (ii) delivers a proxy to Trimble; or

  •
  pursuant to the terms of a Rule 10b5-1 trading plan in effect prior to December 10, 2006.

        These @Road stockholders may also not transfer (including by entering into a voting agreement or depositing their shares into a voting trust) the voting rights which accompany their shares of @Road common stock.

DESCRIPTION OF TRIMBLE CAPITAL STOCK

Authorized Capital Stock

        Prior to Completion of the Merger.    Under Trimble's articles of incorporation, as amended, Trimble's authorized capital stock consists of 3,000,000 shares of preferred stock, no par value, and 90,000,000 shares of common stock, no par value. At December 7, 2006, Trimble had 55,665,581 shares of common stock, no par value, outstanding. At December 7, 2006, it had employee stock options to purchase an aggregate of approximately 5,682,733 shares of Trimble common stock outstanding.

Trimble Common Stock

        Trimble Common Stock Outstanding.    The outstanding shares of Trimble common stock are duly authorized, validly issued, fully paid and nonassessable. Trimble's common stock is listed and principally traded on the Nasdaq Global Market under the symbol "TRMB."

        Voting Rights.    Holders of Trimble common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and may cumulate votes in the election of directors upon the request of stockholders in certain circumstances.

        Dividend Rights.    Subject to any preferential dividend rights granted to the holders of any shares of Trimble preferred stock that may at the time be outstanding, holders of Trimble common stock are entitled to receive dividends as may be declared from time to time by Trimble's board of directors out of funds legally available therefor.

        Rights upon Liquidation.    Holders of Trimble common stock are entitled to share pro rata, upon any liquidation or dissolution of Trimble, in all remaining assets available for distribution to stockholders after payment or providing for Trimble's liabilities and the liquidation preference of any outstanding Trimble preferred stock.

        Preemptive Rights.    Holders of Trimble common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

        Anti-Takeover Provisions.    Provisions in Trimble's charter documents and under California law could prevent or delay a change of control, which could reduce the market price of Trimble's common stock. Certain provisions of Trimble's articles of incorporation, as amended and restated, Trimble's bylaws, as amended and restated, and the California General Corporation Law may be deemed to have an anti-takeover effect and could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of Trimble without approval of Trimble's board of directors. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of Trimble's common stock. Certain provisions allow the board of directors to authorize the issuance of preferred stock with rights superior to those of the common stock. Trimble has adopted a Preferred Shares Rights Agreement, commonly known as a "poison pill." The provisions described above, Trimble's poison pill and provisions of the California General Corporation Law may discourage, delay or prevent a third party from acquiring Trimble.

Transfer Agent and Registrar

        American Stock Transfer & Trust Co., Inc., is the transfer agent and registrar for Trimble common stock.

COMPARISON OF RIGHTS OF HOLDERS OF TRIMBLE COMMON STOCK
AND @ROAD COMMON STOCK

General

        Trimble is a California corporation and, accordingly, the rights of shareholders of Trimble are governed by the California General Corporation Law, or the CGCL, as well as the articles of incorporation and bylaws of Trimble. @Road is a Delaware corporation, and its stockholders' rights are governed by the Delaware General Corporation Law, or the DGCL, and its certificate of incorporation and bylaws. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a California corporation, there are also differences.

        As a result of the merger, if Trimble elects to pay any of the merger consideration in Trimble common stock, @Road's stockholders will become shareholders of Trimble. The following discussion of certain similarities and material differences between the rights of @Road stockholders and the rights of Trimble shareholders under Trimble's articles of incorporation and @Road's certificate of incorporation and their respective bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to the CGCL and the DGCL, common law and the full text of the articles/certificate of incorporation and bylaws of each of Trimble and @Road. While Trimble and @Road believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the differences between being a stockholder of @Road and being a shareholder of Trimble. When reading this description, please note that the DGCL refers to holders of common stock as stockholders while the CGCL uses the term shareholder. The two terms mean the same thing in practice and for all practical purposes may be used interchangeably; however, the discussion generally uses the term "stockholder" when referring to holders of @Road common stock or to the DGCL and "shareholder" when referring to holders of Trimble common stock or to the CGCL.

Size of Board of Directors

        Under the CGCL, although changes in the number of directors must in general be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if the stated range has been approved by the shareholders. Trimble's bylaws provide that the number of directors shall be not less than five (5) nor more than nine (9) until changed by amendment of the articles of incorporation or by the bylaws adopted by the holders of a majority of the outstanding shares entitled to vote. There are currently seven (7) directors serving on the board.

        The DGCL permits the board of directors to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the certificate of incorporation. @Road's bylaws provide that the authorized number of directors of the corporation may be fixed from time to time by the board of directors or the stockholders by resolution. The number of directors is currently fixed at five (5).

Cumulative Voting

        Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many of the candidates as the shareholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected. In general, cumulative voting may help groups of minority shareholders elect some candidates to the board.

        The CGCL provides that any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so, except that a "listed" corporation may eliminate cumulative voting with shareholder approval. In addition, the CGCL provides for cumulative voting for directors, unless the corporation's articles or bylaws provide otherwise. Trimble's amended and restated articles and bylaws provide that shareholders shall not be entitled to cumulate their votes for the election of directors unless the candidates' names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of the shareholder's intention to cumulate votes. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates placed in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's shares are entitled, or distribute the shareholder's total number of votes among any or all of the candidates as the shareholder thinks fit.

        Under the DGCL law, cumulative voting in the election of directors is not mandatory, and for cumulative voting to be effective it must be expressly provided for in the certificate of incorporation. @Road's certificate of incorporation expressly provides that stockholders of the corporation do not have the right to cumulate their votes for the election of directors.

Classified Board of Directors

        Trimble does not currently have a classified board of directors. Trimble's bylaws currently require that all directors be elected at each annual meeting of shareholders and serve until the next annual meeting of shareholders when their successors are duly elected and qualified.

        @Road's board of directors is divided into three classes, as nearly equal in number of directors as possible. Directors in each class are elected to hold office for a term of three (3) years or until their successors are duly elected and qualified, or if earlier, until their death, resignation or removal. The successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of the stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

Removal of Directors

        Under the CGCL, any director or the entire board of directors may be removed without cause, if the removal is approved by the majority of the outstanding shares entitled to vote. However, the CGCL further provides that, with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. Trimble does not currently have a classified board.

        Under the DGCL, a director of a corporation that does not have a classified board of directors may be removed without cause by a majority stockholder vote. Directors of a corporation with a classified board of directors can be removed only for cause unless the certificate of incorporation otherwise provides. @Road's certificate of incorporation provides that removal of directors is governed by the provisions of the bylaws. The bylaws state that directors may be removed from office by the holders of a majority of the outstanding shares entitled to vote in an election of directors with or without cause.

Vacancies on the Board

        The CGCL provides that, unless the corporation's articles or bylaws provide otherwise, vacancies (other than those created by removal) may be filled by approval of the board of directors, or if the number of directors then in office is less than a quorum, by: (1) the unanimous written consent of the directors then in office; (2) the affirmative vote of a majority of directors then in office at a duly called meeting; or (3) the sole remaining director. Unless the corporation's articles or a bylaw provision adopted by the corporation's shareholders provide that the board of directors may fill vacancies on the board resulting from the removal of directors, such vacancies must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of all shares entitled to vote. The CGCL permits shareholders to elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent (other than to fill a vacancy created by removal, which requires the unanimous consent of all shares entitled to vote) requires the consent of a majority of the outstanding shares entitled to vote.

        Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws and unless the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. @Road's bylaws provide that vacancies in the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum. Each director so selected shall hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified.

Fiduciary Duties of Directors

        Directors of corporations incorporated or organized under Delaware law and California law have fiduciary obligations to the corporation and its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under Delaware law, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation. Under California law, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its shareholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

Transactions Involving Directors

        Both Delaware law and California law state that any contract or transaction between a corporation and any of its directors, or a second corporation in which a director has a material financial interest is not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith. California law provides that such a contract or transaction also is not void or voidable if either after full disclosure the transaction is approved by the board or a committee (excluding the vote of interested directors) in good faith and the transaction is just and reasonable to the corporation, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified. Delaware law is similar except that there is no need for the transaction to be shown to be just and reasonable, and the transaction must be shown to be fair instead of just and reasonable.

Indemnification and Limitation of Liability

        The CGCL and the DGCL contain similar provisions and limitations on indemnification by a corporation of its officers, directors, employees and other agents. Both the CGCL and the DGCL also permit a corporation to adopt a provision in its charter eliminating the liability of a director to the corporation or the holders of its capital stock for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including, in the case of Delaware law, for any breach of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit, or, in the case of California law, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. The @Road certificate of incorporation contains a provision limiting the liability of its directors except as required by Delaware law. The Trimble articles of incorporation contain a provision limiting the liability of its directors to the fullest extent provided by California law.

Special Meetings

        Under the CGCL, the board of directors, the chair of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at a meeting, and such additional persons as are specified in the corporation's articles or bylaws have the authority to call special meetings of shareholders. Trimble's articles and bylaws specify that the chairman of the board of directors, the president, any vice president, the secretary or any two members of the board of directors may call a special meeting of shareholders.

        Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. @Road's bylaws provide that special meetings of stockholders may be called by the board of directors, the chairman of the board of directors, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten (10%) percent of the votes at that meeting.

Nominations and Proposals by Holders of Common Stock

        Neither Trimble's amended and restated articles of incorporation nor its amended and restated bylaws have any provisions directly addressing nominations and proposals by shareholders.

        @Road's bylaws provide that stockholder nominations for election of directors must be delivered to the secretary of @Road not less than 90 days nor more than 120 days prior to the date of a meeting of stockholders called for the election of directors.

Inspection of Lists of Holders of Common Stock

        Both the CGCL and the DGCL allow any shareholder to inspect the shareholders' list for a purpose reasonably related to such person's interest as a shareholder. The CGCL provides an absolute right of inspection of a corporation's list of shareholders to any shareholder or shareholders holding at least 5% of the voting stock or a shareholder or shareholders holding at least 1% of the voting stock who have filed a Schedule 14A with the Securities and Exchange Commission. Schedule 14A is filed in connection with certain proxy contests relating to the election of directors.

        The DGCL does not allow for any such absolute right of inspection. Delaware law provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting. However, the DGCL contains no provisions comparable to the absolute right of inspection provided by California law to certain shareholders. @Road's bylaws provide that an officer of @Road must prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. Such list must be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours.

Dividends

        Under the CGCL, a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The CGCL further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions:

  •
  the corporation's assets equal at least 1 1/4 times its liabilities; and

  •
  the corporation's assets equal at least its liabilities or, alternatively, if the average of the corporation's earnings before taxes on income and interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, the corporation's current assets equal at least 1 1/4 times its current liabilities.

        The DGCL recognizes the concept of par value, capital and surplus. The DGCL permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of next profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The ability of a Delaware corporation to pay dividends on its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value. @Road's bylaws state that subject to limitations contained in the DGCL and its certificate of incorporation, the board of directors may declare and pay dividends upon the shares of capital stock of the corporation, which dividends may be paid either in cash, securities of the corporation or other property.

Amendment of the Articles or Certificate of Incorporation

        Under the CGCL, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles. Trimble's articles do not contain any supermajority provisions for amendments.

        Under the DGCL, an amendment to the certificate of incorporation requires the approval of the corporation's board of directors and a majority of the outstanding shares. @Road's certificate does not require any supermajority vote amendments to the certificate of incorporation.

Amendment of Bylaws

        Under the CGCL, a corporation's bylaws may be adopted, amended or repealed by either the board of directors or the shareholders of the corporation. Neither Trimble's articles nor bylaws restrict the power of Trimble's board or shareholders to adopt, amend or repeal its bylaws.

        Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws is entirely with the stockholders of the corporation. However, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors of the corporation. @Road's certificate of incorporation and bylaws expressly provide that the board of directors of @Road has the power and authority to make, alter, amend, change, add to or repeal the bylaws of @Road. The bylaws may also be altered, amended, changed, added to or repealed by the affirmative vote of not less than 66 2/3% of the outstanding voting stock of the corporation entitled to vote on such matters.

Advance Notice of Record Date

        The CGCL requires that shareholders be provided prior written notice no more than 60 days nor less than 10 days prior to the date of the meeting and that the record date for determining the shareholders entitled to notice of any meeting or to vote or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action be at least 60 days prior to the meeting or other action for which the record date is selected.

        The DGCL requires that stockholders be provided prior written notice no more than 60 days nor less than 10 days prior to the record date for determining the rights to vote at the meeting of stockholders. The DGCL further states that the record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action shall not precede the date upon which the resolution fixing the record date is adopted and which record date shall be not more than 60 days prior to such action. Finally, the DGCL provides that due notice of the time, place and purpose of the meeting to approve a merger agreement be mailed at least 20 days prior to the date of the meeting.

Consent in Lieu of Meeting

        The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit shareholders to elect directors by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

        Under the DGCL, unless otherwise provided in the certificate of incorporation, any action to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a written consent to the action shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Additionally, unless the certificate of incorporation provides otherwise, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be held in lieu of an annual meeting only if all of the directorships to which directors could be elected at an annual meeting are vacant and are filled by such action. @Road's certificate of incorporation provides that no action that is required or permitted to be taken by the stockholders of @Road at any annual or special meeting of the stockholders may be taken by written consent of the stockholders in lieu of a meeting of the stockholders, unless the action to be effectuated by written consent of stockholders, and also the taking of such action by such written consent, has been expressly approved in advance by the board of directors of @Road. The bylaws further provide that to the extent permitted by the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice if consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Derivative Actions

        The CGCL provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The shareholder must make his or her demands on the board before filing suit. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

        Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

Dissenters' Rights

        Under the CGCL and DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder (as determined by a court or by agreement of the corporation and the shareholder) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Under the CGCL, shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have dissenters' rights unless the holders of at least 5% of the class of outstanding shares claim the right. Additionally, dissenters' rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to a reorganization will own (immediately after the reorganization) more than five-sixths of the voting power of the surviving or acquiring corporation or its parent. Under California law, a shareholder attempting to assert dissenters' rights must hold capital stock that satisfies each of the following requirements: (1) the shares must have been outstanding on the company's record date; (2) the shares must not have been voted in favor of the merger; (3) the holder of such shares must make a written demand that the company repurchase such shares of capital stock at fair market value; and (4) the holder of such shares must submit certificates for endorsement. A vote by proxy or in person against the merger does not in and of itself constitute a demand for appraisal under California law. California law generally affords dissenters' rights in reorganizations that are structured as sales of assets.

        The limitations on the availability of dissenters' rights under Delaware law are different from those under California law. Under Delaware law, dissenters' rights are not available to (1) stockholders with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or (2) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. Delaware law also does not provide stockholders of a corporation with dissenters' rights when the corporation acquires another business through the issuance of its stock (a) in exchange for the assets of the business to be acquired; (b) in exchange for the outstanding stock of the corporation to be acquired; or (c) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation. California law, by contrast, treats these kinds of acquisitions in the same manner as a direct merger of the acquiring corporation with the corporation to be acquired.

Business Combination Statutes

        Section 203 of the DGCL makes it more difficult to effect certain transactions between a corporation and a person or group that owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock, referred to as a 15% stockholder, at any time within the previous three years (excluding persons who became 15% stockholders by action of the corporation alone). For a period of three years following the date that a stockholder became a holder of 15% or more of the corporation's outstanding voting stock, the following types of transactions between the corporation and the 15% stockholder are prohibited (unless certain conditions, described below, are met): (1) mergers or consolidations; (2) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (3) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the 15% stockholder's proportionate share of the stock of any class or series of the corporation; (4) receipt by the 15% stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation; and (5) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the 15% stockholder. The three-year ban does not apply if either the proposed transactions or the transaction by which the 15% stockholder became a 15% stockholder is approved by the board of directors of the corporation prior to the date such stockholder became a 15% stockholder. Additionally, a 15% stockholder may avoid the statutory restriction if upon the consummation of the transaction whereby such stockholder became a 15% stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and, at an annual or special meeting, by the holders of 66 2/3% of the voting stock not owned by the 15% stockholder.

        A corporation may, at its option, exclude itself from the coverage of Section 203 by providing in its certificate of incorporation or bylaws at any time that it is exempt from Section 203, provided that a certificate or bylaws amendment cannot become effective for twelve months after such amendment is adopted. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not a 15% stockholder of the corporation (or who became such with board approval) if the proposed transaction involves (1) certain mergers or consolidations involving the corporation; (2) a sale or other transfer of over 50% of the aggregate assets of the corporation; or (3) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. @Road's certificate of incorporation and bylaws do not exempt the corporation from the coverage of Section 203. The application of Section 203 to @Road confers upon the board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for @Road's shares over the then-current market price.

        The CGCL does not include a provision similar to Section 203 of the DGCL. However, the CGCL does provide that when prior to a merger one constituent corporation holds greater than 50% but less than 90% of the voting power of the other constituent corporation, the nonredeemable common equity securities of that corporation may be converted only into nonredeemable common stock in the surviving corporation, unless all of the shareholders consent. This provision restricts two-tier tender transactions.

        @ROAD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 10, 2006, BY AND AMONG TRIMBLE, ROADRUNNER ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF TRIMBLE, AND @ROAD.

PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING

        If @Road fails to receive a sufficient number of votes to approve Proposal No. 1, @Road may propose to adjourn the meeting for the purpose of soliciting additional proxies to approve Proposal No. 1. @Road currently does not intend to propose to adjourn the special meeting if there are sufficient votes in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval at the special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting at which a quorum is present.

        @ROAD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ADOPTING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

INFORMATION WITH RESPECT TO TRIMBLE

Description of Business

        Trimble, provides advanced positioning product solutions, most typically to commercial and government users. The principle applications served include surveying, agriculture, machine guidance, asset and fleet management, and public safety and mapping. Trimble's products typically provide benefits that can include lower operational costs, and higher productivity. Examples of products include systems that guide agricultural and construction equipment, surveying instruments, systems that track fleets of vehicles, and data collection systems that enable the management of large amounts of geo-referenced information. In addition, Trimble also manufactures components for in vehicle navigation and telematics systems, and timing modules used in the synchronization of wireless networks.

        Trimble products often combine knowledge of location or position together with a wireless link to provide a solution to a specific application. Position is provided through a number of alternative technologies including the Global Positioning System (GPS) and systems that use laser or optical technologies to establish position. Wireless communication techniques include both public networks, such as cellular, and private networks, such as business band radio. Trimble's products are augmented by its software algorithms; this includes embedded firmware that enables the positioning solution and applications software that allows the customer to make use of the positioning information.

        Trimble designs and markets its own products. Trimble's manufacturing strategy includes a combination of in house assembly as well as the use of third party subcontractors. Trimble's global operations include major development, manufacturing or logistics operations in the United States, Sweden, Germany, New Zealand, France, Canada, and the Netherlands. Products are sold through dealers, representatives, joint ventures, and other channels throughout the world. These channels are supported by Trimble's sales offices located in more than 15 countries.

        Trimble began operations in 1978 and incorporated in California in 1981. Trimble's common stock has been publicly traded on NASDAQ since 1990 under the symbol TRMB.

Technology Overview

        A significant portion of Trimble's revenue is derived from applying Global Navigation Satellite Systems (GNSS) to terrestrial applications. GNSS systems include a system of 24 orbiting US based satellites and associated ground control that is funded and maintained by the U. S. Government and is available worldwide free of charge, a Russian satellite based system, and the future European Galileo system. GNSS positioning is based on a technique that precisely measures distances from four or more satellites. The satellites continuously transmit precisely timed radio signals using extremely accurate atomic clocks. A GNSS receiver measures distances from the satellites in view by determining the travel time of a signal from the satellite to the receiver, and then uses those distances to compute its position. Under normal circumstances, a stand-alone GNSS receiver is able to calculate its position at any point on earth, in the earth's atmosphere, or in lower earth orbit, to approximately 10 meters, 24 hours a day. Much better accuracies are possible through a technique called "differential GNSS." In addition to providing position, GNSS provides extremely accurate time measurement.

        GNSS accuracy is dependent upon the locations of the receiver and the number of GNSS satellites that are above the horizon at any given time. Reception of GNSS signals requires line-of-sight visibility between the satellites and the receiver, which can be blocked by buildings, hills, and dense foliage. The receiver must have a line of sight to at least four satellites to determine its latitude, longitude, attitude (angular orientation), and time. The accuracy of GNSS may also be limited by distortion of GNSS signals from ionospheric and other atmospheric conditions.

        Trimble's GNSS products are based on proprietary receiver technology. Over time, the advances in positioning, wireless communication, and information technologies have enabled Trimble to add more capability to its products and thereby deliver more value to its users. For example, the developments in wireless technology and deployments of next generation wireless networks have enabled less expensive wireless communications. These developments allow for the efficient transfer of position data to locations away from the positioning field device, allowing the data to be accessed by more users and thereby increasing productivity. This has allowed Trimble to include a wireless link in many of its products and connect remote field operations to a central location.

        Trimble's laser and optical products either measure distances and angles to provide a position in three dimensional space or they provide highly accurate laser references from which position can be established. The key element of these products is typically a laser, which is generally a commercially available laser diode and a complex mechanical assembly. These elements are augmented by software algorithms.

Business Strategy

        Trimble's business strategy is developed around an analysis of several key elements:

          Attractive markets—focus is on markets that offer potential for revenue growth, profitability, and market leadership.

          Innovative solutions that provide significant benefits to Trimble's customers—Trimble seeks to apply its technology to applications in which position data is important and where Trimble can create unique value. Trimble looks for opportunities in which the rate of technological change is high and which have a requirement for the integration of multiple technologies into a solution.

          Distribution channels to best access Trimble's markets—Trimble selects distribution channels that best serve the needs of individual markets. These channels can include independent dealers, direct sales, joint ventures, OEM sales, and distribution alliances with key partners. Trimble views international expansion as an important element of its strategy and seeks to develop international channels.

Business Segments and Markets

        Trimble is organized into four reporting segments encompassing its various applications and product lines: Engineering and Construction, Field Solutions, Mobile Solutions and Advanced Devices. Trimble's segments are distinguished by the markets they serve. Each segment consists of businesses which are responsible for product development, marketing, sales, strategy and financial performance. In fiscal 2005 Trimble reported five segments, and in the first fiscal quarter of 2006 it combined Component Technologies with Portfolio Technologies to make one segment named Advanced Devices.

Engineering and Construction

        Products in the Engineering and Construction segment improve productivity and accuracy throughout the entire construction process including the initial survey, planning, design, site preparation, and building phases. Trimble's products are intended to improve the productivity of each phase, as well as facilitate the entire process by improving information flow from one step to the next.

        The product solutions typically include multiple technologies. The elements of these solutions may incorporate GNSS, optical, laser, radio or cellular communications technologies.

        An example of the customer benefits provided by Trimble's product is its GPS and robotic optical surveying instruments which enable the surveyor to perform operations in the field faster, more reliably than conventional surveying instruments and with a smaller crew. Similarly, Trimble's construction machine guidance products allow the operator to achieve the desired landform by eliminating stakeout and reducing rework. These steps in the construction process can be readily linked together with data collection modules to minimize the time and effort required to maintain data accuracy throughout the entire construction process.

        Trimble sells and distributes its products in this segment through a global network of independent dealers that are supported by Trimble personnel. This channel is supplemented by relationships that create additional channel breadth including Trimble's joint ventures with Caterpillar, Nikon, and private branding arrangements with other companies.

        Trimble also designs and markets handheld data collectors and data collection software for field use by surveyors, contractors, and other professionals. These products are sold directly, through dealers, and other survey manufacturers.

        Competitors in this segment are typically companies that provide optical, laser, or GPS positioning products. Trimble's principal competitors are Topcon Corporation and Leica Geosystems. Price points in this segment range from less than $1,000 for certain laser systems to approximately $125,000 for a high-precision, three-dimensional, machine control system.

        Representative products sold in this segment include:

        Spectra Precision® Laser System—The Spectra Precision Laser machine systems include a portfolio of laser-based machine display and control systems for grading and excavating applications. These machine systems can be used on a wide range of machines, including dozers, backhoes, scrapers, skid steers and excavators. Furthermore, the Spectra Laser grade control systems offers visual guidance to the operators while performing such tasks as positioning the edge of the blade or bucket.

        Trimble® SPS700 Robotic Construction Total Station—The Trimble SPS700 Robotic Total Station is used with the Trimble LM80 Layout Manager to provide contractors with more control of their construction layout. The robotic operation allows contractors to perform layout tasks significantly more efficiently than with conventional mechanical systems leading to increased productivity.

        Trimble® S6 Total Station—The Trimble S6 Total Station is a technologically advanced optical surveying system. Its advanced servo motors make the Trimble S6 fast, silent, and precise, allowing surveyors to measure points and collect data in the field efficiently and productively. The Trimble S6 offers unique new Trimble technologies that enable cable-free operation, longer battery life, and accuracy assurance, among many other features. Its detachable Trimble CU controller is utilized to effectively collect, display, and manage field data.

        Trimble® R8 GNSS System—The Trimble R8 GNSS System combines a GNSS receiver, radio, and battery in one compact unit to produce a lightweight and versatile, cable-free GNSS surveying solution. Surveyors can use the Trimble R8 system to achieve centimeter-level accuracy in their measurements in real time. The Trimble R8 GNSS offers R-Track technology, which is a unique Trimble technology developed with GNSS capabilities to support new GPS signals for civilian use and the Russian Glonass system. These new signals such as the next-generation GPS L2C and L5 signals and GLONASS provide Trimble's customers increased reliability and productivity.

        Trimble® Recon® Controller—The Trimble Recon Controller is a rugged handheld controller used by surveyors and engineers in the field. Running the Microsoft Pocket PC operating system, the Trimble Recon controller enables users to run the Trimble software of their choice, plus other applications to support their business needs. The Trimble Recon controller features a touch screen for quick and easy data entry and a color graphic display. It tackles multiple surveying applications, including topographic surveying, engineering, construction, and mapping.

        GCS family of Grade Control Systems—Grade control systems meets construction contractors' needs with productivity-enhancing solutions for earthmoving, site prep and roadwork. The Trimble GCS family provides upgrade options that deliver earthmoving contractors with the flexibility to select a system that meets their daily needs today, and later add on to meet their changing needs. For example, a single control system such as the GCS300 can provide for low-cost point of entry into grade control, and over time can be upgraded to the GCS400 dual sensor system, or to the full 3D GCS900 Grade Control System.

        Spectra Precision® Laser portable tools—Trimble's Spectra Precision Laser portfolio includes a broad range of laser based tools for the interior, drywalls and ceilings, HVAC, and mechanical contractor. Designed to replace traditional methods of measurement and leveling for a wide range of interior construction applications, Trimble's laser tools are easy to learn and use. Trimble's Spectra Precision Laser product portfolio includes rotating lasers for horizontal leveling and vertical alignment, as well as laser pointers and a laser based distance measuring device. They are available through independent and national construction supply houses both in the US and in Europe.

Field Solutions

        Trimble's Field Solutions segment addresses the agriculture and geographic information system (GIS) markets.

        Trimble's agriculture products consist of manual and automated navigation guidance for tractors and other farm equipment used in spraying, planting, cultivation, and harvesting applications. The benefits to the farmer include faster machine operation, higher yields, and lower consumption of chemicals than conventional equipment. Trimble also provides positioning solutions for leveling agricultural fields in irrigation applications and aligning drainage systems to better manage water flow in fields.

        Trimble uses multiple distribution channels to access the agricultural market, including independent dealers and partners such as CNH Global. Competitors in this market are either vertically integrated implement companies such as John Deere, or agricultural instrumentation suppliers such as Raven, CSI Wireless and Novariant.

        Trimble's GIS product line is centered on handheld data collectors that gather information in the field to be incorporated into GIS databases. Typically this information includes features, attributes, and positions of fixed infrastructure and natural resource assets. An example would be that of a utility company performing a survey of its transmission poles including the age and condition of each pole. Trimble's handheld unit enables this data to be collected and automatically stored while confirming the location of the asset. The data can then be downloaded into a GIS database. This stored data could later be used to navigate back to any individual asset or item for maintenance or data update. Trimble's mobile GIS initiative goes one step further by allowing this information to be communicated from the field worker to the back-office GIS database through the combination of wireless technologies, as well as giving the field worker the ability to download information from the database. This capability provides significant advantages to users including improved productivity, accuracy and access to the information in the field.

        Distribution for GIS products is primarily through a network of independent dealers and business partners, supported by Trimble personnel. Primary markets for Trimble's GIS products and solutions include both governmental and commercial users. Government users are most often municipal governments and natural resource agencies. Commercial users include utility companies. Competitors in this market are typically survey instrument companies utilizing GPS technology. Two examples are Leica Geosystems and Magellan Navigation.

        Approximate price points in this segment range from $3,000 for a GIS handheld unit to $35,000 for a fully automated, farm equipment control system.

        Representative products sold within this segment include:

        AgGPS® Autopilot™ System—A GPS-enabled, agricultural navigation system that connects to a tractor's steering system and automatically steers the tractor along a precise path to within three centimeters or less. This enables both higher machine productivity and more precise application of seed and chemicals, thereby reducing costs to the farmer.

        AgGPS® EZ-Guide® Plus System—A GPS-enabled, manual guidance system that provides the tractor operator with steering visual corrections required to stay on course to within 20 centimeters or less. This system reduces the overlap or gap in spraying, fertilizing, and other field applications.

        AgGPS® EZ-Steer® System—A value added assisted steering system, that when combined with the EZ-Guide Plus system, automatically steers agricultural vehicles along a path within 20 centimeters or less. This system installs in less than thirty minutes and is designed to reduce gaps and overlaps in spraying, fertilizing, and other field applications as well as reduce operator fatigue.

        GeoExplorer® 2005 Series—Combines a GPS receiver in a rugged handheld unit running industry standard Microsoft Windows Mobile version 5.0, making it easy to collect and maintain data about objects in the field. The GeoExplorer series features three models ranging in accuracy from subfoot to 1-3 meters—allowing the user to select the system most appropriate for their data collection and maintenance needs.

        GPS Pathfinder® Series—A diverse collection of rugged GPS receivers with a variety of accuracy options from subfoot to submeter ideally suited for GIS data collection and maintenance applications. These receivers integrate seamlessly with industry-standard GIS systems, providing the user with timely and accurate data for decision-making.

Mobile Solutions

        Trimble's Mobile Solutions segment addresses the market for fleet management services by providing a solution that includes both the hardware and subscription service needed to run the application. Trimble's solutions are typically provided to the user through Internet-enabled access to Trimble's hosted platform for a monthly service fee. This solution enables the fleet owner to dispatch, track, and monitor the conditions of vehicles in the fleet on a real-time basis. A vehicle-mounted unit consists of a single module including a GPS receiver, sensor interface, and a cellular modem. Trimble's solution includes the communication service from the vehicle to Trimble's data center and access over the Internet to the application software, relieving the user of the need to maintain extensive computer operations.

        One element of Trimble's market strategy targets opportunities in specific vertical markets where Trimble believes it can provide a unique value to the end user by tailoring Trimble's hardware and subscription service solution for a particular industry. For example, one vertical Trimble is addressing is ready mix concrete. Here, Trimble combines a suite of sensors into a solution that can automatically determine the status of a vehicle without driver intervention. Trimble plans on leveraging its technology and capabilities and customers into other verticals, such as direct store delivery, public safety and construction management.

        Trimble also has a horizontal market strategy that focuses on providing turnkey solutions to a broad range of service fleets and mobile workers that span a large number of market segments. Here, Trimble leverages its capabilities without the same level of customization. These products are distributed through individual dealers as well as in the vertical applications.

        Trimble's enterprise strategy focuses on sales to large, enterprise accounts. Here, in addition to a Trimble-hosted solution, Trimble can also integrate its service directly into the customer's IT infrastructure, giving them improved control of their information. In this market Trimble sells directly to end users and sales cycles tend to be long due to field trials followed by an extensive decision-making process.

        Approximate prices for the hardware fall in the range of $400 to $3,000, while the monthly subscription service fees range from approximately $20 to approximately $55, depending on the customer service level. Competition comes largely from service-oriented businesses such as @Road.

        Trimble has also entered new markets by acquisitions of MobileTech Solutions, Inc. ("MobileTech") and Advanced Public Safety, Inc. ("APS"). MobileTech provides field workforce automation solutions and has a leading position in the direct store delivery market. APS provides mobile and handheld software products used by law enforcement, fire rescue and other public safety agencies.

        Representative products sold by this segment include:

        TrimWeb™ Systems—Trimble's fleet management service offerings are comprised of the TrimWeb system and TrimFleet system. The TrimWeb system provides different levels of service that run from snapshots of fleet activity to real-time fleet dispatch capability via access to the TrimWeb platform network through a secure internet connection. The TrimWeb system includes truck communication service and computer backbone support of the service. Variations of the TrimWeb system are tailored for specific industry applications.

        CrossCheck® Module—This hardware, mounted on the vehicle, provides location and information through its built-in cellular interface. This module also includes GPS positioning, sensor interfaces for vehicle conditions, and built-in intelligence for distributed decision-making.

        RoutePower CE Mobile—This software operates in the Microsoft CE/Pocket PC environment and addresses the pre-sales, delivery, routes sales and full service vending functions performed on the routes of Direct Store Delivery (DSD) companies. In addition, RoutePower software can communicate with digital phones, printers, GPS receivers, and other peripherals in a wireless non-tethered Bluetooth environment.

        PocketCitation™ System—This electronic ticketing system enables law enforcement officers to issue traffic citations utilizing a mobile handheld device. This system scans the traffic offender's driver's license and automatically populates the appropriate information into the citation.

        QuickTicket™ System—This system works in conjunction with mobile software platforms to enable law enforcement officers to complete electronic traffic citations in under 30 seconds.

Advanced Devices

        Trimble's Advanced Devices segment includes various operations aggregated on the basis that no single operation accounts for more than 10 percent of its total revenue, operating income and assets. The operations in this segment are Component Technologies, Applanix, Military and Advanced Systems (MAS) and Trimble Outdoors.

        Trimble's Component Technologies business provides GPS-based components for applications that require embedded position or time. Trimble's largest markets are in the telecommunications and automotive industries where it supplies modules, boards, custom integrated circuits and software, or single application IP licenses to the customer according to the needs of the application. Sales are made directly to original equipment manufacturers (OEMs) and system integrators who incorporate Trimble's component into a sub-system or a complete system-level product.

        In the telecommunications infrastructure market, Trimble provides timing modules that keep wireless networks synchronized and on frequency. Customers include wireless infrastructure companies such as Nortel, Samsung and Andrew.

        In the automotive and embedded market, Trimble provides a GPS component that is embedded into in-vehicle navigation (IVN), fleet management, vehicle security, asset management and telematics applications. For the automotive market, in addition to core GPS technology, Trimble provides a location engine for IVN that blends GPS with advanced dead reckoning (DR) technology to provide exceptional position density in the most challenging navigation environments.

        The major competitor in the telecommunication infrastructure market is Symmetricom. Competitors in the automotive and embedded markets are typically component companies with GPS capability, including Japan Radio Corporation, Motorola and SiRF.

        Applanix develops, manufactures, sells and supports high-value, precision products that combine GPS with inertial sensors for accurate measurement of the position and attitude of moving vehicles. Sales are made directly by Trimble's sales force to the end users or to systems integrators. Competitors include IGI in the airborne survey market, and iXsea and TSS in the marine survey market.

        Trimble's MAS business supplies GPS receivers and embedded modules that use the military's GPS advanced capabilities. The modules are principally used in aircraft navigation and timing application. Military products are sold directly to either the US Government or defense contractors. Sales are also made to authorized foreign end users. Competitors in this market include Rockwell Collins, L3 and Raytheon.

        The Trimble Outdoors service utilizes GPS-enabled cell phones to provide information for outdoor recreational activities. Some of the recreational activities include hiking, biking, backpacking, boating and water sports. Consumers purchase the Trimble Outdoors product through its wireless operator partners which include Sprint-Nextel, SouthernLINC Wireless and Boost Mobile. The Trimble Outdoors service operates on more than 20 different GPS cell phones.

        Representative products sold by this segment include:

        Thunderbolt® GPS Disciplined Clock—The Thunderbolt clock is used as a time source for the synchronization of wireless networks. By combining a GPS receiver with a high-quality quartz oscillator, the Thunderbolt clock achieves the performance of an atomic standard with higher reliability and lower price.

        TrimTrac® Locator—Trimble's TrimTrac product is a complete end user device that combines GPS functionality with tri-band global system for mobile communications (GSM) wireless communications. It is intended for high volume personal vehicle and commercial asset management applications that demand a low-cost locator device.

        Applanix POS/AV™—An integrated GPS/inertial system for airborne surveying that measures aircraft position to an accuracy of a few centimeters and aircraft attitude (angular orientation) to an accuracy of 30 arc seconds or better. This system is typically interfaced to large format cameras and scanning lasers for producing geo-referenced topographic maps of the terrain.

        Force™ 5 GS (GRAM-SAASM) Module—A dual frequency, embedded GPS module that is used in a variety of military airborne applications.

        Trimble® Outdoors™—Trip planning and navigation software that works with GPS-enabled cell phones and conventional GPS receivers. This software enables consumers to research specific trips online as part of trip pre-planning. In addition, users are able to share outdoor and off-road experiences online with their friends and family.

Acquisitions and Joint Ventures

        Trimble's growth strategy is centered on developing and marketing innovative and complete value-added solutions to Trimble's existing customers, while also marketing them to new customers and geographic regions. In some cases, this has led to partnering with or acquiring companies that bring technologies, products or distribution capabilities that will allow Trimble to enter or penetrate a market more effectively than if it had done so solely through internal development. Over the past five years, this has led Trimble to form two joint ventures and acquire multiple companies. No assurance can be given that Trimble's previous or future acquisitions will be successful or will not materially adversely affect Trimble's financial condition or operating results.

Spacient Technologies, Inc.

        On November 21, 2006, Trimble acquired privately-held Spacient Technologies, Inc. of Long Beach, California, in an all-cash transaction. Spacient is a provider of enterprise field service management and mobile mapping solutions for municipalities and utilities. Spacient's performance will be reported under Trimble's Field Solutions business segment.

Meridian Project Systems, Inc.

        On November 2, 2006, Trimble acquired privately-held Meridian Project Systems, Inc. of Folsom, Calif., in an all-cash transaction. Meridian Project Systems provides enterprise project management and lifecycle software for optimizing the plan, build and operate lifecycle for real estate, construction and other physical infrastructure projects. Building owners, construction contractors, engineering firms, and government agencies use Meridian's technology to reduce capital construction costs and improve project productivity. Meridian's performance will be reported under Trimble's Engineering and Construction business segment.

XYZ Solutions, Inc.

        On October 27, 2006, Trimble acquired privately-held XYZ Solutions, Inc., of Alpharetta, Georgia, in an all-cash transaction. XYZ Solutions provides real-time, interactive 3D intelligence software to manage the spatial aspects of a construction project. XYZ Solutions' performance will be reported under Trimble's Engineering and Construction business segment.

Visual Statement, Inc.

        On October 11, 2006, Trimble acquired privately-held Visual Statement, Inc. of Kamloops, British Columbia, Canada in an all-cash transaction. Visual Statement provides state-of-the-art desktop software tools for crime and collision incident investigation, analysis, and reconstitution as well as state-wide enterprise solutions for reporting and analysis used by public safety agencies. Visual Statement's performance will be reported under Trimble's Mobile Solutions business segment.

BitWyse Solutions, Inc.

        On May 1, 2006, Trimble acquired the assets of privately-held BitWyse Solutions, Inc. of Salem, Massachusetts in an all-cash transaction. BitWyse is a provider of engineering and construction information management software dedicated to providing engineering companies and owner operators a competitive advantage. BitWyse's performance is reported under Trimble's Engineering and Construction business segment.

Eleven Technology, Inc.

        On April 28, 2006, Trimble acquired privately-held Eleven Technology, Inc. of Cambridge, Massachusetts in an all-cash transaction. Eleven is a mobile application software company with a leading position in the Consumer Packaged Goods industry. Eleven's performance is reported under Trimble's Mobile Solutions business segment.

Quantm International, Inc.

        On April 5, 2006, Trimble acquired privately-held Quantm International, Inc. a leading provider of transportation route optimization solutions used for planning highways, railways, pipelines and canals. Quantm's innovative software system enables infrastructure planners to examine and select route corridors and alignments that simultaneously optimize construction costs, environmental restrictions, existing feature avoidance and legislative obligations. The improved solution for the proposed route may result in significant reductions to the customer in project planning time and cost. Quantm's performance is reported under Trimble's Engineering and Construction business segment.

XYZ's of GPS, Inc.

        On February 26, 2006, Trimble acquired the assets of XYZ's of GPS, Inc. of Dickerson, Maryland. XYZ's develops real-time Global Navigation Satellite System or, GNSS, reference station, integrity monitoring and dynamic positioning software for meter, decimeter and centimeter applications. The purchase of XYZ's intellectual property is expected to extend Trimble's product portfolio of infrastructure solutions by providing software that enhances differential GNSS correction systems used in marine aides to navigation, surveying, civil engineering, hydrography, mapping and Geographic Information System or, GIS, and scientific applications. XYZ's performance is reported under Trimble's Engineering and Construction business segment.

Advanced Public Safety, Inc.

        On December 30, 2005, Trimble acquired privately-held Advanced Public Safety, Inc. of Deerfield Beach, Florida. APS provides mobile and handheld software products used by law enforcement, fire-rescue and other public safety agencies. With the APS acquisition, Trimble plans to leverage its rugged mobile computing devices and its fleet management systems to provide complete mobile resource solutions for the public safety industry. APS's performance is reported under Trimble's Mobile Solutions business segment.

MobileTech Solutions, Inc.

        On October 25, 2005, Trimble acquired privately-held MobileTech Solutions, Inc. of Plano, Texas. MobileTech Solutions provides field workforce automation solutions and has a leading market position in the Direct Store Delivery market. Trimble expects the MobileTech Solutions acquisition to extend its portfolio of fleet management and field workforce applications. MobileTech Solutions' performance is reported under Trimble's Mobile Solutions business segment.

Apache Technologies, Inc.

        On April 19, 2005, Trimble acquired Apache Technologies Inc. of Dayton, Ohio. Apache is a leading developer of laser detection technology. With the acquisition, Trimble extended its laser product portfolio for handheld laser detectors and entry-level machine displays and control systems, as well as Trimble's distribution network in the United States. Apache's performance is reported under Trimble's Engineering and Construction business segment.

Pacific Crest Corporation

        On January 10, 2005 Trimble acquired Pacific Crest Corporation of Santa Clara, California, a supplier of wireless data communication systems for positioning and environmental monitoring applications. The Pacific Crest acquisition has enhanced Trimble's wireless data communications capabilities in the Engineering and Construction business segment.

GeoNav

        On July 5, 2004 Trimble acquired GeoNav GmbH, a small provider of customized field data collection solutions for the cadastral survey market in Europe. This acquisition augments Trimble's capability for localization of its products in Europe. GeoNav's performance is reported under Trimble's Engineering and Construction segment.

TracerNET Corporation

        On March 5, 2004 Trimble acquired TracerNET Corporation of Virginia, a provider of wireless fleet management solutions. The TracerNET acquisition added more diverse and complete fleet management solutions. TracerNET's performance has been integrated into Trimble's Mobile Solutions segment.

MENSI S.A.

        On December 9, 2003, Trimble acquired MENSI S.A., a French developer of terrestrial 3D laser scanning technology. The MENSI acquisition enhanced Trimble's technology portfolio and expanded its product offerings. MENSI's performance is reported under Trimble's Engineering and Construction segment.

Applanix Corporation

        On July 7, 2003, Trimble acquired Applanix Corporation, a Canadian developer of systems that integrate inertial navigation system and GPS technologies. The Applanix acquisition extended Trimble's technology portfolio and offers increased robustness and capabilities in positioning products. Applanix's performance is reported under Trimble's Advanced Devices segment.

Nikon-Trimble Co., Ltd.

        On March 28, 2003, Trimble and Nikon Corporation agreed to form a joint venture in Japan, Nikon-Trimble Co., Ltd., which assumed the operations of Nikon Geotecs Co., Ltd., a Japanese subsidiary of Nikon Corporation and Trimble Japan KK, Trimble's Japanese subsidiary. Nikon-Trimble began operations in July of 2003.

        Nikon-Trimble is 50% owned by Trimble and 50% owned by Nikon, with equal voting rights. It is focusing on the design and manufacture of surveying instruments including mechanical total stations and related products. In Japan, this joint venture distributes Nikon's survey products as well as Trimble's survey, agriculture, construction and GIS products. Outside of Japan, Trimble is the exclusive distributor of Nikon survey and construction products.

        The joint venture has enhanced Trimble's market position in survey instruments through geographic expansion and market penetration. The Nikon products broadens Trimble's survey and construction product portfolio and enables it to better access emerging markets such as Russia, China, and India. It also provides Trimble with the ability to sell its GPS and robotic technology to existing Nikon customers.

Caterpillar Trimble Control Technologies, LLC

        On April 1, 2002, Trimble established and began operations of a joint venture with Caterpillar called Caterpillar Trimble Control Technologies, LLC, in which each company has a 50% ownership stake and equal voting rights. This joint venture develops and manufactures machine control products for the construction and mining markets for installation in the factory or as a dealer option.

Patents, Licenses and Intellectual Property

        Trimble holds approximately 600 US patents and approximately 100 non-US patents, the majority of which cover GPS technology and other applications such as optical and laser technology.

        Trimble prefers to own the intellectual property used in its products, either directly or though subsidiaries. From time to time Trimble licenses technology from third parties.

        There are approximately 200 trademarks registered to Trimble and its subsidiaries including "Trimble," the globe and triangle logo, "AgGPS," "GeoExplorer," and "Spectra Precision," among others that are registered in the United States and other countries. Additional trademarks are pending registration.

Sales and Marketing

        Trimble tailors the distribution channel to the needs of its products and regional markets through a number of forms of sales channel solutions around the world. Trimble sells its products worldwide primarily through dealers, distributors, and authorized representatives, occasionally granting exclusive rights to market certain products within specific countries. This channel is supported and supplemented (where third party distribution is not available) by Trimble's regional sales offices throughout the world. Trimble also utilizes distribution alliances, OEM relationships and joint ventures with other companies as a means to serve selected markets.

        During the third fiscal quarter of fiscal 2006, sales to customers in the United States represented 54%, Europe represented 23%, Asia Pacific represented 12% and other regions represented 11% of Trimble's total revenues. During the same corresponding period in fiscal 2005, sales to customers in the United States represented 54%, Europe represented 25%, Asia Pacific represented 10% and other regions represented 11% of Trimble's total revenues.

Warranty

        The warranty periods for Trimble's products are generally between one and three years. Selected military programs may require extended warranty periods up to 5.5 years and certain Nikon products have a five-year warranty period. Trimble supports its GPS products through a circuit board replacement program from locations in the United Kingdom, Germany, Japan and the United States. The repair and calibration of its non-GPS products are available from company- owned or authorized facilities. Trimble reimburses dealers and distributors for all authorized warranty repairs they perform.

        While Trimble engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of component suppliers, Trimble's warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from the estimates, revisions to the estimated warranty accrual and related costs may be required.

Seasonality of Business

        Trimble's individual segment revenues may be affected by seasonal buying patterns. Typically the second fiscal quarter has been the strongest quarter for Trimble driven by the construction buying season. The second quarter has averaged 27% of total revenue in fiscal years 2004 and 2005.

Backlog

        In most of Trimble's markets, the time between order placement and shipment is short. Therefore, Trimble believes that backlog is not a reliable indicator of present or future business conditions.

Manufacturing

        Manufacturing of substantially all Trimble's GPS subsystems is subcontracted to Solectron Corporation. During fiscal 2005 Trimble continued to utilize Solectron's Suzhou facilities in China for all of its Component Technologies products. During 2004 Trimble expanded its use of Solectron in Mexico for its Field Solutions products and handhelds. Trimble continues to utilize Solectron California for its high-end GPS products and new product introduction services. Solectron is responsible for substantially all material procurement, assembly and testing. Trimble continues to manage product design through pilot production for the subcontracted products, and Trimble is directly involved in qualifying suppliers and key components used in all its products. Trimble's current contract with Solectron continues in effect until either party gives the other ninety days written notice.

        Trimble manufactures laser and optics-based products at its plants in Dayton, Ohio; Danderyd, Sweden; Jena and Kaiserslautern, Germany; Paris, France; and Toronto, Canada. Some of these products or portions of these products are also subcontracted to third parties for assembly.

        Trimble's manufacturing sites in Dayton, Ohio; Danderyd, Sweden; and Jena and Kaiserslautern, Germany are registered to ISO9001:2000, covering the design, production, distribution and servicing of all its products. The Component Technologies segment is registered to QS9000 for its automotive products. QS9000 is the automotive version of ISO9000 covering specific requirements for the market.

Research and Development

        Trimble believes that its competitive position is maintained through the development and introduction of new products that incorporate improved features, better performance, smaller size and weight, lower cost or some combination of these factors. Trimble invests substantially in the development of new products. Trimble also make significant investment in the positioning, communication and information technologies that underlie its products and will likely provide competitive advantages.

        Trimble's research and development expenditures, net of reimbursed amounts were $84.3 million for fiscal 2005, $77.6 million for fiscal 2004 and $67.6 million for fiscal 2003.

        Trimble expects to continue investing in research and development with the goal of maintaining or improving its competitive position, as well as the goal of entering new markets.

Employees

        As of September 29, 2006, Trimble employed 2,665 employees, including 34% in sales and marketing, 27% in manufacturing, 27% in engineering and 12% in general and administrative positions. Approximately 40% of employees are in locations outside the United States.

        Trimble's employees are not represented by unions except for those in Sweden and some in Germany. Trimble also employs temporary and contract personnel that are not included in the above headcount numbers. Trimble has not experienced work stoppages or similar labor actions.

Description of Property

        The following table sets forth the significant real property that Trimble owns or leases:

Location	Segment(s) served	Size in Sq. Feet	Commitment
Sunnyvale, California	All	160,000	Leased, expiring 2012 3 buildings
Huber Heights	Engineering & Construction	150,000	Owned, no encumbrances
(Dayton), Ohio	Field Solutions	57,200	Leased, expiring in 2011
	Distribution	35,600	Leased, month to month
Westminster, Colorado	Engineering & Construction,	77,000	Leased, expiring 2013
	Field Solutions
Corvallis, Oregon	Engineering & Construction	20,000	Owned, no encumbrances
		38,000	Leased, expiring 2007
Richmond Hill, Canada	Portfolio Technologies	50,200	Leased, expiring 2007
Danderyd, Sweden	Engineering & Construction	93,900	Leased, expiring 2010
Christchurch, New Zealand	Engineering & Construction, Mobile Solutions, Field Solutions	65,000	Leased, expiring 2010 2 buildings
New Carlisle, Ohio	Engineering & Construction	30,000	Leased, expiring 2013
Jena, Germany	Engineering & Construction	28,700	Leased, no expiration date 12 months notice
Kaiserslautern, Germany	Engineering & Construction	26,000	Leased, expiring 2010
Raunheim, Germany	Sales	28,700	Leased, expiring 2011

        In addition, Trimble leases a number of smaller offices around the world primarily for sales functions. For financial information regarding obligations under leases, see Note 10 of the Notes to the Consolidated Financial Statements.

        Trimble believes that its facilities are adequate to support current and near-term operations.

Legal Proceedings

        Trimble is from time to time a party to disputes or litigation incidental to its business. Trimble believes that its ultimate liability as a result of such disputes, if any, would not be material to its overall financial position, results of operations or liquidity.

Equity Compensation Plan Information

        The following table sets forth, as of December 30, 2005, the total number of securities outstanding under Trimble's stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans. See Note 15 of the Notes to Trimble's Audited Consolidated Financial Statements for a summary of Trimble's plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Stock Option Plans	6,413,995	$18.70	1,513,119
Total	6,413,995	$18.70	1,513,119

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the consolidated financial statements and the related notes. The following discussion contains forward-looking statements that reflect Trimble's plans, estimates and beliefs. Trimble's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and those listed under "Risks Factors."

Executive Level Overview

        Trimble's foundation remains positioning technology. Trimble has augmented this technology with wireless communication and application capabilities in order to enable them to participate in a wider number of markets and to play a more central role in those markets. Trimble's efforts to market these technologies can generally be characterized as falling into the categories of either end user markets or component markets. The Engineering and Construction, Field Solutions, and Mobile Solutions segments can be broadly described as end user markets and the Component Technologies and Portfolio Technologies segments can be described as components markets. In the end user markets Trimble provides a value added solution to the end user. Typically this requires a solution that includes a hardware platform and customer support. In the components businesses, Trimble typically sells to another company that adds significant value and brings the solution to the end user.

        The segments constituting the end user, solutions activities, make up over 80% of Trimble's revenue. The critical success factors in these businesses center around attaining a significant understanding of the end users' needs, applying that knowledge to create highly innovative products, integrating those products into an effective system, and establishing a proficient global, third-party distribution.

        The components businesses require different characteristics to be successful. The customer is typically an OEM, system integrator, or other third party that integrates Trimble's components into a system. To satisfy this customer group, Trimble's focus is on price, product functionality, and quality. With recent product introductions Trimble has begun to add higher functionality into its products in order to provide greater value and potentially capture higher average selling prices for its offerings. Worldwide applications for the product range from vehicle tracking to remote asset management, including by way of example monitoring and tracking of construction materials, truck trailers and off-road equipment.

        During 2006 Trimble continued to execute its strategy with a series of actions that can be summarized in three categories.

Reinforcing Trimble's position in existing markets

        Generally, Trimble believes that its markets provide it with additional, substantial potential for substituting its technology for traditional methods. In 2006 Trimble continued to strengthen its capability to realize these opportunities. The acquisitions of BitWyse, XYZ's of GPS, XYZ Solutions, Quantm International and Meridian Project Systems provided Trimble with additional software competencies and applications knowledge.

Extend Trimble's position in existing markets through new product categories

        Trimble is utilizing the strength of the Trimble brand in its markets to expand its revenues by bringing new products to existing users. In 2006 Trimble introduced the R6 GPS and R8 GNSS systems for survey applications and the GCS900 Grade Control System for construction applications.

Bring existing technology to new markets

        Trimble continues to reinforce its position in existing markets, and positioned itself in newer markets that will serve as important sources of future growth. Trimble's efforts in China, India, Thailand, Russia, Korea and Eastern Europe all reflected improving financial results, with the promise of more in the future.

Critical Accounting Policies and Estimates

        Trimble's accounting policies are more fully described in Note 2 of the Notes to the Consolidated Financial Statements. The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires Trimble to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes to the Consolidated Financial Statements. Trimble considers the accounting polices described below to be its critical accounting polices. These critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the Consolidated Financial Statements, and actual results could differ materially from the amounts reported based on these policies.

Revenue Recognition

        Trimble recognizes revenue in accordance with US GAAP. The accounting rules related to revenue recognition are complex and are impacted by interpretations of the rules and an understanding of industry practices, both of which are subject to change.

        Trimble recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. In instances where final acceptance of the product is specified by the customer or is uncertain, revenue is deferred until all acceptance criteria have been met. Revenue is reduced by a sales return reserve as described under "Allowance for Doubtful Accounts and Sales Returns."

        Contracts and customer purchase orders are generally used to determine the existence of an arrangement. Shipping documents and customer acceptance, when applicable, are used to verify delivery. Trimble assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. Trimble assesses collectibility based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer's payment history.

        Trimble's shipment terms for US orders, and international orders fulfilled from its European distribution center are typically FCA (Free Carrier) shipping point, except certain sales to US government agencies which are shipped FOB destination. FCA shipping point means that Trimble fulfills the obligation to deliver when the goods are handed over, cleared for export and taken into the charge of the carrier named by the buyer at the named place or point. If no precise point is indicated by the buyer, Trimble may choose within the place or range stipulated where the carrier will take the goods into carrier's charge.

        Other international orders are shipped FOB destination, which means these international orders are not recognized as revenue until the product is delivered and title has transferred to the buyer or FCA shipping point. FOB destination means that Trimble bears all costs and risks of loss or damage to the goods up to that point.

        Revenue to distributors and resellers is recognized upon delivery, assuming all other criteria for revenue recognition have been met. Distributors and resellers do not have a right of return.

        Revenue from purchased extended warranty and support agreements is deferred and recognized ratably over the term of the warranty/support period.

        In accordance with Emerging Issues Task Force (EITF) Issue 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," when a sale involves multiple elements, the entire fee from the arrangement is allocated to each respective element based on its relative fair value and recognized when revenue recognition criteria for each element are met.

        Software revenue is recognized in accordance with Statement of Position (SOP) No. 97-2, "Software Revenue Recognition" and Statement of Position (SOP) No. 98-9, "Modification of SOP 97-2." Trimble's software arrangements generally consist of a perpetual license fee and post-contract customer support (PCS). Trimble has established vendor-specific objective evidence (VSOE) of fair value for its PCS contracts based on the renewal rate. The remaining value of the software arrangement is allocated to the license fee using the residual method, and revenue is primarily recognized when the software has been delivered and there are no remaining obligations. Revenue from PCS is recognized ratably over the term of the PCS agreement.

Allowance for Doubtful Accounts and Sales Returns

        Trimble's accounts receivable balance, net of allowance for doubtful accounts, was $145.1 million as of December 30, 2005, compared with $123.9 million as of December 31, 2004. The allowance for doubtful accounts as of December 30, 2005 was $5.2 million, compared with $9.0 million as of December 31, 2004. Trimble makes ongoing assumptions relating to the collectibility of its accounts receivable in its calculation of the allowance for doubtful accounts. Trimble evaluates the collectibility of its trade accounts receivable based on a number of factors such as age of the accounts receivable balances, credit quality, historical experience, and current economic conditions that may affect a customer's ability to pay. In circumstances where Trimble is aware of a specific customer's inability to meet its financial obligations to Trimble, a specific allowance for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount Trimble believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on Trimble's recent past loss history and an overall assessment of past due trade accounts receivable amounts outstanding.

        A reserve for sales returns is established based on historical trends in product return rates experienced in the ordinary course of business. The reserve for sales returns as of December 30, 2005 and December 31, 2004 included $1.5 million and $2.2 million, respectively, for estimated future returns that were recorded as a reduction of Trimble's accounts receivable and revenue. If the actual future returns were to deviate from the historical data on which the reserve had been established, Trimble's revenue could be adversely affected.

Inventory Valuation

        Trimble's inventories, net balance was $107.9 million as of December 30, 2005, compared with $87.7 million as of December 31, 2004. Trimble's inventory allowances as of December 30, 2005 were $23.2 million, compared with $26.2 million as of December 31, 2004. Trimble's inventory is recorded at the lower of standard cost or market (net realizable value). Trimble generally uses a standard cost accounting system to value inventory and these standards are reviewed a minimum of once a year and multiple times a year in its most active manufacturing plants. Trimble performs an in depth excess and obsolete analysis of its inventory based upon assumptions about future demand and current market conditions. Trimble adjusts the inventory value based on estimated excess and obsolete inventories determined primarily by future demand forecasts. If actual future demand or market conditions are less favorable than those projected by Trimble, additional inventory write-downs may be required.

Income Taxes

        Judgments and estimates occur in the calculation of income tax and deferred tax assets and liabilities.

        Income taxes are accounted for under the liability method whereby deferred tax assets or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

        The valuation allowance decreased by $7.1 million in fiscal 2005, $21.8 million in fiscal 2004 and $13.1 million in fiscal 2003. Approximately, $1.2 million, $8.0 million and $14.1 million of the valuation allowance at December 30, 2005, December 31, 2004 and January 2, 2004 respectively relate to the tax benefit of stock option deduction, which will be credited to equity if and when realized. In evaluating the need for a valuation allowance, Trimble considers future taxable income, resolution of tax uncertainties and prudent and feasible tax planning strategies.

Goodwill Impairment

        Goodwill as of December 30, 2005 was $286.1 million, compared with $259.5 million as of December 31, 2004. Trimble performed goodwill impairment tests at the end of the fiscal third quarter of 2005 and 2004 for each reporting unit and found there was no impairment of Trimble's goodwill. Trimble will continue to evaluate its goodwill for impairment on an annual basis at the end of each fiscal third quarter and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.

        The process of evaluating the potential impairment of goodwill is subjective and requires significant assumptions. For goodwill, the annual impairment evaluation includes a comparison of the carrying value of the reporting unit (including goodwill) to that reporting unit's fair value. If the reporting unit's estimated fair value exceeds the reporting unit's carrying value, no impairment of goodwill exists. If the fair value of the reporting unit does not exceed the unit's carrying value, then an additional analysis is performed to allocate the fair value of the reporting unit to all of the assets and liabilities of that unit as if that unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the excess of the fair value of the reporting unit over the fair value of the identifiable assets and liabilities is less than the carrying value of the unit's goodwill, an impairment charge is recorded for the difference.

        Trimble cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on Trimble's customer base, or a material negative change in its relationships with significant customers.

Accounting for Long-Lived Assets Including Intangibles Subject to Amortization

        Depreciation and amortization of Trimble's long-lived assets is provided using straight-line methods over their estimated useful lives. Changes in circumstances such as the passage of new laws or changes in regulations, technological advances, changes to Trimble's business model or changes in the capital strategy could result in the actual useful lives differing from initial estimates. In those cases where Trimble determines that the useful life of a long-lived asset should be revised, Trimble will depreciate the net book value in excess of the estimated residual value over its revised remaining useful life. Factors such as changes in the planned use of equipment, customer attrition, contractual amendments or mandated regulatory requirements could result in shortened useful lives.

        Long-lived assets and asset groups are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance and may differ from actual cash flows. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made.

Warranty Costs

        The liability for product warranties was $7.5 million as of December 30, 2005, compared with $6.4 million as of December 31, 2004. (See Note 2 of the Notes to the Consolidated Financial Statements for further information regarding Trimble's warranty liability.) The warranty periods for Trimble's products are generally between one and three years. Selected military programs may require extended warranty periods up to 5.5 years and certain Nikon products have a five year warranty period. Trimble accrues for warranty costs as part of its cost of sales based on associated material costs, technical support labor costs, and costs incurred by third parties performing warranty work on Trimble's behalf. Trimble's expected future cost is primarily estimated based upon historical trends in the volume of product returns within the warranty period and the cost to repair or replace the equipment.

        While Trimble engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers, its warranty obligation is affected by product failure rates, material usage, and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage, or service delivery costs differ from Trimble's estimates, revisions to the estimated warranty accrual and related costs may be required.

Guarantees, Including Indirect Guarantees of Indebtedness of Others

        In the normal course of business to facilitate sales of its products, Trimble indemnifies other parties, including customers, lessors, and parties to other transactions with Trimble, with respect to certain matters. Trimble has agreed to hold the other party harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. In addition, Trimble has entered into indemnification agreements with its officers and directors, and its bylaws contain similar indemnification obligations to its agents.

        It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, payments made by Trimble under these agreements were not material and no liabilities have been recorded for these obligations on the Consolidated Balance Sheets as of December 30, 2005 and December 31, 2004.

Stock Compensation

        For periods prior to December 30, 2005, Trimble applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock option plans and stock purchase plan. Accordingly, Trimble did not recognize compensation cost for stock options granted at a price equal to fair market value.

        In accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and "Statement of Financial Accounting Standards No. 148" ("SFAS 148"), "Accounting for Stock-Based Compensation—Transition and

Disclosure," Trimble estimated the fair value of the options and purchases under the employee stock purchase plan, and determined the expense, net of related tax effects, that would have been included in the determination of net income if the fair value based method had been applied to all awards. Stock-based compensation net of tax was $8.7 million, $8.6 million and $9.8 million for fiscal 2005, fiscal 2004 and fiscal 2003.

        For options granted prior to October 1, 2005, the fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model. For stock options granted on or after October 1, 2005, the fair value of each award is estimated on the date of grant using a binomial valuation model. Similar to the Black-Scholes model, the binomial model takes into account variables such as volatility, dividend yield rate, and risk free interest rate. In addition, the binomial model incorporates actual option-pricing behavior and changes in volatility over the option's contractual term. For these reasons, Trimble believes that the binomial model provides a fair value that is more representative of actual experience and future expected experience than the value calculated using the Black-Scholes model. Below is a comparison of assumptions used in under each valuation model in fiscal 2005:

	Average Assumptions for Q1-Q3 FY05 using Black-Scholes	Assumptions for Q4 FY05 using Binomial
Expected dividend yield	—	—
Expected stock price volatility	52%	42%
Risk free interest rate	4.1%	4.5%
Expected life of options after vesting	1.7 years	1.6 years

        Note 15 of the Notes to the Consolidated Financial Statements describes the plans Trimble operates, and Note 2 of the Notes to the Consolidated Financial Statements contains a summary of the pro forma effects to reported net income and earnings per share for fiscal 2005, 2004, and 2003 as if Trimble had elected to recognize compensation cost based on the fair value of the options granted at grant date.

        For periods subsequent to December 30, 2005, Trimble adopted Statements of Financial Accounting Standards No. 123 (Revised), "Share-Based Payment" ("SFAS 123(R)"), using the modified prospective method. As a result, our financial statements for fiscal periods after December 30, 2005 will include stock-based compensation expenses that are not comparable to financial statements of fiscal periods prior to December 30, 2005. SFAS 123(R) requires stock-based compensation to be estimated using the fair value on the date of grant using an option-pricing model. The value of the portion of the award that is expected to vest is recognized as expense over the requisite service periods of the related employees in Trimble's Condensed Consolidated Statement of Income.

        The following table summarizes stock-based compensation expense, net of tax, related to employee stock-based compensation included in the Condensed Consolidated Statements of Income in accordance with SFAS 123(R) for the nine months ended September 29, 2006 and September 30, 2005.

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Cost of sales	$881	—

Research & development	1,926	—
Sales & marketing	2,115	—
General & administrative	4,515	—

Stock-based compensation expense included in operating expenses	8,556	—

Total stock-based compensation	9,437	—
Tax benefit (1)	(851)	—

Total stock-based compensation, net of tax	$8,586	—

(1)
Tax benefit related to non-qualified options only as allowed by the applicable tax requirements using the statutory tax rate as of the nine months ended September 29, 2006.

        The table below provides pro forma information for the nine months ended September 30, 2005 as if Trimble had accounted for its employee stock options and purchases under the employee stock purchase plan in accordance with SFAS 123.

Nine Months Ended
September 30, 2005
(in thousands, except per share amounts)
Net income—as reported	$61,462
Stock-based compensation expense, net of tax (2)	8,448

Net income—pro forma	$53,014
Basic earnings per share—as reported	$1.16

Basic earnings per share—pro forma	$1.00

Diluted earnings per share—as reported	$1.08

Diluted earnings per share—pro forma	$0.93

(2)
Includes compensation expense for employee stock purchase plan for the nine months ended September 30, 2005 and reduction of tax benefits for stock-based compensation other than non-qualified stock options which were not included in the pro forma disclosure of Trimble's third quarter of fiscal 2005 Form 10-Q. Tax benefit relates to non-qualified options only as allowed by the applicable tax requirements using the statutory tax rate as of the third quarter of fiscal 2005.

Options

        Stock option expense recognized during the nine month period ended September 29, 2006 is based on the value of the portion of share-based payment awards that is expected to vest during the period. Stock option expense recognized in Trimble's Condensed Consolidated Statement of Income for the nine months ended September 29, 2006 included compensation expense for stock options granted prior to, but not yet vested as of December 30, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123 and compensation expense for the stock options granted subsequent to December 30, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), Trimble changed its method of attributing the value of stock option to expense from the accelerated multiple-option approach to the straight-line single option method. Compensation expense for all stock options granted on or prior to December 30, 2005 will continue to be recognized using the accelerated multiple-option approach while compensation expense for all stock options granted subsequent to December 30, 2005 is recognized using the straight-line single-option method. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In Trimble's pro forma information required under SFAS 123 for the periods prior to fiscal 2006, Trimble accounted for forfeitures as they occurred.

Stock Option Plans

        Trimble issues new shares upon exercises of stock options related to the following plans.

2002 Stock Plan

        In 2002, Trimble's Board of Directors adopted the 2002 Stock Plan ("2002 Plan"). The 2002 Plan, as amended to date and approved by shareholders, provides for the granting of incentive and non-statutory stock options for up to 6,000,000 shares plus any shares currently reserved but unissued to employees, consultants, and directors of Trimble. Incentive stock options may be granted at exercise prices that are not less than 100% of the fair market value of Common Stock on the date of grant. Employee stock options granted under the 2002 Plan have 120-month terms, and vest at a rate of 20% at the first anniversary of grant, and monthly thereafter at an annual rate of 20%, with full vesting occurring at the fifth anniversary of the grant. The exercise price of non-statutory stock options issued under the 2002 Plan must be at least 85% of the fair market value of Common Stock on the date of grant.

1993 Stock Option Plan

        In 1992, Trimble's Board of Directors adopted the 1993 Stock Option Plan ("1993 Plan"). The 1993 Plan, as amended to date and approved by shareholders, provided for the granting of incentive and non-statutory stock options for up to 9,562,500 shares of Common Stock to employees, consultants, and directors of Trimble. Incentive stock options may be granted at exercise prices that are not less than 100% of the fair market value of Common Stock on the date of grant. Employee stock options granted under the 1993 Plan have 120-month terms, and vest at a rate of 20% at the first anniversary of grant, and monthly thereafter at an annual rate of 20%, with full vesting occurring at the fifth anniversary of grant. The exercise price of non-statutory stock options issued under the 1993 Plan must be at least 85% of the fair market value of Common Stock on the date of grant.

1992 Management Discount Stock Option Plan

        In 1992, Trimble's Board of Directors and shareholders approved the 1992 Management Discount Stock Option Plan ("Discount Plan"). Employee stock options granted under the 1992 Plan have 120-month terms, and vest at a rate of 20% at the first anniversary of grant, and monthly thereafter at an annual rate of 20%, with full vesting occurring at the fifth anniversary of the grant.

1990 Director Stock Option Plan

        In December 1990, Trimble adopted a Director Stock Option Plan under which an aggregate of 570,000 shares of Common Stock have been reserved for issuance to non-employee directors as approved by the shareholders to date. Stock options issued under this plan vest generally over a three year period.

Option Activity

        Activity during the first nine months of fiscal 2006 under the combined plans was as follows:

	September 29, 2006
Nine Months Ended	Options	Weighted average exercise price
	(in thousands, except for per share data)
Outstanding at December 30, 2005	6,414	$18.70
Granted	159	40.93
Exercised	(1,384)	13.94
Forfeited/Cancelled/Expired	(78)	25.03

Outstanding at September 29, 2006	5,109	20.58

Options Outstanding and Exercisable

        Exercise prices for options outstanding and exercisable as of September 29, 2006, ranged from $5.33 to $48.11. Options outstanding and exercisable consist of fully vested options and options expected to vest at September 29, 2006. The aggregate intrinsic value is the total pretax intrinsic value based on Trimble's closing stock price of $47.08 as of September 29, 2006, which would have been received by the option holders had all option holders exercised their options as of that date.

	Number Of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Options Outstanding and Expected to Vest	4,991,648	$20.36	5.6	$133,406
Options Exercisable	3,014,052	15.62	5.0	94,824

        As of September 29, 2006, the total unamortized stock option expense is $14.5 million with weighted-average recognition period of 1.4 years.

Valuation Assumptions

        For options granted prior to October 1, 2005, the fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model. For stock options granted on or after October 1, 2005, the fair value of each award is estimated on the date of grant using a binomial valuation model. Similar to the Black-Scholes model, the binomial model takes into account variables such as volatility, dividend yield rate, and risk free interest rate. In addition, the binomial model incorporates actual option-pricing behavior and changes in volatility over the option's contractual term. For these reasons, Trimble believes that the binomial model provides a fair value that is more representative of actual experience and future expected experience than the value calculated using the Black-Scholes model.

        Under the binomial and Black-Scholes option pricing models, the estimated values of each employee stock option granted during the third quarter of fiscal 2006 and 2005 were $18.10 and $18.72 per share, respectively. The value of each option grant is estimated on the date of grant using the binomial model for options granted during the third quarter of fiscal 2006 and the Black-Scholes option pricing model for options granted during the third quarter of fiscal 2005 and with the following assumptions:

	Nine Months Ended
	September 29, 2006	September 30, 2005
Expected dividend yield	—	—
Expected stock price volatility	42.2%	52.0%
Risk free interest rate	4.7%	4.1%
Expected life of options (in years)	4.6	4.7

        Expected Dividend Yield—The dividend yield assumption is based on Trimble's history and expectation of dividend payouts.

        Expected Stock Price Volatility—Trimble's computation of expected volatility is based on a combination of implied volatilities from traded options on Trimble's stock and historical volatility. Trimble used implied and historical volatility as the combination was more representative of future stock price trends than historical volatility alone.

        Expected Risk Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

        Expected Life Of Option—Trimble's expected term represents the period that Trimble's stock options are expected to be outstanding and was determined based on historical experience of similar stock options with consideration to the contractual terms of the stock options, vesting schedules and expectations of future employee behavior.

Employee Stock Purchase Plan

        Stock-based compensation expense related to Trimble's employee stock purchase plan is recognized during the purchase vesting period.

Employee Stock Purchase Plan

        Trimble has an Employee Stock Purchase Plan ("Purchase Plan") under which an aggregate of 5,775,000 shares of Common Stock have been reserved for sale to eligible employees as approved by the shareholders to date. The plan permits full-time employees to purchase Common Stock through payroll deductions at 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. The Purchase Plan terminates on September 8, 2008.

Valuation Assumptions

        The fair value of rights granted under the Employee Stock Purchase Plan is estimated at the date of grant using the Black-Scholes option-pricing model. The following assumptions were used at September 29, 2006 and September 30, 2005:

	Nine Months Ended
	September 29, 2006	September 30, 2005
Expected dividend yield	—	—
Expected stock price volatility	40.0%	50.1%
Risk free interest rate	5.0%	3.4%
Expected life of purchase	0.6	0.5

        Expected Dividend Yield—The dividend yield assumption is based on Trimble's history and expectation of dividend payouts.

        Expected Stock Price Volatility—Trimble's computation of expected volatility is based on implied volatilities from traded options on Trimble's stock. Trimble used implied volatility because it is representative of future stock price trends during the six month purchase period.

        Expected Risk Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the purchase period.

        Expected Life Of Purchase—Trimble's expected life of the purchase is based on the term of the offering period of the purchase plan.

Investment in Joint Ventures

        Trimble has adopted the equity method of accounting for its investments in the Caterpillar and Nikon joint ventures. This requires that Trimble record its share of the joint ventures' profits or losses in a given fiscal period. See Note 5 of the Notes to the Consolidated Financial Statements for joint venture accounting.

Results of Operations

Overview

        The following table is a summary of revenue, gross margin and operating income for the periods indicated and should be read in conjunction with the narrative descriptions below.

	Fiscal Years Ended			Nine Months Ended
	December 30, 2005	December 31, 2004	January 2, 2004	September 29, 2006	September 30, 2005
	(dollars in thousands)
Total consolidated revenue	$774,913	$668,808	$540,903	$706,030	$588,092
Gross Margin	$389,805	$324,810	$268,030	$345,309	$297,506
Gross Margin %	50.3%	48.6%	49.6%	48.9%	50.6%
Total consolidated operating income	$124,944	$85,625	$53,935	$108,065	$101,964
Operating Income %	16.1%	12.8%	10.0%	15.3%	17.3%

Nine Months Ended September 29, 2006 and September 30, 2006

Revenue

        In the nine months ended September 30, 2006, total revenue increased by $117.9 million or 20%, as compared to the same corresponding period in fiscal 2005. The increase was primarily due to stronger performances in Trimble's Engineering and Construction and Mobile Solutions segments. The Engineering and Construction and Mobile Solutions segments increased $81.7 million and $22.8 million, respectively, compared to the same corresponding period in fiscal 2005. Revenue growth within these segments was primarily driven by new product introductions and increased penetration of existing markets, as well as the impact of acquisitions for the nine month period ended September 29, 2006 that were not applicable in the comparable period in 2005.

        During the third fiscal quarter of fiscal 2006, sales to customers in the United States represented 54%, Europe represented 23%, Asia Pacific represented 12% and other regions represented 11% of Trimble's total revenues. During the same corresponding period in fiscal 2005, sales to customers in the United States represented 54%, Europe represented 25%, Asia Pacific represented 10% and other regions represented 11% of Trimble's total revenues.

        Trimble's individual segment revenues may be affected by seasonal buying patterns. Typically the second fiscal quarter has been the strongest quarter for Trimble driven by the construction buying season. The second quarter has averaged 27% of total revenue in fiscal years 2004 and 2005.

Gross Margin

        Gross margin varies due to a number of factors including product mix, pricing, distribution channel used, the effects of production volumes, new product start-up costs, and foreign currency translations. Gross margin as a percentage of total revenues was 48.9% for the nine months ended September 29, 2006 compared to 50.6% for the nine months ended September 30, 2005. Gross margin for the nine months ended September 29, 2006 decreased primarily due to the impact of CTCT transactions of $15.1 million previously recorded in non-operating expenses, amortization of software-related purchased intangibles of $3.3 million and stock-based compensation expense of $0.9 million that were not included in gross margin during the same period in fiscal 2005, for a total impact of 2.7%. The decrease in the reported gross margin was driven by the above-mentioned discrete events. This was offset by higher revenue and success of higher margin products, including some survey products, machine control products and higher subscription revenue.

Operating Income

        Operating income as a percentage of total revenue was 15.3% and 17.3% for the first nine months of fiscal 2006 and 2005, respectively. The decrease in operating margin for the nine months ended September 29, 2006 is driven by the impact of CTCT transactions of $15.1 million and stock-based compensation expense of $9.4 million that were not included in operating income during the same period last year. In addition, expenses related to acquisitions, namely amortization of purchased intangibles and purchased in-process research and development expenses, increased by $4.6 million versus the same period last year. The decrease in operating margin for the nine month period ended September 29, 2006 was driven by the above-mentioned discrete events. This was offset by a strong operating leverage.

Results by Segment

        To achieve distribution, marketing, production, and technology advantages in Trimble's targeted markets, Trimble manage its operations in the following four segments: Engineering and Construction, Field Solutions, Mobile Solutions, and Advanced Devices. Operating income (loss) equals net revenue less cost of sales and operating expenses, excluding general corporate expenses, amortization of purchased intangibles, in-process research and development expenses, restructuring charges, non-operating income (expense), and income taxes.

        In the first fiscal quarter of 2006, Trimble combined the operating results of the former Components Technologies and Portfolio Technologies segments and included the combined operating results in the Advanced Devices segment. The change in presentation was made in recognition of the small size of each of the businesses relative to the total company. The presentation of prior period's segment operating results has been changed to conform to Trimble's current segment presentation.

        The following table is a breakdown of revenue and operating income by segment (in thousands, except percentages):

	Nine Months Ended
	September 29, 2006	September 30, 2005
Engineering and Construction
Revenue	$477,145	$395,465
Segment revenue as a percent of total revenue	68%	67%
Operating income	$103,519	$93,022
Operating income as a percent of segment revenue	22%	24%
Field Solutions
Revenue	$108,598	$102,495
Segment revenue as a percent of total revenue	15%	17%
Operating income	$30,841	$27,583
Operating income as a percent of segment revenue	28%	27%
Mobile Solutions
Revenue	$43,884	$21,051
Revenue as a percent of total revenue	6%	4%
Operating income (loss)	$1,722	$(3,261)
Operating income (loss) as a percent of segment revenue	4%	(15)%
Advanced Devices
Revenue	$76,402	$69,081
Segment revenue as a percent of total revenue	11%	12%
Operating income	$8,679	$10,726
Operating income as a percent of segment revenue	11%	17%

        A reconciliation of Trimble's consolidated segment operating income to consolidated income before income taxes follows:

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Consolidated segment operating income	$144,761	$128,070
Unallocated corporate expense	(26,742)	(20,488)
Amortization of purchased intangible assets	(8,955)	(5,340)
In-process research and development expense	(1,000)
Restructuring charges		(278)
Non-operating income (expense), net	7,989	(8,840)

Consolidated income before income taxes	$116,053	$93,124

Engineering and Construction

        Engineering and Construction revenues increased by $81.7 million or 21% for the nine months ended September 29, 2006 compared to the same corresponding period in fiscal 2005. Segment operating income increased by $10.5 million or 11% for the nine months ended September 29, 2006 as compared to the same corresponding period in fiscal 2005.

        The revenue growth for the nine months ended September 29, 2006 was driven by a steady market, strong sales of new products, aggressive marketing programs and geographic expansion. For the nine months ended September 29, 2006 segment operating income increased as a result of higher revenues and increased sales of higher margin products, partially offset by $15.1 million in expenses related to CTCT transactions, $3.0 million in stock-based compensation expense that were not present in the corresponding period of fiscal 2005 and higher costs incurred due to meeting the requirements of a European lead free initiative (known as RoHS).

Field Solutions

        Field Solutions revenues increased by $6.1 million or 6% for the nine months ended September 29, 2006 compared to the same corresponding period in fiscal 2005. Segment operating income increased by $3.3 million or 12% for the nine months ended September 29, 2006 as compared to the same corresponding period in fiscal 2005.

        Revenues increased for the nine months ended September 29, 2006 compared to the corresponding period of fiscal 2005 due to growth in both Trimble's agricultural and GIS businesses. In GIS, growth was due to new products and a continuing shift to a higher value, differentiated distribution channel. In agriculture, growth was driven by higher demand for both automated and manual guidance products as farmers increasingly utilized technology to increase yields and improve productivity. In addition, Trimble benefited from the introduction of its new flow control products that extend its already strong position in this market. Operating income increased primarily due to strong operating leverage and new product introduction, partially offset by the inclusion of stock-based compensation that was not present in the corresponding periods of fiscal 2005.

Mobile Solutions

        Mobile Solutions revenues increased by $22.8 million or 108% for the nine months ended September 29, 2006 compared to the same corresponding period in fiscal 2005. Segment operating income increased by $5.0 million or 153% for the nine months ended September 29, 2006 as compared to the same corresponding period in fiscal 2005.

        Revenues for the nine months ended September 29, 2006 compared to the corresponding period of fiscal 2005 grew due to increased subscriber growth, an increase in recurring revenues, the benefit of acquisitions not in the prior period, and Trimble's entry into new vertical markets. Operating income increased for the nine months ended September 29, 2006 compared to the corresponding period of fiscal 2005 primarily due to higher subscription revenue and gross margins, partially offset by the inclusion of stock-based compensation that was not present in the corresponding periods of fiscal 2005.

Advanced Devices

        Advanced Devices revenues increased $7.2 million or 10% for the nine months ended September 29, 2006 compared to the same corresponding period in fiscal 2005. Segment operating income decreased by $2.0 million or 19% for the nine months ended September 29, 2006 as compared to the corresponding period in fiscal 2005.

        For the nine months ended September 29, 2006 compared to the corresponding period in fiscal 2005, the increase in revenue was primarily due to stronger performance in Trimble's Applanix business, a new intellectual property licensing agreement with Nokia Corporation signed in the third quarter of fiscal 2006 and an increase of component sales to Trimble's non-automotive Original Equipment Manufacturers, or OEM's. Operating income decreased for the nine months ended at September 29, 2006 compared to same period in fiscal 2005, primarily due to a reduction in revenue in Trimble's automotive and timing businesses, relatively flat sales in Trimble's Military and Advanced Systems product line, increased development cost related to the TrimTrac GSM version and inclusion of $1.4 million in stock-based compensation that were not present in the corresponding periods of fiscal 2005, partially offset due to stronger Applanix and intellectual property licensing revenue.

Research and Development, Sales and Marketing, and General and Administrative Expenses

        Research and development, or R&D, sales and marketing, or S&M, and general and administrative, or G&A, expenses are summarized in the following table (in thousands, except percentages):

	Nine Months Ended
	September 29, 2006	September 30, 2005
Research and development	77,234	63,332
Percentage of revenue	11%	11%
Sales and marketing	103,356	88,388
Percentage of revenue	15%	15%
General and administrative	50,016	38,204
Percentage of revenue	7%	6%

Total	230,606	189,924

Percentage of revenue	33%	32%

        Overall, R&D, S&M, and G&A expense increased by approximately $40.6 million for the nine months ended September 29, 2006 compared to the same corresponding period in fiscal 2005. Included in the increase were approximately $9.4 million of stock-based compensation for the nine months ended September 29, 2006, not included in the prior year period.

        The increase in R&D expenses in the first nine months of fiscal 2006 compared with the corresponding period in fiscal 2005 was primarily due to the to the inclusion of expenses of $3.8 million from acquisitions not applicable in the prior corresponding period, $3.0 million increase in compensation related expenses, $1.9 million in stock-based compensation expense not present in the nine months ended September 30, 2005, $0.6 million increase in consulting fees, and $1.1 million increase in R&D materials expenses which was primarily due to compliance with the European lead free initiative.

        All of Trimble's R&D costs have been expensed as incurred. Cost of software developed for external sale subsequent to reaching technical feasibility were not considered material and were expensed as incurred.

        Trimble believes that the development and introduction of its products are critical to its future success and Trimble expects to continue active development of new products.

        The increase in S&M expenses in the first nine months of fiscal 2006 as compared with the corresponding period of fiscal 2005 was primarily due the inclusion of expenses from acquisitions not applicable in the prior period in the amount of $4.8 million, $5.3 million increase in compensation related expenses, and $2.1 million in stock-based compensation expense not present in the third quarter of fiscal 2005.

        Trimble's future growth will depend in part on the timely development and continued viability of the markets in which Trimble currently compete as well as its ability to continue to identify and develop new markets for its products.

        The increase in G&A expenses in the first nine months of fiscal 2006 compared with the corresponding period in fiscal 2005 was primarily due the inclusion of expenses from acquisitions not applicable in the prior year of $2.6 million, $3.8 million increase in compensation-related expenses, and $4.5 million in stock-based compensation expense not present in the third quarter of fiscal 2005.

Amortization of Purchased Intangible Assets

        Amortization of purchased intangible assets was $8.9 million, of which $3.3 million was recorded in cost of revenue, in the first nine months of fiscal 2006, compared with $5.3 million in the first nine months of fiscal 2005. The increase was primarily due to the acquisition of certain technology and patent intangibles as a result of acquisitions not applicable in the comparable period of fiscal 2005.

In-Process Research and Development

        Trimble recorded In-process research and development, or IPR&D, expense of $1.0 million related to acquisitions during the nine month period ended September 29, 2006. Trimble did not record any IPR&D expense during the same corresponding period in fiscal 2005. At the date of each acquisition, the projects associated with the IPR&D efforts had not yet reached technological feasibility and the research and development in process had no alternative future uses. The value of the IPR&D was determined using a discounted cash flow model similar to the income approach, focusing on the income producing capabilities of the in-process technologies. Accordingly, the value assigned to these IPR&D amounts were charged to expense on the respective acquisition date of each of the acquired companies.

Restructuring Charges

        During the first quarter of fiscal 2005, Trimble recorded a restructuring charge of approximately $0.3 million associated with the closure of one of its sales offices as a result of integration efforts of a previous acquisition. There were no restructuring charges recorded during the first quarter of 2006. Payments of $0.1 million and $0.3 million were made during nine months ended September 29, 2006 and September 30, 2005, respectively, relating to previous restructuring plans. As of September 29, 2006, the remaining restructuring accrual balance is $0.2 million, which is related to the office closure, and is expected to be paid over the next year.

Non-operating Income (Expense), Net

        The components of non-operating income (expense), net, are as follows (in thousands):

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Interest income (expense), net	$2,347	$(1,680)
Foreign currency transaction gain, net	995	67
Income (expenses) for affiliated operations, net	4,238	(7,514)
Other income, net	409	287

Total non-operating income (expense), net	$7,989	$(8,840)

        Non-operating income, net, increased by $16.8 million or 190% during the first nine months of fiscal 2006 compared with the corresponding period in fiscal 2005 primarily due to a $11.7 million increase in income from affiliated operations, the absence of $8.7 million in transfer pricing expense with CTCT that were included in the first nine months of fiscal 2005, but now included in operating income in fiscal 2006. In addition, non-operating income increased due to an increase in net interest income of $4.0 million as a result of interest expense incurred in the second quarter of fiscal 2005 on debt subsequently repaid, higher interest income earned on the investment of cash balances, the absence of a one-time write-off of debt issuance cost in the third quarter of fiscal 2005, and a $0.9 million increase in foreign currency transaction gains.

Income Tax Provision

        Trimble's income tax provision reflects a tax rate of 31.4% for the nine months ended September 29, 2006. The tax rate for the comparable period in fiscal 2005 was 34%. The 2006 year-to-date tax rate is lower than the 2005 tax rate due to the favorable outcome of two foreign income tax audits and results from an amended tax return, but offset by the impact of the accounting for stock based compensation in accordance with SFAS 123R.

        Trimble anticipates a tax rate in the fourth quarter of 2006 of 36%, resulting in an annual tax rate of approximately 32%. The tax rate could be affected by several factors including stock option activity, geographic mix of Trimble's pre-tax income, legislative changes, changes to its existing valuation allowance, or other discrete events in the quarter.

Years Ended December 30, 2005, December 31, 2004 and January 2, 2004

Revenue

        In fiscal 2005, total revenue increased by $106.1 million or 15.9% to $774.9 million from $668.8 million in fiscal 2004. The increase in fiscal 2005 was primarily due to stronger performances across all Trimble's operating segments with the exception of Component Technologies. The Engineering and Construction, Field Solutions and Mobile Solutions segments increased 19%, 21% and 34%, respectively, compared to fiscal 2004. Revenue growth within these segments was driven by new product introductions and increased penetration of existing markets. Both the Engineering and Construction and Mobile Solutions operating segments also benefited from the impact of the Pacific Crest, Apache and MobileTech acquisitions.

        In fiscal 2004, total revenue increased by $127.9 million or 23.6% to $668.8 million from $540.9 million in fiscal 2003. This increase was primarily due to stronger performances in most of Trimble's operating segments driven by new product offerings and increased penetration of the markets Trimble serves (primarily Engineering and Construction and Field Solutions), expanded distribution and selective acquisitions (primarily Mobile Solutions and Portfolio Technologies), as well as the positive impact of the weaker US dollar on revenues generated in foreign currencies, primarily the Euro.

        During the 2005 fiscal year, sales to customers in the United States represented 54%, Europe represented 25%, Asia Pacific represented 11% and other regions represented 10% of Trimble's total revenues. During the 2004 fiscal year, sales to customers in the United States represented 50%, Europe represented 28%, Asia Pacific represented 13% and other regions represented 9% of Trimble's total revenues. Trimble anticipates that sales to international customers will continue to account for a major portion of its revenues.

        No single customer accounted for 10% or more of Trimble's total revenues in fiscal 2005, 2004, and 2003 or in the nine month period ending September 29, 2006. It is possible, however, that in future periods the failure of one or more large customers to purchase products in quantities anticipated by Trimble may adversely affect the results of operations.

Gross Margin

        Trimble's gross margin varies due to a number of factors including product mix, pricing, distribution channel used, the effects of production volumes, new product start-up costs, and foreign currency translations. Gross margin as a percentage of total revenues was 50.3% in fiscal 2005 and 48.6% in fiscal 2004. The increase in gross margin percentage for fiscal 2005, compared with fiscal 2004, was due to the success of Trimble's market segmentation strategy, higher service revenues, cost reductions, and introduction of higher margin products.

        Gross margin as a percentage of total revenues was 48.6% in fiscal 2004 and 49.6% in fiscal 2003. The decrease in gross margin percentage for fiscal 2004, compared with fiscal 2003, was due to changes in the mix of products sold, principally related to increased sales of lower margin Nikon-branded survey and construction products, Trimble's agriculture products, pricing pressure in Trimble's Component Technologies business (which typically demonstrates increased unit volumes coupled with declining unit prices), the impact of the weaker US dollar on Trimble's non US manufacturing, and distribution costs.

        Because of potential product mix changes within and among the industry markets, market pressures on unit selling prices, fluctuations in unit manufacturing costs, including increases in component prices and other factors, current level gross margins cannot be assured.

Operating Income

        Operating income as a percentage of total revenue was 16.1% in fiscal 2005 compared to 12.8% in fiscal 2004 and 10.0% in fiscal 2003. The increase is driven by improvement in revenues, in gross margins, and greater leverage of operating expenses. Operating expenses represented 34.2% of total revenue in fiscal 2005 as compared to 35.8% in fiscal 2004.

Results by Segment

        To achieve distribution, marketing, production, and technology advantages in Trimble's targeted markets during 2005, Trimble managed its operations in the following five segments: Engineering and Construction, Field Solutions, Component Technologies, Mobile Solutions, and Portfolio Technologies. Segment operating income (loss) is net revenue less operating expenses, excluding general corporate expenses, amortization of purchased intangibles, restructuring charges, non-operating income (expense), and income taxes.

        The following table is a breakdown of revenue and operating income by segment for the periods indicated and should be read in conjunction with the narrative descriptions below.

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(dollars in thousands)
Engineering and Construction
Revenue	$524,461	$440,478	$367,058
Segment revenue as a percent of total revenue	68%	66%	68%
Operating income	117,993	79,505	60,664
Operating income as a percent of segment revenue	22%	18%	17%
Field Solutions
Revenue	127,843	105,591	79,879
Segment revenue as a percent of total revenue	16%	16%	15%
Operating income	32,527	25,151	14,500
Operating income as a percent of segment revenue	25%	24%	18%
Component Technologies
Revenue	53,902	65,522	64,193
Segment revenue as a percent of total revenue	7%	9%	12%
Operating income	8,034	13,880	16,560
Operating income as a percent of segment revenue	15%	21%	26%
Mobile Solutions
Revenue	31,481	23,531	12,981
Revenue as a percent of total consolidated revenue	4%	4%	2%
Operating loss	(3,072)	(5,997)	(6,452)
Operating loss as a percent of segment revenue	(10)%	(25)%	(50)%
Portfolio Technologies
Revenue	37,226	33,686	16,792
Segment revenue as a percent of total revenue	5%	5%	3%
Operating income (loss)	5,178	4,866	(1,686)
Operating income (loss) as a percent of segment revenue	14%	14%	(10)%

        A reconciliation of Trimble's consolidated segment operating income to consolidated income before income taxes follows:

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Consolidated segment operating income	$160,660	$117,405	$83,586
Unallocated corporate expense	(27,483)	(22,901)	(20,320)
Restructuring charges	(278)	(552)	(2,019)
Amortization of purchased intangible assets	(6,855)	(8,327)	(7,312)
In-process research and development	(1,100)	—	—
Non-operating expense, net	(156)	(10,701)	(18,350)

Consolidated income before income taxes	$124,788	$74,924	$35,585

Engineering and Construction

        Engineering and Construction revenues increased by $84.0 million or 19% while segment operating income increased by $38.5 million or 48.4% for fiscal 2005 as compared to fiscal 2004. The revenue growth was driven by the introduction of products such as the Trimble S6 and machine control products, and growth of existing products such as the Trimble R8 GPS System. Revenue growth was also attributed to the acquisitions for fiscal 2005. Segment operating income increased as a result of higher revenues and increased sales of higher margin products.

        Engineering and Construction revenues increased by $73.4 million or 20% while segment operating income increased by $18.8 million or 31.1% for fiscal 2004 as compared to fiscal 2003. The relatively strong environment of fiscal 2003 continued into fiscal 2004, resulting in continued robust demand for survey, machine control, and laser products. In addition, the full year effects for Nikon-branded products contributed to the year over year increase. Targeted new product introductions, such as the 5500 Servo Driven Total Station, provided improved market penetration. The weaker US dollar also contributed to increased revenues in this operating segment. Operating income increased at a higher rate than revenue growth due to greater operating leverage on expenses.

Field Solutions

        Field Solutions revenues increased by approximately $22.3 million or 21.1% while segment operating income increased by $7.4 million or 29.3% for fiscal year 2005 as compared to fiscal 2004. Revenue increased primarily due to successful new products such as the Ag-GPS EZ-Guide System and Ag-GPS EZ-Steer System in Trimble's agriculture product line and as a result of higher demand for both automated and manual guidance products into the agricultural market in the first quarter of the fiscal year.

        Field Solutions revenues increased by approximately $25.7 million or 32.2% while segment operating income increased by $10.7 million or 73.5% for fiscal year 2004 as compared to fiscal 2003. Revenues increased primarily as a result of higher demand for both automated and manual guidance products in the agricultural market. In particular, revenues were enhanced by the introduction of EZ-Guide Plus. Trimble saw increases in its GIS product lines due to increases in its dealer and distributor business. Additionally, programs designed to expand Trimble's distribution channel by supplementing value-added, solutions focused business partners to Trimble's traditional dealer profile were successful. In addition, Trimble saw improved results in Europe and increased opportunities in China. Increases in this segment's operating income were primarily due to higher revenues.

Component Technologies

        Component Technologies revenues decreased by $11.6 million or 17.7% and segment operating income decreased by $5.8 million or 42.1% for the fiscal year 2005 as compared to fiscal 2004. Revenues decreased primarily due to the decline in demand for Trimble's in-vehicle navigation products as a result of changes in buying strategies among certain automotive manufacturers, and softness in the timing businesses. The decrease was partially offset by an increase in the OEM board business. Operating income decreased primarily due to lower revenue and unfavorable product mix.

        Component Technologies revenues increased by $1.3 million or 2.1%, while segment operating income decreased by $2.7 million or 16.2% for the fiscal year 2004 as compared to fiscal 2003. Revenues increased primarily due to higher demand from vehicle navigation and tracking customers, partially offset by the decline in demand from wireless infrastructure customers. The segment operating income decrease was primarily due to pricing pressures from the embedded and in-vehicle navigation product lines, a less favorable product mix, and increased spending for development of new categories of products.

Mobile Solutions

        Mobile Solutions revenues increased by $8.0 million or 33.8% in fiscal 2005 over fiscal 2004 due to increased subscriber growth, an increase in sales into the ready-mix suppliers, and increased sales from Trimble's dealer channel as Trimble continues to develop and extend this channel. Operating loss decreased in fiscal 2005 compared to fiscal 2004 primarily attributable to an increase in revenues and increase in gross margins due higher recurring service revenue.

        Mobile Solutions revenues increased by $10.6 million or 81.3% in fiscal 2004 over fiscal 2003 due primarily to increases sales into the construction materials market, higher dealer sales and a significant enterprise sale. During the first quarter of fiscal 2004, Trimble completed the acquisition of TracerNET to strengthen its presence in this segment. The benefits of the integration were not fully reflected until the fourth quarter of fiscal 2004 and the full year impact of these activities were not realized until fiscal 2005. Segment operating loss decreased by $0.5 million or 7.1% in fiscal 2004 over fiscal 2003 due to increased revenues which was largely offset by increased expenses related to the integration of the TracerNET acquisition.

Portfolio Technologies

        Portfolio Technologies revenues increased by $3.5 million or 10.5% while segment operating income increased by $0.3 million or 6.4% for fiscal 2005 as compared to fiscal 2004. The increase in revenue and operating income was primarily due to stronger performance in Trimble's Applanix airborne business which was offset by an increase in marketing expenses related to Trimble's Trimble Outdoors initiative.

        Portfolio Technologies revenues increased by $16.9 million or 100.6% while segment operating income increased by $6.6 million or 388.6% for fiscal 2004 as compared to fiscal 2003. The increases in revenues and operating income were primarily due to the inclusion of full year results of Applanix, acquired in July 2003, and higher sales of Trimble's military and advanced systems products.

Research and Development, Sales and Marketing, and General and Administrative Expenses

        The following table shows research and development, sales and marketing, and general and administrative expenses in absolute dollars and as a percentage of total net revenues for the fiscal years ended 2005, 2004 and 2003 and should be read in conjunction with the narrative descriptions of those operating expenses below.

	Fiscal Years Ended
	December 30, 2005		December 31, 2004		January 2, 2004
	(in thousands)
Research and development	$84,276	11%	$77,558	11%	$67,641	13%
Sales and marketing	120,215	15%	108,054	16%	97,870	18%
General and administrative	52,137	7%	44,694	7%	39,253	7%

	$256,628	33%	$230,306	34%	$204,764	38%

        Overall, R&D, sales and marketing, and G&A increased by approximately $26.3 million in fiscal 2005 compared to fiscal 2004.

        Research and development expenses increased by $6.7 million in fiscal 2005 compared to fiscal 2004 primarily due to the inclusion of expenses from acquisitions not applicable in the prior year in the amount of $2.8 million and increase in compensation of $2.8 million. All of Trimble's R&D costs have been expensed as incurred. Cost of software developed for external sale subsequent to reaching technical feasibility were not considered material and were expensed as incurred.

        Research and development expenses increased by $9.9 million in fiscal 2004 compared to fiscal 2003 primarily due to sustaining engineering expenses and costs incurred related to new product development, continued investment in next generation technologies, and the effect of foreign currency fluctuations.

        Overall research and development spending remained relatively constant at approximately 11% of revenues. Trimble expects to continue to devote resources to the development of new products and the enhancement of existing products. Trimble believes that research and development is critical to its strategic product development objectives and that to leverage its leading technology and meet the changing requirements of its customers, Trimble will need to fund investments in several development projects in parallel.

        Sales and marketing expenses increased by $12.2 million in fiscal 2005 compared to fiscal 2004, but decreased as a percent of total revenues. The increase was primarily due to advertising and promotion costs associated with the launch of new products of $5.4 million, the inclusion of expenses from acquisitions not applicable in the prior year of $1.5 million, increase in travel expenses of $1.4 million, increase in compensation of $1.7 million and an increase $0.6 million foreign currency transaction loss.

        Sales and marketing expenses increased by $10.2 million in fiscal 2004 compared to fiscal 2003, but decreased as a percent of total revenues. The majority of the increase was due to the increase in revenue, promotional programs associated with new products, and the foreign exchange impact on expenses in Trimble's non US operations.

        Trimble intends to continue to focus and expand its sales and marketing efforts across all the geographies and markets it serves in order to increase market awareness of its products and to better support its existing customers worldwide. Trimble's future growth will depend in part on the timely development and continued viability of the markets in which it currently competes as well as its ability to continue to identify and exploit new markets for its products.

        General and administrative expenses increased by $7.4 million in fiscal 2005 compared to fiscal 2004 primarily due to an increase in compensation expense of $5.9 million, increase in rent expense of $1.0 million as Trimble was making duplicate payments during its move to its new headquarters, the inclusion of expenses from acquisitions not applicable in the prior year of $1.8 million, and increase of $0.8 million in patent expense. This was partially offset by a decrease in bad debt expense of $1.7 million and an increase of $0.4 million foreign currency transaction gain. Spending overall remained relatively constant at approximately 7% of revenues.

        General and administrative expenses increased by $5.4 million in fiscal 2004 compared to fiscal 2003 primarily due to the inclusion of G&A expenses from acquisitions, expenses related to compliance with the Sarbanes-Oxley Act, and bad debt expenses of $1.2 million.

Other Operating Expenses

Restructuring Charges

        Restructuring charges of $0.3 million, $0.6 million, and $2.0 million were recorded in fiscal years 2005, 2004 and 2003, respectively. The charges in fiscal 2005 were primarily related to office closure costs due to integration efforts of the Mensi acquisition. The charges in fiscal 2004 were primarily related to severance costs due to the realignment of Trimble Mobile Solutions Inc. while charges in fiscal 2003 were primarily related to Trimble's Japanese office relocation due to the Nikon-Trimble joint venture formation. As a result of these actions, the headcount of the affected operations decreased by 36 and 77 in fiscal 2004, and 2003, respectively. As of December 30, 2005, the remaining accrual balance of $0.3 million is related to the office closure expected to be paid over the next several years.

In-Process Research and Development

        Trimble recorded In-process research and development expense of $1.1 million related to acquisitions made in fiscal 2005. Trimble did not record any IPR&D expense in fiscal 2004 and fiscal 2003. At the date of each acquisition, the projects associated with the IPR&D efforts had not yet reached technological feasibility and the research and development in process had no alternative future uses. The value of the IPR&D was determined using a discounted cash flow model similar to the income approach, focusing on the income producing capabilities of the in-process technologies. Accordingly, the value assigned to these IPR&D amounts were charged to expense on the respective acquisition date of each of the acquired companies.

Amortization of Purchased and Other Intangible Assets

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Amortization of purchased intangibles	$6,855	$8,327	$7,312
Amortization of other intangible assets	165	183	604

Amortization of purchased and other intangible assets	$7,020	$8,510	$7,916

        Amortization expense of purchased and other intangibles represented 0.9% of revenue in fiscal 2005, a decrease of $1.5 million from fiscal 2004 when it represented 1.3% of revenue. Although Trimble had acquisitions in fiscal 2005, amortization decreased due to the fact Trimble's Spectra Precision Group intangibles were fully amortized in the second quarter of fiscal 2005. Amortization expense of purchased and other intangibles represented 1.3% of revenue in fiscal 2004, an increase of $0.6 million from fiscal 2003 when it represented 1.5% of revenue.

Non-operating Expense, Net

        The following table shows non-operating expense, net for the periods indicated and should be read in conjunction with the narrative descriptions of those expenses below:

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Interest income	$836	$436	$465
Interest expense	(2,331)	(3,888)	(11,938)
Foreign exchange gain (loss)	1,022	(859)	(592)
Expenses for affiliated operations, net	(291)	(7,590)	(6,403)
Other income (expense)	608	1,200	118

Total non-operating expense, net	$(156)	$(10,701)	$(18,350)

        Non-operating expense, net decreased by $10.5 million or 98.5% during fiscal 2005 as compared with fiscal 2004 primarily due to a decrease in net interest expense of $2.0 million as a result of the repayment of debt and interest earned on higher cash balances offset by a $0.9 million write-off of debt issuance costs relating to the 2003 Credit Facility, an increase of $1.9 million in foreign currency transaction gain and a $7.3 million decrease in expenses for affiliated operations as a result of increased profits from Trimble's joint ventures and recognition of the remaining deferred gain from the Caterpillar joint venture. This was partially offset by a decrease in other income primarily due to the absence of a non-recurring gain in investments of approximately $1.0 million in fiscal year 2004.

        Expenses for affiliated operation decreased by $7.3 million in fiscal 2005 compared to fiscal 2004 due to the recognition of the remaining $9.2 million deferred gain related to the Caterpillar joint venture. Since the joint venture is now profitable on a sustainable basis, future operating losses are not anticipated and there are no future outstanding financial obligations by Trimble to the joint venture, Trimble recognized the gain. This amount was offset by an increased impact from the incremental transfer pricing effects due to growth in Trimble's construction product sales of $2.6 million. (See Note 5 of the Notes to the Audited Consolidated Financial Statements for financial information regarding joint ventures). Furthermore, Trimble recorded its share of profits in the Caterpillar joint venture which increased by $2.5 million. This was partially offset by a decrease in Trimble's share of profits in its Nikon-Trimble joint venture of $1.1 million.

        Non-operating expense, net decreased by $7.6 million or 42% during fiscal 2004 as compared with fiscal 2003 primarily due to lower interest expense after the repayment of the principal balance of a subordinated note in June 2003, the write off of $2.3 million of debt issuance costs as a result of Trimble's debt refinancing in June 2003 and $1.3 million related to the write off of the remaining unamortized portion of the warrants issued to Spectra-Physics Holdings USA, Inc. The increases in expense for affiliated operations were primarily due to Trimble's higher construction machine control revenues which led to increased impact from the pricing effects of transactions between Trimble and the Caterpillar joint venture. This was partially offset by an increase of $1.1 million related to Trimble's share of profits in the Nikon-Trimble joint venture. The increase in other income (expense) was primarily due to a net gain related to the sale of an investment.

Income Tax Provision

        Trimble's effective income tax rates for fiscal years 2005, 2004 and 2003 were 32%, 10% and (8%), respectively. The 2004 and 2003 income tax rates are less than the US federal statutory rate of 35%, primarily due to the realization of benefits from net operating losses and other previously reserved deferred tax assets. Trimble's 2005 income tax rate is less than US federal statutory rate, primarily due to the benefit from the US incentive repatriation of undistributed foreign subsidiary earnings provided by the American Jobs Creation Act of 2004.

        Repatriation of foreign earnings. The American Jobs Creation Act of 2004 (the Act) provides for a special one-time elective dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer equal to 85% of the eligible distribution. During the fourth quarter of 2005, Trimble repatriated $39.5 million, of which $24 million qualified for the special one-time elective dividends received deduction and $15.5 million constituted earnings that do not qualify under the Act; previously taxed income and return of capital. Trimble recorded a $6.4 million tax benefit from these foreign earnings.

Litigation Matters

        From time to time, Trimble is involved in litigation arising out of the ordinary course of its business. There are no known claims or pending litigation that are expected to have a material effect on Trimble's overall financial position, results of operations, or liquidity.

Off-Balance Sheet Arrangements

        Other than lease commitments incurred in the normal course of business (see Contractual Obligation table below), Trimble does not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. Trimble does not have any majority-owned subsidiaries that are not included in the consolidated financial statements. Additionally, Trimble does not have any interest in, or relationship with, any special purpose entities.

Liquidity and Capital Resources

	As of and for the Fiscal Year Ended			As of and for the Nine Months Ended
	December 30, 2005	December 31, 2004	January 2, 2004	September 29, 2006	September 30, 2005
	(dollars in thousands)
Cash and cash equivalents	$73,853	$71,872	$45,416	$136,402	$87,293
As a percentage of total assets	9.9%	11.0%	8.3%	14.9%	12.5%
Accounts receivable days sales outstanding (DSO)	66	63	65	59	60
Inventory turns per year	4	4	4	4	4
Total debt	$649	$38,996	$90,486	$757	$659
Cash provided by operating activities	$92,880	$74,576	$29,565	$85,767	$69,596
Cash used in investing activities	$(74,918)	$(25,133)	$(22,653)	$(57,149)	$(35,568)
Cash provided (used) by financing activities	$(13,402)	$(24,159)	$54	$31,311	$(16,979)
Net increase in cash and cash equivalents	$1,981	$26,456	$16,737	$62,549	$15,421

Cash and Cash Equivalents

        Trimble's financial condition further strengthened as cash and cash equivalents totaled $136.4 million at September 29, 2006, compared to $73.9 million at December 30, 2005, $71.9 million at December 31, 2004 and $45.4 at January 2, 2004. Trimble essentially had no debt at September 29, 2006.

        For the first nine months of fiscal 2006, cash provided by operating activities was $85.8 million, compared to $69.6 million in cash provided by operating activities during the first nine months of fiscal 2005. This increase of $16.2 million was primarily driven by a $27.6 million increase in net income before stock-based compensation expense, partially offset by an $8.8 million decrease in deferred income taxes. Trimble's ability to continue to generate cash from operations will depend in large part on profitability, the rate of collections of accounts receivable, its inventory turns, and its ability to manage other areas of working capital. Trimble's accounts receivable days for sales outstanding improved to 59 days at the end of the third quarter of fiscal 2006, from 66 days at the end of fiscal 2005. The decrease is primarily due to increased collection efforts and improvement in monitoring of outstanding receivables. In addition, in the first quarter of 2006, Trimble rolled out a dealer floor plan financing program in the U.S. and Canada through a non-recourse financing facility. Trimble's inventory turns were unchanged at four for the first nine months of fiscal 2006 and at fiscal year end 2005.

        Trimble used $57.1 million in net cash for investing activities during the first nine months of 2006, compared to $35.6 million in the first nine months of 2005. The $21.5 million increase in spending was due to an increase of $21.6 million in cash used for acquisitions.

        Trimble expects fiscal 2006 capital expenditures to be approximately $17 million to $19 million, primarily for computer equipment, software, manufacturing tools and test equipment, and leasehold improvements associated with business expansion. Decisions related to how much cash is used for investing are influenced by the expected amount of cash to be provided by operations.

        Trimble generated $31.3 million in net cash from financing activities in the first nine months of 2006, compared to $17.0 million in cash used during the first nine months of 2005. The $48.3 million improvement was primarily due to a $38.3 million decrease in repayment of net debt, $8.1 million in excess tax benefits relating to stock-based compensation upon the exercise of stock options which were not present in the first nine months of fiscal 2005 and a $3.3 million increase in proceeds received from issuance of common stock.

        In fiscal 2005, cash provided by operating activities was $92.9 million, as compared to $74.6 million in fiscal 2004. The increase of $18.3 million was primarily driven by the $17.2 million increase in net income during fiscal 2005 compared to fiscal 2004. Trimble's ability to continue to generate cash from operations will depend in large part on profitability, the rate of collections of accounts receivable, its inventory turns, and its ability to manage other areas of working capital. Trimble's accounts receivable days for sales outstanding increased from 63 days at the end of fiscal 2004 to 66 days at the end of fiscal 2005. The increase is due to acquisitions, delayed payments from some government contracts, and past due accounts from a couple of key customers. Trimble's inventory turns was unchanged at four at the end of fiscal 2005 and 2004.

        In fiscal 2004, cash provided by operating activities was $74.6 million, as compared to $29.6 million in fiscal 2003. The increase of $45.0 million was primarily driven by the $29.2 million increase in net income during fiscal 2004 compared to fiscal 2003 and better management of working capital. Trimble's accounts receivable days for sales outstanding decreased from 65 days at the end of fiscal 2003 to 63 days at the end of fiscal 2004. Trimble's inventory turns was unchanged at four at the end of fiscal 2005 and 2004.

        Cash used in investing activities was $74.9 million in fiscal 2005 as compared to $25.1 million in fiscal 2004. The $49.8 million increase was primarily due to an increase of $40.0 million in cash acquisitions and an increase of $10.6 million in investment in capital equipment of which $6.6 million was related to the relocation of Trimble's Sunnyvale headquarters.

        Cash used in investing activities was $25.1 million in fiscal 2004 as compared to $22.7 million in fiscal 2003. The increase was primarily due to cash acquisitions and investment in capital equipment. During fiscal 2004, Trimble spent approximately $12.8 million on capital expenditures.

        Cash used in financing activities was $13.4 million in fiscal 2005 as compared to $24.2 million in fiscal 2004. The $10.8 million decrease was primarily due to a $12.9 million decrease in repayment of net debt as Trimble repaid its entire debt balance in the second fiscal quarter of 2005. This was partially offset by a $2.3 million decrease in proceeds received from issuance of common stock and warrants.

        Cash used in financing activities was $24.2 million in fiscal 2004 as compared to $54,000 in fiscal 2003. However, during fiscal 2004, Trimble repaid approximately $65.2 million of debt related to its previous 2003 Credit Facility. These debt payments were funded by cash provided by operating activities, and the issuance of common stock to employees pursuant to Trimble's stock option plan and employee stock purchase plan of approximately $26.8 million.

        Trimble believes that its cash and cash equivalents, together with its existing and committed credit facilities, will be sufficient to meet its anticipated operating cash needs for at least the next twelve months.

Debt

        At September 29, 2006, Trimble's total debt was approximately $0.8 million compared to $0.6 million at the end of fiscal 2005. At the end of fiscal 2005, Trimble's total debt was comprised of government loans to foreign subsidiaries in amount of approximately $649,000 as compared with approximately $39.0 million at the end of fiscal 2004.

        On July 28, 2005, Trimble entered into a $200 million unsecured revolving credit agreement ("2005 Credit Facility") with a syndicate of 10 banks with The Bank of Nova Scotia as the administrative agent. The 2005 Credit Facility replaces Trimble's $175 million secured 2003 Credit Facility. The funds available under the new 2005 Credit Facility may be used for Trimble's general corporate purposes and up to $25 million of the 2005 Credit Facility may be used for letters of credit. Trimble incurs a commitment fee if the 2005 Credit Facility is not used. The commitment fee is not material to its results during all periods presented. As of September 29, 2006, Trimble had a zero balance outstanding under the 2005 Credit Facility and was in compliance with all financial covenants.

        Concurrently with the merger, Trimble expects to amend its existing unsecured revolving credit agreement signed on July 28, 2005 to increase the credit line from $200 million to $300 million. The amended credit facility is expected to continue to be with a syndicate of banks with The Bank of Nova Scotia as the administrative agent. In addition, Trimble is planning to enter into a new term loan agreement with the same syndicate of banks for $100 million to $300 million.

Contractual Obligations

        The following table summarizes Trimble's contractual obligations at December 30, 2005:

	Payments Due By Period
	Total	Less than 1 year	2-3 Years	4-5 years	More than 5 years
	(in thousands)
Total debt including interest	$649	$216	$104	$329	$—
Operating leases	42,024	9,664	15,021	11,560	5,779
Other purchase obligations and commitments	3,100	3,100	—	—	—

Total	$45,773	$12,980	$15,125	$11,889	$5,779

        Total debt consists of government loans to foreign subsidiaries. (See Note 9 of the Notes to the Consolidated Financial Statements for further financial information regarding long-term debt)

        Other purchase obligations and commitments represent open non-cancelable purchase orders for material purchases with Trimble's vendors and a forecasted commitment with a supplier for outsourced services as described in Note 10 of the Notes to the Consolidated Financial Statements. Trimble's pension obligation, which is not included in the table above, and is included in "Other non-current liabilities" on Trimble's Consolidated Balance Sheets, is disclosed at Note 16 of the Notes to the Consolidated Financial Statements.

NEW ACCOUNTING STANDARDS

Stock-based Compensation

        In fiscal 2006, Trimble has adopted Statements of Financial Accounting Standards SFAS No. 123R, "Share-Based Payment" ("SFAS 123(R)"), using the modified prospective method. As a result, Trimble's financial statements for fiscal periods after December 30, 2005 will include stock-based compensation expenses that are not comparable to financial statements of fiscal periods prior to December 30, 2005. SFAS 123(R) requires stock-based compensation to be estimated using the fair value on the date of grant using an option-pricing model. The value of the portion of the award that is expected to vest is recognized as expense over the requisite service periods of the related employees. Prior to the adoption of SFAS 123(R), Trimble accounted for stock-based compensation to employees and directors using the intrinsic value method in accordance with APB Opinion No. 25 as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under the intrinsic value method, no stock-based compensation expense had been recognized because the exercise price of Trimble's stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

        For options granted prior to October 1, 2005, the fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model. For stock options granted on or after October 1, 2005, the fair value of each award is estimated on the date of grant using a binomial valuation model. Similar to the Black-Scholes model, the binomial model takes into account variables such as volatility, dividend yield rate and risk free interest rate. In addition, the binomial model incorporates actual option-pricing behavior and changes in volatility over the option's contractual term. For these reasons, Trimble believes that the binomial model provides a fair value for stock options that is more representative of actual experience and future expected experience than the value calculated using the Black-Scholes model. The fair value of rights granted under the Employee Stock Purchase Plan is estimated at the date of grant using the Black-Scholes option-pricing model.

        For the nine months ended September 29, 2006, Trimble recognized $9.4 million in net stock-based compensation expense. This is compared to the nine months ended September 30, 2005 pro forma net stock-based compensation expense of $8.4 million. As of September 29, 2006, the total unamortized stock option expense is $14.5 million with a weighted-average recognition period of 1.4 years.

        In May 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (FASB) No. 154, "Accounting Changes and Error Corrections" ("SFAS 154") which replaces Accounting Principles Board Opinions No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by Trimble in the first quarter of fiscal 2006. Trimble is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

        In March 2005, the FASB issued FASB Interpretation Number (FIN) 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" ("FIN 47"). FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. Trimble was not impacted by the adoption of FIN 47 in fiscal 2005.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Quantitative and Qualitative Disclosure about Market Risk

        Trimble is exposed to market risk related to changes in interest rates and foreign currency exchange rates. Trimble uses certain derivative financial instruments to manage these risks. Trimble does not use derivative financial instruments for speculative or trading purposes. All financial instruments are used in accordance with policies approved by Trimble's board of directors.

Market Interest Rate Risk

        Trimble may be exposed to market risk in the event it borrows against its 2005 Credit Facility. Borrowings under the 2005 Credit Facility have interest payments based on a floating rate of LIBOR plus a number of basis points tied to a formula based on Trimble's Leverage Ratio. The 2005 Credit Facility had outstanding principal balances of zero as of September 29, 2006.

Foreign Currency Exchange Rate Risk

        Trimble enters into foreign exchange forward contracts to minimize the short-term impact of foreign currency fluctuations on certain trade and inter-company receivables and payables, primarily denominated in Australian, Canadian, New Zealand and Swedish currencies, the Euro and the British pound. These contracts reduce the exposure to fluctuations in exchange rate movements as the gains and losses associated with foreign currency balances are generally offset with the gains and losses on the forward contracts. These instruments are marked to market through earnings every period and generally range from one to three months in original maturity. Trimble does not enter into foreign exchange forward contract for trading purposes.

        Foreign exchange forward contracts outstanding as of September 29, 2006, December 30, 2005 and December 31, 2004 are summarized as follows (in thousands):

	September 29, 2006		December 30, 2005		December 31, 2004
	Nominal Amount	Fair Value	Nominal Amount	Fair Value	Nominal Amount	Fair Value
Forward contracts:
Purchased	$(16,382)	$(43)	$(14,426)	$249	$(15,875)	$431
Sold	$35,298	$345	$27,726	$328	$22,750	$(970)

        Trimble does not anticipate any material adverse effect on Trimble's consolidated financial position utilizing its current hedging strategy.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Nine Months Ended September 29, 2006
Revenue	$225,854	$245,326	$234,851	—
Gross Margin	107,463	121,656	116,191	—
Net Income	25,828	28,503	25,342	—
Basic Net Income Per Share	0.48	0.52	0.46	—
Diluted Net Income per Share	0.45	0.49	0.43	—
Fiscal 2005
Revenue	$195,383	$204,225	$188,484	$186,821
Gross Margin	97,807	102,407	97,292	92,299
Net Income	17,439	23,787	20,236	23,393
Basic Net Income Per Share	0.33	0.45	0.38	0.43
Diluted Net Income per Share	0.31	0.42	0.35	0.41
Fiscal 2004
Revenue	$156,510	$179,451	$170,164	$162,683
Gross Margin	75,760	88,319	83,372	77,359
Net Income	12,840	20,518	17,917	16,405
Basic Net Income Per Share	0.25	0.40	0.35	0.32
Diluted Net Income per Share	0.24	0.38	0.33	0.29

        Significant quarterly items for the nine months ended on September 29, 2006 include the following:

  (i)
  in the second quarter of 2006 a $1.0 million charge, or $0.01 per diluted share relating to in-process research and development.

        Significant quarterly items for fiscal 2005 include the following:

  (i)
  in the first quarter of 2005 a $0.2 million charge, or less than $0.01 per diluted share relating to facilities closure;

  (ii)
  in the third quarter of 2005 a $0.9 million charge, or $0.02 per diluted share relating to a write-off of debt issuance costs; and

  (iii)
  in the fourth quarter of 2005 a $1.1 million charge, or $0.02 per diluted share relating to in-process research and development, and $9.2 million or $0.16 per diluted share related to deferred gain on joint venture.

        Significant quarterly items for fiscal 2004 include the following:

  (i)
  in the second quarter of 2004 $1.2 million income, or $0.03 per diluted share relating to valuation of investment;

  (ii)
  in the third quarter of 2004 $0.2 million income, or less than $0.01 per diluted share relating to revaluation of investment; and

  (iii)
  in the fourth quarter of 2004 a $0.4 million charge, or less than $0.01 per diluted share relating to revaluation of investment.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

        The names, ages, principal occupations, and commencement of their service of Trimble's directors as of December 15, 2006, are as follows:

Name of Directors	Age	Principal Occupation	Director Since
Steven W. Berglund	55	President and Chief Executive Officer of Trimble	1999
Robert S. Cooper(1)(3)	74	Aerospace Business Consultant to L3COM Incorporated	1989
John B. Goodrich(1)(3)(4)	65	Business Consultant; Secretary of Trimble	1981
William Hart(2)(3)(4)	66	Venture Capital Investor and Business Consultant	1984
Ulf J. Johansson(2)(4)	61	Director, Telefon AB LM Ericsson	1999
Bradford W. Parkinson(2)	71	Professor (Emeritus), Stanford University	1984
Nickolas W. Vande Steeg(1)	63	President & Chief Operating Officer, Parker Hannifin Corporation	2003

(1)
Member of the Compensation Committee

(2)
Member of the Audit Committee

(3)
Member of the Nominating and Governance Committee

(4)
Member of the Finance Committee

        Steven W. Berglund joined Trimble as president and chief executive officer in March 1999. Prior to joining Trimble, Mr. Berglund was president of Spectra Precision, a group within Spectra Physics AB, and a pioneer in the development of laser systems. He spent 14 years at Spectra Physics in a variety of senior leadership positions. In the early 1980s, Mr. Berglund spent a number of years at Varian Associates in Palo Alto, where he held a variety of planning and manufacturing roles. Mr. Berglund began his career as a process engineer at Eastman Kodak in Rochester, New York. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering in 1974. He later received his M.B.A. from the University of Rochester in New York in 1977.

        Robert S. Cooper was appointed Chairman of Trimble's Board of Directors in September 1998. Dr. Cooper has served as a Director of Trimble since December 1989. Prior to his retirement in 2005 and since 2000, Dr. Cooper was President of the Aerospace Electronics Division of the Titan Corporation, an aerospace company. From 1985 to 2000, Dr. Cooper was president, chief executive officer, and chairman of the board of directors of Atlantic Aerospace Electronics Corporation, an aerospace company, until the company was acquired by Titan Corporation. Dr. Cooper also serves on the board of directors of BAE Systems North America. From 1981 to 1985, he was Assistant Secretary of Defense for Research and Technology and simultaneously held the position of Director for the Defense Advanced Research Projects Agency (DARPA). Dr. Cooper received a B.S. degree in Electrical Engineering from State University of Iowa in 1954, a M.S. degree in Electrical Engineering from Ohio State University in 1958, and a Doctor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology in 1963.

        John B. Goodrich has served as a Director of Trimble since January 1981. Mr. Goodrich retired from the law firm of Wilson Sonsini Goodrich & Rosati, where he practiced from 1970 until 2002. Mr. Goodrich, currently a business consultant, serves on the board of directors of Tessera Technology, Inc., a developer of semiconductor packaging technology and on the boards of several privately held corporations in high technology businesses. Mr. Goodrich received a B.A. degree from Stanford University in 1963, a J.D. from the University of Southern California in 1966, and an L.L.M. in Taxation from New York University in 1970.

        William Hart has served as a Director of Trimble since December 1984. Mr. Hart is an advisor to early-stage technology and financial services companies. Mr. Hart retired from Technology Partners, a Silicon Valley venture capital firm, in 2001. As the founder and Managing Partner of Technology Partners, he led the firm for 21 years. Mr. Hart was previously a senior officer and director of Cresap, McCormick and Paget, management consultants, and held positions in field marketing and manufacturing planning with IBM Corporation. Mr. Hart has served on the boards of directors of numerous public and privately held technology companies. Mr. Hart received a Bachelor of Management Engineering degree from Rensselaer Polytechnic Institute in 1965 and an M.B.A. from the Amos Tuck School of Business at Dartmouth College in 1967.

        Ulf J. Johansson, Ph.D., has served as a Director of Trimble since December 1999. Dr. Johansson is a Swedish national with a distinguished career in communications technology. He was a founder, and served as chairman of, Europolitan Vodafone AB, a GSM mobile telephone operator in Sweden, since its start in 1990 until March 2005. In April 2005 Dr. Johansson was elected to the Board of Directors of Telefon AB LM Ericsson. He currently also serves as Chairman of the Board of Directors for AcandoFrontec AB, an IT and management consulting company, and Eurostep Group AB, a software and consulting company specialized in product life cycle management. Dr. Johansson has served on the board of directors of Novo Nordisk A/S, a Danish pharmaceutical/life science company since 1998, but left that position in March 2005 in order to take up the assignments as chairman of Novo Nordisk Foundation and Novo A/S, the private Danish investment company, parent company of the Novo Group and the majority owner of Novo Nordisk A/S and Novozymes A/S. From 1998 to 2003, Dr. Johansson served as chairman of the University Board of Royal Institute of Technology in Stockholm. Earlier positions included being president and chief executive officer of Spectra-Physics, and executive vice president of Ericsson Radio Systems AB. Dr. Johansson received a Master of Science in Electrical Engineering, and a Doctor of Technology (Communication Theory) from the Royal Institute of Technology in Sweden.

        Bradford W. Parkinson has served as a Director of Trimble since 1984. Currently, Dr. Parkinson is the Edward C. Wells Endowed Chair professor (emeritus) at Stanford University and has been a Professor of Aeronautics and Astronautics at Stanford University since 1984. Dr. Parkinson has also directed the Gravity Probe-B spacecraft development project at Stanford University, sponsored by NASA, and has been program manager for several Federal Aviation Administration sponsored research projects on the use of Global Positioning Systems for navigation. While on a leave of absence from Stanford University, Dr. Parkinson served as Trimble's President and Chief Executive Officer from August 1998 through March 1999, while Trimble searched for a Chief Executive Officer. From 1980 to 1984 he was group vice president and general manager for Intermetrics, Inc. where he directed five divisions. In 1979, Dr. Parkinson served as group vice president for Rockwell International directing business development and advanced engineering. In 2003, he was awarded the Draper Prize by the National Academy of Engineering for the development of GPS. Dr. Parkinson received a B.S. degree from the U.S. Naval Academy in 1957, an M.S. degree in Aeronautics/Astronautics Engineering from Massachusetts Institute of Technology in 1961 and a Ph.D. in Astronautics Engineering from Stanford University in 1966.

        Nickolas W. Vande Steeg joined Trimble's Board of Directors in July 2003. Mr. Vande Steeg is president and chief operating officer of Parker Hannifin Corporation and has been with the company since 1971. Parker Hannifin is a diversified manufacturer of motion and control technologies and systems solutions for a wide variety of commercial, mobile, industrial and aerospace markets. Currently, he is overseeing all industrial groups; Hydraulics, Fluid Connectors and Automation, Seal Filtration, Instrumentation and Climate Controls, two regional groups; Asia Pacific and Latin America, as well as the "lean organization" element of Parker Hannifin's WIN Strategy, which is focused on premier customer service, financial performance and profitable growth. Mr. Vande Steeg currently serves on the boards of directors of Parker Hannifin, and Azusa Pacific University. Mr. Vande Steeg began his career at John Deere Corporation serving as an Industrial Engineer and Industrial Relations Manager from 1965 to 1970. Mr. Vande Steeg received his B.S. in Industrial Technology from the University of California, Irvine in 1968 and an M.B.A. from Pepperdine University in Malibu, California in 1985.

Executive Officers

        The names, ages, and positions of Trimble's executive officers as of December 15, 2006, are as follows:

Name	Age	Position
Steven W. Berglund	55	President and Chief Executive Officer
Rajat Bahri	42	Chief Financial Officer
Rick Beyer	49	Vice President, Mobile Solutions
Joseph F. Denniston, Jr.	45	Vice President, Operations
Bryn A. Fosburgh	46	Vice President and General Manager, Engineering and Construction
Mark A. Harrington	51	Vice President, Strategy and Business Development
Debi Hirshlag	41	Vice President, Human Resources
John E. Huey	57	Treasurer
Irwin L. Kwatek	67	Vice President and General Counsel
Michael W. Lesyna	46	Vice President, Business Transformation
Bruce E. Peetz	55	Vice President, Advanced Technology and Systems
Alan R. Townsend	58	Vice President and General Manager, Field Solutions
Dennis L. Workman	61	Vice President and General Manager, Component Technologies

        Steven W. Berglund—Steven Berglund has served as president and chief executive officer of Trimble since March 1999. Prior to joining Trimble, Mr. Berglund was president of Spectra Precision, a group within Spectra Physics AB, and a pioneer in the development of laser systems. He spent 14 years at Spectra Physics in a variety of senior leadership positions. In the early 1980s, Mr. Berglund spent a number of years at Varian Associates in Palo Alto, where he held a variety of planning and manufacturing roles. Mr. Berglund began his career as a process engineer at Eastman Kodak in Rochester, New York. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering in 1974. He later received his M.B.A. from the University of Rochester in New York in 1977.

        Rajat Bahri—Rajat Bahri joined Trimble as Chief Financial Officer in January 2005. Prior to joining Trimble, Mr. Bahri served for more than 15 years in various capacities within the financial organization of several subsidiaries of Kraft Foods, Inc. and General Foods Corporation. Most recently, he served as the chief financial officer for Kraft Canada, Inc. From June 2000 to June 2001 he served as chief financial officer of Kraft Pizza Company. From 1997 to 2000, Mr. Bahri was Operations Controller for Kraft Jacobs Suchard Europe. Mr. Bahri holds a Bachelor of Commerce from the University of Delhi in 1985 and an M.B.A. from Duke University in 1987. In 2005, he was elected on the board of Simple Technologies, Inc., a publicly traded company.

        Rick Beyer—Rick Beyer joined Trimble in March 2004 as president of Trimble Mobile Solutions (TMS) and in May 2006, Mr. Beyer was appointed a Vice President of Trimble. Prior to joining Trimble, Mr. Beyer held senior executive positions within the wireless mobile solutions industry since 1987. Part of the original senior executive team that launched Qualcomm's OmniTRAC's mobile satellite communication solution, Mr. Beyer also held the positions of general manager at Rockwell Collins, on-board computing division, from 1994 to 1995; executive vice president of Norcom Networks from 1995 to 1999; president of Husky Technologies, now part of Itronix, from 1999 to 2000; and CEO of TracerNet, now Trimble Mobile Solutions, from 2002 to 2004. Mr. Beyer holds a B.A. from Olivet College and was Chairman of the Board at the college from 2000 to 2003. He also served as a member of the Council of Board Chairs for the Association of Governing Boards for Colleges and Universities from 2002 to 2005.

        Joseph F. Denniston, Jr.—Joseph Denniston joined Trimble as vice president of operations in April 2001, responsible for worldwide manufacturing, distribution and logistics. Prior to Trimble, Mr. Denniston worked for 3Com Corporation. During his 14-year tenure, he served as vice president of supply chain management for the Americas and held several positions in test engineering, manufacturing engineering and operations. Previously at Sentry Schlumberger for seven years, he held several positions including production engineering, production management and test engineering over six years. Mr. Denniston received a B.S. in electrical engineering technology from the Missouri Institute of Technology in 1981 and an M.S. in computer science engineering from Santa Clara University in 1990.

        Bryn A. Fosburgh—Bryn Fosburgh joined Trimble in 1994 as a technical service manager for surveying, mining, and construction. In 1997, Mr. Fosburgh was appointed director of development for Trimble's land survey business unit where he oversaw the development of field and office software that enabled the interoperability of Trimble survey products. From October 1999 to July 2002, he served as division vice president of survey and infrastructure. From 2002 to 2005, Mr. Fosburgh served as vice president and general manager of Trimble's Geomatics and Engineering (G&E) business area, with responsibility for all the division-level activities associated with survey, construction, and infrastructure solutions. In January 2005, he was appointed vice president and general manager of the Engineering and Construction Division. Prior to Trimble, he was a civil engineer with the Wisconsin Department of Transportation responsible for coordinating the planning, data acquisition, and data analysis for statewide GPS surveying projects in support of transportation improvement projects. He has also held various engineering, research and operational positions for the U.S. Army Corps of Engineers and Defense Mapping Agency. Mr. Fosburgh received a B.S. in geology from the University of Wisconsin in Green Bay in 1985 and an M.S. in civil engineering from Purdue University in 1989.

        Mark A. Harrington—Mark Harrington joined Trimble in January 2004 as vice president of strategy and business development. Prior to joining Trimble, Mr. Harrington served as vice president of finance at Finisar Corporation and chief financial officer for Cielo Communications, Inc., a photonics components manufacturer, from February 1998 to September 2002, and Vixel Corporation, a photonics manufacturer, from April 2003 to December 2003. His experience also includes 11 years at Spectra- Physics where he served in a variety of roles including vice president of finance for Spectra-Physics Lasers, Inc. and vice president of finance for Spectra-Physics Analytical, Inc. Mr. Harrington began his career at Varian Associates, Inc. where he held a variety of management and individual positions in finance, operations and IT. Mr. Harrington received his B.S. in Business Administration from the University of Nebraska-Lincoln.

        Debi Hirshlag—Debi Hirshlag joined Trimble in July 2005 as vice president of human resources. Prior to joining Trimble, Ms. Hirshlag served as vice president of human resources at Ariba Inc., a purchasing technology company from January 2003 to July 2004, and vice president of corporate services at Latitude Communications, a conferencing software provider from January 2001 to December 2002. In addition, she has held human resources positions at Seagate Technology, Inc., Pepsi-Cola and Amoco Corporation. Ms. Hirshlag received her B.S. in industrial management from Carnegie Mellon University and an M.A. in labor and industrial relations from the University of Illinois.

        John E. Huey—John Huey joined Trimble in 1993 as director corporate credit and collections, and was promoted to assistant treasurer in 1995 and treasurer in 1996. Past experience includes two years with ENTEX Information Services, five years with National Refractories and Minerals Corporation (formerly Kaiser Refractories), and thirteen years with Kaiser Aluminum and Chemical Sales, Inc. He has held positions in credit management, market research, inventory control, sales, and as an assistant controller. Mr. Huey received his B.A. degree in Business Administration in 1971 from Thiel College in

Greenville, Pennsylvania and an MBA in 1972 from West Virginia University in Morgantown, West Virginia.

        Irwin L. Kwatek—Irwin Kwatek has served as vice president and general counsel of Trimble since November 2000. Prior to joining Trimble, Mr. Kwatek was vice president and general counsel of Tickets.com, a ticketing service provider, from May 1999 to November 2000. Prior to Tickets.com, he was engaged in the private practice of law for more than six years. During his career, he has served as vice president and general counsel to several publicly held high-tech companies including Emulex Corporation, Western Digital Corporation and General Automation, Inc. Mr. Kwatek received his B.B.A. from Adelphi College in Garden City, New York and an M.B.A. from the University of Michigan in Ann Arbor. He received his J.D. from Fordham University in New York City in 1968.

        Michael W. Lesyna—Michael Lesyna joined Trimble in September 1999 as vice president of strategic marketing. In September 2000, he was appointed vice president and general manager of the Mobile Solutions Division. In July 2004, Lesyna was appointed vice president of Business Transformation. In this cross-divisional role he focuses on driving operational improvements based on the marketing, sales and distribution channel strategies of Trimble's business segments. The scope of his work includes tailored business prioritization as well as lean manufacturing and lean overhead principles. Prior to Trimble, Mr. Lesyna spent six years at Booz Allen & Hamilton where he most recently served as a principal in the operations management group. Prior to Booz Allen & Hamilton, Mr. Lesyna held a variety of engineering positions at Allied Signal Aerospace. Mr. Lesyna received his M.B.A., as well as an M.S. and B.S. in mechanical engineering from Stanford University.

        Bruce E. Peetz—Bruce Peetz has served as vice president of Advanced Technology and Systems since 1998 and has been with Trimble for 15 years. From 1996 to 1998, Mr. Peetz served as general manager of the Survey Business. Prior to joining Trimble, Mr. Peetz was a research and development manager at Hewlett-Packard for 10 years. Mr. Peetz received his B.S. in electrical engineering from Massachusetts Institute of Technology in Cambridge, Massachusetts in 1973.

        Alan R. Townsend—Alan Townsend has served as vice president and general manager of the Field Solutions business area since November 2001. From 1995 to 2001, Mr. Townsend was general manager of Mapping and GIS. Mr. Townsend joined Trimble in 1991 as the manager of Trimble Navigation New Zealand Ltd. Prior to Trimble, Mr. Townsend held a variety of technical and senior management roles within the Datacom Group of companies in New Zealand including managing director of Datacom Software Research Ltd. from 1986 to 1991. In addition, Mr. Townsend is a director of IT Capital Ltd., a venture capital company based in Auckland, New Zealand. He is also a fellow of the New Zealand Institute of Management and a past president of the New Zealand Software Exporters Association. Mr. Townsend received a B.S. in economics from the University of Canterbury in 1970.

        Dennis L. Workman—Dennis Workman has served as vice president and general manager of Trimble's Component Technologies segment since September 1999. From 1998 to 1999, Mr. Workman was senior director and chief technical officer of the newly formed Mobile and Timing Technologies (MTT) business group, also serving as general manager of Trimble's Automotive and Timing group. In 1997, he was director of engineering for Software & Component Technologies. Mr. Workman joined Trimble in 1995 as director of the newly created Timing vertical market. Prior to Trimble, Mr. Workman held various senior-level technical positions at Datum Inc. During his nine year tenure at Datum, he held the position of CTO. Mr. Workman received a B.S. in mathematics and physics from St. Mary's College in 1967 and an M.S. in electrical engineering from the Massachusetts Institute of Technology in 1969.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation, including bonuses, earned during each of Trimble's last three fiscal years ending January 2, 2004, December 31, 2004, and December 30, 2005, respectively, by (i) all persons who served as Trimble's Chief Executive Officer during the last completed fiscal year, and (ii) the four other most highly compensated executive officers of Trimble serving at the end of the last completed fiscal year:

Summary Compensation Table

	Annual Compensation(1)						Long-Term Compensation(2)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options (#)	All Other Compensation (3)($)
Steven W. Berglund President and Chief Executive Officer	2005 2004 2003	571,000 543,840 445,990	861,019 648,716 464,667				$784,600	(4)	50,000 65,000 150,000	0 51,707 88,640	(5) (5)
Rajat Bahri(6) Chief Financial Officer	2005	259,135	299,805	(7)	27,960	(8)			118,000	66,016	(9)
Mark A. Harrington(10) Vice President, Strategy and Business Development	2005 2004	274,526 219,048	295,942 159,245						25,000 102,501	2,500 2,500
Irwin L. Kwatek Vice President and General Counsel	2005 2004 2003	233,567 218,937 212,021	251,937 185,849 138,054		5,246 3,595				18,000 15,000 18,000	2,500 2,500 2,500
Bryn Fosburgh Vice President and General Manager Engineering & Construction Division	2005 2004 2003	214,623 193,275 153,043	225,091 151,719 75,789						25,000 40,000 37,501	2,500 2,500 2,500

(1)
The amounts shown in the columns for each officer's salary, bonus and other annual compensation include amount deferred at the election of an executive pursuant to Trimble's Deferred Compensation Plan in the year such compensation was earned.

(2)
Trimble has not issued stock appreciation rights. Trimble has no "long-term incentive plan" as the term is defined in the applicable rules.

(3)
Represents Company matching contributions pursuant to Section 401(k) of the Internal Revenue Code, unless otherwise noted, for the periods in which they accrued. All full-time employees are eligible to participate in Trimble's 401(k) plan.

(4)
Represents the grant of a stock award under which Mr. Berglund has the right to receive, subject to vesting, 20,000 shares of common stock. The stock award vests 20% per year, commencing on June 30, 2005. The value set forth above is based on the closing price of Trimble's common stock on the date of the grant, May 19, 2005, which was $39.23. The value of the remaining 16,000 unvested shares of common stock under the award, as of December 30, 2005, was $567,840.

(5)
Represents only the portion of a loan, including related accrued interest that was forgiven by Trimble during the year in which such loan and interest was forgiven. The loan was originally made in connection with hiring Mr. Berglund in March 1999, for the purpose of assisting him with relocating to California and obtaining a primary residence.

(6)
Mr. Bahri joined Trimble on January 17, 2005.

(7)
Includes a $15,000 bonus paid to Mr. Bahri in connection with his relocation to California. See "Certain Relationships and Related Party Transactions."

(8)
Represents amounts reimbursed or paid to Mr. Bahri for taxes paid on relocation expenses pursuant to an offer of employment between Trimble and Mr. Bahri dated December 6, 2004. See "Certain Relationships and Related Party Transactions."

(9)
The amount shown represents $2,500 of Company matching contributions pursuant to Section 401(k) of the Internal Revenue Code, and $63,516 of relocation expenses reimbursed to Mr. Bahri or paid on his behalf in connection with his relocation to California. See "Certain Relationships and Related Party Transactions."

(10)
Mr. Harrington joined Trimble on January 5, 2004.

Option Grants in Last Fiscal Year

        The following table sets forth the number and terms of options granted to the persons named in the Summary Compensation Table during the last fiscal year ended December 30, 2005:

Individual Grants							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year(1)		Exercise Price ($/Share)(2)		Expiration Date(3)	5%($)	10%($)
Steven W. Berglund	50,000	5.7%			$33.99	12/20/2015	1,068,986	2,709,003
Rajat Bahri	18,000 100,000	3.3 11.4	% %	$ $	33.99 31.32	12/20/2015 1/17/2015	384,835 1,970,028	975,241 4,992,408
Mark A. Harrington	25,000	2.9%			$33.99	12/20/2015	534,493	1,354,502
Irwin Kwatek	18,000	2.1%			$33.99	12/20/2015	384,835	975,241
Bryn A. Fosburgh	25,000	2.9%			$33.99	12/20/2015	534,493	1,354,502

(1)
Trimble granted an aggregate of 873,700 stock options to purchase shares of Trimble's Common Stock, and a stock award of 20,000 shares of Trimble's Common Stock, to employees, consultants and non-employee directors during fiscal year 2005 pursuant to Trimble's 2002 Stock Plan.

(2)
All options presented in this table were granted at an exercise price equal to the fair market value of a share of Trimble's Common Stock on the date of grant, as quoted on the Nasdaq National Market System.

(3)
All options presented in this table may terminate before the stated expiration following the termination of the optionee's status as an employee, consultant or director, including upon the optionee's death or disability.

(4)
The assumed 5% and 10% compound rates of annual stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Trimble's estimate or projection of future Common Stock prices. All grants listed in the table vest 20% after the first year and monthly thereafter such that full vesting occurs five years from the date of the grant. All options listed have a ten-year term of exercise which, assuming the specified rates of annual compounding, results in total appreciation of 62.9% (at 5% per year) and 159.4% (at 10% per year) for the ten-year option term. All options listed would accelerate upon a change of control of Trimble, if not assumed by the successor to Trimble. In any event, upon change of control stock options held by Mr. Berglund, Mr. Bahri, Mr. Kwatek and Mr. Fosburgh would accelerate and become fully vested.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information on option exercises by the persons named in the Summary Compensation Table during the last fiscal year ended December 30, 2005:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)
					Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven W. Berglund	30,000	$887,298	596,667	198,333	16,351,530	2,270,366
Rajat Bahri	—	—	—	118,000	—	444,000
Mark A. Harrington	—	—	30,126	97,375	234,614	487,123
Irwin L. Kwatek	23,000	$525,903	40,102	45,399	810,455	436,651
Bryn A. Fosburgh	24,000	$536,205	18,250	82,040	250,698	777,794

(1)
Represents the market value of the Common Stock underlying the options at fiscal year end, less the exercise price of "in-the-money" options. The closing price of Trimble's Common Stock on December 30, 2005 as quoted on the Nasdaq National Market System was $35.49 per share.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        On March 17, 1999, Mr. Berglund entered into an employment agreement with Trimble to serve as Trimble's Chief Executive Officer. This agreement provides that, among other things, in the event of Mr. Berglund's involuntary termination or termination for other than defined cause, he will receive severance equal to his then current annual base salary plus one half of any accrued bonus to date.

        Mr. Berglund, Mr. Bahri, Mr. Kwatek Mr. Fosburgh and Mr. Harrington have each entered into Trimble's standard executive officer change in control severance agreement. The agreement provides that each of their then unvested stock options will vest upon a Change in Control (as defined in the agreement). The standard agreement also provides that, if the executive's employment is terminated other than by reason of a Nonqualifying Termination (as defined in the agreement) within the period commencing with the change in control and ending one year following the change in control, (i) the executive shall receive a severance payment equal to one year base salary plus bonus (each calculated in accordance with the terms of the agreement), (ii) Trimble shall continue to provide the executive with medical and other insurance for a period of one year following the date of termination of his employment on the same basis as provided prior to termination, and (iii) the executive may exercise any then outstanding stock options for a period of one year following the date of termination of his employment, unless such options expire earlier.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In a letter of employment dated December 6, 2004, Trimble agreed to pay certain expenses incurred in connection with Mr. Bahri's relocation to Sunnyvale, California from Ontario, Canada. Pursuant to the letter of employment, Mr. Bahri received an aggregate of $106,475 for relocation expenses, including amounts paid to third parties on his behalf and amounts grossed-up for taxes. In addition, for the first five years of his employment, Mr. Bahri will receive a yearly bonus to defray the cost of living expenses in an exceptional housing market.

        Since 2002 both the daughter and son-in law of Dennis Workman, an executive officer of Trimble, have performed consulting services for Trimble. In the 2005 fiscal year, the aggregate fees paid to both of them totaled $77,988. The Audit Committee reviewed the nature of the services and the relationship and has approved the continuation of the consulting services.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth the shares of Trimble's Common Stock beneficially owned as of December 15, 2006 (unless otherwise noted below) by: (i) all persons known to Trimble to be the beneficial owners of more than 5% of Trimble's outstanding Common Stock, (ii) each director of Trimble (including nominees), (iii) the executive officers of Trimble named in the Summary Compensation Table presented in this proxy statement/prospectus, and (iv) all directors and executive officers of Trimble, as a group:

	Shares Beneficially Owned (2)
5% Shareholders, Directors and Nominees, and Executive Officers(1)
	Number	Percent(%)
PRIMECAP Management Company 225 South Lake Avenue #400, Pasadena, CA 91101(3)	4,234,522	7.61%
Franklin Resources, Inc. One Franklin Parkway, San Mateo, CA 94403(4)	3,639,829	6.45%
Barclays Global Investors, N.A. 45 Fremont Street, San Francisco, CA 94105(5)	3,503,663	6.29%
Steven W. Berglund(6)	485,432	*
Robert S. Cooper(7)	103,084	*
John B. Goodrich(8)	73,502	*
William Hart(9)	110,197	*
Ulf J. Johansson(10)	57,084	*
Bradford W. Parkinson(11)	40,862	*
Nickolas W. Vande Steeg(12)	34,584	*
Rajat Bahri(13)	55,567	*
Mark A. Harrington(14)	47,329	*
Irwin Kwatek(15)	29,651	*
Bryn A. Fosburgh(16)	27,150	*
All Directors and Executive Officers, as a group (19 persons)(6)-(16)	1,696,516	2.96%

*
Indicates less than 1%

(1)
Except as otherwise noted in the table, the business address of each of the persons named in this table is: c/o Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of December 15, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To Trimble's knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

(3)
The information is based upon Schedule 13G/A as filed with the SEC on February 14, 2006.

(4)
The information is based upon Schedule 13G/A as filed with the SEC on February 18, 2006.

(5)
The information is based upon Schedule 13G as filed with the SEC on January 27, 2006.

(6)
Includes 421,917 shares subject to options exercisable on or prior to February 13, 2007.

(7)
Includes 29,584 shares subject to options exercisable on or prior to February 13, 2007.

(8)
Includes 37,084 shares subject to options exercisable on or prior to February 13, 2007.

(9)
Includes 57,084 shares subject to options exercisable on or prior to February 13, 2007.

(10)
Includes 57,084 shares subject to options exercisable on or prior to February 13, 2007.

(11)
Includes 4 shares held by Dr. Parkinson's spouse, 3,772 shares held in a charitable remainder trust and 32,084 shares subject to options exercisable on or prior to February 13, 2007.

(12)
Includes 34,584 shares subject to options exercisable on or prior to February 13, 2007.

(13)
Includes 55,567 shares subject to options exercisable on or prior to February 13, 2007.

(14)
Includes 46,626 shares subject to options exercisable on or prior to February 13, 2007.

(15)
Includes 26,151 shares subject to options exercisable on or prior to February 13, 2007.

(16)
Includes 22,081 shares subject to options exercisable on or prior to February 13, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Trimble's executive officers and directors and persons who own more than 10% of a registered class of Trimble's equity securities during the fiscal year ended December 30, 2005 file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish Trimble with copies of all Section 16(a) reports they file.

        In October 2004, William Hart sold 5,000 shares of Trimble's common stock pursuant to the exercise of stock options. The Form 4 reporting this transaction was filed on May 19, 2006. To Trimble's knowledge, based solely on its review of the copies of such forms received by it, Trimble believes that, during the last fiscal year ended December 30, 2005, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were complied with on a timely basis.

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP will pass upon the validity of the shares of Trimble common stock offered by this proxy statement/prospectus.

EXPERTS

        The consolidated financial statements of Trimble Navigation Limited at December 30, 2005 and December 31, 2004, and for each of the three years in the period ended December 30, 2005, included in the proxy statement of @Road, Inc., which is referred to and made a part of this prospectus and registration statement of Trimble Navigation Limited, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from @Road, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2005 consolidated financial statements and which report on the effectiveness of the Company's internal control over financial reporting expresses an adverse opinion because of material weaknesses), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. You should rely only on the information contained in this proxy statement/prospectus and in the documents that are incorporated by reference into this proxy statement/prospectus. Trimble and @Road have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this proxy statement/prospectus.

        The following documents, which were filed by @Road with the SEC, are incorporated by reference into this proxy statement/prospectus:

  •
  @Road's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 22, 2006, as amended on August 9, 2006;

  •
  @Road's Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 9, 2006, as amended on August 9, 2006;

  •
  @Road's Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed with the SEC on August 9, 2006;

  •
  @Road's Quarterly Report on Form 10-Q for the period ended September 30, 2006, filed with the SEC on November 7, 2006;

  •
  @Road's Current Reports on Form 8-K filed with the SEC on December 12, 2006, December 13, 2006 and December 19, 2006; and

  •
  The description of @Road's common stock contained in the registration statement on Form 8-A filed with the SEC on September 12, 2002, pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

        In addition, all documents filed by @Road pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the date of the @Road special meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/prospectus from the date of filing of those documents.

        Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        Trimble has supplied all information contained in this proxy statement/prospectus about Trimble, and @Road has supplied all information contained or incorporated by reference in this proxy statement/prospectus about @Road.

        The documents incorporated by reference into this proxy statement/prospectus are available upon request. @Road will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person, without charge, upon written or oral request.

        @Road stockholders may request a copy of information incorporated by reference into this proxy statement/prospectus by contacting @Road at:

For information relating to @Road:

@Road, Inc.
47071 Bayside Parkway
Fremont, California 94538
Attention: Investor Relations
(510) 668-1638

        Trimble and @Road file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by Trimble and @Road with the Securities and Exchange Commission may be read and copied by the public at the Public Reference Room maintained by the Securities and Exchange Commission at:

100 F Street, N.E.
Washington, D.C. 20549

        Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

        Reports, proxy and information statements and other information concerning Trimble may be inspected at:

Nasdaq Stock Market
1735 K Street, N.W.
Washington, D.C. 20006

        Reports, proxy and information statements and other information concerning @Road may be inspected at:

Nasdaq Stock Market
1735 K Street, N.W.
Washington, D.C. 20006

        Copies of these materials for both Trimble and @Road can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy and information statements and other information regarding Trimble and @Road. The address of the Securities and Exchange Commission Web site is http://www.sec.gov.

        Trimble has filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to Trimble's common stock to be issued to @Road stockholders in connection with the merger. This proxy statement/prospectus constitutes the prospectus of Trimble filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

        @Road stockholders with questions about the merger should contact:

Advantage Proxy
(206) 870-8565
or
@Road, Inc.
Investor Relations
(510) 668-1638

        Any @Road stockholder who needs additional copies of this proxy statement/prospectus or voting materials should contact @Road, Inc., Investor Relations department, 47071 Bayside Parkway, Fremont, California 94538, (510) 668-1638.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in the affairs of Trimble or @Road since the date of this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        On December 10, 2006, Trimble Navigation Limited ("Trimble") and @Road, Inc. ("@Road") (together the "Companies") entered into a definitive merger agreement.

        Under the terms of the agreement, Trimble will acquire all of the outstanding shares of @Road common stock for a total merger consideration of $7.50 per share. Trimble may elect to issue up to $2.50 per share of the total merger consideration in the form of Trimble common stock ("Common Stock") to be based upon the 5-day average closing price of Trimble shares six trading days prior to the closing of the transaction. Further, each share of Series A-1 Redeemable Preferred Stock, par value $0.001 per share, of @Road and each share of Series A-2 Redeemable Preferred Stock, par value $0.001 per share, of @Road shall be converted into the right to receive an amount in cash equal to $100.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the effective time of the merger and each share of Series B-1 Redeemable Preferred Stock, par value $0.001 per share, of @Road and each share of Series B-2 Redeemable Preferred Stock, par value $0.001 per share, of @Road shall be converted into the right to receive an amount in cash equal to $831.39 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the effective time of the merger. In addition, all @Road vested stock options will terminate and the holders of each such option will be entitled to receive the excess, if any, of the aggregate consideration over the exercise price. At the effective time of the merger, all unvested @Road stock options with an exercise price in excess of $7.50 will terminate and all unvested stock options that have exercise prices of $7.50 or less will be assumed by Trimble.

        The historical financial statements of @Road are contained in each of @Road's respective Annual Reports on Form 10-K/A for the year ended December 31, 2005, the Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2006 and the Form 10-Q for the quarterly period ended June 30, 2006 and September 30, 2006, and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. The historical financial statements of Trimble are included elsewhere herein under the heading TRIMBLE'S FINANCIAL STATEMENTS. The unaudited pro forma condensed combined financial statements should be read in conjunction with, and are qualified in their entirety by, the notes thereto and the historical combined financial statements of both companies', including the respective notes thereto, which are incorporated by reference in this document or included elsewhere herein.

        Trimble's 2005 fiscal year ended on December 30, 2005, while @Road's 2005 fiscal year ended on December 31, 2005. The selected unaudited pro forma condensed combined balance sheet as of September 29, 2006 is based on the historical balance sheet of Trimble as of September 29, 2006 and of @Road as of September 30, 2006 and has been prepared to reflect the merger and the estimated additional borrowings under the proposed term loan and the proposed amended credit facility as if they had been consummated on September 29, 2006. The selected unaudited pro forma condensed combined statements of income for the nine months ended September 29, 2006 combines the results of operations of Trimble for the nine months ended September 29, 2006 and of @Road for the nine months ended September 30, 2006 as though the merger and the estimated additional borrowings under the proposed amended credit facility had been consummated on January 1, 2005. The selected unaudited pro forma condensed combined statement of income for the year ended December 30, 2005 combines the results of operations of Trimble for the year ended December 30, 2005 and of @Road for the year ended December 31, 2005 as if the merger and the estimated additional borrowings under the proposed term loan and the proposed amended credit facility had been consummated on January 1, 2005.

        The pro forma adjustments and the purchase price allocation, as presented, are based on estimates and certain information that is currently available to Trimble's management. Trimble management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of @Road that exist as of the date of completion of the merger.

        The pro forma condensed combined financial statements are unaudited and are not necessarily indicative of the combined results that would have occurred if the transaction and adjustments reflected therein had been consummated in the period or on the date presented, or on any particular date in the future, nor do they purport to represent the financial position, results of operations or cash flows for future periods.

        Trimble, after reasonable inquiry, is not aware of any material factors relating to the merger other than those stated above that would cause the reported financial information not to be indicative of future operating results.

        The unaudited pro forma condensed combined financial statements do not give effect to any transactions other than those described above, nor the results of operations of Trimble or @Road subsequent to September 29, 2006.

        The pro forma condensed combined financial statements present two scenarios, (Scenario I) Trimble acquires all of the outstanding common shares of @Road for $5.00 cash per share and issues $2.50 per share of the total merger consideration in the form of Common Stock and (Scenario II) Trimble acquires all of the outstanding common shares of @Road for $7.50 per share in cash.

        The transaction has a total value of approximately $505.3 million. Trimble has received a financing commitment totaling up to $500 million, which it may use, together with available cash, to fund all or a portion of the total merger consideration. For purposes of the pro forma condensed combined financial information presented, Trimble has assumed that all merger consideration in the form of cash will be funded by such financing commitments and existing cash on hand.

        The total purchase price is estimated as follows (in thousands, except per share data):

	Scenario I	Scenario II
Outstanding Common Shares of @Road	61,800	61,800
Preferred Shares of @Road	78	78
Options vested and in-the-money(1)	4,723	4,723
Cash consideration ($5.00 and $7.50 per share, respectively)	$321,595	$482,392
Common stock consideration ($2.50 and $0 per share, respectively)	160,797	—
Preferred Shares of @Road	15,900	15,900
Estimated merger costs(2)	7,000	7,000

Total estimated purchase price	$505,292	$505,292

(1)
Options vested and in-the-money do not include accelerated vesting of stock options resulting from @Road change in control agreements.

(2)
Estimated merger costs consist of legal, banking, accounting and administrative fees.

TRIMBLE NAVIGATION LIMITED AND @ROAD, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 29, 2006

(Unaudited)

(in thousands)

Scenario I

	Trimble Historical	@Road Historical	Pro Forma Merger Adjustments		Combined Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$136,402	$17,015	$(17,835)	A & F	$135,582
Short-term investments	—	77,458	(77,458)	A	—
Accounts receivable, net	173,318	16,950	—		190,268
Other receivables	7,423	—	—		7,423
Inventories, net	114,875	17,146	578	B	132,599
Deferred product costs	—	16,512	(16,512)	E	—
Deferred income taxes	21,834	1,178	—		23,012
Other current assets	10,275	1,740	164	F	12,179

Total current assets	464,127	147,999	(111,063)		501,063
Property and equipment, net	47,389	7,673	—		55,062
Deferred product costs	—	24,930	(24,930)	E	—
Goodwill	332,114	13,341	261,556	D	607,011
Intangible assets, net	41,041	24,303	86,786	C	152,130
Deferred income taxes	3,809	41,000	—		44,809
Other assets	24,556	737	656	F	25,949

Total non-current assets	448,909	111,984	324,068		884,961
Total assets	$913,036	$259,983	$213,005		$1,386,024

Liabilities, Redeemable Preferred Stock & Shareholders' Equity:
Current liabilities:
Current portion of long-term debt	$290	$—	$—		$290
Accounts payable	40,529	10,744	—		51,273
Accrued liabilities	69,522	8,975	—		78,497
Income taxes payable	21,977	—	—		21,977
Deferred income taxes	5,462	—	7,259	K	12,721
Derivative instrument	—	6,899	(6,899)	J	—
Deferred revenue	24,302	20,379	(14,551)	E	30,130

Total current liabilities	162,082	46,997	(14,191)		194,888
Non-current portion of long-term debt	467	—	250,022	A	250,489
Deferred income taxes	14,031	—	35,794	K	49,825
Deferred revenue	—	22,813	(21,990)	E	823
Other non-current liabilities	27,532	395	—		27,927

Total liabilities	249,635	70,205	249,635		523,952

Redeemable preferred stock	—	8,556	(8,556)	H	—
Shareholders' equity:
Common stock and additional paid-in-capital	428,730	270,051	(109,254)	H	589,527
Retained earnings (Accumulated deficit)	247,199	(88,802)	81,152	H	239,549
Note receivable from stockholder	—	(4)	4	H	—
Accumulated other comprehensive income	32,995	(23)	23	H	32,995

Total shareholders' equity	708,924	181,222	(28,075)		862,071

Total liabilities, redeemable preferred stock and shareholders' equity	$913,036	$259,983	$213,005		$1,386,024

The accompanying notes are an integral part of this
unaudited pro forma condensed combined balance sheet.

TRIMBLE NAVIGATION LIMITED AND @ROAD, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2006

(Unaudited)

(in thousands, except per share data)

Scenario I

	Trimble Historical	@Road Historical	Pro Forma Merger Adjustments		Combined Pro Forma
Revenue	$706,030	$73,101	$(10,823)	E	$768,308
Cost of sales	360,721	40,308	(576)	C, E & I	400,453

Gross margin	345,309	32,793	(10,247)		367,855

Operating expenses
Research and development	77,234	11,801	477	I	89,512
Sales and marketing	103,356	16,783	623	I	120,762
General and administrative	50,016	14,468	741	I	65,225
In-process research and development	1,000	—	—		1,000
Amortization of purchased intangible assets	5,639	—	4,946	C	10,585

Total operating expenses	237,245	43,052	6,787		287,084

Operating income (loss)	108,064	(10,259)	(17,034)		80,771
Non-operating income (expense), net
Interest income (expense), net	2,347	3,317	(12,568)	F & G	(6,904)
Change in derivative instrument liability	—	(3,985)	3,985	J	—
Foreign currency transaction gain, net	995	—	—		995
Income (Expense) for affiliated operations, net	4,238	—	—		4,238
Other income, net	409	317	—		726

Total non-operating income (expense), net	7,989	(351)	(8,583)		(945)

Income (loss) before taxes	116,053	(10,610)	(25,617)		79,826
Income tax provision (benefit)	36,380	(898)	(11,609)	K	23,873

Net income (loss)	79,673	(9,712)	(14,008)		55,953
Redeemable preferred stock dividends	—	(377)	377	J	—

Net income (loss) attributable to common stockholders	$79,673	$(10,089)	$(13,631)		$55,953

Earnings per share:
Basic	$1.45	$(0.16)			$0.96

Diluted	$1.38	$(0.16)			$0.86

Shares used in calculating earnings per share:
Basic	54,809	61,484			58,210

Diluted	57,927	61,484			65,380

The accompanying notes are an integral part of this
unaudited pro forma condensed combined statement of income.

TRIMBLE NAVIGATION LIMITED AND @ROAD, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 30, 2005

(Unaudited)

(in thousands, except per share data)

Scenario I

	Trimble Historical	@Road Historical	Pro Forma Merger Adjustments		Combined Pro Forma
Revenue	$774,913	$92,856	$(19,942)	E	$847,827
Cost of sales	385,108	48,093	(4,603)	C, E & I	428,598

Gross margin	389,805	44,763	(15,339)		419,229

Operating expenses
Research and development	84,276	13,024	—		97,300
Sales and marketing	120,215	21,398	—		141,613
General and administrative	52,137	17,506	—		69,643
Restructuring charges	278	—	—		278
In-process research and development	1,100	5,640	—		6,740
Impairment of intangible assets	—	2,270	—		2,270
Amortization of purchased intangible assets	6,855	—	6,595	C	13,450

Total operating expenses	264,861	59,838	6,595		331,294

Operating income (loss)	124,944	(15,075)	(21,934)		87,935
Non-operating income (expense), net
Interest income (expense), net	(1,495)	3,039	(16,757)	F & G	(15,213)
Change in derivative instrument liability	—	2,256	(2,256)	J	—
Foreign currency transaction gain, net	1,022	—	—		1,022
Income (Expense) for affiliated operations, net	(291)	—	—		(291)
Other income (loss), net	608	(103)	—		505

Total non-operating income (expense), net	(156)	5,192	(19,013)		(13,977)

Income (loss) before taxes	124,788	(9,883)	(40,947)		73,958
Income tax provision (benefit)	39,933	(37,794)	20,116	K	22,255

Net income	84,855	27,911	(61,063)		51,703
Redeemable preferred stock dividends	—	(436)	436	J	—

Net income attributable to common stockholders	$84,855	$27,475	$(60,627)		$51,703

Earnings per share:
Basic	$1.59	$0.46			$0.91

Diluted	$1.49	$0.45			$0.80

Shares used in calculating earnings per share:
Basic	53,216	59,928			56,617

Diluted	56,819	61,353			64,272

The accompanying notes are an integral part of this
unaudited pro forma condensed combined statement of income.

TRIMBLE NAVIGATION LIMITED AND @ROAD, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 29, 2006

(Unaudited)

(in thousands)

Scenario II

	Trimble Historical	@Road Historical	Pro Forma Merger Adjustments		Combined Pro Forma
Assets:
Current assets:
Cash and cash equivalents	$136,402	$17,015	$(17,885)	A & F	$135,532
Short-term investments	—	77,458	(77,458)	A	0
Accounts receivables, net	173,318	16,950	—		190,268
Other receivables	7,423	—	—		7,423
Inventories, net	114,875	17,146	578	B	132,599
Deferred product costs	—	16,512	(16,512)	E	0
Deferred income taxes	21,834	1,178	—		23,012
Other current assets	10,275	1,740	174	F	12,189

Total current assets	464,127	147,999	(111,103)		501,023
Property and equipment, net	47,389	7,673	—		55,062
Deferred product costs	—	24,930	(24,930)	E	0
Goodwill	332,114	13,341	261,556	D	607,011
Intangible assets, net	41,041	24,303	86,786	C	152,130
Deferred income taxes	3,809	41,000	—		44,809
Other assets	24,556	737	696	F	25,989

Total non-current assets	448,909	111,984	324,108		885,001
Total assets	$913,036	$259,983	$213,005		$1,386,024

Liabilities, Redeemable Preferred Stock & Shareholders' Equity:
Current liabilities:
Current portion of long-term debt	$290	$—	$—		$290
Accounts payable	40,529	10,744	—		51,273
Accrued liabilities	69,522	8,975	—		78,497
Income taxes payable	21,977	—	—		21,977
Deferred income taxes	5,462	—	7,259	K	12,721
Derivative instrument	—	6,899	(6,899)	J	—
Deferred revenue	24,302	20,379	(14,551)	E	30,130

Total current liabilities	162,082	46,997	(14,191)		194,888
Non-current portion of long-term debt	467	—	410,819	A	411,286
Deferred income taxes	14,031	—	35,794	K	49,825
Deferred revenue	—	22,813	(21,990)	E	823
Other non-current liabilities	27,532	395	—		27,927

Total liabilities	204,112	70,205	410,432		684,749

Redeemable preferred stock	—	8,556	(8,556)	H	—
Shareholders' equity:
Common stock and additional paid-in-capital	428,730	270,051	(270,051)	H	428,730
Retained earnings (Accumulated deficit)	247,199	(88,802)	81,152	H	239,549
Note receivable from stockholder	—	(4)	4	H	—
Accumulated other comprehensive income	32,995	(23)	23	H	32,995

Total shareholders' equity	708,924	181,222	(188,872)		701,274

Total liabilities, redeemable preferred stock and shareholders' equity	$913,036	$259,983	$213,005		$1,386,024

The accompanying notes are an integral part of this
unaudited pro forma condensed combined balance sheet.

TRIMBLE NAVIGATION LIMITED AND @ROAD, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2006

(Unaudited)

(in thousands, except per share data)

Scenario II

	Trimble Historical	@Road Historical	Pro Forma Merger Adjustments		Combined Pro Forma
Revenue	$706,030	$73,101	$(10,823)	E	$768,308
Cost of sales	360,721	40,308	(576)	C, E & I	400,453

Gross margin	345,309	32,793	(10,247)		367,855

Operating expenses
Research and development	77,234	11,801	477	I	89,512
Sales and marketing	103,356	16,783	623	I	120,762
General and administrative	50,016	14,468	741	I	65,225
In-process research and development	1,000	—	—		1,000
Amortization of purchased intangible assets	5,639	—	4,946	C	10,585

Total operating expenses	237,245	43,052	6,787		287,084

Operating income (loss)	108,064	(10,259)	(17,034)		80,771
Non-operating income (expense), net
Interest income (expense), net	2,347	3,317	(21,354)	F & G	(15,690)
Change in derivative instrument liability	—	(3,985)	3,985	J	—
Foreign currency transaction gain, net	995	—	—		995
Income (Expense) for affiliated operations, net	4,238	—	—		4,238
Other income, net	409	317	—		726

Total non-operating income (expense), net	7,989	(351)	(17,369)		(9,731)

Income (loss) before taxes	116,053	(10,610)	(34,403)		71,040
Income tax provision (benefit)	36,380	(898)	(15,310)	K	20,172

Net income (loss)	79,673	(9,712)	(19,093)		50,868
Redeemable preferred stock dividends	—	(377)	377	J	—

Net income (loss) attributable to common stockholders	$79,673	$(10,089)	$(18,716)		50,868

Earnings per share:
Basic	$1.45	$(0.16)			$0.93

Diluted	$1.38	$(0.16)			$0.82

Shares used in calculating earnings per share:
Basic	54,809	61,484			54,809

Diluted	57,927	61,484			61,979

The accompanying notes are an integral part of this
unaudited pro forma condensed combined statement of income.

TRIMBLE NAVIGATION LIMITED AND @ROAD, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 30, 2005

(Unaudited)

(in thousands, except per share data)

Scenario II

	Trimble Historical	@Road Historical	Pro Forma Merger Adjustments		Combined Pro Forma
Revenue	$774,913	$92,856	$(19,942)	E	$847,827
Cost of sales	385,108	48,093	(4,603)	C, E & I	428,598

Gross margin	389,805	44,763	(15,339)		419,229

Operating expenses
Research and development	84,276	13,024	—		97,300
Sales and marketing	120,215	21,398	—		141,613
General and administrative	52,137	17,506	—		69,643
Restructuring charges	278	—	—		278
In-process research and development	1,100	5,640	—		6,740
Impairment of intangible assets	—	2,270	—		2,270
Amortization of purchased intangible assets	6,855	—	6,595	C	13,450

Total operating expenses	264,861	59,838	6,595		331,294

Operating income (loss)	124,944	(15,075)	(21,934)		87,935
Non-operating income (expense), net
Interest income (expense), net	(1,495)	3,039	(28,472)	F & G	(26,928)
Change in derivative instrument liability	—	2,256	(2,256)	J	—
Foreign currency transaction gain, net	1,022	—	—		1,022
Income (Expense) for affiliated operations, net	(291)	—	—		(291)
Other income (loss), net	608	(103)	—		505

Total non-operating income (expense), net	(156)	5,192	(30,728)		(25,692)

Income (loss) before taxes	124,788	(9,883)	(52,661)		62,244
Income tax provision (benefit)	39,933	(37,794)	15,562	K	17,701

Net income	84,855	27,911	(68,223)		44,543
Redeemable preferred stock dividends	—	(436)	436	J	—

Net income attributable to common stockholders	$84,855	$27,475	$(67,787)		$44,543

Earnings per share:
Basic	$1.59	$0.46			$0.84

Diluted	$1.49	$0.45			$0.73

Shares used in calculating earnings per share:
Basic	53,216	59,928			53,216

Diluted	56,819	61,353			60,871

The accompanying notes are an integral part of this
pro forma condensed combined statement of income.

TRIMBLE NAVIGATION LIMITED AND @ROAD, INC.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

1.    Preliminary Purchase Price Allocation

        The allocation of the total estimated purchase price may differ from the actual purchase price allocation upon realization of any accrued costs and final fair value determination of certain tangible assets, intangible assets and liabilities assumed. The aggregate purchase price of approximately $505.3 million has been allocated to net tangible assets, intangible assets and in-process research and development. For purposes of determining the number of Trimble shares issued in the merger, Trimble used the average of the closing prices of Trimble common stock for a range of trading days from a few days before and after September 29, 2006.

        Under the purchase method of accounting, the total estimated purchase price will be allocated to @Road's tangible and intangible assets acquired, liabilities assumed as well as in-process research and development based on their estimated fair values as of the date of the completion of the merger. The excess of the purchase price over the net tangible and intangible assets will be recorded as goodwill. The preliminary allocation of the estimated purchase price used in the unaudited pro forma condensed combined financial statements is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized prior to the consummation of the merger, may be revised as additional information becomes available, upon consummation of the merger and finalization of the valuation of @Road's assets and liabilities. The final determination of the allocation of the purchase price will be based on the estimated actual intangible assets, net tangible assets and in-process research and development of @Road as of the date of acquisition.

        The total estimated purchase price has been allocated as follows (in thousands):

Value to be allocated to assets, based upon merger consideration	$505,292
Less: value of @Road's assets acquired:
Net tangible assets acquired	111,656
Amortizable intangible assets:
Developed product technology	78,113
Customer relationships	25,553
Trademarks and tradenames	7,423

Subtotal	111,089
In-process research and development	7,650

Goodwill	$274,897

Net Tangible Assets

        Trimble has valued @Road's net tangible assets at their respective carrying amounts as of September 30, 2006, except inventory, deferred revenue, deferred product costs and the derivative instrument (See note 2(J)) as Trimble believes these amounts approximate their current fair value or the fair values are not determinable as the acquisition has not been completed. Trimble used the carrying value of @Road's deferred income tax assets and liabilities as expressed in its unaudited financial statements as of September 30, 2006 as the fair value of such items for purposes of the preliminary purchase price allocation.

        Trimble has increased @Road's historical value of inventory by $0.6 million in the pro forma condensed combined balance sheet to adjust inventory to an amount equivalent to the selling price less direct selling costs. Due to its non-recurring nature, this adjustment has been excluded from the unaudited pro forma condensed combined statements of income but will be recognized in Trimble's consolidated financial statements through higher costs of sales as the inventory is sold over an estimated period of approximately three months. The actual increase to inventory will be determined based on the actual amount of inventory on hand at the completion of the merger.

        Trimble reduced @Road's historical value of deferred revenue by $36.5 million in the pro forma condensed combined balance sheet to adjust deferred revenue to the fair value of the direct cost associated with servicing the underlying obligation plus a reasonable margin. Trimble reduced @Road's historical value of deferred product cost by $41.4 million in the pro forma condensed combined balance sheet to adjust deferred product cost to the asset's underlying fair value. The majority of the deferred product costs relate to deferral of cost of sales of hardware that have shipped, resulting in no fair value relating to the associated deferred product costs. These adjustments have been included in the unaudited pro forma condensed combined statements of income through lower services revenue and cost of sales over the estimated service period of three years. The actual reduction in deferred revenue and deferred product costs will be determined at the completion of the merger.

Intangible Assets

        Developed product technology, which comprises products that have reached technological feasibility, includes products in @Road's current product offerings. @Road's technology includes hardware, software and services that serve the mobile resource management market internationally. Trimble expects to amortize the developed and core technology over an average estimated life of 5 years.

        Customer relationships represent distribution channels and end users. Trimble expects to amortize the fair value of these assets over an average estimated life of 5 years.

        Trademarks and tradenames represent the value placed on the @Road brand and recognition in the mobile resource management market. Trimble expects to amortize the fair value of these assets over an average estimated life of 5 years.

In-process Research and Development

        In-process research and development represents incomplete @Road research and development projects that had not reached technological feasibility and had no alternative future use. @Road is currently developing new products that qualify as in-process research and development. Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined statements of income but will be expensed in Trimble's consolidated financial statements as a charge in the period in which the acquisition closes.

Goodwill

        Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets and in-process research and development. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Trimble's management determines that the value of goodwill has become impaired, Trimble will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Restructuring

        The unaudited pro forma condensed combined financial statements do not include the effects of restructuring certain activities of pre-merger Trimble or @Road operations. These restructuring liabilities, once determined, may be material and may include costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Liabilities related to restructuring @Road's operations that meet the requirement of EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, will be recorded as an adjustment to the purchase price and an increase in goodwill. Liabilities related to restructuring Trimble's operations will be recorded as expenses in Trimble's statement of operations in the period that the costs are incurred. Trimble expects to be able to quantify estimated restructuring expenses upon completion of the merger or shortly thereafter.

2.    Pro Forma Adjustments

        (A)  Concurrently with the merger, Trimble expects to amend its existing unsecured revolving credit agreement signed on July 28, 2005 to increase the credit line from $200 million to $300 million. The amended credit facility is expected to continue to be with a syndicate of banks with The Bank of Nova Scotia as the administrative agent. In addition, Trimble is planning to enter into a new term loan agreement with the same syndicate of banks for $100 million to $300 million. Alternatively, Trimble has received a financing commitment totaling up to $500 million, which it may use, together with available cash, to fund all or a portion of the total merger consideration. For purposes of the pro forma condensed combined financial information presented, Trimble has assumed that all merger consideration in the form of cash will be funded by the above financing commitments net of the use of existing cash, cash equivalents and short-term investments held by @Road.

  Adjustments to Trimble's debt are as follows (in thousands):

	Scenario I	Scenario II
Net increase in short term debt:
Existing short term debt for Trimble and @Road	$290	$290
Additional borrowings for merger consideration	—	—

Preliminary Adjusted Value	$290	$290

Historical Amount	$290	$290

Increase	$—	$—

Net increase in long term debt:
Existing long term debt for Trimble and @Road	$467	$467
Additional borrowings for merger consideration	344,495	505,292

Preliminary Adjusted Value	$344,962	$505,759
Less @Road cash and short term investments, assume used to reduce debt	(94,473)	(94,473)

	250,489	411,286
Historical Amount	$467	$467

Increase	$250,022	$410,819

        (B)  Adjustment to increase the historical value of @Road's inventory by $0.6 million to adjust inventory to an amount equivalent to the estimated selling price less direct selling costs is as follows (in thousands):

	Historical Amount	Preliminary Fair Value	Increase
Inventories	$17,146	$17,724	$578

        Due to its non-recurring nature, this adjustment has been excluded in the unaudited pro forma condensed combined statements of income but will be recognized in Trimble's consolidated financial statements through higher costs of sales as the inventory is sold over an estimated period of three months.

        (C)  Adjustments to reflect the preliminary estimate of fair value of @Road amortizable intangible assets and the resulting increase in amortization expense are as follows (in thousands):

	Historical Amount	Preliminary Fair Value	Increase	ProForma Annual Amortization	Historical Annual Amortization	Increase in Annual Amortization	Remaining Useful Life (Years)
Cost of net revenues:
Developed technology	$15,441	$78,113	$62,672	$15,623	$3,487	$12,136	5 years
Operating expenses:
Developed technology, patents, trademarks, customer relationships, etc.	8,862	32,976	24,114	6,595	—	6,595	5 years

Total	$24,303	$111,089	$86,786	$22,218	$3,487	$18,731

        (D)  Adjustments to reflect the preliminary estimate of @Road goodwill are as follows (in thousands):

	Historical Amount	Preliminary Fair Value	Increase
Goodwill	$13,341	$274,897	$261,556

        (E)  Adjustments to reduce the historical value of @Road deferred revenue and deferred product cost are as follows (in thousands):

	Historical Amount	Preliminary Fair Value	(Decrease)
Short-term deferred revenue, net	$20,379	$5,828	$(14,551)
Long-term deferred revenue, net	22,813	823	(21,990)

Total	$43,192	$6,651	$(36,541)

	Historical Amount	Preliminary Fair Value	(Decrease)
Short-term deferred product cost	$16,512	$—	$(16,512)
Long-term deferred product cost	24,930	—	(24,930)

Total	$41,442	$—	$(41,442)

        The adjustment to fair value of deferred revenue reduces pro forma revenue by $14.6 million in the twelve months ending December 30, 2005 and $7.5 million in the nine months ending September 29, 2006. The adjustment to fair value of deferred product cost reduces pro forma cost of sales by $16.5 million in the twelve months ending December 30, 2005 and $10.0 million in the nine months ending September 29, 2006. In addition, pro forma revenue was reduced by $5.4 million in the twelve months ending December 30, 2005 and $3.3 million in the nine months ending September 29, 2006 for revenue that is not included in @Road's deferred revenue and will not be recorded as revenue on Trimble's statement of operations.

        (F)  As a result of amendments to Trimble's existing unsecured revolving credit agreement and its anticipated term loan as discussed in Note (A), increase to debt issuance costs are as follows (in thousands):

	Historical Amount	Preliminary Estimate	Increase
Scenario I
Short-term Debt issuance costs, net	$—	$164	$164
Long-term Debt issuance costs, net	$—	$656	$656
Scenario II
Short-term Debt issuance costs, net	$—	$174	$174
Long-term Debt issuance costs, net	$—	$696	$696

        In Scenario I, the increase in debt issuance costs increases expense by $164,000 in the twelve months ending December 30, 2005 and $123,000 in the nine months ending September 29, 2006. In addition, the total debt issuance cost of $820,000 is assumed to be paid from Trimble's cash. In Scenario II, the increase in debt issuance costs increases expense by $174,000 in the twelve months ending December 30, 2005 and $130,500 in the nine months ending September 29, 2006. In addition, the total debt issuance cost of $870,000 is assumed to be paid from Trimble's cash.

        (G)  Adjustment to reflect an increase in interest expense due to the increase in long-term debt is as follows (dollars amounts in thousands):

	Estimated Increase in Borrowings	Estimated Annual Interest Rate	Increase (Decrease) in Annual Interest Expense(1)	Increase (Decrease) in 9 Months Interest Expense(1)
Scenario I
Revolving credit facilities and term loan	$250,022	6.6%	$16,593	$12,445
Impact of a 1/8% increase in interest rate			$313	$235
Impact of a 1/8% decrease in interest rate			$(313)	$(235)
Scenario II
Revolving credit facilities and term loan	$410,819	6.9%	$28,298	$21,223
Impact of a 1/8% increase in interest rate			$523	$392
Impact of a 1/8% decrease in interest rate			$(523)	$(392)

(1)
Interest expense includes interest on borrowings and unused loan commitment fees.

        If market rates of interest on the variable debt changed by a 1/8 of 1% variance, then the increase or decrease in interest expense on the variable debt would be approximately $313,000 and $235,000 for the year ended December 30, 2005 and the nine months ended September 29, 2006 under Scenario I, respectively, and $523,000 and $392,000 for the year ended December 30, 2005 and the nine months ended September 29, 2006 under Scenario II, respectively.

        (H)  Adjustments to redeemable preferred stock and to stockholders' equity (dollar values in thousands) are as follows:

Scenario I and II
Redeemable Preferred Stock:
To eliminate redeemable preferred stock cancelled as part of the merger agreement	$(8,556)

Accumulated retained earnings (deficit):
To eliminate @Road's historical retained deficit	$88,802
To record preliminary estimate of the fair value of in-process research and development	(7,650)

Total	$81,152

Other comprehensive income:
To eliminate shareholder receivable as part of the merger agreement	4
To eliminate @Road's historical other comprehensive income	$23

$27

Scenario I Only
Common stock and additional paid-in capital:
To record the preliminary estimate of fair value of 3.4 million Trimble shares to be issued and based on the average 5 day stock price before and prior to the assumed date of closing of September 29, 2006 of estimated price of $47.28 per share.	$160,797
To eliminate @Road's historical common stock and additional paid in capital	(270,051)

Total	$(109,254)

        (I)   Adjustment to record the difference between the preliminary estimate of the share-based compensation expense resulting from the assumption of all @Road unvested stock options that have exercise prices of $7.50 or less and the historical amount of @Road's share-based compensation expense is as follows (in thousands):

	Historical		Pro Forma		Increase
	Year Ended December 30, 2005	Nine Months Ended September 29, 2006	Year Ended December 30, 2005	Nine Months Ended September 29, 2006	Year Ended December 30, 2005	Nine Months Ended September 29, 2006
Expense Line: Cost of revenues	$—	$430	$—	$720	$—	$290
Research and development	—	708	—	1,185	—	477
Sales and marketing	—	925	—	1,548	—	623
General and administrative	—	1,100	—	1,841	—	741

Total amortization	$—	$3,163	$—	$5,294	$—	$2,131

        (J)   Adjustment to the fair value of the derivative instrument relating to @Road's preferred shares outstanding is as follows (in thousands):

	Historical Amount	Preliminary Fair Value	(Decrease)
Derivative Instrument	$6,899	$—	$(6,899)

        The adjustment to fair value of the derivative instrument decreases income by $2.3 million in the twelve months ending December 30, 2005 and increases income by $4.0 million in nine months ending September 29, 2006. The redemption of the redeemable preferred stock decreases redeemable preferred stock dividends by $436,000 and $377,000 in the twelve months ending December 30, 2005 and nine months ending September 29, 2006, respectively.

        (K)  Adjustment to the tax provision is based on Trimble's effective rate for each respective period and is as follows (in thousands):

	Historical Combined Amount	Increase (Decrease)	Pro Forma Combined Amount	Tax Rate
Scenario I
Tax Provision Nine Months ended September 29, 2006	$35,482	$(11,609)	$23,873	30%
Tax Provision Year Ended ended December 30, 2005	2,139	20,116	22,255	30%
Scenario II
Tax Provision Nine Months ended September 29, 2006	$35,482	$(15,310)	$20,172	28%
Tax Provision Year Ended ended December 30, 2005	2,139	15,562	17,701	28%

        Adjustments were made to arrive at the pro forma combined U.S. provision for income taxes that would have resulted had Trimble and @Road filed consolidated income tax returns during the periods presented. Due to the overall profitability of the combined companies, the income tax benefit attributable to the pro forma adjustments excludes the provision for income taxes related to the decrease in the valuation allowance in @Road's December 31, 2005 financial statements.

        Adjustments to deferred income taxes are recorded to reflect the difference between the estimated book basis and tax basis for intangible assets.

3.    Pro Forma Net Income Per Common Share

        The pro forma combined basic and diluted net income from continuing operations per common share are based on the weighted average number of shares of Trimble common stock outstanding and are adjusted for the additional common stock issued to @Road shareholders as part of the acquisition and the estimated common stock dilution under the treasury method for @Road share options assumed.

	Weighted Average Shares Scenario I		Weighted Average Shares Scenario II
	Year Ended December 30, 2005	Nine Months Ended September 29, 2006	Year Ended December 30, 2005	Nine Months Ended September 29, 2006
Basic, as reported by Trimble	53,216	54,809	53,216	54,809
Estimated stock issued in connection with @Road acquisition	3,401	3,401	—	—

Basic, pro forma	56,617	58,210	53,216	54,809

Diluted, as reported by Trimble	56,819	57,927	56,819	57,927
Estimated stock issued in connection with @Road acquisition	3,401	3,401	—	—
Estimated diluted effect of stock options assumed in the @Road acquisition	4,052	4,052	4,052	4,052

Diluted, pro forma	64,272	65,380	60,871	61,979

TRIMBLE'S UNAUDITED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

TRIMBLE NAVIGATION LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 29, 2006	December 30, 2005
	(UNAUDITED)	(1)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$136,402	$73,853
Accounts receivable, net	173,318	145,100
Other receivables	7,423	6,489
Inventories, net	114,875	107,851
Deferred income taxes	21,834	18,504
Other current assets	10,275	8,580

Total current assets	464,127	360,377
Property and equipment, net	47,389	42,664
Goodwill and other purchased intangible assets, net	373,155	313,456
Deferred income taxes	3,809	3,580
Other assets	24,556	23,011

Total non-current assets	448,909	382,711

Total assets	$913,036	$743,088

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$290	$216
Accounts payable	40,529	45,206
Accrued compensation and benefits	39,387	36,083
Accrued liabilities	22,398	16,189
Deferred revenue	24,302	12,588
Accrued warranty expense	7,737	7,466
Deferred income taxes	5,462	4,087
Income taxes payable	21,977	24,922

Total current liabilities	162,082	146,757
Non-current portion of long-term debt	467	433
Deferred income tax	14,031	5,602
Other non-current liabilities	27,532	19,041

Total liabilities	204,112	171,833

Shareholders' equity:
Preferred stock no par value; 3,000 shares authorized; none outstanding	—	—
Common stock, no par value; 90,000 shares authorized; 55,558 and 53,910 shares issued and outstanding at September 29, 2006 and December 30, 2005, respectively	428,730	384,196
Retained earnings	247,199	167,525
Accumulated other comprehensive income	32,995	19,534

Total shareholders' equity	708,924	571,255

Total liabilities and shareholders' equity	$913,036	$743,088

(1)
Derived from the December 30, 2005 audited Consolidated Financial Statements included in the Annual Report on Form 10-K of Trimble Navigation Limited for fiscal year 2005.

See accompanying Notes to the Condensed Consolidated Financial Statements.

TRIMBLE NAVIGATION LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands, except per share data)
Revenue(1)	706,030	$588,092
Cost of sales(1)	360,721	290,586

Gross margin	345,309	297,506
Operating expenses
Research and development	77,234	63,332
Sales and marketing	103,356	88,388
General and administrative	50,016	38,204
Restructuring charges	—	278
In-process research and development	1,000	—
Amortization of purchased intangible assets	5,639	5,340

Total operating expenses	237,245	195,542

Operating income	108,064	101,964
Non-operating income (expense), net
Interest income (expense), net	2,347	(1,680)
Foreign currency transaction gain, net	995	67
Income (expense) for affiliated operations, net	4,238	(7,514)
Other income, net	409	287

Total non-operating income (expense), net	7,989	(8,840)

Income before taxes	116,053	93,124
Income tax provision	36,380	31,662

Net income	79,673	$61,462

Basic earnings per share	1.45	$1.16

Shares used in calculating basic earnings per share	54,809	53,017

Diluted earnings per share	1.38	$1.08

Shares used in calculating diluted earnings per share	57,927	56,997

(1)
Sales to related parties were $5.2 million and $2.3 million for the three month period ended September 29, 2006 and September 30, 2005, respectively, while cost of sales to those related parties were $3.5 million and $1.1 million for the comparable periods. Sales to related parties were $15.6 million and $6.9 million for the nine month period ended September 29, 2006 and September 30, 2005, respectively, while cost of sales to those related parties were $9.7 million and $3.0 million for the comparable periods.

See accompanying Notes to the Condensed Consolidated Financial Statements.

TRIMBLE NAVIGATION LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Cash flow from operating activities:
Net income	$79,673	$61,462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	9,939	7,890
Amortization expense	9,082	5,459
Provision for doubtful accounts	181	(663)
Amortization of debt issuance cost	135	1,225
Deferred income taxes	(355)	8,410
Stock-based compensation	9,437	—
In-process research and development	1,000	—
Excess tax benefit for stock-based compensation	(8,088)	—
Other	131	(670)
Add decrease (increase) in assets:
Accounts receivable, net	(19,829)	(22,673)
Other receivables	(623)	1,907
Inventories	(3,442)	(4,926)
Other current and non-current assets	(7,127)	(4,450)
Add increase (decrease) in liabilities:
Accounts payable	(6,250)	(4,374)
Accrued compensation and benefits	2,188	825
Accrued liabilities	2,734	124
Deferred gain on joint venture	—	5,523
Deferred revenue	9,499	1,677
Income taxes payable	7,482	12,850

Net cash provided by operating activities	85,767	69,596

Cash flow from investing activities:
Acquisitions, net of cash acquired	(43,167)	(21,589)
Acquisition of property and equipment	(13,966)	(14,400)
Dividends received	—	515
Costs of capitalized patents	(16)	(94)

Net cash used in investing activities	(57,149)	(35,568)

Cash flow from financing activities:
Issuance of common stock	24,134	20,881
Excess tax benefit for stock-based compensation	8,088	390
Proceeds from long-term debt and revolving credit lines	—	6,000
Payments on long-term debt and revolving credit lines	—	(44,250)
Other	(911)	—

Net cash provided (used) in financing activities	31,311	(16,979)

Effect of exchange rate changes on cash and cash equivalents	2,620	(1,628)
Net increase in cash and cash equivalents	62,549	15,421
Cash and cash equivalents, beginning of period	73,853	71,872

Cash and cash equivalents, end of period	$136,402	$87,293

See accompanying Notes to the Condensed Consolidated Financial Statements.

TRIMBLE NAVIGATION LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

NOTE 1.    OVERVIEW AND BASIS OF PRESENTATION

        Trimble Navigation Limited ("we," "Trimble" or the "Company"), incorporated in California in 1981, provides positioning product solutions to commercial and government users in a large number of markets. These markets include surveying, construction, agriculture, urban and resource management, military, transportation and telecommunications.

        Trimble has a 52-53 week fiscal year, ending on the Friday nearest to December 31, which for fiscal 2005 was December 30. The third fiscal quarters of 2006 and 2005 ended on September 29, 2006 and September 30, 2005, respectively. Fiscal 2006 and 2005 are 52-week years. Unless otherwise stated, all dates refer to its fiscal year and fiscal periods.

        The Condensed Consolidated Financial Statements include the results of Trimble and its subsidiaries. Inter-company accounts and transactions have been eliminated. Certain amounts from prior periods have been reclassified to conform to the current period presentation.

        The accompanying financial data as of September 29, 2006 and for the nine months ended September 29, 2006 and September 30, 2005 has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or omitted pursuant to such rules and regulations. The following discussion should be read in conjunction with Trimble's 2005 Annual Report on Form 10-K.

        In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of financial position as of September 29, 2006, results of operations for the nine months ended September 29, 2006 and September 30, 2005 and cash flows for the nine months ended September 29, 2006 and September 30, 2005, as applicable, have been made. The results of operations for the nine months ended September 29, 2006 are not necessarily indicative of the operating results for the full fiscal year or any future periods. Individual segment revenues may be affected by seasonal buying patterns. Typically the second fiscal quarter has been the strongest quarter for Trimble driven by the construction buying season. The second quarter has averaged 27% of total revenue in the last two fiscal years.

        The preparation of financial statements in accordance with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in its condensed consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management's best knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates.

NOTE 2.    NEW ACCOUNTING PRONOUNCEMENTS

        In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS 158 requires companies to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income, effective for fiscal years ending after December 15, 2006. For Trimble, this provision of SFAS 158 will be effective for the fiscal year ended 2006. SFAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, with limited exceptions, effective for fiscal years ending after December 15, 2008. For Trimble, this provision of SFAS 158 will be effective for the fiscal year ended 2008. Trimble is currently evaluating SFAS 158 and its possible impacts on Trimble's financial statements.

        In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 applies to all tax positions related to income taxes subject to FASB Statement 109, "Accounting for Income Taxes." Under FIN 48 a company would recognize the benefit from a tax position only if it is more-likely-than-not that the position would be sustained upon audit based solely on the technical merits of the tax position. FIN 48 clarifies how a company would measure the income tax benefits from the tax positions that are recognized, provides guidance as to the timing of the derecognition of previously recognized tax benefits and describes the methods for classifying and disclosing the liabilities within the financial statements for any unrecognized tax benefits. FIN 48 also addresses when a company should record interest and penalties related to tax positions and how the interest and penalties may be classified within the income statement and presented in the balance sheet. FIN 48 is effective for fiscal years beginning after December 15, 2006. For Trimble, FIN 48 will be effective for the first quarter of fiscal 2007. Differences between the amounts recognized in the statements of operations prior to and after the adoption of FIN 48 would be accounted for as a cumulative effect adjustment to the beginning balance of retained earnings. Trimble is currently evaluating FIN 48 and its possible impacts on Trimble's financial statements. Upon adoption, there is a possibility that the cumulative effect would result in a charge or benefit to the beginning balance of retained earnings.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Standard of Financial Accounting Standards No. 123(R), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS 123.

        Trimble has adopted SFAS 123(R) using the modified prospective method which requires the adoption of the accounting standard for fiscal years beginning after June 15, 2005. As a result, Trimble's financial statements for fiscal periods after December 30, 2005 include stock-based compensation expenses that are not comparable to financial statements of fiscal periods prior to December 30, 2005. SFAS 123(R) requires stock-based compensation to be estimated using the fair value on the date of grant using an option-pricing model. The value of the portion of the award that is expected to vest is recognized as expense over the related employees' requisite service periods in Trimble's Condensed Consolidated Statements of Income. Prior to the adoption of SFAS 123(R), Trimble accounted for stock-based compensation to employees and directors using the intrinsic value method in accordance with APB Opinion No. 25 as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under the intrinsic value method, no stock-based compensation expense had been recognized in Trimble's Condensed Consolidated Statement of Income because the exercise price of Trimble's stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant. See Note 3 to the Notes to the Condensed Consolidated Financial Statements for additional information.

NOTE 3.    STOCK-BASED COMPENSATION

        In accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and "Statement of Financial Accounting Standards No. 148" ("SFAS 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," Trimble applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock option plans and stock purchase plan prior to fiscal 2006. Accordingly, Trimble did not recognize compensation cost for stock-based compensation prior to fiscal 2006. For periods subsequent to fiscal 2005, Trimble recognized expense related to stock-based compensation in accordance with SFAS 123(R).

        The following table summarizes stock-based compensation expense, net of tax, related to employee stock-based compensation included in the Condensed Consolidated Statements of Income in accordance with SFAS 123(R) for the nine months ended September 29, 2006 and September 30, 2005.

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Cost of sales	$881	—

Research & development	1,926	—
Sales & marketing	2,115	—
General & administrative	4,515	—

Stock-based compensation expense included in operating expenses	8,556	—

Total stock-based compensation	9,437	—
Tax benefit(1)	(851)	—

Total stock-based compensation, net of tax	$8,586	—

(1)
Tax benefit related to non-qualified options only as allowed by the applicable tax requirements using the statutory tax rate as of the nine months ended September 29, 2006.

        The table below provides pro forma information for the nine months ended September 30, 2005 as if Trimble had accounted for its employee stock options and purchases under the employee stock purchase plan in accordance with SFAS 123.

Nine Months Ended
September 30, 2005
(in thousands, except per share amounts)
Net income—as reported	$61,462
Stock-based compensation expense, net of tax(2)	8,448

Net income—pro forma	$53,014
Basic earnings per share—as reported	$1.16

Basic earnings per share—pro forma	$1.00

Diluted earnings per share—as reported	$1.08

Diluted earnings per share—pro forma	$0.93

(2)
Includes compensation expense for employee stock purchase plan for the nine months ended September 30, 2005 and reduction of tax benefits for stock-based compensation other than non-qualified stock options which were not included in the pro forma disclosure of Trimble's third quarter of fiscal 2005 Form 10-Q. Tax benefit relates to non-qualified options only as allowed by the applicable tax requirements using the statutory tax rate as of the third quarter of fiscal 2005.

OPTIONS

        Stock option expense recognized during the period is based on the value of the portion of share-based payment awards that is expected to vest during the period. Stock option expense recognized in Trimble's Condensed Consolidated of Income for the nine months ended September 29, 2006 included compensation expense for stock options granted prior to, but not yet vested as of December 30, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123 and compensation expense for the stock options granted subsequent to December 30, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), Trimble changed its method of attributing the value of stock option to expense from the accelerated multiple-option approach to the straight-line single option method. Compensation expense for all stock options granted on or prior to December 30, 2005 will continue to be recognized using the accelerated multiple-option approach while compensation expense for all stock options granted subsequent to December 30, 2005 is recognized using the straight-line single-option method. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In Trimble's pro forma information required under SFAS 123 for the periods prior to fiscal 2006, Trimble accounted for forfeitures as they occurred.

Stock Option Plans

        Trimble issues new shares upon exercises of stock options related to the following plans.

2002 Stock Plan

        In 2002, Trimble's Board of Directors adopted the 2002 Stock Plan ("2002 Plan"). The 2002 Plan, as amended to date and approved by shareholders, provides for the granting of incentive and non-statutory stock options for up to 6,000,000 shares plus any shares currently reserved but unissued to employees, consultants, and directors of Trimble. Incentive stock options may be granted at exercise prices that are not less than 100% of the fair market value of Common Stock on the date of grant. Employee stock options granted under the 2002 Plan have 120-month terms, and vest at a rate of 20% at the first anniversary of grant, and monthly thereafter at an annual rate of 20%, with full vesting occurring at the fifth anniversary of the grant. The exercise price of non-statutory stock options issued under the 2002 Plan must be at least 85% of the fair market value of Common Stock on the date of grant.

1993 Stock Option Plan

        In 1992, Trimble's Board of Directors adopted the 1993 Stock Option Plan ("1993 Plan"). The 1993 Plan, as amended to date and approved by shareholders, provided for the granting of incentive and non-statutory stock options for up to 9,562,500 shares of Common Stock to employees, consultants, and directors of Trimble. Incentive stock options may be granted at exercise prices that are not less than 100% of the fair market value of Common Stock on the date of grant. Employee stock options granted under the 1993 Plan have 120-month terms, and vest at a rate of 20% at the first anniversary of grant, and monthly thereafter at an annual rate of 20%, with full vesting occurring at the fifth anniversary of grant. The exercise price of non-statutory stock options issued under the 1993 Plan must be at least 85% of the fair market value of Common Stock on the date of grant.

1992 Management Discount Stock Option Plan

        In 1992, Trimble's Board of Directors and shareholders approved the 1992 Management Discount Stock Option Plan ("Discount Plan"). Employee stock options granted under the 1992 Plan have 120-month terms, and vest at a rate of 20% at the first anniversary of grant, and monthly thereafter at an annual rate of 20%, with full vesting occurring at the fifth anniversary of the grant.

1990 Director Stock Option Plan

        In December 1990, Trimble adopted a Director Stock Option Plan under which an aggregate of 570,000 shares of Common Stock have been reserved for issuance to non-employee directors as approved by the shareholders to date. Stock options issued under this plan vest generally over a three year period.

Option Activity

        Activity during the first nine months of fiscal 2006 under the combined plans was as follows:

	Nine Months Ended September 29, 2006
	Options	Weighted average exercise price
	(in thousands, except for per share data)
Outstanding at December 30, 2005	6,414	$18.70
Granted	159	40.93
Exercised	(1,384)	13.94
Forfeited/Cancelled/Expired	(78)	25.03

Outstanding at September 29, 2006	5,109	20.58

Options Outstanding and Exercisable

        Exercise prices for options outstanding and exercisable as of September 29, 2006, ranged from $5.33 to $48.11. Options outstanding and exercisable consist of fully vested options and options expected to vest at September 29, 2006. The aggregate intrinsic value is the total pretax intrinsic value based on Trimble's closing stock price of $47.08 as of September 29, 2006, which would have been received by the option holders had all option holders exercised their options as of that date.

	Number Of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Options Outstanding and Expected to Vest	4,991,648	$20.36	5.6	$133,406
Options Exercisable	3,014,052	15.62	5.0	94,824

        As of September 29, 2006, the total unamortized stock option expense is $14.5 million with weighted-average recognition period of 1.4 years.

Valuation Assumptions

        For options granted prior to October 1, 2005, the fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model. For stock options granted on or after October 1, 2005, the fair value of each award is estimated on the date of grant using a binomial valuation model. Similar to the Black-Scholes model, the binomial model takes into account variables such as volatility, dividend yield rate, and risk free interest rate. In addition, the binomial model incorporates actual option-pricing behavior and changes in volatility over the option's contractual term. For these reasons, Trimble believes that the binomial model provides a fair value that is more representative of actual experience and future expected experience than the value calculated using the Black-Scholes model.

        Under the binomial models and Black-Scholes, the estimated values of each employee stock option granted during the third quarter of fiscal 2006 and 2005 were $18.10 and $18.72 per share, respectively.

The value of each option grant is estimated on the date of grant using the binomial model for options granted during the third quarter of fiscal 2006 and the Black-Scholes option pricing model for options granted during the third quarter of fiscal 2005 and with the following assumptions:

	Nine Months Ended
	September 29, 2006	September 30, 2005
Expected dividend yield	—	—
Expected stock price volatility	42.2%	52.0%
Risk free interest rate	4.7%	4.1%
Expected life of options (in years)	4.6	4.7

        Expected Dividend Yield—The dividend yield assumption is based on Trimble's history and expectation of dividend payouts.

        Expected Stock Price Volatility—Trimble's computation of expected volatility is based on a combination of implied volatilities from traded options on Trimble's stock and historical volatility. Trimble used implied and historical volatility as the combination was more representative of future stock price trends than historical volatility alone.

        Expected Risk Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

        Expected Life Of Option—Trimble's expected term represents the period that Trimble's stock options are expected to be outstanding and was determined based on historical experience of similar stock options with consideration to the contractual terms of the stock options, vesting schedules and expectations of future employee behavior.

Employee Stock Purchase Plan

        Stock-based compensation expense related to Trimble's employee stock purchase plan is recognized during the purchase vesting period.

Employee Stock Purchase Plan

        Trimble has an Employee Stock Purchase Plan ("Purchase Plan") under which an aggregate of 5,775,000 shares of Common Stock have been reserved for sale to eligible employees as approved by the shareholders to date. The plan permits full-time employees to purchase Common Stock through payroll deductions at 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. The Purchase Plan terminates on September 8, 2008.

Valuation Assumptions

        The fair value of rights granted under the Employee Stock Purchase Plan is estimated at the date of grant using the Black-Scholes option-pricing model. The following assumptions were used at September 29, 2006 and September 30, 2005:

	Nine Months Ended
	September 29, 2006	September 30, 2005
Expected dividend yield	—	—
Expected stock price volatility	40.0%	50.1%
Risk free interest rate	5.0%	3.4%
Expected life of purchase	0.6	0.5

        Expected Dividend Yield—The dividend yield assumption is based on Trimble's history and expectation of dividend payouts.

        Expected Stock Price Volatility—Trimble's computation of expected volatility is based on implied volatilities from traded options on Trimble's stock. Trimble used implied volatility because it is representative of future stock price trends during the six month purchase period.

        Expected Risk Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the purchase period.

        Expected Life Of Purchase—Trimble's expected life of the purchase is based on the term of the offering period of the purchase plan.

NOTE 4.    JOINT VENTURES:

Caterpillar Trimble Control Technologies Joint Venture

        On April 1, 2002, Caterpillar Trimble Control Technologies LLC ("CTCT"), a joint venture formed by Trimble and Caterpillar began operations. The joint venture is 50% owned by Trimble and 50% owned by Caterpillar, with equal voting rights. The joint venture is accounted for under the equity method of accounting. Under the equity method, Trimble's share of profits and losses are included in income (expense) for affiliated operations, net in the non-operating income (expense), net section of the Condensed Consolidated Statements of Income. CTCT develops advanced electronic guidance and control products for earth moving machines in the construction and mining industries.

        Trimble acts as a contract manufacturer for CTCT. Products are manufactured based on orders received from CTCT and are sold at cost plus a mark up to CTCT. CTCT resells products to both Caterpillar and Trimble for sales through their respective distribution channels. Generally, Trimble sells products to its after market dealer channel, and Caterpillar sells products for factory and dealer installation. CTCT does not hold inventory in that the resale of products to Caterpillar and Trimble occur simultaneously when the products are purchased from Trimble.

        Beginning in the first fiscal quarter of 2006, Trimble included the impact of certain transactions with CTCT in revenue and cost of sales. Revenue and cost of sales were recorded for the manufacturing of products that are sold to CTCT and then sold through the Caterpillar distribution channel. Cost of sales transactions also include the purchasing of products from CTCT at a higher price than Trimble's original manufacturing costs for products sold through the Trimble distribution channel. Prior to the first fiscal quarter of 2006, these transactions were included in income (expense) for affiliated operations, net in the non-operating income (expense), net section of the Consolidated Statements of Income. The change in presentation resulted from Trimble's assessment of CTCT's advancement and ability to function as a stand-alone company. In addition, Trimble's exclusive manufacturing agreement with CTCT ended during fiscal 2005. As a result, during the first quarter of fiscal 2006, Trimble deemed transactions between CTCT and Trimble to be arms-length and concluded they should be presented similarly to other vendor and customer relationships. The impact of this change in presentation was a $4.7 million decrease and 15.1 million decrease in gross margins for the three and nine month periods ended September 29, 2006. There was no impact on net income.

        Trimble received reimbursement of employee-related costs from CTCT for Trimble employees dedicated to CTCT or performing work for CTCT totaling $10.2 million and $7.0 million for the nine months ended September 29, 2006 and September 30, 2005, respectively. The reimbursements were offset against operating expenses.

	Nine Months Ended
	2006	2005
	(In millions)
CTCT incremental pricing effects, net	$—	8.7
Trimble's 50% share of CTCT's reported (gain) loss	(3.8)	(1.5)

Total CTCT expense (income) for affiliated operations, net	$(3.8)	$7.2

        The net outstanding balance due from CTCT was $1.0 million at September 29, 2006 and $0.2 million at December 30, 2005 and is included in account receivables, net. As of September 29, 2006, dividends receivable from CTCT was $2.3 million and was included in other receivables.

Nikon-Trimble Joint Venture

        On March 28, 2003, Trimble and Nikon Corporation entered into an agreement to form a joint venture in Japan, Nikon-Trimble Co., Ltd., as described in Trimble's 2005 Annual Report on Form 10-K. Nikon-Trimble began operations in July, 2003 and is equally owned by Trimble and Nikon, with equal voting rights.

        Nikon-Trimble is the distributor in Japan for Nikon and Trimble products. Trimble is the exclusive distributor outside of Japan for Nikon branded survey products. For products sold from Trimble to the Nikon-Trimble, revenue is recognized by Trimble on a sell-through basis from Nikon-Trimble to the end customer. Profits from these inter-company sales are eliminated.

        The terms and conditions of the sales of products from Trimble to Nikon-Trimble are comparable with those of the standard distribution agreements which Trimble maintains with its dealer channel and margins earned are similar to those from third party dealers. Similarly, the purchases of product by Trimble from the Nikon-Trimble are made on terms comparable with the arrangements which Nikon maintained with its international distribution channel prior to the formation of the joint venture with Trimble.

        Trimble has adopted the equity method of accounting for its investment in Nikon-Trimble, with 50% share of profit or loss from this joint venture to be reported by Trimble in the non-operating income (expense), net section of the Condensed Consolidated Statement of Income under the heading of income (expense) for affiliated operations, net. For the nine months ended September 29, 2006 and September 30, 2005, Trimble reported a profit of approximately $0.4 million and a loss of $0.3 million, respectively, as its proportionate share of the results of the joint venture. In the second quarter of fiscal 2006, Trimble began recording its proportionate share of profit or loss in the joint venture one month in arrears. The impact of this change is not material. At September 29, 2006, the net payable from Trimble to Nikon-Trimble, related to the purchase and sale of products from and to Nikon-Trimble, is $1.3 million and is recorded within accounts payable, net on the Condensed Consolidated Balance Sheet. At December 30, 2005, the net payable by Trimble to Nikon- Trimble is $2.0 million and is recorded within accounts payable on the Condensed Consolidated Balance Sheets. The carrying amount of the investment in Nikon Trimble was approximately $13.1 million at September 29, 2006 and $12.9 million at December 30, 2005 and is recorded in other non-current assets on the Condensed Consolidated Balance Sheets.

NOTE 5.    GOODWILL AND INTANGIBLE ASSETS

Intangible Assets

        Intangible Assets consisted of the following:

	As of
	September 29, 2006	December 30, 2005
	(in thousands)
Intangible assets:
Intangible assets with definite life:
Existing technology	$70,928	$48,100
Trade names, trademarks, patents, and other intellectual properties	28,099	26,808

Total intangible assets with definite life	99,027	74,908
Less accumulated amortization	(57,986)	(47,598)

Total net intangible assets	$41,041	$27,310

Goodwill

        Goodwill, by reporting segment, consisted of the following:

	As of
	September 29, 2006	December 30, 2005
	(in thousands)
Engineering and Construction	$258,772	$229,176
Mobile Solutions	59,933	44,118
Advanced Devices	13,409	12,852

Total Goodwill	$332,114	$286,146

NOTE 6.    CERTAIN BALANCE SHEET COMPONENTS

        Inventories net consisted of the following:

	As of
	September 29, 2006	December 30, 2005
	(in thousands)
Raw materials	$60,546	$52,199
Work-in-process	7,699	7,249
Finished goods	46,630	48,403

	$114,875	$107,851

        Property and equipment consisted of the following:

	As of
	September 29, 2006	December 30, 2005
	(in thousands)
Machinery and equipment	$76,922	$72,273
Furniture and fixtures	12,144	10,110
Leasehold improvements	12,684	8,695
Buildings	5,707	5,707
Land	1,231	1,231

	108,688	98,016
Less accumulated depreciation	(61,299)	(55,352)

	$47,389	$42,664

NOTE 7.    TRIMBLE AND SEGMENT INFORMATION

        Trimble is a designer and distributor of positioning products and applications enabled by GPS, optical, laser, and wireless communications technology. Trimble provides products for diverse applications in its targeted markets.

        To achieve distribution, marketing, production, and technology advantages, Trimble manages its operations in the following four segments:

  •
  Engineering and Construction—Consists of products currently used by survey and construction professionals in the field for positioning, data collection, field computing, data management, and machine guidance and control. The applications served include surveying, road, runway, construction, site preparation and building construction.

  •
  Field Solutions—Consists of products that provide solutions in a variety of agriculture and geographic information systems (GIS) applications. In agriculture these include precise land leveling and machine guidance systems. In GIS they include handheld devices and software that enable the collection of data on assets for a variety of governmental and private entities.

  •
  Mobile Solutions—Consists of products that enable end users to monitor and manage their mobile assets by communicating location and activity-relevant information from the field to the office. Trimble offers a range of products that address a number of sectors of this market including truck fleets, security, and public safety vehicles.

  •
  Advanced Devices—The various operations that comprise this segment were aggregated on the basis that no single operation accounted for more than 10% of Trimble's total revenue, operating income and assets. This segment is comprised of the Component Technologies, Military and Advanced Systems, Applanix and Trimble Outdoors businesses.

        Trimble evaluates each of its segment's performance and allocates resources based on segment operating income from operations before income taxes, and some corporate allocations. Trimble and each of its segments employ the same accounting policies.

        In the first quarter of 2006, Trimble combined the operating results of the former Components Technologies and Portfolio Technologies segments and included the combined operating results in the Advanced Devices segment. The change in presentation was made in recognition of the small size of each of the businesses relative to the total company. The presentation of prior period's segment operating results has been changed to conform to Trimble's current segment presentation.

        The following table presents revenues, operating income (loss), and identifiable assets for the four segments. Operating income (loss) is net revenue less operating expenses, excluding general corporate expenses, amortization in-process research and development expenses, restructuring charges, non-operating income (expense), and income taxes. The identifiable assets that Trimble's Chief Operating Decision Maker views by segment are accounts receivable and inventory.

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices	Total
	(in thousands)
Nine Months Ended September 29, 2006
External net revenues	$477,145	$108,599	$43,884	$76,402	$706,030
Operating income before corporate allocations	103,519	30,841	1,722	8,679	144,761
Nine Months Ended September 30, 2005
External net revenues	$395,465	$102,495	$21,051	$69,081	$588,092
Operating income (loss) before corporate allocations	93,022	27,583	(3,261)	10,726	128,070
As of September 29, 2006
Accounts receivable(1)	$125,447	$21,875	$11,562	$18,757	$177,641
Inventories	85,820	12,590	1,974	14,491	114,875
As of December 30, 2005
Accounts receivable(1)	$105,980	$21,823	$10,789	$14,033	$152,625
Inventories	80,590	11,790	1,983	13,488	107,851

(1)
As presented, accounts receivable represents trade receivables, gross, which are specified between segments.

        The following are reconciliations corresponding to totals in the accompanying Condensed Consolidated Financial Statements:

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Operating income:
Total for reportable divisions	$144,761	$128,070
Unallocated corporate expenses	(36,697)	(26,106)

Operating income	$108,064	$101,964

	As of
	September 29, 2006	December 30, 2005
	(in thousands)
Assets:
Accounts receivable total for reporting segments	$177,641	$152,625
Unallocated(1)	(4,323)	(7,525)

Total	$173,318	$145,100

(1)
Includes trade-related accruals, allowances, and cash received in advance that are not allocated by segment.

        The distribution of Trimble's gross consolidated revenue by segment is summarized in the table below. Gross consolidated revenue includes external and internal sales. Total external consolidated revenue is reported net of eliminations of internal sales between segments.

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Engineering and Construction	$480,947	$399,075
Field Solutions	108,599	102,495
Mobile Solutions	43,884	21,051
Advanced Devices	76,408	69,135

Total Gross Consolidated Revenue	$709,838	$591,756

Eliminations	(3,808)	(3,664)

Total External Consolidated Revenue	$706,030	$588,092

NOTE 8.    LONG-TERM DEBT

Credit Facilities

        On July 28, 2005, Trimble entered into a $200 million unsecured revolving credit agreement ("2005 Credit Facility") with a syndicate of 10 banks with The Bank of Nova Scotia as the administrative agent. The 2005 Credit Facility replaced Trimble's $175 million secured 2003 Credit Facility. The funds available under the new 2005 Credit Facility may be used by Trimble for general corporate purposes and up to $25 million of the 2005 Credit Facility may be used for letters of credit.

        Trimble may borrow funds under the 2005 Credit Facility in U.S. Dollars or in certain other currencies, and will bear interest, at Trimble's option, at either: (i) a base rate, based on the administrative agent's prime rate, plus a margin of between 0% and 0.125%, depending on Trimble's leverage ratio as of its most recently ended fiscal quarter, or (ii) a reserve-adjusted rate based on LIBOR, EURIBOR, STIBOR or other agreed-upon rate, depending on the currency borrowed, plus a margin of between 0.625% and 1.125%, depending on Trimble's leverage ratio as of the most recently ended fiscal quarter. Trimble's obligations under the 2005 Credit Facility are guaranteed by certain of Trimble's domestic subsidiaries.

        The 2005 Credit Facility contains customary affirmative, negative and financial covenants including, among other requirements, negative covenants that restrict Trimble's ability to dispose of assets, create liens, incur indebtedness, repurchase stock, pay dividends, make acquisitions, make investments, enter into mergers and consolidations and make capital expenditures, and financial covenants that require the maintenance of leverage and fixed charge coverage ratios. The 2005 Credit Facility contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. Upon the occurrence and during the continuance of an event of default, interest on the obligations will accrue at an increased rate and the lenders may accelerate Trimble's obligations under the 2005 Credit Facility, however that acceleration will be automatic in the case of bankruptcy and insolvency events of default. Trimble incurs a commitment fee if the 2005 Credit Facility is not used. The commitment fee is not material to Trimble's results during all periods presented.

        At September 29, 2006, Trimble had a zero balance outstanding under the 2005 Credit Facility and was in compliance with all financial covenants.

Notes Payable

        As of September 29, 2006, Trimble had other notes payable totaling approximately $0.8 million consisting of government loans to foreign subsidiaries and loans assumed from acquisitions.

NOTE 9.    PRODUCT WARRANTIES

        Trimble accrues for warranty costs as part of its cost of sales based on associated material product costs, technical support labor costs, and costs incurred by third parties performing work on Trimble's behalf. The products sold are generally covered by a warranty for periods ranging from 90 days to three years, and in some instances up to 5.5 years.

        While Trimble engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of component suppliers, its warranty obligation is affected by product failure rates, material usage, and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage, or service delivery costs differ from the estimates, revisions to the estimated warranty accrual and related costs may be required.

        Changes in Trimble's product warranty liability during the three and nine months ended September 29, 2006 and September 30, 2005 are as follows:

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Beginning balance	$7,466	$6,425
Warranty accrued	5,213	5,686
Warranty claims	(4,942)	(4,956)

Ending Balance	$7,737	$7,155

        The product warranty liability is classified as accrued warranty in the accompanying condensed consolidated balance sheets.

NOTE 10.    EARNINGS PER SHARE

        The following data was used in computing earnings per share and the effect on the weighted-average number of shares of potentially dilutive Common Stock.

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands, except per share amounts)
Numerator:
Income available to common shareholders:
Used in basic and diluted earnings per share	$79,673	$61,462
Denominator:
Weighted average number of common shares used in basic earnings per share	54,809	53,017
Effect of dilutive securities (using treasury stock method):
Common stock options	2,573	3,100
Common stock warrants	545	800
Weighted average number of common shares and dilutive potential common shares used in diluted earnings per share	57,927	56,997
Basic earnings per share	$1.45	$1.16
Diluted earnings per share	$1.38	$1.08

NOTE 11.    RESTRUCTURING CHARGES

        Trimble did not record any restructuring charges during the third quarter of fiscal 2006 or fiscal 2005. Payments of $0.3 million were made during each of the nine months ended September 29, 2006 and September 30, 2005, respectively, relating to previous restructuring plans. As of September 29,

2006, the remaining restructuring accrual balance is $0.1 million which relates to the closure of one of Trimble's sales offices and is expected to be paid over the next year. The restructuring accrual is included on the Condensed Consolidated Balance Sheets under the heading of accrued liabilities.

NOTE 12.    COMPREHENSIVE INCOME

        The components of comprehensive income, net of related tax in the Condensed Consolidated Statement of Income are as follows:

	Nine Months Ended
	September 29, 2006	September 30, 2005
	(in thousands)
Net income	$79,673	$61,462
Foreign currency translation adjustments	13,455	(21,529)
Net gain (loss) on hedging transactions	—	(106)
Net unrealized gain (loss) on investments	6	(22)

Comprehensive income	$93,134	$39,805

        The components of accumulated other comprehensive income, net of related tax in the Condensed Consolidated Balance Sheets are as follows:

	As of
	September 29, 2006	December 30, 2005
	(in thousands)
Accumulated foreign currency translation adjustments	$32,959	$19,504
Accumulated net unrealized gain on investments	36	30

Total accumulated other comprehensive income	$32,995	$19,534

NOTE 13.    LITIGATION

        From time to time, Trimble is involved in litigation arising out of the ordinary course of its business. There are no known claims or pending litigation expected to have a material effect on Trimble's overall financial position, results of operations, or liquidity.

TRIMBLE'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Trimble Navigation Limited

        We have audited the accompanying consolidated balance sheets of Trimble Navigation Limited as of December 30, 2005 and December 31, 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 30, 2005. These financial statements are the responsibility of Trimble's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trimble Navigation Limited at December 30, 2005 and December 31, 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/  ERNST & YOUNG LLP

Palo Alto, California
March 8, 2006

TRIMBLE NAVIGATION LIMITED

AUDITED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

	As at
	December 30, 2005	December 31, 2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$73,853	$71,872
Accounts receivable, less allowance for doubtful accounts of $5,230 and $8,952, and sales return reserve of $1,500 and $2,210, respectively	145,100	123,938
Other receivables	6,489	4,182
Inventories, net	107,851	87,745
Deferred income taxes	18,504	21,852
Other current assets	8,580	7,878

Total current assets	360,377	317,467
Property and equipment, net	42,664	30,991
Goodwill	286,146	259,522
Other purchased intangible assets, net	27,310	13,835
Deferred income taxes	3,580	8,019
Other assets	23,011	24,144

Total non-current assets	382,711	336,511

Total assets	$743,088	$653,978

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$216	$12,500
Accounts payable	45,206	43,551
Accrued compensation and benefits	36,083	31,202
Accrued liabilities	16,189	11,510
Deferred revenues	12,588	9,317
Accrued warranty expense	7,466	6,425
Deferred income taxes	4,087	2,521
Income taxes payable	24,922	11,951

Total current liabilities	146,757	128,977
Non-current portion of long-term debt	433	26,496
Deferred gain on joint venture	—	9,179
Deferred income tax	5,602	5,435
Other non-current liabilities	19,041	11,730

Total liabilities	171,833	181,817

Commitments and contingencies
Shareholders' equity:
Preferred stock no par value; 3,000 shares authorized; none outstanding	—	—
Common stock, no par value; 90,000 shares authorized; 53,910 and 52,213 shares issued and outstanding at December 30, 2005 and December 31, 2004, respectively	384,196	345,127
Retained earnings	167,525	82,670
Accumulated other comprehensive income	19,534	44,364

Total shareholders' equity	571,255	472,161

Total liabilities and shareholders' equity	$743,088	$653,978

See accompanying Notes to the Consolidated Financial Statements.

TRIMBLE NAVIGATION LIMITED

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands, except per share amounts)
Revenue(1)	$774,913	$668,808	$540,903
Cost of sales(1)	385,108	343,998	272,873

Gross margin	389,805	324,810	268,030
Operating expenses
Research and development	84,276	77,558	67,641
Sales and marketing	120,215	108,054	97,870
General and administrative	52,137	44,694	39,253
Restructuring charges	278	552	2,019
Amortization of purchased intangible assets	6,855	8,327	7,312
In-process research and development	1,100	—	—

Total operating expenses	264,861	239,185	214,095

Operating income	124,944	85,625	53,935
Non-operating income (expense), net
Interest income	836	436	465
Interest expense	(2,331)	(3,888)	(11,938)
Foreign currency transaction gain (loss), net	1,022	(859)	(592)
Expenses for affiliated operations, net	(291)	(7,590)	(6,403)
Other income	608	1,200	118

Total non-operating expense, net	(156)	(10,701)	(18,350)

Income before taxes	124,788	74,924	35,585
Income tax provision (benefit)	39,933	7,244	(2,900)

Net income	$84,855	$67,680	$38,485

Basic earnings per share	$1.59	$1.32	$0.81
Shares used in calculating basic earnings per share	53,216	51,163	47,505
Diluted earnings per share	$1.49	$1.23	$0.77
Shares used in calculating diluted earnings per share	56,819	54,948	50,012

(1)
Sales to related parties were $9.1 million, $7.6 million, and $4.0 million in fiscal 2005, 2004 and 2003, respectively, while cost of sales to those related parties were $4.0 million, $3.8 million, and $1.9 million in fiscal 2005, 2004 and 2003, respectively. See Note 5 to these Consolidated Financial Statements for a discussion of related parties.

See accompanying Notes to the Consolidated Financial Statements.

TRIMBLE NAVIGATION LIMITED

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	Common stock			Accumulative Other Comprehensive Income/(Loss)
			Retained Earnings (Deficit)		Total Shareholders' Equity
	Shares	Amount
	(in thousands)
Balance at January 3, 2003	43,965	$225,872	$(23,495)	$(1,026)	$201,351
Components of comprehensive income:
Net income			38,485		38,485
Loss on interest rate swap				(7)	(7)
Unrealized gain on investments				74	74
Foreign currency translation adjustments				31,198	31,198

Total comprehensive income					69,750

Issuance of common stock in connection with acquisitions and joint venture, net	1,282	25,795			25,795
Issuance of common stock under employee plans and exercise of warrants	1,593	13,929			13,929
Issuance of warrants		836			836
Issuance of common stock in private placement	3,148	36,583			36,583

Balance at January 2, 2004	49,988	303,015	14,990	30,239	348,244
Components of comprehensive income:
Net income			67,680		67,680
Loss on interest rate swap				106	106
Unrealized loss on investments				(6)	(6)
Foreign currency translation adjustments, net of tax				14,025	14,025

Total comprehensive income					81,805

Issuance of common stock in connection with acquisitions, net	294	899			899
Issuance of common stock under employee plans and exercise of warrants	1,930	26,805			26,805
Tax benefit from stock option exercises		14,408			14,408

Balance at December 31, 2004	52,213	345,127	82,670	44,364	472,161
Components of comprehensive income:
Net income			84,855		84,855
Loss on interest rate swap				(106)	(106)
Unrealized loss on investments				(34)	(34)
Foreign currency translation adjustments, net of tax				(24,690)	(24,690)

Total comprehensive income					60,025

Issuance of common stock in connection with acquisitions, net	10				—
Issuance of common stock under employee plans and exercise of warrants	1,687	24,582			24,582
Tax benefit from stock option exercises		14,487			14,487

Balance at December 30, 2005	53,910	$384,196	$167,525	$19,534	$571,255

See accompanying Notes to the Consolidated Financial Statements.

TRIMBLE NAVIGATION LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Cash flows from operating activities:
Net income	$84,855	$67,680	$38,485
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,671	8,874	8,864
Amortization	7,020	8,510	7,916
Provision for doubtful accounts	(502)	1,210	(32)
Deferred gain on joint venture	(9,180)	(665)	(947)
Amortization of debt issuance cost	1,270	487	3,515
Deferred income taxes	14,242	(1,482)	(6,532)
In-process research and development	1,100	—	—
Other	(466)	(21)	2,533
Decrease (increase) in assets and liabilities:
Accounts receivable, net	(19,017)	(17,245)	(13,944)
Deferred revenues	2,406	1,619	1,650
Other receivables	(2,108)	2,231	(4,389)
Inventories, net	(17,888)	(15,529)	(4,862)
Other current and non-current assets	(2,294)	(69)	(792)
Accounts payable	1,078	14,668	(6,387)
Accrued compensation and benefits	3,408	4,847	6,723
Accrued liabilities	6,232	(1,757)	(6,437)
Income taxes payable	12,054	1,218	4,201

Net cash provided by operating activities	92,880	74,576	29,565

Cash flows from investing activities:
Acquisition of property and equipment	(23,436)	(12,750)	(10,901)
Proceeds from sale of assets	—	546	334
Cost of acquisitions, net of cash acquired	(51,379)	(11,388)	(6,606)
Cost of joint venture and equity investments	—	(1,500)	(4,810)
Costs of capitalized patents	(103)	(41)	(670)

Net cash used in investing activities	(74,918)	(25,133)	(22,653)

Cash flows from financing activities:
Issuance of common stock and warrants	24,463	26,805	50,514
Collection of notes receivable	385	271	1,326
Proceeds from long-term debt and revolving credit lines	6,000	14,000	138,288
Payments on long-term debt and revolving credit lines	(44,250)	(65,235)	(190,074)

Net cash provided by (used in) financing activities	(13,402)	(24,159)	54

Effect of exchange rate changes on cash and cash equivalents	(2,579)	1,172	9,771
Net increase in cash and cash equivalents	1,981	26,456	16,737
Cash and cash equivalents, beginning of fiscal year	71,872	45,416	28,679

Cash and cash equivalents, end of fiscal year	$73,853	$71,872	$45,416

See accompanying Notes to the Consolidated Financial Statements.

TRIMBLE NAVIGATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:    DESCRIPTION OF BUSINESS

        Trimble Navigation Limited began operations in 1978 and incorporated in California in 1981. Trimble provides advanced positioning product solutions, most typically to commercial and government users. The principal applications served include surveying, construction, agriculture, machine guidance, asset and fleet management, and telecommunications infrastructure. Trimble's products typically provide its customers benefits that can include lower costs, and higher productivity. Examples of products include systems that guide agricultural and construction equipment, surveying instruments, systems that track fleets of vehicles, and data collection systems that enable the management of large amounts of geo referenced information. In addition, Trimble also manufactures components for in vehicle navigation and telematics systems, and timing modules used in the synchronization of wireless networks.

NOTE 2:    ACCOUNTING POLICIES

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for revenue recognition, allowances for doubtful accounts, sales returns reserve, allowances for inventory valuation, warranty costs, investments, goodwill impairments, and income taxes among others. The actual results experienced by Trimble may differ materially from management's estimates.

Basis of Presentation

        Trimble has a fiscal year that ends on the Friday nearest to December 31. Fiscal 2005, a 53-week year, ended on December 30, 2005 and fiscal 2004 and fiscal 2003, 52-week years, ended on December 31, 2004 and January 2, 2004, respectively.

        These Consolidated Financial Statements include the results of Trimble and its subsidiaries. Inter-company accounts and transactions have been eliminated. Certain amounts from prior years have been reclassified to conform to the current year presentation.

        In 2005 Trimble revised its statements of cash flows for 2004 and 2003. The changes relate to Trimble's classification of the foreign exchange impact on its cash and cash equivalents that was erroneously included in cash flows from operations. These corrections have been made retrospectively modifying the presentation for 2004 and 2003. The changes resulted in an increase to cash flows from operations of $1.5 million and a decrease of $6.9 million in 2004 and 2003, respectively. These revisions to the statements of cash flows had no impact on Trimble's cash and cash equivalents, balance sheet, or income statement.

Foreign Currency Translation

        Assets and liabilities of non-U.S. subsidiaries that operate in local currencies are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income. Income and expense accounts are translated at average exchange rates during the year. Where the U.S. dollar is the functional currency, translation adjustments are recorded in foreign currency transaction adjustments, net of tax in accumulated other comprehensive income within the shareholders' equity section of the consolidated balance sheets.

Cash and Cash Equivalents

        Cash and cash equivalents include all cash and highly liquid investments with insignificant interest rate risk and maturities of three months or less at the date of purchase. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments.

Fair Value of Financial Instruments

        The fair value of certain of Trimble's financial instruments, including cash and cash equivalents, and other accrued liabilities approximate cost because of their short maturities. The fair value of investments is determined using quoted market prices for those securities or similar financial instruments.

Concentration of Risk

        Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal credit risk.

        Trimble is also exposed to credit risk in Trimble's trade receivables, which are derived from sales to end user customers in diversified industries as well as various resellers. Trimble performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary but generally does not require collateral.

        With the selection of Solectron Corporation in August 1999 as an exclusive manufacturing partner for many of its GPS products, Trimble became substantially dependent upon a sole supplier for the manufacture of many of its products. In addition, Trimble relies on sole suppliers for a number of its critical components.

Allowance for Doubtful Accounts

        Trimble maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.

        Trimble evaluates the collectibility of its trade accounts receivable based on a number of factors such as age of the accounts receivable balances, credit quality, historical experience, and current economic conditions that may affect a customer's ability to pay. In circumstances where Trimble is aware of a specific customer's inability to meet its financial obligations to Trimble, a specific allowance for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount Trimble believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on Trimble's recent past loss history and an overall assessment of past due trade accounts receivable amounts outstanding.

Inventories

        Inventories are stated at the lower of standard cost or market (net realizable value). Standard costs approximate actual costs, which are generally on a first-in, first-out basis. Trimble uses a standard cost accounting system to value inventory and these standards are reviewed at a minimum of once a year and multiple times a year in the most active manufacturing plants. Trimble provides inventory allowances based on excess and obsolete inventories determined primarily by future demand forecasts. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Software Development Costs

        Trimble capitalizes material software development costs for internal use pursuant to Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use."

Goodwill, Purchased Intangible Assets and Long-Lived Assets

        Intangible assets include goodwill, distribution channels, patents, licenses, technology, acquired backlog and trademarks which are capitalized at cost. Intangible assets with definite lives are amortized on the straight-line basis. Useful lives generally range from three to seven years with weighted average useful life of 5.2 years.

        If facts and circumstances indicate that intangible assets or property and equipment may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with these assets would be compared to their carrying amount to determine if a write-down to fair market value or discounted cash flow value is required. Trimble performed an annual impairment test of goodwill at the end of the third fiscal quarter of 2005, 2004 and 2003, respectively, and found there was no impairment of goodwill. Trimble will continue to evaluate its goodwill for impairment on an annual basis at the end of each fiscal third quarter and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.

Revenue Recognition

        Trimble's revenues are recorded in accordance with the Securities and Exchange Commission's (SEC) Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition." Trimble recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. In instances where final acceptance of the product is specified by the customer or is uncertain, revenue is deferred until all acceptance criteria have been met.

        Contracts and customer purchase orders are typically used to determine the existence of an arrangement. Shipping documents and customer acceptance, when applicable, are used to verify delivery. Trimble assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. Trimble assesses collectibility based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer's payment history.

        Trimble's shipment terms for US orders, and international orders fulfilled from its European distribution center are typically FCA (Free Carrier) shipping point, except certain sales to US government agencies which are shipped FOB destination. FCA shipping point means that Trimble fulfills the obligation to deliver when the goods are handed over, cleared for export, and into the charge of the carrier named by the buyer at the named place or point. If no precise point is indicated by the buyer, Trimble may choose within the place or range stipulated where the carrier will take the goods into carrier's charge. Shipping and handling costs are included in the cost of goods sold.

        Other international orders are shipped FOB destination, which means these international orders are not recognized as revenue until the product is delivered and title has transferred to the buyer or FCA shipping point. FOB destination means that Trimble bears all costs and risks of loss or damage to the goods up to that point.

        Revenue to distributors and resellers is recognized upon delivery, assuming all other criteria for revenue recognition have been met. Distributors and resellers do not have a right of return.

        Revenues from purchased extended warranty and support agreements are deferred and recognized ratably over the term of the warranty/support period.

        In accordance with Emerging Issues Task Force (EITF) Issue 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," when a sale involves multiple elements the entire fee from the arrangement is allocated to each respective element based on its relative fair value and recognized when revenue recognition criteria for each element are met.

        Software revenue is recognized in accordance with Statement of Position (SOP) No. 97-2, "Software Revenue Recognition" and Statement of Position (SOP) No. 98-9, "Modification of SOP 97-2." Trimble's software arrangements generally consist of a perpetual license fee and post contract customer support (PCS). Trimble has established vendor-specific objective evidence (VSOE) of fair value for its PCS contracts based on the renewal rate. The remaining value of the software arrangement is allocated to the license fee using the residual method, which revenue is primarily recognized when the software has been delivered and there are no remaining obligations. Revenue from PCS is recognized ratably over the term of the PCS agreement.

        A reserve for sales returns is established based on historical trends in product return rates experienced in the ordinary course of business. The reserve for estimated future returns is recorded as a reduction of our accounts receivable and revenue. If the actual returns were to deviate from the historical data on which the sales reserve had been established, Trimble's revenue could be adversely affected.

Warranty

        Trimble accrues for warranty costs as part of its cost of sales based on associated material product costs, technical support labor costs, and costs incurred by third parties performing work on Trimble's behalf. The products sold are generally covered by a warranty for periods ranging from 90 days to three years, and in some instances up to 5.5 years.

        While Trimble engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of component suppliers, its warranty obligation is affected by product failure rates, material usage, and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage, or service delivery costs differ from the estimates, revisions to the estimated warranty accrual and related costs may be required.

        Changes in Trimble's product warranty liability during the 12 months ended December 30, 2005 and December 31, 2004, are as follows:

	Fiscal Years Ended
	December 30, 2005	December 31, 2004
	(in thousands)
Beginning balance	$6,425	$5,147
Warranties accrued	7,960	7,333
Warranty claims	(6,919)	(6,055)

Ending Balance	$7,466	$6,425

Guarantees, Including Indirect Guarantees of Indebtedness of Others

        In the normal course of business to facilitate sales of its products, Trimble indemnifies other parties, including customers, lessors, and parties to other transactions with Trimble, with respect to certain matters. Trimble has agreed to hold the other party harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. In addition, Trimble has entered into indemnification agreements with its officers and directors, and Trimble's bylaws contain similar indemnification obligations to Trimble's agents.

        It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, payments made by Trimble under these agreements were not material and no liabilities have been recorded for these obligations on the Consolidated Balance Sheets as of December 30, 2005 and December 31, 2004.

Advertising Costs

        Trimble expenses all advertising costs as incurred. Advertising expenses were approximately $14.8 million, $9.5 million, and $9.2 million in fiscal 2005, 2004, and 2003, respectively.

Research and Development Costs

        Research and development costs are charged to expense as incurred. Cost of software developed for external sale subsequent to reaching technical feasibility were not considered material and were expensed as incurred. Trimble received third party funding of approximately $9.0 million, $7.7 million, and $4.9 million in fiscal 2005, 2004, and 2003 respectively. Trimble offsets research and development expenses with any third party funding received. Trimble retains the rights to any technology developed under such arrangements.

Stock-Based Compensation

        In accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and "Statement of Financial Accounting

Standards No. 148" ("SFAS 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," Trimble applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock-based compensation. Accordingly, Trimble does not recognize compensation cost for stock options granted at fair market value. Note 15 of the Consolidated Financial Statements describe the plans operated by Trimble.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period, and the estimated fair value of purchases under the employee stock purchase plan is expensed in the year of purchase as well as the stock-based employee compensation cost, net of related tax effects, that would have been included in the determination of net income if the fair value based method had been applied to all awards.

        Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if Trimble had accounted for its employee stock options and purchases under the employee stock purchase plan using the fair value method of SFAS 123.

Options

        For options granted prior to October 1, 2005, the fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model. For stock options granted on or after October 1, 2005, the fair value of each award is estimated on the date of grant using a binomial valuation model. Similar to the Black-Scholes model, the binomial model takes into account variables such as volatility, dividend yield rate, and risk free interest rate. In addition, the binomial model incorporates actual option-pricing behavior and changes in volatility over the option's contractual term. For these reasons, Trimble believes that the binomial model provides a fair value that is more representative of actual experience and future expected experience than the value calculated using the Black-Scholes model.

        Under the Black-Scholes and binomial models, the estimated values of employee stock options granted during fiscal years 2005, 2004, and 2003 were $14.53, $13.85, and $10.03, respectively. The value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and binomial model with the following assumptions:

	December 30, 2005	December 31, 2004	January 2, 2004
Expected dividend yield	—	—	—
Expected stock price volatility	47%	56%	60%
Risk free interest rate	4.3%	3.5%	3.3%
Expected life of options after vesting	1.7 years	1.6 years	1.6 years

        An analysis of historical information is used to determine Trimble's assumptions, to the extent that historical information is relevant, based on the terms of the grants being issued in any given period. The expected life for options granted reflects options granted to existing employees that generally vest ratably over five years from the date of grant.

Employee Stock Purchase Plan

        Under the Employee Stock Purchase Plan, rights to purchase shares are granted during the second and fourth quarter of each year. The fair value of rights granted under the Employee Stock Purchase Plan was estimated at the date of grant using the Black-Scholes option-pricing model. The estimated weighted average value of rights granted under the Employee Stock Purchase Plan during fiscal years 2005, 2004, and 2003 were $9.88, $7.31, and $3.57 respectively. The fair value of rights granted during 2005, 2004, and 2003 was estimated at the date of grant using the following assumptions:

	Fiscal years ended
	December 30, 2005	December 31, 2004	January 2, 2004
Expected dividend yield	—	—	—
Expected stock price volatility	47%	46%	60%
Risk free interest rate	3.5%	1.7%	1.1%
Expected life of purchase	0.5 years	0.5 years	0.5 years

        Trimble's pro forma information is as follows:

	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands, except per share amounts)
Net income, as reported	$84,855	$67,680	$38,485
Compensation expense, net of tax	8,682	8,617	9,817

Pro-forma net income	$76,173	$59,063	$28,668
Reported basic earnings per share	$1.59	$1.32	$0.81

Pro-forma basic earnings per share	$1.43	$1.15	$0.60

Reported diluted earnings per share	$1.49	$1.23	$0.77

Pro-forma diluted earnings per share	$1.34	$1.07	$0.57

        SFAS 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option pricing model were developed for use in estimating the fair value of short-lived exchange-traded options that have no vesting restrictions and are fully transferable. In addition, the models require the input of highly subjective assumptions. Because Trimble's stock-based compensation has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock-based compensation.

Depreciation

        Depreciation of property and equipment owned is computed using the straight-line method over the shorter of the estimated useful lives or the lease terms. Useful lives include a range from two to six years for machinery and equipment, five years for furniture and fixtures, two to five years for computer equipment and software, and the life of the lease for leasehold improvements. The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Depreciation expense was $10.7 million in fiscal 2005, $8.9 million in fiscal 2004, and $8.9 million in fiscal 2003.

Income Taxes

        Income taxes are accounted for under the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

Computation of Earnings Per Share

        Number of shares used in calculation of basic earnings per share represents the weighted average common shares outstanding during the period and excludes any dilutive effects of options, warrants, and convertible securities. The dilutive effects of options, warrants, and convertible securities are included in diluted earnings per share.

New Accounting Standards

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154") which replaces Accounting Principles Board Opinions No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by Trimble in the first quarter of fiscal 2006. Trimble is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

        In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" ("FIN 47"). FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. Trimble was not impacted by the adoption of FIN 47 in fiscal 2005.

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment." SFAS No. 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. SFAS No. 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. The requirements of SFAS No. 123R are effective for fiscal years beginning after June 15, 2005. SFAS No. 123R allows for either prospective recognition of compensation expense or retrospective recognition, which may be back to the original issuance of SFAS No. 123 or only to interim periods in the year of adoption. Trimble will use the prospective method for future fiscal periods after the SFAS No. 123R effective date of 12/31/05. As a result, financial statements for fiscal periods after our SFAS No. 123R effective date will include stock-based compensation expenses that are not comparable to financial statements of fiscal periods prior to the SFAS No. 123R effective date. Due to constant fluctuations to the expected volatility, expected term, risk free interest rate, and expected forfeiture assumptions used in valuating stock-based compensation, expected stock-based compensation expense in future fiscal periods is not predictable.

NOTE 3:    EARNINGS PER SHARE

        The following data show the amounts used in computing earnings per share and the effect on the weighted-average number of shares of potentially dilutive common stock.

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands, except per share data)
Numerator:
Income available to common shareholders:
Used in basic and diluted earnings per share	$84,855	$67,680	$38,485

Denominator:
Weighted average number of common shares used in basic earnings per share	53,216	51,163	47,505
Effect of dilutive securities (using treasury stock method):
Common stock options	2,950	2,947	2,058
Common stock warrants	653	838	449

Weighted average number of common shares and dilutive potential common shares used in diluted earnings per share	56,819	54,948	50,012

Basic earnings per share	$1.59	$1.32	$0.81

Diluted earnings per share	$1.49	$1.23	$0.77

3-for-2 Stock Split

        Trimble's Board of Directors approved a 3-for-2 split of all outstanding shares of Trimble's Common Stock, payable March 4, 2004 to stockholders of record on February 17, 2004. Cash was paid in lieu of fractional shares. All shares and per share information presented has been adjusted to reflect the stock split on a retroactive basis for all periods presented.

NOTE 4:    BUSINESS COMBINATIONS

Acquisitions

        The following is a summary of acquisitions made by Trimble during fiscal 2005, 2004 and 2003 all of which were accounted for as purchases:

Acquisition	Primary Service or Product	Operating Segment	Acquisition Date
Advanced Public Safety	Mobile and handheld software for public safety	Mobile Solutions	December 30, 2005
MobileTech Solutions	Field workforce automation solutions	Mobile Solutions	October 25, 2005
Apache Technologies	Laser detection technology	Engineering & Construction	April 19, 2005
Pacific Crest Corporation	Wireless data communication systems	Engineering & Construction	January 10, 2005
GeoNav GmbH	Customized field data collection solutions	Engineering and Construction	July 5, 2004
TracerNET Corp.	Wireless fleet management solutions	Mobile Solutions	March 5, 2004
MENSI S.A.	3D laser scanning technology	Engineering & Construction	December 9, 2003
Applanix	Inertial navigation systems and GPS	Portfolio Technologies	July 7, 2003

        The Consolidated Financial Statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of each of these acquisitions were not material to Trimble's results.

        The total purchase consideration for each of the above acquisitions was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. Acquisition costs directly related to the acquisitions are capitalized. Assets acquired and liabilities assumed for certain acquisitions in the fourth quarter of fiscal 2005 were allocated based on preliminary estimates. Trimble is in the process of finalizing these estimates pending the completion of fair value assessments and asset appraisals on identified intangible assets. Final changes to the value of estimated intangible assets will also adjust the amounts attributable from goodwill.

        At the date of each acquisition, the projects associated with in-process research and development (IPR&D) efforts had not yet reached technological feasibility and the research and development in process had no alternative future uses. Accordingly, the value assigned to these IPR&D amounts were charged to expense on the respective acquisition date of each of the acquired companies. Trimble recorded IPR&D expense of $1.1 million relating to acquisitions made in fiscal 2005. As mentioned above, Trimble is in the process of finalizing the acquisitions in the fourth quarter of fiscal 2005, pending the completion of fair value assessments. Final changes to the estimated value of the IPR&D will also adjust the amounts attributable to goodwill. We did not record any IPR&D expense in fiscal 2004 and fiscal 2003.

        The following table summarizes Trimble's business combinations completed during fiscal years 2005, 2004 and 2003 (in thousands):

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
Purchase price	$63,830	$12,246	$22,352
Purchase price adjustments	1,595	1,167	4,010
Acquisition costs	466	279	810

Total purchase price	$65,891	$13,692	$27,172
Purchase price allocation:
Fair value of net assets acquired	$1,237	$2,649	$4,020
Identified intangible assets	21,171	2,117	3,440
In-Process Research & Development	1,100	—	—
Goodwill	42,383	8,926	11,749

Total	$65,891	$13,692	$19,229

        Certain acquisitions include additional earn-out cash payments based on future revenue derived from existing products. These earn-out payments are considered additional purchase price consideration. Earn-out cash payments made for fiscal 2005, fiscal 2004 and fiscal 2003 were $1.6 million, $1.2 million and $4.0 million respectively. Earn-outs and changes in purchase price allocation estimates were recorded as purchase price adjustments and goodwill adjustments. Acquisitions made by Trimble have additional potential earn-out cash payments not to exceed approximately $44.7 million.

Intangible Assets

        The following tables present details of Trimble's total intangible assets:

	As of
	December 30, 2005	December 31, 2004
	(in thousands)
Intangible assets:
Intangible assets with definite life:
Existing technology	$48,100	$35,037
Trade names, trademarks, patents, backlog and other intellectual properties	26,808	22,111

Total intangible assets with definite life	74,908	57,148
Less accumulated amortization	(47,598)	(43,313)

Total net intangible assets	$27,310	$13,835

        Total intangibles assets before accumulated amortization increased by $17.8 million primarily due to $20.7 million increase in intangible assets purchased in connection with acquisitions in fiscal 2005 offset by $2.5 million in exchange rate impact on non-US currency denominated intangible assets.

Accumulated amortization increased by $4.3 million primarily due to a $7.0 million increased in amortization expense partially offset by $2.2 million in exchange rate impact on non-US currency denominated intangible assets.

        The following table presents details of the amortization expense of purchased and other intangible assets as reported in the Consolidated Statements of Income:

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Reported as:
Cost of sales	$165	$183	$604
Operating expenses	6,855	8,327	7,312

Total	$7,020	$8,510	$7,916

        The decrease in amortization expense is due to certain intangibles becoming fully amortized in the second quarter of fiscal 2005.

        The estimated future amortization expense of intangible assets as of December 30, 2005, is as follows (in thousands):

Amortization Expense
2006	$8,392
2007	6,603
2008	5,560
2009	3,976
2010	2,612
Thereafter	167

Total	$27,310

Goodwill

        Goodwill consisted of the following:

	As of
	December 30, 2005	December 31, 2004
	(in thousands)
Goodwill, Spectra Precision acquisition	$196,676	$212,915
Goodwill, other acquisitions	89,470	46,607

Goodwill	$286,146	$259,522

        The net increase in goodwill of approximately $26.6 million during fiscal 2005 was primarily due to a $39.9 million increase in goodwill from acquisitions of Pacific Crest, Apache, MobileTech Solutions and APS and $1.9 million in earn-out amounts recorded fiscal 2005 related to the Apache, Mensi and

Levelite acquisitions. This amount was offset by the foreign exchange rate impact of approximately $15.8 million on non-US currency denominated goodwill assets. See Note 7 of the Notes to the Consolidated Financial Statements for additional information regarding Trimble's goodwill by operating segment.

NOTE 5:    JOINT VENTURE

Caterpillar Trimble Control Technologies Joint Venture

        On April 1, 2002, Caterpillar Trimble Control Technologies LLC ("CTCT"), a joint venture formed by Trimble and Caterpillar began operations. The joint venture is 50% owned by Trimble and 50% owned by Caterpillar, with equal voting rights. The joint venture is accounted for under the equity method of accounting. Under the equity method, Trimble's share of profits and losses are included in expenses for affiliated operations, net in the non-operating income (expense), net section of the Consolidated Statements of Income. CTCT develops and markets advanced electronic guidance and control products for earth moving machines in the construction, mining and waste industries.

        During fiscal 2002, Trimble received a special cash distribution of $11.0 million from CTCT. The distribution was recorded as a deferred gain and amortized to the extent that losses were attributable from CTCT under the equity method of accounting. Since the joint venture is now profitable on a sustainable basis, future operating losses are not anticipated and there are no future outstanding financial obligations by Trimble to the joint venture, Trimble recognized the unamortized portion of the gain or $9.2 million in fiscal 2005 as non operating income.

        Trimble acts as a contract manufacturer for CTCT. Products are manufactured based on orders received from CTCT and are sold at cost plus a mark up to CTCT. CTCT resells products to both Caterpillar and Trimble for sales through their respective distribution channels. Generally, Trimble sells products to the after market dealer channel, and Caterpillar sells products for factory and dealer installation. CTCT does not hold inventory in that the resale of products to Caterpillar and Trimble occur simultaneously when the products are purchased from the subcontract manufacturer in Trimble.

        The net expenses for affiliated operations at CTCT also includes incremental costs as a result of purchasing products from CTCT at a higher price than Trimble's original manufacturing costs, partially offset by contract manufacturing fees charged to CTCT. In addition, Trimble received reimbursement of employee-related costs from CTCT for Trimble employees dedicated to CTCT totaling $9.7 million for both fiscal 2005 and fiscal 2004 and $7.9 million for fiscal 2003. The reimbursements were offset against operating expenses.

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(In millions)
CTCT incremental pricing effects, net	$11.4	$8.8	$5.9
Trimble's 50% share of CTCT's reported (gain) loss	(2.0)	0.5	0.9
Amortization of deferred gain	(9.2)	(0.7)	(0.9)

Total CTCT expense for affiliated operations, net	$0.2	$8.6	$5.9

        The net outstanding balance due from CTCT was $0.2 million at December 30, 2005 and $0.7 million at December 31, 2004 and is included in account receivables, net on the Consolidated Balance Sheets.

Nikon-Trimble Joint Venture

        On March 28, 2003, Nikon-Trimble Co., Ltd ("Nikon-Trimble"), a joint venture was formed by Trimble and Nikon Corporation. The joint venture began operations in July 2003 and is 50% owned by Trimble and 50% owned by Nikon, with equal voting rights. It focuses on the design and manufacture of surveying instruments including mechanical total stations and related products.

        Nikon-Trimble is the distributor in Japan for Nikon and Trimble products. Trimble is the exclusive distributor outside of Japan for Nikon branded survey products. For products sold from Trimble to the Nikon-Trimble, revenue is recognized by Trimble on a sell-through basis from Nikon-Trimble to the end customer. Profits from these inter-company sales are eliminated.

        The terms and conditions of the sales of products from Trimble to Nikon-Trimble are comparable with those of the standard distribution agreements which Trimble maintains with its dealer channel and margins earned are similar to those from third party dealers. Similarly, the purchases of product by Trimble from the Nikon-Trimble are made on terms comparable with the arrangements which Nikon maintained with its international distribution channel prior to the formation of the joint venture with Trimble.

        Trimble uses the equity method of accounting for its investment in Nikon-Trimble, with 50% share of profit or loss from this joint venture reported by Trimble in the Consolidated Statements of Income under the heading of expenses for affiliated operations, net. Trimble reported a loss of approximately $36,000 and a profit of $1.1 million for fiscal 2005 and fiscal 2004, respectively, as its proportionate share of the net income. At December 30, 2005, the net payable by Trimble to Nikon-Trimble related to the purchase and sale of products from and to Nikon-Trimble is $2.0 million and was included in accounts payable on the Consolidated Balance Sheets. In addition, Trimble received reimbursement of employee-related costs from Nikon-Trimble for one Trimble employee dedicated to Nikon-Trimble totaling $0.4 million for fiscal 2005. The reimbursements were offset against operating expenses. The carrying amount of the investment was approximately $12.9 million at December 30, 2005 and $13.5 million at December 31, 2004.

NOTE 6:    CERTAIN BALANCE SHEET COMPONENTS

        The following tables provide details of selected balance sheet items (in thousands):

	As of
	December 30, 2005	December 31, 2004
Inventories:
Raw materials	$52,199	$36,425
Work-in-process	7,249	3,989
Finished goods	48,403	47,331

Total	$107,851	$87,745

Property and equipment, net:
Machinery and equipment	$72,273	$71,882
Furniture and fixtures	10,110	10,521
Leasehold improvements	8,695	5,861
Buildings	5,707	5,297
Land	1,231	1,231

	98,016	94,792
Less accumulated depreciation	(55,352)	(63,801)

Total	$42,664	$30,991

Other Non-Current Liabilities:
Deferred compensation	$3,234	$1,761
Pension	5,529	6,247
Deferred Rent	3,364	426
Other long term liabilities	6,917	3,296

Total	$19,041	$11,730

        During the year, accumulated depreciation decreased by $8.4 million due to the write-off of fully depreciated assets and disposals in the amount of $16.2 million and the foreign exchange rate impact of $2.6 million offset by $10.7 million in depreciation expense.

        Other non-current liabilities include deferred rent as a result of the new Sunnyvale lease executed in fiscal 2005.

NOTE 7:    REPORTING SEGMENT AND GEOGRAPHIC INFORMATION

        To achieve distribution, marketing, production, and technology advantages in Trimble's targeted markets, Trimble manages its operations in the following five segments:

  •
  Engineering and Construction—Consists of products currently used by survey and construction professionals in the field for positioning data collection, field computing, data management, and automated machine guidance and control. These products provide solutions for numerous construction applications including surveying, general construction, site preparation and excavation, road and runway construction, and underground construction. During fiscal 2005 Trimble acquired Apache and Pacific Crest and their performances are reported in this business segment

  •
  Field Solutions—Consists of products that provide solutions in a variety of agriculture and fixed asset applications, primarily in the areas of precise land leveling, machine guidance, yield monitoring, variable-rate applications of fertilizers and chemicals, and fixed asset data collection for a variety of governmental and private entities. This segment is an aggregation of the mapping and geographic information systems (GIS) and agriculture businesses. Trimble has aggregated these business operations under a single general manager in order to continue to leverage its research and development activities due to the similarities of products across the segment.

  •
  Component Technologies—Consists of products including proprietary chipsets, printed circuit boards, modules, and licenses of intellectual property. The applications into which end users currently incorporate the component products include timing applications for synchronizing wireless networks, in-vehicle navigation and telematics systems, fleet management, security systems, data collection networks, and wireless handheld consumer products.

  •
  Mobile Solutions—Consists of products that enable end users to monitor and manage their mobile assets by communicating location and activity-relevant information from the field to the office. Trimble offers a range of products that address a number of sectors of this market including truck fleets, security, telematics, and public safety vehicles. During fiscal 2005 Trimble acquired MobileTech Solutions and Advanced Public Safety and their performances are reported in this business segment.

  •
  Portfolio Technologies—The various operations that comprise this segment were aggregated on the basis that no single operation accounted for more than 10% of Trimble's total revenue. The operations in this segment are Applanix, Military and Advanced Systems (MAS) and Trimble Outdoors.

        Trimble evaluates each of its segment's performance and allocates resources based on profit and loss from operations before income taxes, and some corporate allocations. Trimble and each of its segments employ the same accounting policies.

        The following table presents revenues, operating income (loss), and identifiable assets for the five segments. Operating income (loss) is net revenue less operating expenses, excluding general corporate expenses, amortization, restructuring charges, non-operating income (expense), and income taxes. The identifiable assets that Trimble's chief operating decision maker views by segment are accounts receivable and inventory.

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Engineering & Construction
Revenue	$524,461	$440,478	$367,058
Operating income before corporate allocations	117,993	79,505	60,664
Accounts receivable	105,980	90,743	84,897
Inventories	80,590	65,116	56,008
Goodwill	229,176	238,801	229,287
Field Solutions
Revenue	127,843	105,591	79,879
Operating income before corporate allocations	32,527	25,151	14,500
Accounts receivable	21,823	19,141	16,589
Inventories	11,790	7,016	3,398
Goodwill	—	—	—
Component Technologies
Revenue	53,902	65,522	64,193
Operating income before corporate allocations	8,034	13,880	16,560
Accounts receivable	6,283	9,377	10,003
Inventories	7,154	5,271	2,021
Goodwill	—	—	—
Mobile Solutions
Revenue	31,481	23,531	12,981
Operating loss before corporate allocations	(3,072)	(5,997)	(6,452)
Accounts receivable	10,789	9,073	4,103
Inventories	1,983	5,735	3,038
Goodwill	44,118	7,660	—
Portfolio Technologies
Revenue	37,226	33,686	16,792
Operating income (loss) before corporate allocations	5,178	4,866	(1,686)
Accounts receivable	7,750	8,283	7,321
Inventories	6,334	4,607	6,361
Goodwill	12,852	13,061	12,138
Total
Revenue	$774,913	$668,808	$540,903
Operating income before corporate allocations	160,660	117,405	83,586
Accounts receivable(1)	152,625	136,617	122,913
Inventories	107,851	87,745	70,826
Goodwill	286,146	259,522	241,425

(1)
As presented, accounts receivable represents trade receivables, gross, which are specified between segments.

        The following are reconciliations corresponding to totals in the accompanying Consolidated Financial Statements:

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 4, 2004
	(in thousands)
Consolidated segment operating income	$160,660	$117,405	$83,586
Unallocated corporate expense	(27,483)	(22,901)	(20,320)
Restructuring charges	(278)	(552)	(2,019)
Amortization of purchased intangible assets	(6,855)	(8,327)	(7,312)
In-process research and development	(1,100)	—	—
Non-operating expense, net	(156)	(10,701)	(18,350)

Consolidated income before income taxes	$124,788	$74,924	$35,585

	As of
	December 30, 2005	December 31, 2004
	(in thousands)
Assets:
Accounts receivable total for reportable segments	$152,625	$136,617
Unallocated (1)	(7,525)	(12,679)

Accounts receivable, net	$145,100	$123,938

(1)
Includes trade-related accruals and cash received in advance that are not allocated by segment.

        The distribution of Trimble's gross consolidated revenue by segment is summarized in the table below. Gross consolidated revenue includes external and internal sales. Total external consolidated revenue is reported net of eliminations of internal sales between segments.

	December 30, 2005	December 31, 2004
	(in thousands)
Engineering and Construction	$529,034	$443,973
Field Solutions	127,843	105,591
Component Technologies	53,956	65,713
Mobile Solutions	31,481	23,531
Portfolio Technologies	37,226	33,686

Total Gross Consolidated Revenue	779,540	672,494

Eliminations	(4,627)	(3,686)

Total External Consolidated Revenue	$774,913	$668,808

        The geographic distribution of Trimble's revenues and identifiable assets is summarized in the table below. Other foreign countries include Canada, and countries in South and Central America, the

Middle East, Africa, and the Pacific Rim. Identifiable assets indicated in the table below exclude inter-company receivables, investments in subsidiaries, goodwill, and intangibles assets.

	Geographic Area
Fiscal Years Ended	US	Europe	Asia Pacific	Other Non-US Countries	Eliminations	Total
	(in thousands)
December 30, 2005
Sales to unaffiliated customers(1)	$415,443	$191,734	$88,315	$79,421	$—	$774,913
Inter-geographic transfers	222,909	175,739	1,198	1,661	(401,507)	—

Total revenue	$638,352	$367,473	$89,513	$81,082	$(401,507)	$774,913
Identifiable assets	$295,196	$120,582	$4,602	$9,251	$—	$429,631
December 31, 2004
Sales to unaffiliated customers(1)	$331,607	$186,197	$86,117	$64,886	$—	$668,808
Inter-geographic transfers	149,499	138,159	3,479	2,640	(293,777)	—

Total revenue	$481,106	$324,356	$89,596	$67,527	$(293,777)	$668,808
Identifiable assets	$242,141	$118,194	$6,959	$13,286	$—	$380,580
January 2, 2004
Sales to unaffiliated customers(1)	$265,846	$160,094	$70,257	$44,706	$—	$540,903
Inter-geographic transfers	112,623	116,185	3,755	—	(232,563)	—

Total revenue	$378,469	$276,279	$74,012	$44,706	$(232,563)	$540,903

(1)
Sales attributed to countries based on the location of the customer.

        Transfers between US and non-US geographic areas are made at prices based on total costs and contributions of the supplying geographic area. Trimble's subsidiaries in Asia have derived revenue from commissions from US operations in each of the periods presented. These commission revenues and expenses are excluded from total revenue and operating income (loss) in the preceding table. Other than the United States, no other country comprised more than 10% of sales to unaffiliated customers for any periods presented, except as disclosed above.

        Revenues by product groups are not practicable to obtain and therefore are not presented.

        No single customer accounted for 10% or more of Trimble's total revenues in fiscal years 2005, 2004, and 2003.

NOTE 8:    RESTRUCTURING CHARGES

        Restructuring charges of $0.3 million, $0.6 million, and $2.0 million were recorded in fiscal years 2005, 2004 and 2003, respectively. The charges in fiscal 2005 were primarily related to office closure costs due to integration efforts of the Mensi acquisition. The charges in fiscal 2004 were primarily related to severance costs due to the realignment of Trimble Mobile Solutions Inc. while charges in fiscal 2003 were primarily related to our Japanese office relocation due to the Nikon-Trimble joint venture formation. As a result of these actions, the headcount of the affected operations decreased by 36 and 77 in fiscal 2004, and 2003, respectively. As of December 30, 2005, the remaining accrual balance of $0.3 million is related to facilities closure expected to be paid over the next several years. The restructuring accrual is included in the Condensed Consolidated Balance Sheets under the heading of "Accrued Liabilities".

NOTE 9:    LONG-TERM DEBT

        Long-term debt consisted of the following:

	As of
	December 30, 2005	December 31, 2004
	(in thousands)
Credit Facilities:
Term loan	$—	$31,250
Revolving credit facility	—	7,000
Promissory notes and other	649	746

	649	38,996
Less current portion of long-term debt	216	12,500

Non-current portion	$433	$26,496

        The following summarizes the future cash payment obligations (excluding interest) as of December 30, 2005:

	Total	2006	2007	2008	2009	2010	2011 and Beyond
	(in thousands)
Promissory note and other	649	216	—	104	329	—	—

Total contractual cash obligations	$649	$216	$—	$104	$329	$—	$—

Credit Facilities

        On July 28, 2005, Trimble entered into a $200 million unsecured revolving credit agreement ("2005 Credit Facility") with a syndicate of 10 banks with The Bank of Nova Scotia as the administrative agent. The 2005 Credit Facility replaces Trimble's $175 million secured 2003 Credit Facility. The funds available under the new 2005 Credit Facility may be used by Trimble for general corporate purposes and up to $25 million of the 2005 Credit Facility may be used for letters of credit.

        Trimble may borrow funds under the 2005 Credit Facility in U.S. Dollars or in certain other currencies, and will bear interest, at Trimble's option, at either: (i) a base rate, based on the administrative agent's prime rate, plus a margin of between 0% and 0.125%, depending on Trimble's leverage ratio as of its most recently ended fiscal quarter, or (ii) a reserve-adjusted rate based on LIBOR, EURIBOR, STIBOR or other agreed-upon rate, depending on the currency borrowed, plus a margin of between 0.625% and 1.125%, depending on Trimble's leverage ratio as of the most recently ended fiscal quarter. Trimble's obligations under the 2005 Credit Facility are guaranteed by certain of Trimble's domestic subsidiaries.

        The 2005 Credit Facility contains customary affirmative, negative and financial covenants including, among other requirements, negative covenants that restrict Trimble's ability to dispose of assets, create liens, incur indebtedness, repurchase stock, pay dividends, make acquisitions, make investments, enter into mergers and consolidations and make capital expenditures, and financial covenants that require the maintenance of leverage and fixed charge coverage ratios. The 2005 Credit Facility contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. Upon the occurrence and during the continuance of an event of default, interest on the obligations will accrue at an increased rate and the lenders may accelerate Trimble's obligations under the 2005 Credit Facility, however that acceleration will be automatic in the case of bankruptcy and insolvency events of default. Trimble incurs a commitment fee if the 2005 Credit Facility is not used. The commitment fee is not material to Trimble's results during all periods presented.

        At December 30, 2005, Trimble has a zero balance outstanding and was in compliance with all financial debt covenants.

Promissory Note

        As of December 30, 2005, Trimble had other notes payable totaling approximately $0.6 million consisting of government loans to foreign subsidiaries.

NOTE 10:    COMMITMENTS AND CONTINGENCIES

Operating Leases

        On May 13, 2005, Trimble entered into a lease agreement for the lease of real property located in Sunnyvale, California. The lease agreement has a seven year term, commencing January 1, 2006 and ending December 31, 2012.

        Trimble's principal facilities in the United States are leased under various cancelable and non-cancelable operating leases that expire at various dates through 2012. For tenant improvement allowances and rent holidays, Trimble records a deferred rent liability on the consolidated balance sheets and amortizes the deferred rent over the terms of the leases as reductions to rent expense on the consolidated statements of income. Trimble has options to renew certain of these leases for an additional five years.

        Future minimum payments required under non-cancelable operating leases are as follows:

Operating Lease Payments
(in thousands)
2006	$9,664
2007	8.094
2008	6,927
2009	6,073
2010	5,487
Thereafter	5,779

Total	$42,024

        Net rent expense under operating leases was $12.6 million in fiscal 2005, $10.9 million in fiscal 2004, and $13.2 million in fiscal 2003. Sublease income was $39,000, $38,000, and $1.7 million for fiscal 2005, 2004 and 2003, respectively.

Purchase Commitments with a Supplier

        Trimble entered into a significant supply agreement in fiscal 2004 that sets forth minimum purchase commitments for outsourced services. The term of the supply agreement is the earlier of four years from the initial product ship date, or when Trimble has paid for a cumulative total of 200,000 billable hours (approximately $10.4 million). Should Trimble not purchase and pay for 200,000 hours, then Trimble will compensate the supplier for 20% of the shortfall. Thereafter, the contract continues in effect until terminated by either party with 30 days prior written notice to the other party. As of December 30, 2005, based on current hours earned to date the future obligation is approximately $3.1 million which is expected to be paid over the next year. Trimble does not expect a shortfall based on current hours earned to date.

NOTE 11:    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair values of financial instruments outstanding are as follows:

	As of
	December 30, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Values
	(in thousands)
Assets:
Cash and cash equivalents	$73,853	$73,853	$71,872	$71,872
Forward foreign currency exchange contracts	516	577	—	—
Accounts and other receivable, net	145,100	145,100	123,938	123,938
Liabilities:
Credit facilities	$—	$—	$38,250	$38,250
Forward foreign currency exchange contracts	—	—	639	539
Promissory note and other	649	562	746	737
Accounts payable	45,206	45,206	43,551	43,551

        The fair value of the bank borrowings, and promissory notes have been estimated using an estimate of the interest rate Trimble would have had to pay on the issuance of notes with a similar maturity and discounting the cash flows at that rate. The fair values do not give an indication of the amount that Trimble would currently have to pay to extinguish any of this debt.

        The fair value of forward foreign exchange contracts is estimated based on the difference between the market price and the carrying amount of comparable contracts. These contracts are adjusted to fair value at the end of every month.

NOTE 12:    INCOME TAXES

        Trimble's income tax provision (benefit) consisted of the following:

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
US Federal:
Current	$36,493	$18,196	$513
Deferred	(1,534)	(17,995)	(7,000)

	34,959	201	(6,487)

US State:
Current	3,500	2,895	250
Deferred	(2,348)	(897)	(600)

	1,152	1,998	(350)

Non-US:
Current	3,102	3,137	1,594
Deferred	720	1,908	2,343

	3,822	5,045	3,937

Income tax provision (benefit)	$39,933	$7,244	$(2,900)

        The pre-tax US income was approximately $99.5 million, $70.0 million and $39.5 million in fiscal years 2005, 2004 and 2003, respectively. The pre-tax non-US income (loss) was approximately $25.3 million, $4.9 million and ($3.9) million in fiscal years 2005, 2004 and 2003, respectively.

        The fiscal year 2005 and 2004 tax provisions reflected above were reduced by $14.5 million and $14.4 million of tax benefits, respectively attributable to stock option deductions which were credited to equity.

        The income tax provision (benefit) differs from the amount computed by applying the statutory US federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows:

	Fiscal Years Ended
	December 31, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Expected tax from continuing operations at 35% in all years	$43,677	$26,223	$12,455
Change in valuation allowance		(24,004)	(15,028)
US State income taxes	749	1,299	—
Export sales incentives	(2,316)	(1,176)	—
Non-US tax rate differential and unbenefitted losses	3,684	5,134	—
US Federal research and development credit	(895)	(508)	—
Benefit from repatriation legislation	(6,445)
Other	1,479	276	(327)

Income tax provision (benefit)	$39,933	$7,244	$(2,900)

Effective tax rate	32%	10%	(8)%

        The components of deferred taxes consist of the following:

	As of
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Deferred tax liabilities:
Purchased intangibles	$11,058	$3,247	$1,338
Depreciation and amortization	11,711	10,183	3,776
Other individually immaterial items	1,516	229	251

Total deferred tax liabilities	24,285	13,659	5,365

Deferred tax assets:
Inventory valuation differences	8,983	8,782	9,001
Expenses not currently deductible	6,233	8,034	5,528
US Federal credit carryforwards		5,619	9,150
Deferred revenue	564	3,857	4,280
US State credit carryforwards	8,530	6,722	6,999
Warranty	2,361	2,216	2,374
		0	2,871
US Federal net operating loss carryforward	2,669	2,998	—
Net foreign tax credits on undistributed foreign earnings	5,743	2,682	—
Other individually immaterial items	7,452	7,655	3,106

Total deferred tax assets	42,535	48,565	43,309
Valuation allowance	(5,855)	(12,989)	(34,756)

Total deferred tax assets	36,680	35,576	8,553

Total net deferred tax assets	$12,395	$21,917	$3,188

        Trimble has $2.7 million of tax effected US federal net operating loss carryforwards from an acquisition, which is subject to certain limitations under IRC Section 382. Trimble has state research and development credit carryforwards of approximately $13.1 million, which do not expire.

        The valuation allowance decreased by $7.1 million in fiscal 2005, $21.8 million in fiscal 2004 and $13.1 million in fiscal 2003. Approximately, $1.2 million, $8.0 million and $14.1 million of the valuation allowance at December 30, 2005, December 31, 2004 and January 2, 2004 respectively relate to the tax benefit of stock option deduction, which will be credited to equity if and when realized.

        Repatriation of foreign earnings. The American Jobs Creation Act of 2004 (the Act) provides for a special one-time elective dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer equal to 85% of the eligible distribution. During the fourth quarter of 2005, Trimble repatriated $39.5 million, of which $24 million qualified for the special one-time elective dividends received deduction and $15.5 million constituted earnings that do not qualify under the Act; previously taxed income and return of capital. Trimble recorded a $6.4 million tax benefit from these foreign earnings.

NOTE 13:    COMPREHENSIVE INCOME

        The components of comprehensive income and related tax effects were as follows:

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Net income	$84,855	$67,680	$38,485
Foreign currency translation adjustments, net of tax of $308 in 2005 and $(912) in 2004	(24,690)	14,025	31,198
Net gain (loss) on hedging transactions	(106)	106	(7)
Net unrealized gain (loss) on investments	(34)	(6)	74

Total comprehensive income	$60,025	$81,805	$69,750

        The components of accumulated other comprehensive, net of related tax were as follows:

	Fiscal Years Ended
	December 30, 2005	December 31, 2004
	(in thousands)
Accumulated foreign currency translation adjustments	$19,504	$44,191
Accumulated net gain on hedging transactions	—	106
Accumulated net unrealized gain on foreign currency	30	67

Total accumulated other comprehensive income	$19,534	$44,364

NOTE 14:    EMPLOYEE STOCK BENEFIT PLANS

Employee Stock Purchase Plan

        Trimble has an Employee Stock Purchase Plan ("Purchase Plan") under which an aggregate of 5,325,000 shares of Common Stock have been reserved for sale to eligible employees as approved by the shareholders to date. The plan permits full-time employees to purchase Common Stock through payroll deductions at 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each six-month offering period. The Purchase Plan terminates on September 8, 2008. In fiscal 2005 and 2004, the shares issued under the Purchase Plan were 179,999 and 183,214 shares, respectively. At December 30, 2005, the number of shares reserved for future purchases by eligible employees was 367,836.

Restricted Stock Award

        During the second quarter of fiscal 2005, Trimble granted 20,000 shares of restricted common stock. The award vests 20% on June 30, 2005 and an additional 20% each June 30 thereafter. Trimble recorded compensation expense of $120,000 for fiscal 2005. Trimble did not grant any restricted stock in fiscal 2004 and fiscal 2003.

2002 Stock Plan

        In 2002, Trimble's Board of Directors adopted the 2002 Stock Plan ("2002 Plan"). The 2002 Plan approved by the shareholders provides for the granting of incentive and non-statutory stock options for up to 4,500,000 shares plus any shares currently reserved but un-issued to employees, consultants, and directors of Trimble. Incentive stock options may be granted at exercise prices that are not less than 100% of the fair market value of Common Stock on the date of grant. Employee stock options granted under the 2002 Plan have 120-month terms, and vest at a rate of 20% at the first anniversary of grant, and monthly thereafter at an annual rate of 20%, with full vesting occurring at the fifth anniversary of the grant. The exercise price of non-statutory stock options issued under the 2002 Plan must be at least 85% of the fair market value of Common Stock on the date of grant. As of December 30, 2005, options to purchase 3,641,850 shares were outstanding and 1,509,230 were available for future grant under the 2002 Plan.

1993 Stock Option Plan

        In 1992, Trimble's Board of Directors adopted the 1993 Stock Option Plan ("1993 Plan"). The 1993 Plan, as amended to date and approved by shareholders, provided for the granting of incentive and non-statutory stock options for up to 9,562,500 shares of Common Stock to employees, consultants, and directors of Trimble. Incentive stock options may be granted at exercise prices that are not less than 100% of the fair market value of Common Stock on the date of grant. Employee stock options granted under the 1993 Plan have 120-month terms, and vest at a rate of 20% at the first anniversary of grant, and monthly thereafter at an annual rate of 20%, with full vesting occurring at the fifth anniversary of grant. The exercise price of non-statutory stock options issued under the 1993 Plan must be at least 85% of the fair market value of Common Stock on the date of grant. As of December 30, 2005 options to purchase 2,364,495 shares were outstanding and no shares were available for future grant.

1992 Management Discount Stock Option Plan

        In 1992, Trimble's Board of Directors approved the 1992 Management Discount Stock Option Plan ("Discount Plan"). As of December 30, 2005, options to purchase 187,500 shares were outstanding and no shares were available for future grant under the 1992 Management Discount Stock Option Plan.

1990 Director Stock Option Plan

        In December 1990, Trimble adopted a Director Stock Option Plan under which an aggregate of 570,000 shares of Common Stock have been reserved for issuance to non-employee directors as approved by the shareholders to date. At December 30, 2005, options to purchase 220,000 shares were outstanding, and no shares were available for future grants under the Director Stock Option Plan.

SFAS 123 Disclosures

        As stated in Note 2 of the Notes to the Consolidated Financial Statements, Trimble has elected to follow APB 25 and related interpretations in accounting for its employee stock options and stock purchase plans. The alternative fair value accounting provided for under SFAS 123 requires use of option pricing models that were not developed for use in valuing employee stock options. Under

APB 25, because the exercise price of Trimble's employee stock options equals the market price of the underlying stock on date of grant, no compensation expense is recognized.

        Exercise prices for options outstanding as of December 30, 2005, ranged from $5.33 to $43.43. The weighted average remaining contractual life of those options is 6.46 years. In view of the wide range of exercise prices, Trimble considers it appropriate to provide the following additional information with respect to options outstanding at December 30, 2005:

	Options Outstanding			Options Exercisable
Range	Number Outstanding	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life (Years)	Number Exercisable	Weighted- Average Exercise Price per Share
$ 5.33 - 7.13	693,327	$5.80	3.33	678,527	$5.78
7.67 - 10.23	1,006,555	9.36	5.61	708,522	9.14
10.25 - 11.65	805,720	11.25	5.12	687,278	11.23
11.67 - 16.04	472,282	13.22	4.05	455,292	13.16
17.00	858,000	17.00	7.54	369,181	17.00
17.55 - 27.42	832,755	25.15	5.86	650,221	26.10
27.56	3,300	27.56	8.06	525	27.56
29.06	722,456	29.06	8.81	168,173	29.06
30.57 - 33.99	893,350	33.37	9.69	30,167	32.49
34.46 - 43.43	126,250	37.75	8,46	34,498	35.67

Total	6,413,995	$18.70	6.46	3,782,384	$14.40

        Activity during fiscal 2005, 2004, and 2003, under the combined plans was as follows:

	Fiscal Years Ended
	December 30, 2005		December 31, 2004		January 2, 2004
	Options	Weighted average exercise price	Options	Weighted average exercise price	Options	Weighted average exercise price
	(in thousands, except for per share data)
Outstanding at beginning of year	6,721	16.10	7,601	13.62	7,691	$12.35
Granted	874	34.10	1,119	28.20	1,298	16.87
Exercised	(1,060)	14.74	(1,710)	12.92	(1,263)	8.90
Cancelled	(121)	20.39	(289)	16.55	(125)	15.51

Outstanding at end of year	6,414	18.70	6,721	16.10	7,601	$13.62
Exercisable at end of year	3,782	14.40	3,721	13.40	4,136	$12.76
Available for grant	1,513		2,275		1,605
Weighted-average fair value of options granted during year		$14.53		$13.85		$10.03

Non-statutory Options

        On May 3, 1999, Trimble entered into an agreement to grant a non-statutory option to purchase up to 45,000 shares of common stock at an exercise price of $6.50 per share, with an expiration date of March 29, 2004. These non-statutory options were exercised January 15, 2004.

Warrants

        On April 12, 2002, Trimble issued to Spectra-Physics Holdings USA, Inc., a warrant to purchase up to 564,350 shares of Trimble's Common Stock over a fixed period of time. Initially, Spectra-Physics' warrant entitled it to purchase 300,000 shares of Common Stock over a five-year period at an exercise price of $10.07 per share. On a quarterly basis beginning July 14, 2002, Spectra-Physics' warrant became exercisable for an additional 375 shares of Common Stock for every $1 million of principal and interest outstanding to Spectra-Physics until the obligation was paid off in full. These shares are purchasable at a price equal to the average of Trimble's closing price for the five days immediately proceeding the last trading day of each quarter. On July 14, 2002 an additional 26,046 shares became exercisable at an exercise price of $9.64 per share. On October 14, 2002 an additional 26,736 shares became exercisable at an exercise price of $6.12. On January 14, 2003, an additional 27,426 shares became exercisable at an exercise price of $9.03. On April 14, 2003, an additional 14,312 shares became exercisable at an exercise price of $13.37. The additional shares are exercisable over a 5-year period. No additional shares will be issuable under the warrant as the underlying obligation has been paid off in full.

        The approximate fair value of the warrants of $2.4 million was determined using the Black-Scholes pricing model with the following assumptions: contractual life of 5-year period, risk-free interest rate of 4%; volatility of 65%; and no dividends during the contractual term. The value of the warrants was being amortized to interest expense over the term of the Subordinated Note and the unamortized balance was written off to interest expense on June 2003 upon repayment of the note.

        On December 21, 2001 and January 15, 2002, in connection with the first and second closing of the private placement of Trimble's Common Stock, Trimble granted five-year warrants to purchase an additional 919,008 shares of Common Stock, subject to certain adjustments, at an exercise price of $12.97 per share.

NOTE 15:    BENEFIT PLANS

401(k) Plan

        Under Trimble's 401(k) Plan, US employee participants (including employees of certain subsidiaries) may direct the investment of contributions to their accounts among certain mutual funds and the Trimble Navigation Limited Common Stock Fund. The Trimble Fund sold net 42,945 shares of Common Stock for an aggregate of $1.6 million in fiscal 2005. Trimble, at its discretion, matches individual employee 401(k) Plan contributions at a rate of fifty cents of every dollar that the employee contributes to the 401(k) Plan up to 5% of the employee's annual salary to an annual maximum of $2,500. Trimble's matching contributions to the 401(k) Plan were $2.2 million in fiscal 2005, $1.9 million in fiscal 2004 and $1.8 million in fiscal 2003.

Profit-Sharing Plan

        In 1995, Trimble introduced an employee profit-sharing plan in which all employees, excluding executives and certain levels of management, participate. The plan distributes to employees approximately 5% of quarterly adjusted pre-tax income. Payments under the plan during fiscal 2005, 2004 and 2003 were $5.9 million, $4.4 million, and $2.5 million, respectively.

Defined Contribution Pension Plans

        Certain of Trimble's European subsidiaries participate in state sponsored pension plans. Contributions are based on specified percentages of employee salaries. For these plans, Trimble contributed and charged to expense approximately $0.6 million for fiscal 2005, $0.6 million for fiscal 2004, and $2.0 million for fiscal 2003.

Defined Benefit Pension Plan

        Trimble provides defined benefit pension plans in certain countries outside the United States, including Sweden and Germany. The largest of these plans is provided by the Swedish subsidiary which has an unfunded defined benefit pension plan that covered substantially all of its full-time employees through 1993. Benefits are based on a percentage of eligible earnings. The employee must have had a projected period of pensionable service of at least 30 years as of 1993. If the period was shorter, the pension benefits were reduced accordingly. Active employees do not accrue any future benefits; therefore, there is no service cost and the liability will only increase for interest cost.

        Net periodic benefit costs in fiscal 2005, 2004, and 2003 were not material.

        The changes in the benefit obligations and plan assets of the significant non-US defined benefit pension plans for fiscal 2005 and 2004 were as follows:

	Fiscal Years Ended
	December 30, 2005	December 31, 2004
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$7,208	$6,204
Service cost	90	74
Interest cost	270	388
Benefits paid	(312)	(196)
Foreign exchange impact	(1,145)	699
Actuarial (gains) losses	818	39

Benefit obligation at end of year	6,929	7,208

Change in plan assets:
Fair value of plan assets at beginning of year	1,088	872
Actual return on plan assets	36	64
Employer contribution	339	238
Plan participants' contributions	—	—
Benefits paid	(312)	(196)
Foreign exchange impact	(172)	110

Fair value of plan assets at end of year	980	1,088

Benefit obligation in excess of plan assets	5,949	6,120

Unrecognized prior service cost	—	—
Unrecognized net actuarial gain (loss)	(419)	127

Accrued pension costs (included in accrued liabilities)	$5,529	$6,247

        Actuarial assumptions used to determine the net periodic pension costs for the year ended December 30, 2005 were as follows:

	Swedish Subsidiary	German Subsidiaries
Discount rate	4.8%	4.0%
Rate of compensation increase	2.5%	2.0%
Measurement Date	12/30/05	12/30/05

        Trimble's accumulated benefits obligation was $7.0 million and $7.3 million for fiscal 2005 and fiscal 2004 respectively.

        Trimble's plan assets are primarily located in our German subsidiaries. For fiscal 2005 and fiscal 2004, the asset allocation of our total plan assets was approximately as follows: 89% local government bonds, 7% real estate and 4% equity securities. Long-term asset allocation and expected return on assets assumptions are derived from detailed annual studies conducted by Trimble's asset management group and actuaries. Trimble's asset management group limits allocation to equity securities and real estate to a maximum of 10% and 25%, respectively, with the remaining assets to be allocated to local government bonds. While the asset allocation give appropriate consideration to recent performance and historical returns, the strategy is focused primarily on conservative and sustainable long-term returns. Based on historical returns, Trimble expects future return on assets to be approximately 4%.

        Trimble expects to contribute approximately $300,000 to plan assets in fiscal year ended 2006.

        The following benefit payments, which reflect estimated future employee service, as appropriate, are expected to be paid:

Expected Benefit Payments
(in thousands)
2006	$222
2007	$265
2008	$310
2009	$368
2010	$869
2011-2015	$1,966

Total	$4,000

NOTE 16:    RELATED-PARTY TRANSACTIONS

Related-Party Lease

        Trimble currently leases office space in Ohio from an association of three individuals, one of whom is an employee of Trimble, under a non-cancelable operating lease arrangement expiring in 2011. The annual rent is subject to adjustment based on the terms of the lease. The Consolidated Statements of Income include expenses from this operating lease of $350,000 for fiscal years 2005, 2004, and 2003.

        As part of the Apache Technologies, Inc. acquisition in the second quarter of fiscal 2005, Trimble currently leases an office, manufacturing facility and equipment from a group of individuals, all of whom are now employees of Trimble, under a non-cancelable operating lease expiring in January 2013. The Consolidated Statements of Income include expenses for this operating lease of approximately $148,000 for fiscal year 2005.

        These related-party leases were entered into at rates that were similar to comparable market rates.

Related-Party Notes Receivable

        Trimble has notes receivable from employees of approximately $0.1 million as of December 30, 2005 and $0.4 million as of December 31, 2004. The notes bear interest from 4.52% to 6.62% and have an average remaining life of 0.3 years as of December 30, 2005.

        See Note 5 to the Notes to the Consolidated Financial Statements for additional information regarding Trimble's related party transactions with joint venture partners.

NOTE 17:    STATEMENT OF CASH FLOW DATA

	Fiscal Years Ended
	December 30, 2005	December 31, 2004	January 2, 2004
	(in thousands)
Supplemental disclosure of cash flow information:
Interest paid	$1,081	$3,142	$10,208
Income taxes paid	$8,938	$6,694	$688
Significant non-cash investing activities:
Issuance of shares related to investment in joint venture	$—	$—	$5,922
Issuance of shares related to acquisition related earn-out payments	$—	$899	$1,349

NOTE 18:    LITIGATION

        From time to time, Trimble is involved in litigation arising out of the ordinary course of its business. There are no known claims or pending litigation expected to have a material effect on Trimble's overall financial position, results of operations, or liquidity.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRIMBLE NAVIGATION LIMITED,

ROADRUNNER ACQUISITION CORP.

AND

@ROAD, INC.

DATED AS OF DECEMBER 10, 2006

A-i

5.2	Required Consents	A-29
5.3	Buyer Actions	A-31
ARTICLE VI ADDITIONAL AGREEMENTS		A-32
6.1	No Solicitation	A-32
6.2	Prospectus/Proxy Statement; Registration Statement	A-35
6.3	Stockholders Meeting	A-36
6.4	Access to Information	A-37
6.5	Legal Requirements	A-37
6.6	Public Disclosure	A-38
6.7	Indemnification	A-39
6.8	Notification of Certain Matters	A-40
6.9	Exemption from Liability Under Section 16	A-40
6.10	Employee Stock Purchase Plan	A-40
6.11	Assumption of Options and Related Matters	A-41
6.12	Employee Matters	A-42
6.13	Resignations	A-43
6.14	Third-Party Consents	A-43
6.15	A-145 Affiliates	A-43
ARTICLE VII CONDITIONS TO MERGER		A-44
7.1	Conditions to Each Party's Obligation to Effect the Merger	A-44
7.2	Additional Conditions to Obligations of Buyer and Merger Sub	A-44
7.3	Additional Conditions to Obligations of the Company	A-45
ARTICLE VIII TERMINATION AND AMENDMENT		A-45
8.1	Termination	A-45
8.2	Effect of Termination	A-47
8.3	Fees and Expenses	A-48
8.4	Amendment	A-48
8.5	Extension; Waiver	A-48
ARTICLE IX MISCELLANEOUS		A-49
9.1	Nonsurvival of Representations, Warranties and Agreements	A-49
9.2	Notices	A-49
9.3	Entire Agreement	A-50
9.4	No Third Party Beneficiaries	A-50
9.5	Assignment	A-50
9.6	Severability	A-50
9.7	Counterparts and Signature	A-51
9.8	Interpretation	A-51
9.9	Governing Law	A-51
9.10	Remedies	A-51
9.11	Submission to Jurisdiction	A-51
9.12	Knowledge of the Company	A-51

EXHIBIT INDEX

Exhibit A	Form of Rule 145 Letter
Exhibit B	Form of Non-Competition Agreement

A-ii

TABLE OF DEFINED TERMS

Defined Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Action of Divestiture	Section 6.5(b)
Affiliate	Section 3.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.5(b)
Antitrust Order	Section 6.5(b)
Applicable Buyer Stock Price	Section 2.1(c)
Assumed Options	Section 6.11(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Common Stock	Section 2.1(c)
Buyer Financials	Section 4.4
Buyer Material Adverse Effect	Section 4.1
Buyer SEC Reports	Section 4.4
Cashed-Out Options	Section 6.11(c)
Certificate	Section 2.2(b)
Certificate of Designations	Section 2.1(d)
Change in the Company Recommendation	Section 6.1(b)(iii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Preamble
Company Balance Sheet	Section 3.5
Company Board	Recitals
Company Change in Control Transaction	Section 8.3(b)
Company Charter Documents	Section 3.1(b)
Company Common Consideration	Section 2.1(c)
Company Common Stock	Section 2.1(c)
Company Common Stock Consideration	Section 2.1(c)
Company Common Tranche One Consideration	Section 2.1(c)
Company Common Tranche Two Consideration	Section 2.1(c)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Employee Plans	Section 3.14(a)
Company Financials	Section 3.4(a)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.11(a)
Company Permits	Section 3.16
Company Preferred Stock	Section 2.1(e)
Company Recommendation	Section 6.3
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(b)
Company Stock Plans	Section 3.2(b)
Company Stockholders Meeting	Section 3.3(d)
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 6.4
Continuing Employees	Section 6.12

A-iii

Contract	Section 3.3(b)
Costs	Section 6.7(a)
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Employee Stock Purchase Plan	Section 3.2(b)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Foreign Benefit Plan	Section 3.14(i)
GAAP	Section 3.4(a)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.7(a)
Insurance Cap	Section 6.7(c)
Intellectual Property	Section 3.10(a)
Intellectual Property Licenses	Section 3.10(b)
IRS	Section 3.7(b)
J. P. Morgan	Section 3.21
Leased Real Property	Section 3.8
Leases	Section 3.8
Liens	Section 3.1(c)
Merger	Recitals
Merger Consideration	Section 2.1(e)
Merger Sub	Preamble
Nasdaq	Section 2.1(c)
Open Source Materials	Section 3.10(g)
Option Exchange Ratio	Section 6.11(a)
Outside Date	Section 8.1(b)
Permitted Liens	Section 3.9
Person	Section 2.2(b)
Pre-Closing Period	Section 5.1
Prospectus/Proxy Statement	Section 3.4(b)
PSV Policies	Section 6.12
Registration Statement	Section 3.4(b)
Required Company Stockholder Vote	Section 3.3(d)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.4(c)
SEC	Section 3.3(c)
Securities Act	Section 3.3(c)
Series A Consideration	Section 2.1(d)
Series A Preferred Stock	Section 2.1(d)
Series A-1 Preferred Stock	Section 2.1(d)
Series A-2 Preferred Stock	Section 2.1(d)
Series B Consideration	Section 2.1(e)

A-iv

Series B Preferred Stock	Section 2.1(e)
Series B-1 Preferred Stock	Section 2.1(e)
Series B-2 Preferred Stock	Section 2.1(e)
Subsidiary	Section 3.1(a)
Subsidiary Charter Documents	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Surviving Corporation Employee Plan	Section 6.12
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Tranche Two Cash Multiple	Section 6.11(c)
Tranche Two Stock Multiple	Section 6.11(c)
Triggering Event	Section 8.1(f)
Value	Section 2.1(c)
Voting Agreements	Recitals
Voting Debt	Section 3.2(c)

A-v

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of December 10, 2006, by and among Trimble Navigation Limited, a California corporation ("Buyer"), Roadrunner Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and @Road, Inc., a Delaware corporation (the "Company").

RECITALS

        A.    The Boards of Directors of Buyer, Merger Sub and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Buyer acquire the Company on the terms and conditions set forth in this Agreement;

        B.    The acquisition of the Company shall be effected through a merger (the "Merger") of Merger Sub with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the "DGCL"), as a result of which the Company shall become a wholly owned subsidiary of Buyer;

        C.    Concurrently with the execution of this Agreement, and as a condition and inducement to Buyer's willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company (the "Company Board"), and Institutional Venture Partners are entering into Voting Agreements and irrevocable proxies (the "Voting Agreements"); and

        D.    Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the consummation of the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Buyer, Merger Sub and the Company agree as follows:

ARTICLE I
THE MERGER

        1.1    Effective Time of the Merger.    Subject to the terms and conditions of this Agreement, at the Closing, Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of the State of Delaware a certificate of merger in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed in writing by Buyer and the Company and set forth in the certificate of merger (the "Effective Time").

        1.2    Closing.    The closing of the Merger (the "Closing") shall take place at 1:00 p.m., Pacific Time, on a date to be specified by Buyer and the Company (the "Closing Date"), which shall be on the same Business Day as all of the conditions set forth in Article VII are satisfied or waived, at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California, unless another date, place or time is agreed to in writing by Buyer and the Company. For purposes of this Agreement, a "Business Day" shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in San Francisco, California are required by law, executive order or governmental decree to remain closed.

        1.3    Effects of the Merger.    At the Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company. The Company, as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation." The Merger shall have the effects set forth in Section 259 of the DGCL.

        1.4    Certificate of Incorporation.    At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety so as to conform to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that Article I of the certificate of incorporation of the Surviving Corporation shall read as follows "The name of the Company is @Road, Inc.") and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

        1.5    Bylaws.    At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety so as to conform to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time and, as so amended and restated, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

        1.6    Directors and Officers of the Surviving Corporation.

          (a)   The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (b)   The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

        2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Buyer-Owned Stock.    All shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of the capital stock of the Company owned by Buyer, Merger Sub or any other wholly owned Subsidiary (as defined in Section 3.1(a) below) of the Company or Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Merger Consideration for Company Common Stock.    Each share of common stock, par value $0.0001 per share, of the Company ("Company Common Stock") (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (as defined in Section 2.3(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive: (i) an amount in cash equal to $5.00 (the "Company Common Tranche One Consideration") and (ii) a mixture of cash and/or a fraction of a validly issued, fully paid and nonassessable share of common stock, no par value, of Buyer ("Buyer Common Stock") having an aggregate Value (as determined in accordance with the procedures set forth below) of $2.50, the proportions of which mixture of cash and/or Buyer Common Stock shall be determined in the sole discretion of Buyer (the consideration to be paid pursuant to this clause (ii), the "Company Common Tranche Two Consideration" and, together with the Company Common Tranche One consideration, the "Company Common Consideration"). For purposes of this Agreement, the "Value" of the components of the Company Common Tranche Two Consideration to be paid pursuant to clause (ii) in the preceding sentence shall be determined (A) for the portion of the consideration to be paid in cash, if any, with reference to the cash amount of such portion, and (B) for the portion of the consideration to be paid in shares of Buyer Common Stock, if any, with reference to the average of the closing sales price for a share of Buyer Common Stock on the Nasdaq Global Market ("Nasdaq") for the five (5) consecutive trading days ending with, but including, the trading day that is six (6) trading days prior to the date of the Closing Date (the "Applicable Buyer Stock Price"). Buyer shall notify the Company in writing of its election with respect to relative proportions of the components of the Company Common Tranche Two Consideration at least five (5) Business Days prior to the scheduled date for the Company Stockholders Meeting and shall publicly disseminate an announcement of such election within 24 hours following delivery of such notice to the Company; provided that Buyer may revoke such election in the event of any postponement of the Company Stockholders Meeting in accordance with the procedures set forth in Section 6.3(a). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Company Common Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d)    Merger Consideration for Series A-1 and Series A-2 Redeemable Preferred Stock.    Each share of Series A-1 Redeemable Preferred Stock, par value $0.001 per share, of the Company ("Series A-1 Preferred Stock") and each share of Series A-2 Redeemable Preferred Stock, par value $0.001 per share, of the Company ("Series A-2 Preferred Stock") (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares issued and outstanding immediately prior to the Effective Time) shall be automatically converted into the right to receive an amount in cash equal to $100.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the Effective Time, calculated in accordance with Section 2 of the Company's Certificate of Designations, Rights and Preferences (the "Certificate of Designations") of Series A-1 and Series A-2 Redeemable Preferred Stock and Series B-1 and Series B-2 Redeemable Preferred Stock (the "Series A Consideration"). The Series A-1 Preferred Stock and the Series A-2 Preferred Stock are sometimes collectively referred to herein as the "Series A Preferred Stock." As of the Effective Time, all such shares of Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series A Consideration pursuant to this Section 2.1(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (e)    Merger Consideration for Series B-1 and Series B-2 Redeemable Preferred Stock.    Each share of Series B-1 Redeemable Preferred Stock, par value $0.001 per share, of the Company ("Series B-1 Preferred Stock") and each share of Series B-2 Redeemable Preferred Stock, par value $0.001 per share, of the Company ("Series B-2 Preferred Stock") (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares issued and outstanding immediately prior to the Effective Time) shall be automatically converted into the right to receive an amount in cash equal to $830.48 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately prior to the Effective Time, calculated in accordance with Section 2 of the Certificate of Designations (the "Series B Consideration"). The Series B-1 Preferred Stock and the Series B-2 Preferred Stock are sometimes collectively referred to herein as the "Series B Preferred Stock" and the Series A Preferred Stock and the Series B Preferred Stock are sometimes collectively referred to herein as the "Company Preferred Stock." As of the Effective Time, all such shares of Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series B Consideration pursuant to this Section 2.1(e) upon the surrender of such certificate in accordance with Section 2.2, without interest. The Company Common Consideration, the Series A Consideration and the Series B Consideration are sometimes collectively referred to herein as the "Merger Consideration."

          (f)    Adjustments to Merger Consideration.    The Merger Consideration shall be adjusted as appropriate to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Company Preferred Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

          (g)    Fractional Shares.    No fraction of a share of Buyer Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock or Company Stock Options who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s), be entitled to receive from Buyer an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Applicable Buyer Stock Price.

        2.2    Exchange of Certificates.    The procedures for exchanging certificates representing shares of Company Common Stock and/or Company Preferred Stock for the applicable Merger Consideration pursuant to the Merger are as follows:

          (a)    Exchange Agent.    At or promptly following the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and the holders of shares of Company Preferred Stock, in each case issued and outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash and Buyer Common Stock in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1 in exchange for all of the outstanding shares of Company Common Stock and Company Preferred Stock (the "Exchange Fund").

          (b)    Exchange Procedures.    Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (each, a "Certificate") (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be delivered to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer (in form and substance reasonably satisfactory to Buyer) and by evidence satisfactory to Buyer that all applicable stock transfer taxes that may be payable in connection with the issuance of shares of Buyer Common Stock in any name other than the name of the registered holder of the Certificates surrendered have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2. For purposes of this Agreement, the term "Person" means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

          (c)    No Further Ownership Rights in Company Stock.    All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock or Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the holders of Company Common Stock or Company Preferred Stock pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the holders of Company Common Stock or Company Preferred Stock pursuant to this Article II shall be paid to Buyer as soon as practicable at the end of each calendar month.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Preferred Stock for six months after the Effective Time shall be delivered to Buyer, upon demand, and any holder of Company Common Stock or Company Preferred Stock who has not previously complied with this Section 2.2 shall look only to Buyer for payment of its claim for Merger Consideration without interest. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or Company Preferred Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

          (f)    No Liability.    To the extent permitted by applicable law, none of Buyer, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock for any Merger Consideration in respect of such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g)    Withholding Rights.    Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or any other payment otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity (as defined in Section 3.3(c)), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made.

          (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.3    Appraisal Rights.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock or Company Preferred Stock held by a holder who is entitled to demand and has made a demand for appraisal of such shares of Company Common Stock or Company Preferred Stock, as the case may be, in accordance with Section 262 of the DGCL and has not voted in favor of the approval of this Agreement (any such shares being referred to as "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

          (b)   If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

          (c)   The Company shall give Buyer (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedule delivered by the Company to Buyer and Merger Sub and dated as of the date of this Agreement (the "Company Disclosure Schedule") and which Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs set forth in this Article III and disclosures set forth in one section of the Company Disclosure Schedule shall be deemed to apply to any other section or subsection thereof to the extent the applicability of the disclosure is reasonably apparent on its face without reference to further documentation, as of the date of this Agreement and as of the Closing Date, as follows:

        3.1    Organization; Standing and Power; Charter Documents; Subsidiaries.

          (a)    Organization; Standing and Power.    The Company and each of its Subsidiaries (as defined below): (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or nature of its business makes such qualification or licensing necessary, except in the case of clause (iii) above where any failure to be so qualified, licensed or in good standing, when taken together with all other such failures to be so qualified, licensed or in good standing, would not reasonably be expected to have a Company Material Adverse Effect (as defined below). For purposes of this Agreement, "Subsidiary," when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party or any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries: (i) directly or indirectly, owns or controls at least a majority of the securities or other interests which have by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of the board of directors or other governing body of such corporation or other organization. For purposes of this Agreement, the term "Company Material Adverse Effect" means any change, event, circumstance or development that: (i) is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole other than any change, effect or circumstance resulting primarily from one or more of any of the following: (A) changes in national or international economic or business conditions generally which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which the Company and its Subsidiaries operate; (B) the outbreak or escalation of hostilities, including acts of war or terrorism, which do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (C) changes generally affecting the industries in which the Company and its Subsidiaries operate which do not disproportionately affect the Company and its Subsidiaries, taken as a whole; (D) changes in any law, rule or regulation or GAAP or the interpretation thereof; (E) any action required to be taken by the Company or its Subsidiaries pursuant to this Agreement or taken by the Company or any of its Subsidiaries at the request of Buyer or Merger Sub; (F) any failure by the Company to meet securities' analysts' published estimates of revenues or earnings for any period ending after the date of this Agreement and prior to the Closing Date, and which failure shall have occurred in the absence of any other change, event or circumstance that would otherwise constitute a Company Material Adverse Effect; (G) changes resulting from the public announcement of the execution of this Agreement or the consummation of the Merger; or (H) disruptions in financial, banking or securities markets generally which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, or the securities of the Company or (ii) would reasonably be expected to prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

          (b)    Charter Documents.    The Company has delivered or made available to Buyer: (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the "Company Charter Documents") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, "Subsidiary Charter Documents"), of each of its Subsidiaries. Each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and no Subsidiary is in violation of any of the provisions of its respective Subsidiary Charter Documents.

          (c)    Subsidiaries.    Section 3.1(c) of the Company Disclosure Schedule lists each Subsidiary of the Company, the authorized and issued capital stock of each such Subsidiary (and the holder thereof), the officers and directors of each such Subsidiary and the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable (collectively, "Liens") or restrictions imposed by applicable securities laws. Other than the capital stock of the Subsidiaries of the Company listed on Schedule 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other entity.

        3.2    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, 44,248 shares of which are designated as shares of Series A-1 Preferred Stock, 44,248 shares of which are designated as shares of Series A-2 Preferred Stock, 4,868 shares of which are designated as shares of Series B-1 Preferred Stock, and 4,868 shares of which are designated as shares of Series B-2 Preferred Stock. As of the close of business on December 8, 2006: 62,212,369 shares of Company Common Stock were issued and outstanding, 23,441 shares of Series A-1 Preferred Stock were issued and outstanding, 44,242 shares of Series A-2 Preferred Stock were issued and outstanding, 4,835 shares of Series B-1 Preferred Stock were issued and outstanding, and 4,862 shares of Series B-2 Preferred Stock were issued and outstanding. There are no shares of Company capital stock were held by the Company in its treasury and no shares of Company capital stock are owned or held by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

          (b)   Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the close of business on December 8, 2006 of: (i) the number of shares of Company Common Stock subject to outstanding options under each Company Stock Plan and the number of shares of Company Common Stock available for grant under each Company Stock Plan; and (ii) all outstanding options to acquire shares of Company Common Stock ("Company Stock Options"), indicating with respect to each such Company Stock Option the name of the holder thereof and whether such holder is an employee of the Company or any of its Subsidiaries, the Company Stock Plan under which it was granted and whether such Company Stock Option is an "incentive stock option" (as defined in Section 422 of the Code) or a non-qualified stock option, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof, the applicable vesting schedule of such Company Stock Option and the extent to which such Company Stock Option was vested and exercisable as of December 8, 2006, whether such Company Stock Option was granted with a per share exercise price lower than the fair market value of one share of Company Common Stock on the date of grant as determined in good faith by the Administrator of the Company Stock Plan (as defined in each such plan), and the expiration date of such Company Stock Option. As of the close of business on December 8, 2006, approximately 63,000 shares of Company Common Stock were issuable pursuant to the Company's 2000 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). For purposes of this Agreement, "Company Stock Plans" means the Company's 1996 Stock Option Plan, the Company's 2000 Stock Option Plan, the Company's 2005 Stock Option Plan and the Company's 2000 Directors' Stock Option Plan, and all sub-plans relating thereto, taken together.

          (c)   No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) has the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding (collectively, "Voting Debt").

          (d)   Except as set forth in Sections 3.2(a) or Section 3.2(b) above, as of the close of business on December 8, 2006, (i) there were no shares of capital stock of the Company authorized, issued or outstanding; (ii) there were no options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company or any of its Subsidiaries to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests or to otherwise make any payment in respect of any such shares, Voting Debt or other equity interest or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment; and (iii) there were no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company. There are no anti-takeover, stockholder rights plans or agreements, registration rights agreements or any other similar arrangement with respect to any shares of the capital stock of, or other equity or voting interests in the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound. Section 3.2(d) of the Company Disclosure Schedule sets forth a list of all: (i) stockholder agreements, voting trusts and other agreements or understandings to which the Company is a party or which are otherwise known to the Company and relating to the voting or disposition of any shares of the Company's capital stock or the capital stock of any of its Subsidiaries; or (ii) granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or the board of directors of any of its Subsidiaries.

          (e)   Since the close of business on December 8, 2006, other than (i) the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the close of business on December 8, 2006 as disclosed in Section 3.2(b) of the Company Disclosure Schedule in accordance with their terms as in effect on the date hereof, (ii) the issuance of Company Common Stock pursuant to the terms of the Employee Stock Purchase Plan as in effect on the date hereof, (iii) the redemption of Company Preferred Stock in accordance with the provisions of the Company Charter Documents as in effect on the date hereof, (iv) the vesting, expiration or termination of Company Stock Options outstanding as of the close of business on December 8, 2006 as disclosed in Section 3.2(b) of the Company Disclosure Schedule in accordance with the terms of the Company Stock Plans as in effect on the date hereof, (v) the issuance of those Company Stock Options identified in Section 3.2(e) of the Company Disclosure Schedule that have been approved but not granted as of the close of business on December 8, 2006, and (vi) the issuance of no more than 150,000 Company Stock Options to new hires and to non-officer employees of the Company since the close of business on December 8, 2006, in each case in the ordinary course of business consistent with past practice and within the guidelines set forth in Section 5.2(h) of the Company Disclosure Schedule and with a per share exercise price no lower than the fair market value of one share of Company Common Stock on the date of grant, there has been no change in (A) the outstanding capital stock of the Company, (B) the number of Company Stock Options outstanding, or (C) the other options, warrants or other rights, commitments, agreements or arrangements relating to capital stock of the Company or any of its Subsidiaries.

        3.3    Authority; No Conflict; Required Filings and Consents.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the "Company Voting Proposal") by the Required Company Stockholder Vote (as defined below), to perform its obligations hereunder and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, with all directors present and voting in favor, (i) determined that the Merger is fair and in the best interests of the

  Company and its stockholders, (ii) approved the Merger in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and resolved to recommend, subject to the provisions of Section 6.1 of this Agreement, that the stockholders of the Company vote in favor of the approval of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the receipt of the Required Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b)   The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on the Company's or any of its Subsidiaries' assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (each, a "Contract"), or (iii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements specified in clauses (i) through (vi) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except, in the case of clauses (ii) and (iii) of this Section 3.3(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state, local or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a "Governmental Entity") or any other Person is required to be obtained or made, as the case may be, by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable foreign Antitrust Laws (as defined in Section 6.5(b)), (ii) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement (as defined in Section 3.4(b)) with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing and effectiveness of the Registration Statement with the SEC in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), (v) the filing of such reports, schedules or materials under Section 13 of, or Rule 14a-12 under, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or the rules and regulations of Nasdaq, and (vii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d)   The affirmative vote for approval and adoption of the Company Voting Proposal by the holders of a majority in voting power of the outstanding shares of Company Common Stock and Company Preferred Stock on the record date for the meeting of the Company's stockholders to consider the Company Voting Proposal (the "Company Stockholders Meeting"), voting together as a single class (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the transactions contemplated by this Agreement.

        3.4    SEC Filings; Financial Statements; Information Provided.

          (a)   The Company has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it or any of its Subsidiaries with the SEC since December 31, 2003 (collectively, including any amendments thereto, the "Company SEC Reports"). As of their respective filing dates (or, if amended, as of the date of such amendment), the Company SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Company SEC Report filed subsequently (but prior to the date hereof). The Company has made available to Buyer complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed. The Company has made available to Buyer true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since December 31, 2003, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports (the "Company Financials") complies in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes). The Company has no current intention to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate any of the Company Financials. The Company has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

          (b)   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Buyer in connection with the issuance of Buyer Common Stock in the Merger (including amendments or supplements thereto) (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholders Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Prospectus/Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Buyer of such fact or event. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Buyer or Merger Sub supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement. For purposes of this Agreement, the term "Affiliate" when used with respect to any Person shall mean any Person who is an "affiliate" of that Person within the meaning of Rule 405 under the Securities Act.

          (c)   The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents, and all such material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP including policies and procedures that (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management's general or specific authorization, (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (vii) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company's independent auditors and the audit committee of the Company's Board of Directors. The Company has disclosed, based on its most recent evaluations, to the Company's outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a role in the preparation of financial statements or the Company's internal control over financial reporting. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act").

        3.5    No Undisclosed Liabilities.    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the consolidated unaudited balance sheet of the Company as of September 30, 2006 (the "Company Balance Sheet"), neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

        3.6    Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Reports, since the date of the Company Balance Sheet: (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Buyer under Section 5.1 of this Agreement. Since the date of the Company Balance Sheet, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had a Company Material Adverse Effect.

        3.7    Taxes.

          (a)   The Company and each of its Subsidiaries have timely filed all material Tax Returns (as defined below) that they were required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid on a timely basis all material Taxes due and payable (whether or not shown on any such Tax Returns), other than Taxes for which adequate reserves exist on the Company Balance Sheet. The material unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All material Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) "Taxes" means (A) all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by any federal, state, local or foreign government, or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or entity or as a result of any express or implied obligation to make a payment to any other Person or entity, and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (b)   There are no material deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for. The Company has made available to Buyer correct and complete copies of all federal income Tax Returns filed, and examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2004. Except as set forth in Schedule 3.7(b) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and each of its Subsidiaries have never been audited by the Internal Revenue Service (the "IRS"). The Company has made available to Buyer correct and complete copies of all other material Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2004. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to pay any Tax or file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

          (c)   Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an "excess parachute payment" under Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code; or (ii) has any actual or potential liability for any Taxes of any Person or entity (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

          (d)   Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation agreement or agreement where liability is determined by reference to the Tax liability of a third party.

          (e)   Neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

        3.8    Owned and Leased Real Properties.    Neither the Company nor any of its Subsidiaries owns any real property. Section 3.8 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (the "Leased Real Property"). The Company has made available to Buyer true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed or subleased (collectively, the "Leases"). Each Lease is in full force and effect, valid and binding, and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles), except for such failures to be in full force or effect or valid, binding and enforceable that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There is not any existing material breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, any third party under any of the Leases. No parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property. The Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 "Accounting for Asset Retirement Obligations," upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.

        3.9    Tangible Personal Property.    The Company and its Subsidiaries have legal and valid title to, or, in the case of leased properties, a valid and enforceable leasehold interest in, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, including all the tangible personal properties and assets reflected in the latest Company Financials included in the Company SEC Reports, except for such imperfections of title, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. All such tangible personal properties and assets are free and clear of all Liens, except for Permitted Liens or for such Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. As used in this Agreement, "Permitted Liens" means: (i) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (ii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable law; (iii) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (iv) statutory purchase money liens.

        3.10    Intellectual Property.

          (a)   The Company and its Subsidiaries own, license, sublicense or otherwise possess (and immediately following Closing will own, license, sublicense or otherwise possess) legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted free and clear of all Liens, except for any such failures to own, license, sublicense or possess that, individually or in the aggregate, would not result in a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means all intellectual property, including without limitation, all (i) patents (including, but not limited to, any continuations, divisionals, continuations-in-part, renewals and reissues of any of the foregoing), inventions, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, and (iv) other tangible or intangible proprietary or confidential information and materials.

          (b)   The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's or any Subsidiary's right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of the Company and Subsidiaries as currently conducted and will not result in the breach of; or create in any third party the right to terminate, suspend or modify; or result in the payment of any additional fees or any obligation not to compete or otherwise materially restrict business operations under, any Intellectual Property Licenses (as defined below), nor will the consummation of such transactions result in the Company or any of its Subsidiaries being required to procure or attempt to procure from Buyer or any of Buyer's Subsidiaries a license to or covenant not to assert Buyer's Intellectual Property. Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all registrations and applications for registration of Intellectual Property owned by the Company or its Subsidiaries, and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, excluding non-exclusive, generally commercially available, off-the-shelf software programs (collectively, "Intellectual Property Licenses").

          (c)   All patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries are subsisting and have not expired or been cancelled or abandoned. To the knowledge of the Company, no third party is infringing, violating or misappropriating Intellectual Property owned by the Company or any of its Subsidiaries and no such claim has been asserted or threatened against any third party by the Company, any of its Subsidiaries or any other Person or entity, in the past three (3) years.

          (d)   To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party and, except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, there has been no such claim asserted or threatened in the past three (3) years against the Company, its Subsidiaries or any other Person or entity.

          (e)   The Company has taken commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality and intellectual property assignment agreements with the current executive officers and current employees and contractors that have or have had a material role in the development of the Company's products and Intellectual Property).

          (f)    No source code for any Company Intellectual Property owned by the Company or its Subsidiaries has been delivered, licensed, or is subject to any source code escrow obligation by the Company or its Subsidiaries to a third party. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release from escrow or other disclosure or delivery to any third party of any source code that is part of the Company's products, services or technology. Neither the Company nor any of its Subsidiaries has disclosed or delivered or is under any contractual obligation to disclose or deliver to any third party any source code that is Company Intellectual Property.

          (g)   The Company and its Subsidiaries have used commercially reasonable efforts to: (i) identify Open Source Materials (as defined below); and (ii) to avoid the release of the source code of the Company Intellectual Property. There has been no material deviation from such effort and procedures of the Company and its Subsidiaries with respect to Open Source Materials. Section 3.10(g) of the Company Disclosure Schedule sets forth a list describing the material Open Source Materials and the parties (as applicable) to all material license agreements for Open Source Materials to which the Company or any of its Subsidiaries is a party. Neither the Company nor its Subsidiaries is or will be required to disclose or distribute in source code form any of the software into which such Open Source Materials are incorporated. "Open Source Materials" means all Software or other material that is distributed as "open source software" or under a similar open source licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL) and Mozilla Public License (MPL).

          (h)   To the knowledge of the Company, all products of the Company and its Subsidiaries are free of: (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions; and (ii) any disabling codes or instructions and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such product or data or other software of users. The products licensed, sold, leased and delivered and all services provided by the Company and its Subsidiaries conform in all material respects with all applicable contractual commitments and all express and implied warranties, the Company's published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Entity or third party.

        3.11    Contracts.

          (a)   For purposes of this Agreement, "Company Material Contract" shall mean:

              (i)  any "material contract" (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

             (ii)  any employment, consulting or other Contract with (A) any member of the Company Board or a member of the board of directors of any Subsidiary of the Company, (B) any executive officer of the Company or any of its Subsidiaries or (C) any other employee of the Company or any of its Subsidiaries earning an annual salary equal to or in excess of $200,000, other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;

            (iii)  any Contract containing any covenant (A) limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or (B) granting any exclusive rights to make, sell or distribute the Company's products or the products of any of its Subsidiaries;

            (iv)  any Contract containing "most favored nations" pricing or commercial terms or other similar terms in favor of a third party;

             (v)  any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of assets for consideration in excess of $500,000, other than in the ordinary course of business, other than inventory purchase commitments entered into in the ordinary course of business consistent with past practice, or (B) relating to any interest in any other Person or other business enterprise other than its Subsidiaries;

            (vi)  any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company and its Subsidiaries, taken as a whole;

           (vii)  any Contract to license to any third party the right to reproduce any of the Company's Intellectual Property, products, services or technology or any Contract to sell or distribute any of the Company's Intellectual Property, products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

          (viii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivable and accounts payable in the ordinary course of business;

            (ix)  any settlement agreement entered into within the three (3) years prior to the date of this Agreement or which is otherwise still executory, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee's or independent contractor's employment or association with the Company, (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $200,000 or (C) settlements pursuant to which neither the Company nor any of its Subsidiaries has any material continuing obligation or liability;

             (x)  any Contract under which the Company or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business and other than non-exclusive licenses for generally commercially available, off-the-shelf software programs;

            (xi)  any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

           (xii)  any Contract with a customer that accounted for net recognized revenues in 2005 or 2006 of more than $1,000,000 in the aggregate; and

          (xiii)  any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in 2005 or 2006 of more than $1,000,000 in the aggregate.

          (b)   Section 3.11(b) of the Company Disclosure Schedule sets forth a list (organized in subsections corresponding to the subsections of Section 3.11(a) of this Agreement) of all Company Material Contracts as of the date hereof.

          (c)   Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles), except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them under the Company Material Contracts and are not, and, as of the date hereof, are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        3.12    Litigation.    Except as disclosed in Section 3.12 of the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their assets, properties or rights. There are no judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries that have or would reasonably be expected to have the effect of prohibiting or impairing any business practice or prohibited the transfer of Intellectual Property of the Company or any of its Subsidiaries in such a way as, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company or any of its Subsidiaries is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. There are not currently, nor, to the knowledge of the Company, have there been since January 1, 2003, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        3.13    Environmental Matters

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

              (i)  neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law;

             (ii)  neither the Company nor any of its Subsidiaries has received a written notice alleging that any of them may be subject to liability for any Hazardous Substance disposal, release or contamination;

            (iii)  neither the Company nor any of its Subsidiaries is subject to any investigations, proceedings, orders, decrees or injunctions by or issued by any Governmental Entity or is subject to any indemnity agreement with any third party relating to liability under any Environmental Law;

            (iv)  the Company and its Subsidiaries are, and at all prior times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Company Permits required by Environmental Laws; and

             (v)  Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries or, to the knowledge of the Company, otherwise at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company or its Subsidiaries, in a manner or to a location that would give rise to liability to the Company or any of its Subsidiaries, or require any remediation or reporting by the Company or any of its Subsidiaries, under or relating to, any Environmental Laws.

          (b)   For purposes of this Agreement, the term "Environmental Law" means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) pollution or the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the manufacture, processing, distribution, handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

          (c)   For purposes of this Agreement, the term "Hazardous Substance" means: (i) any substance that is regulated or which falls within the definition of a "hazardous substance," "hazardous waste," "hazardous material," "solid waste," "pollutant," "contaminant," "toxic waste" or any other term of similar import under any Environmental Law; or (ii) any petroleum product or by-product, chemical, asbestos-containing material, polychlorinated biphenyls, radioactive materials, lead or lead-based paints or materials, toxic fungus or mold, mycotoxins or radon.

        3.14    Employee Benefit Plans.

          (a)   Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans to which the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates contribute, sponsor or have any liability (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), including the Company Stock Plans and, without limitation, all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written under which (A) any current or former employee, director or consultant of the Company or its Subsidiaries (the "Company Employees") has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has any present or future liability, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

          (b)   With respect to each Company Employee Plan, the Company has made available to Buyer a complete and accurate copy of each Company Employee Plan and, to the extent applicable or in existence: (i) the most recent IRS determination letter; (ii) any summary plan description; (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.

          (c)   Each Company Employee Plan that is not a Foreign Benefit Plan (as defined in Section 3.14(i)) has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms; (ii) no event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to executive officers (within the meaning of the Sarbanes-Oxley Act); and (iv) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries in the United States, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

          (d)   With respect to the Company Employee Plans that are not Foreign Benefit Plans, there are no material benefit obligations for which contributions have not been made if due or properly accrued in the Company's financial books and records to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the financial books and records of such Employee Benefit Plan.

          (e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed.

          (f)    Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Company Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g)   Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, or any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

          (h)   With respect to any Company Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other United States governmental agencies is in progress or, to the knowledge of the Company, pending or threatened.

          (i)    Section 3.14(i) of the Company Disclosure Schedule sets forth a list of all Company Employee Plans that are maintained outside the jurisdiction of the United States, or that cover any employee residing or working outside the United States (except for those Company Employee Plans set forth as such in Section 3.14(b) of the Company Disclosure Schedule, each a "Foreign Benefit Plan"). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity, and (iii) no liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (j)    Any Company Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and all other guidance issued thereunder.

        3.15    Compliance With Laws.    The Company and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations material to the operation of the business of the Company and each of its Subsidiaries. No notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries.

        3.16    Permits.    The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates and authorizations (the "Company Permits") from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, franchises, certificates and authorizations, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

        3.17    Labor Matters.    The Company and each of its Subsidiaries are in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees/independent contractors (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees/independent contractors (other than routine payments to be made in the normal course of business and consistent with past practice), except, in each case, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect. There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employees/independent contractors which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers' compensation policy or long term disability policy except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened by or on behalf of any employee/independent contractor against the Company or its Subsidiaries, including charges of unfair labor practices. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the knowledge of the Company threatened nor has there been any such occurrence for the past three years. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law. No employee/independent contractor of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.

        3.18    Insurance.    Schedule 3.18 of the Company Disclosure Schedule lists all policies of liability, fire, casualty, business interruption, worker's compensation and other forms of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations. All such policies are in full force and effect. All premiums due and payable under all such policies have been paid and neither the Company nor any Subsidiary is otherwise in material breach or default (including any such breach or default with respect to the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default of the Company or any Subsidiary, or permit termination or modification by the insurance carrier, under any policy. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

        3.19    Transactions with Affiliates.    Except as disclosed in the Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

        3.20    State Takeover Statutes.    Except for Section 203 of the DGCL, no "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to Buyer, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

        3.21    Opinion of Financial Advisor.    The financial advisor of the Company, J.P. Morgan Securities Inc. ("J.P. Morgan"), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, that the Company Common Consideration is fair to the holders of Company Common Stock from a financial point of view. An executed copy of this opinion will be delivered to Buyer promptly after it becomes available.

        3.22    Brokers; Fees.    Except for the fees payable to J.P. Morgan pursuant to an engagement letter dated August 7, 2006, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company, or any of its Subsidiaries or their respective officers, directors or employees, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or other arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

        3.23    No Other Representations and Warranties.    Except as set forth in this Agreement or any exhibit or schedule to, or certificate delivered by the Company in connection with, this Agreement, the Company makes no other representation or warranty, express or implied, at law, or in equity, in respect of the Company, any of its Subsidiaries or any of their respective assets, liabilities or operations in connection with the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the foregoing, the Company has not made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company or any of its Subsidiaries made available to Buyer or its representatives, including due diligence materials, in connection with the transactions contemplated by this Agreement (except, for the avoidance of doubt, as set forth in this Agreement and the exhibits and schedules to, or certificate delivered by the Company in connection with, this Agreement).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
BUYER AND MERGER SUB

        Buyer and Merger Sub each represent and warrant to the Company as of the date of this Agreement and as of the Closing Date, as follows:

        4.1    Organization, Standing and Power.    Each of Buyer and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its business makes such qualification or licensing necessary, except in the case of clause (iii) above) where any failure to be so qualified, licensed or in good standing, when taken together with all other such failures to be so qualified, licensed or in good standing, would not be reasonably be expected to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means (i) unless Buyer has elected to pay the Company Common Tranche Two Consideration entirely in cash and has not revoked such election (in which case this clause (i) shall not apply), any change, event, circumstance or development that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries, taken as a whole other than any change, effect or circumstance resulting primarily from one or more of any of the following: (A) changes in national or international economic or business conditions generally which do not disproportionately affect Buyer and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Buyer and its Subsidiaries operate; (B) the outbreak or escalation of hostilities, including acts of war or terrorism, which do not disproportionately affect Buyer and its Subsidiaries, taken as a whole; (C) changes generally affecting the industries in which Buyer and its Subsidiaries operate which do not disproportionately affect Buyer and its Subsidiaries, taken as a whole; (D) changes in any law, rule or regulation or GAAP or the interpretation thereof; (E) any action required to be taken by Buyer or its Subsidiaries pursuant to this Agreement or taken by the Company or any of its Subsidiaries at the request of the Company; (F) any failure by Buyer to meet securities' analysts' published estimates of revenues or earnings for any period ending after the date of this Agreement and prior to the Closing Date, and which failure shall have occurred in the absence of any other change, event or circumstance that would otherwise constitute a Buyer Material Adverse Effect; (G) changes resulting from the public announcement of the execution of this Agreement or the consummation of the Merger; or (H) disruptions in financial, banking or securities markets generally which do not disproportionately affect Buyer and its Subsidiaries, taken as a whole, or the securities of Buyer or (ii) any change, event, circumstance or development that would reasonably be expected to prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement.

        4.2    Authority; No Conflict; Required Filings and Consents.

          (a)   Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b)   The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub do not, and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Buyer or Merger Sub, (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on Buyer's or Merger Sub's assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which Buyer or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Merger Sub or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not result in a Buyer Material Adverse Effect.

          (c)   No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made, as the case may be, by Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement by Buyer or Merger Sub or the consummation by Buyer or Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign Antitrust Laws, (ii) the filing of the certificate of merger with the Secretary of State of the State of Delaware and, as applicable, appropriate corresponding documents with the appropriate authorities of other states in which the Company or Buyer are qualified as a foreign corporation to transact business (iii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the requirements of the Securities Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of Nasdaq, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

          (d)   No vote of the holders of any class or series of Buyer's capital stock or other securities is necessary for the approval and adoption of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.

        4.3    Capitalization.    The authorized capital stock of Buyer consists of 90,000,000 shares of Buyer Common Stock. As of the close of business on December 7, 2006: (i) 55,665,581 shares of Buyer Common Stock were issued and outstanding, (ii) no shares of Buyer capital stock were held by the Company in its treasury, (iii) no shares of Buyer capital stock are owned or held by any Subsidiary of Buyer, (iv) 5,682,733 shares of Buyer Common Stock are subject to issuance pursuant to outstanding options to purchase Buyer Common Stock and (v) approximately 720,137 shares of Buyer Common Stock were issuable pursuant to Buyer's employee stock purchase plan. All of the outstanding shares of capital stock of Buyer are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

        4.4    SEC Filings; Financial Statements.

          (a)   Buyer has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it or any of its Subsidiaries with the SEC since December 31, 2003 (collectively, including any amendments thereto, the "Buyer SEC Reports"). As of their respective filing dates (or, if amended, as of the date of such amendment), Buyer SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Buyer SEC Report filed subsequently (but prior to the date hereof). Buyer has made available to the Company complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by Buyer with the SEC but which are required to be filed. Buyer has made available to the Company true, correct and complete copies of all correspondence between the SEC, on the one hand, and Buyer and any of its Subsidiaries, on the other, since December 31, 2003, including all SEC comment letters and responses to such comment letters by or on behalf of Buyer. To the knowledge of Buyer, as of the date hereof, none of Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the financial statements (including the related notes and schedules) of Buyer included in, or incorporated by reference into, Buyer SEC Reports (the "Buyer Financials") complies in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes). Buyer has no current intention to correct or restate, and to the knowledge of Buyer, there is not any basis to correct or restate any of Buyer Financials. Buyer has not had any disagreements with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

          (b)   None of the information supplied or to be supplied by or on behalf of Buyer and Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Buyer and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholders Meeting any fact or event relating to Buyer or Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Prospectus/Proxy Statement should be discovered by Buyer or should occur, Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the foregoing, no representation or warranty is made by Buyer or Merger Sub with respect to statements made or incorporated by reference therein about the Company and its Subsidiaries and Affiliates supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

          (c)   Buyer maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act to ensure that all material information concerning Buyer and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Buyer's filings with the SEC and other public disclosure documents, and all such material information that is required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Buyer has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP including policies and procedures that (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Buyer and its Subsidiaries, (ii) provide reasonable assurance that material information relating to Buyer and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Buyer and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of Buyer, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management's general or specific authorization, (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Buyer and its Subsidiaries and (vii) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves Buyer's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Buyer and its Subsidiaries, are adequately and promptly disclosed to Buyer's independent auditors and the audit committee of Buyer's Board of Directors. Buyer has disclosed, based on its most recent evaluations, to Buyer's outside auditors and the audit committee of Buyer's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to Buyer and (B) any fraud, whether or not material, known to Buyer that involves management or other employees who have a role in the preparation of financial statements or Buyer's internal control over financial reporting. The principal executive officer and principal financial officer of Buyer have made all certifications required by the Sarbanes-Oxley Act.

        4.5    Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        4.6    Litigation.    There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Buyer, threatened or contemplated against Buyer or Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, would be reasonably expected to result in a Buyer Material Adverse Effect.

        4.7    Financing.    Buyer has or has access to, and at the Effective Time will have or will have access to, sufficient funds to consummate the transactions contemplated by this Agreement.

        4.8    Absence of Certain Changes or Events.    Since September 29, 2006, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had a Buyer Material Adverse Effect.

        4.9    No Other Representations and Warranties.    Except as set forth in this Agreement or any exhibit or schedule to, or certificate delivered by Buyer in connection with, this Agreement, neither Buyer nor Merger Sub makes any other representation or warranty, express or implied, at law, or in equity, in respect of Buyer, Merger Sub any of its other Subsidiaries or any of their respective assets, liabilities or operations in connection with the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the foregoing, neither Buyer nor Merger Sub has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Buyer, Merger Sub or any of its other Subsidiaries made available to the Company or its representatives, including due diligence materials, in connection with the transactions contemplated by this Agreement (except, for the avoidance of doubt, as set forth in this Agreement and the exhibits and schedules to, or certificate delivered by Buyer in connection with, this Agreement).

ARTICLE V
CONDUCT OF BUSINESS

        5.1    Ordinary Course.    Except as expressly provided herein or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the "Pre-Closing Period"), the Company shall, and shall cause each of its Subsidiaries to: (i) act and carry on its business in the ordinary course of business, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their material debts when due, subject to good faith disputes over such debts, and pay or perform other material obligations when due and (iii) use commercially reasonable efforts consistent with past practice to (x) preserve intact their present business organization and employee base and (y) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings. In addition, the Company shall promptly notify Buyer in writing of any occurrence of a Company Material Adverse Effect.

        5.2    Required Consents.    Without limiting the generality of the foregoing, except as expressly provided herein or as set forth in Section 5.2 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

          (a)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and other than dividends required to be accrued or accumulated on Company Preferred Stock); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than redemptions of Company Preferred Stock at the option of the holders' thereof in accordance with the Company's Charter Documents as in effect on the date hereof);

          (b)   issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, Voting Debt, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, Voting Debt, voting securities or convertible or exchangeable securities (other than (i) the issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of December 8, 2006, (ii) the issuance of shares of Company Common Stock pursuant to obligations existing under the Employee Stock Purchase Plan as of December 8, 2006 and (iii) the issuance of those Company Stock Options identified in Section 3.2(e) of the Company Disclosure Schedule that have been approved but not granted as of the close of business on December 8, 2006, and (vi) the issuance of no more than 150,000 Company Stock Options to new hires and to non-officer employees of the Company since the close of business on December 8, 2006, in each case, in the ordinary course of business consistent with past practice and within the guidelines set forth in Schedule 5.2(h) of the Company Disclosure Schedule and with a per share exercise price no less than the fair market value of one share of Company Common Stock on the date of grant);

          (c)   amend the Company Charter Documents or the Subsidiary Charter Documents;

          (d)   acquire (i) by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets outside the ordinary course of business which have an aggregate value in excess of $500,000;

          (e)   sell, lease, license, assign, pledge, subject to a Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries outside the ordinary course of business which have an aggregate value in excess of $500,000;

          (f)    (i) incur or assume any indebtedness for borrowed money or guarantee any indebtedness of another Person or entity (other than a wholly-owned Subsidiary of the Company) or amend any such existing indebtedness or guarantee, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or (iii) guarantee any debt securities of another Person or entity (other than a wholly-owned Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain any financial condition of another Person or entity (other than a wholly-owned Subsidiary of the Company) or (iv) enter into any arrangement having the economic effect of any of the foregoing;

          (g)   make any material changes in accounting methods or principles or revalue any of its assets, except as may be required by a change in GAAP or SEC requirements as may be advised by the Company's independent accountants;

          (h)   except as required to comply with applicable law or agreements, plans or arrangements binding on the Company as of the date hereof, (i) adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement; (ii) increase in any manner the compensation or benefits of any present or former directors, officers, employees or consultants of the Company or its Subsidiaries, except, in the case of non-officer employees of the Company or one of its Subsidiaries, for normal salary increases and increase in bonus payments in the ordinary course of business consistent with past practice; (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards or waive any stock repurchase rights, other than as required by this agreement; (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for (A) the issuance of those Company Stock Options identified in Section 3.2(e) of the Company Disclosure Schedule that have been approved but not granted as of the close of business on December 8, 2006, and of no more than 150,000 Company Stock Options to new hires and to non-officer employees of the Company since the close of business on December 8, 2006, in each case, in the ordinary course of business consistent with past practice and within the guidelines set forth in Section 5.2(h) of the Company Disclosure Schedule and with a per share exercise price no lower than the fair market value of one share of Company Common Stock on the date of grant, and (B) the payment of bonuses to employees in accordance with the provisions of the Company bonus plans identified on Section 5.2(h) of the Company Disclosure Schedule, or (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course;

          (i)    enter into any joint venture, partnership or other similar arrangement;

          (j)    make any loan, advance or capital contribution to or investment in any Person, other than (i) inter-company loans, advances or capital contributions among the Company or any other wholly-owned Subsidiary and any wholly-owned Subsidiary, (ii) investments in any wholly-owned Subsidiary of the Company or (iii) routine advances for business expenses in the ordinary course consistent with past practice and in accordance with the Company's policies as in effect on the date hereof;

          (k)   cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

          (l)    enter into, or materially amend, modify or supplement any Company Material Contract or Lease outside the ordinary course of business or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or Lease or otherwise);

          (m)  Effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their respective employees, including any material reductions in force;

          (n)   Fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, all material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any material Taxes due in respect of such Tax Returns;

          (o)   (A) Amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in the Code, or (B) settle, consent, or enter into any closing agreement relating to any Audit or consent to any waiver of the statutory period of limitations in respect of any Audit;

          (p)   Cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

          (q)   Enter into any Contracts containing, or otherwise subject the Surviving Corporation or Buyer to, any (A) non-competition, "most favored nations," unpaid future deliverables, service requirements in each case outside the ordinary course of business, or (B) exclusivity or future royalty payments, or other material restrictions on the Company or the Surviving Corporation or Buyer, or any of their respective businesses, following the Closing;

          (r)   Provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

          (s)   Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than to fill vacancies or elect any directors, except in accordance with the Company Charter Documents with respect to director vacancies;

          (t)    (A) Enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any Lease;

          (u)   Enter into any customer Contract that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments, other than as is consistent with past practice;

          (v)   Enter into any Contract that materially and adversely affects any patents or applications therefor, in each case, of the Company, its Subsidiaries or any other affiliates of such entity;

          (w)  Dispose of, transfer, permit to lapse or abandon any Intellectual Property or Intellectual Property Rights, or dispose of or unlawfully disclose to any Person, other than representatives of Buyer, any Trade Secrets, and other than in the ordinary course of business consistent with past practice;

          (x)   Abandon or permit to lapse any rights to any United States patent or patent application without first consulting with Buyer; or

          (y)   Take, commit, agree (in writing or otherwise) or announce the intention to take any of the foregoing actions.

        5.3    Buyer Actions.    Buyer shall promptly notify the Company in writing of any occurrence of a Buyer Material Adverse Effect.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    No Solicitation.

          (a)    No Solicitation or Negotiation.    During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") not to, directly or indirectly:

              (i)  solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company's stockholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

             (ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal.

  Notwithstanding anything to the contrary set forth in this Agreement, the Company may, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited Acquisition Proposal received by the Company after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor would reasonably be expected to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a material breach by the Company of this Section 6.1 and the Company has complied in all material respects with this Section 6.1, (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.4); provided that contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Buyer (to the extent that such nonpublic information has not been previously so furnished), (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any Acquisition Proposal, and (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

          As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Buyer with notice of such Acquisition Proposal, request or inquiry, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Buyer with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Buyer, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any Person). The Company agrees that it shall promptly provide Buyer with oral and written notice setting forth all such information as is reasonably necessary to keep Buyer currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by this Section) and shall promptly provide Buyer a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

          (b)    No Change in Recommendation or Alternative Acquisition Agreement.    During the Pre-Closing Period, the Company Board shall not:

              (i)  withhold, withdraw or modify in a manner adverse to Buyer, the approval or recommendation by the Company Board with respect to the Merger or the Company Voting Proposal;

             (ii)  cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (an "Alternative Acquisition Agreement") with respect to any Acquisition Proposal or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and subject to Section 6.1(c); or

            (iii)  approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

  Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel and the Company's financial advisors, (i) withhold, withdraw or modify in a manner adverse to Buyer the Company Recommendation (as defined below) (a "Change in the Company Recommendation") and/or (ii) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, but, in each case, only if (w) such Superior Proposal, if any, did not result from a material breach by the Company of this Section 6.1; (x) the Company has complied in all material respects with this Section 6.1, including Section 6.1(c); (y) the Company Board shall have first provided prior written notice to Buyer that it is prepared to effect a Change in the Company Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement; and (z) Buyer does not make, within four Business Days after the receipt of such notice, a proposal that the Company Board determines in good faith, after consultation with its financial adviser, is more favorable to the stockholders of the Company than such Superior Proposal or that results in the Company Board no longer being required to make a Change in the Company Recommendation in order to comply with its fiduciary obligations under applicable law. The Company agrees that, during the four Business Day period prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company and its Representatives shall negotiate in good faith with Buyer and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Buyer.

          (c)    Notices to Buyer.    The Company shall as promptly as reasonably practicable provide oral and written notice to Buyer of receipt by the Company of any Acquisition Proposal, and, subject to any confidentiality provisions set forth in such Acquisition Proposal and to any other confidentiality arrangements with third parties that may be in effect on the date of this Agreement, the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal, and shall keep Buyer reasonably informed of any material modifications or material developments with respect to such Acquisition Proposal, including without limitation, either copies of all written Acquisition Proposals, including draft agreements or term sheets, or summaries of the material terms thereof.

          (d)    Certain Permitted Disclosure.    Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary for the Company Board to comply with its fiduciary obligations under applicable law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify in a manner adverse to Buyer the Company Board's recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the requirements of this Section 6.1 shall have been satisfied.

          (e)    Cessation of Ongoing Discussions.    The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

          (f)    Definitions.    For purposes of this Agreement:

            "Acquisition Proposal" means (i) any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance by the Company of 20% or more of its equity securities, (C) to acquire in any manner, directly or indirectly, in a single transaction or a series of related transactions, 20% or more of the capital stock of the Company or any of its Subsidiaries (on a consolidated basis), or (D) to acquire, directly or indirectly, in a single transaction or a series of related transactions, assets of the Company and its Subsidiaries having a fair market value equal to 20% or more of the Company's consolidated assets, in each case other than the transactions contemplated by this Agreement or (ii) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (i).

            "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, a majority of the equity securities or a majority of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer), (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (iii) to the extent the

    Company Board determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.

          (g)    State Takeover Statute.    The Company Board shall not, in connection with any Change in the Company Recommendation, take any action to change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 6.1(g) shall not prohibit the Company from effecting a Change in the Company Recommendation under the circumstances and subject to the conditions set forth in this Section 6.1.

          (h)    Continuing Obligation to Call, Hold and Convene Company Stockholders Meeting; No Other Vote.     Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change in the Company Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

          (i)    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

        6.2    Prospectus/Proxy Statement; Registration Statement.    As promptly as reasonably practicable after the execution of this Agreement, Buyer and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Buyer will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Buyer and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 6.2. Each of Buyer and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Buyer shall also use all commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Buyer Common Stock in the Merger and the conversion of the Company Stock Options into options to acquire Buyer Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Stock Options as may be reasonably requested in connection with any such action.

        6.3    Stockholders Meeting.

          (a)    Meeting of Company Stockholders.    Promptly after the Registration Statement is declared effective under the Securities Act, the Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to call, hold and convene the Company Stockholders Meeting to be held as promptly as reasonably practicable, and in any event, will use all commercially reasonable efforts (to the extent permissible under applicable law) to cause the Company Stockholders Meeting to be convened within 45 days after the mailing of the Prospectus/Proxy Statement to the Company's stockholders. Subject to Section 6.1(b), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company may adjourn or postpone the Company Stockholders Meeting after consultation with Buyer to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock and Company Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; and (ii) upon Buyer's written notice (provided no later than the Business Day before the Company Stockholders Meeting and in any event at least 24 hours prior to the scheduled time of the Company Stockholders Meeting) that Buyer has determined in good faith that the conditions to the respective parties' obligations set forth in Article VII are not expected to be satisfied or waived by the date of the Company Stockholders Meeting, the Company shall adjourn or postpone the Company Stockholders Meeting to the date notified by Buyer in its reasonable discretion, but prior to the Outside Date and to a date that would permit compliance with the requirements set forth below. In the event that Buyer shall revoke its election with respect to the Company Common Tranche Two Consideration in connection with its election to adjourn or postpone the Company Stockholders Meeting, notice of such revocation shall be made in writing and delivered to the Company simultaneously with the notice of adjournment or postponement. In addition, if Buyer shall revoke its election with respect to the Company Common Tranche Two Consideration, Buyer shall be required to notify the Company in writing of its new election with respect to the relative proportions of the components of the Company Common Tranche Two Consideration at least five (5) Business Days prior to the rescheduled date for the Company Stockholders Meeting and shall publicly disseminate an announcement of such election with 24 hours following delivery of such notice to the Company; provided that Buyer shall be permitted to further revoke such election at a later date following delivery thereof in accordance with the terms of this Agreement. The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders Meeting are solicited in compliance with the DGCL, its certificate of incorporation and bylaws and the applicable rules and regulations of Nasdaq.

          (b)    Board Recommendation.    Except to the extent expressly permitted by Section 6.1(b): (i) the Company Board shall recommend that the Company's stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company's stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting (the "Company Recommendation"); and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the unanimous recommendation of its

  Board of Directors that the Company's stockholders vote in favor of the adoption of this Agreement.

        6.4    Access to Information.    The parties acknowledge that Buyer and the Company have previously executed a confidentiality agreement, dated as of September 7, 2006 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein. During the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, afford to Buyer's officers, employees, accountants, counsel, and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, management personnel and records as Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as Buyer may reasonably request, in each case, subject to any restrictions contained in the Confidentiality Agreement; provided that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or otherwise privileged information so long as the existence of such trade secrets of third parties or privileged information and the lack of disclosure thereof is identified to Buyer. Without limiting the generality of any of the foregoing, the Company shall promptly provide Buyer with copies of: (i) any written materials or communications sent by or on behalf of the Company to its stockholders; (iii) any notice, document or other communication relating to the Merger sent by or on behalf of any of the Company or any of its subsidiaries to any customer, supplier, employee, or other party with whom the Company or any of its subsidiaries has a contractual relationship; provided that a form of such notice, document or other communication shall suffice where such notice, document or other communication is substantially identical but for the addressee; (iv) any notice, report or other document filed with or sent to any Governmental Entity on behalf of the Company or any of its subsidiaries in connection with the Merger; and (v) any material notice, report or other document received by the Company or any of its subsidiaries from any Governmental Entity. Buyer will hold, and instruct all such officers, employees, accountants, counsel, and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

        6.5    Legal Requirements.

          (a)   Subject to the terms hereof, including Section 6.5(b) below, each of the Company and Buyer shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable efforts to:

              (i)  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

             (ii)  as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

            (iii)  as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the

    HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

            (iv)  contest any legal proceeding relating to the Merger or the other transactions contemplated by this Agreement; and

             (v)  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

  The Company and Buyer shall cooperate with each other in connection with the making of all such filings. The Company and Buyer shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

          (b)   Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

        Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Buyer or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Buyer, take or agree to take any Action of Divestiture. For purposes of this Agreement, an "Action of Divestiture" shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Buyer, its subsidiaries or affiliates, or of the Company or its Subsidiaries that are material to Buyer or the Company, (ii) the imposition of any material limitation on the ability of Buyer, its Subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Buyer, the businesses of the Company and its Subsidiaries or (iii) the imposition of any material impediment on Buyer, its Subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

        6.6    Public Disclosure.    Prior to the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of the other party, except (i) as may be required by law or the rules and regulations of Nasdaq or in connection with the enforcement of this Agreement, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication or (ii) in connection with the exercise of the Company's rights pursuant to Section 6.1 of this Agreement. Any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and Buyer, and Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

        6.7    Indemnification.

          (a)   From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Buyer will cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any directors and officers of the Company or any of its Subsidiaries (the "Indemnified Parties") in effect on the date hereof as set forth in Section 6.7 of the Company Disclosure Schedule, and under the Company Charter Documents, subject to applicable law. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by Buyer or the Surviving Corporation from the Indemnified Party of a request therefore; provided that any Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding the foregoing, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7(a) shall continue in effect until the final disposition thereof.

          (b)   The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six (6) years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

          (c)   The Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time insurance "tail" or other insurance policies with respect to directors', officers' and fiduciaries' liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the date hereof under the Company's directors' and officers' liability insurance policy; provided that if the annual premiums for such "tail" or other policies are not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under such policy (the "Insurance Cap") (which premium the Company hereby represents and warrants is as set forth on Section 6.7(c) of the Company Disclosure Schedule), then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

          (d)   The Surviving Corporation shall pay all expenses, including reasonable attorneys' fees, that may be incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7; provided that the Indemnified Party must provide a written undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

          (e)   The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current or former officers and directors of the Company by law, charter, statute, Bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          (f)    In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall assume and succeed to all the obligations set forth in this Section 6.7.

          (g)   Buyer shall, subject to applicable law, cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

        6.8    Notification of Certain Matters.    During the Pre-Closing Period, Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Buyer and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger and the other transactions contemplated by this Agreement.

        6.9    Exemption from Liability Under Section 16.    Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule resulting from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

        6.10    Employee Stock Purchase Plan.    As of the Effective Time, the Employee Stock Purchase Plan shall be terminated. The Company shall consult with Buyer in its preparation of any materials to be distributed to participants in connection with the termination of the Employee Stock Purchase Plan. The rights of participants in the Employee Stock Purchase Plan shall be determined by treating the last Business Day (as defined in the Employee Stock Purchase Plan) prior to the Effective Time as the last day of such Offering Period(s) (as defined in the Employee Stock Purchase Plan) then in effect and by making such other pro-rata adjustments as may be required pursuant to the Employee Stock Purchase Plan to reflect the shortened Offering Period but otherwise treating such Offering Period as a fully effective and completed Offering Period for all purposes of such Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 6.10; provided, however, that the change in the Offering Period referred to in this Section 6.10 shall be conditioned upon the consummation of the Merger. If the Closing has not occurred on or prior to April 30, 2007, the Company will take all commercially reasonable steps to suspend new enrollment under the terms of the Employee Stock Purchase Plan from such time, and to provide that no new Offering Periods shall commence on or after April 30, 2007, until (A) immediately prior to the Effective Time when the Employee Stock Purchase Plan shall be terminated or, if earlier (B) termination of this Agreement; provided, however, that in conjunction with the taking such actions Buyer and the Company shall meet and confer regarding potential employee retention measures that might be taken in lieu of the Employee Stock Purchase Plan. Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with the terms of the Employee Stock Purchase Plan, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of Buyer, Merger Sub, the Company or holder thereof, be converted into the right to receive Company Common Consideration without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Employee Stock Purchase Plan.

        6.11    Assumption of Options and Related Matters.

          (a)    Assumption and Termination of Unvested Company Stock Options.    At the Effective Time, each Company Stock Option that is unvested, unexpired and outstanding immediately prior to the Effective Time that has a per share exercise price that is equal to or less than $7.50 shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Buyer (each such Company Stock Option an "Assumed Option"). Each Assumed Option shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Stock Plan and the applicable stock option or other agreement) as are in effect immediately prior to the Effective Time, except that (i) such option shall become exercisable for that number of whole shares of Buyer Common Stock equal to the product (rounded down to the next whole number of shares of Buyer Common Stock) of (A) the number of shares of Company Common Stock that would have been issuable upon exercise of such Assumed Option immediately prior to the Effective Time and (B) the Option Exchange Ratio (as defined below) and (ii) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio. For purposes of this Agreement, the "Option Exchange Ratio" shall be equal to the quotient obtained by dividing (A) $7.50 by (B) the Applicable Buyer Stock Price. It is the intent of the parties that to the extent permitted by applicable laws and regulations, all Assumed Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code, and that the assumption of all Company Stock Options hereunder shall be done in a manner that complies with Treas. Reg. Section 1.424-1. As soon as administratively practicable after the Closing Date, Buyer shall issue to each individual who is a holder of an Assumed Option a document evidencing the foregoing assumption of such option by Buyer. With respect to the Assumed Options, the Company will not take any action to accelerate the vesting of any such options beyond what is contractually provided as of the date of this Agreement (including those change of control agreements and arrangements identified in Section 3.14(g) of the Company Disclosure Schedule), and will take any action that it is permitted to take so that the vesting of such options is not accelerated.

          (b)    Registration of Assumed Options.    Buyer will use commercially reasonable efforts to cause Buyer Common Stock issuable upon exercise of the Assumed Options to be registered with the SEC on Form S-8 promptly after the Effective Time (and in any event, within 15 Business Days), will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Options remain outstanding and will maintain a sufficient number of reserved shares of Buyer Common Stock for issuance upon exercise thereof. The Company shall reasonably cooperate with and assist Buyer in the preparation of such registration statement prior to the Closing Date.

          (c)    Termination of Certain Vested and Unvested Company Stock Options.    At the Effective Time, each Company Stock Option that is vested as of the Effective Time or that becomes vested as a result of the transactions set forth in this Agreement as of the Effective Time, and that is unexpired, unexercised and outstanding immediately prior to the Effective Time and that has a per share exercise price that is less than or equal to $7.50 (collectively, the "Cashed-Out Options") shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefor at the Effective Time or as soon thereafter as reasonably practicable: (i) in the event the Company Common Tranche Two Consideration consists solely of cash, an amount of cash equal to the product of (A) the number of shares of Company Common Stock as to which such Company Stock Option is exercisable at the Effective Time and (B) the excess, if any, of (1) $7.50 over (2) the per share exercise price of such Company Stock Option immediately prior to the Effective Time; and (ii) in the event the Company Tranche Two Consideration includes any Buyer Common Stock, (A) an amount of cash equal to the product of (X) the number of shares of Company Common Stock as to which such Company Stock Option is exercisable at the Effective Time and (Y) the excess, if any, of (1) the product of $7.50 multiplied by the Tranche Two Cash Multiple over (2) the product of the Tranche Two Cash Multiple multiplied by the per share exercise price of such Company Stock Option immediately prior to the Effective Time plus (B) a number of shares of Buyer Common Stock equal to (X) the product of (1) the number of shares of Company Common Stock as to which such Company Stock Option is exercisable at the Effective Time and (2) the excess, if any, of (aa) the product of the $7.50 multiplied by the Tranche Two Stock Multiple over (bb) the product of the Tranche Two Stock Multiple multiplied by the per share exercise price of such Company Stock Option immediately prior to the Effective Time divided by (Y) the Applicable Buyer Stock Price. To the extent that no excess, as referred to in clauses (i)(B), (ii)(A)(Y) and (ii)(B)(X)(2) above, shall exist with respect to a particular Company Stock Option under the above formulas, then such Company Stock Option shall be terminated and the holder thereof shall be entitled to no consideration in connection with such cancellation. The "Tranche Two Stock Multiple" means the proportion of the Company Common Tranche Two Consideration to be paid in Buyer Common Stock multiplied by 0.333 (rounded to the nearest one-thousandth). The "Tranche Two Cash Multiple" means the proportion of the Company Common Tranche Two Consideration to be paid in cash multiplied by 0.333, plus 0.667 (rounded to the nearest one-thousandth). If and to the extent necessary or required by the terms of the Company Stock Plans or pursuant to the terms of any Company Stock Option granted to directors of the Company thereunder, the Company shall use commercially reasonable efforts to obtain the consent of each such holder of outstanding Company Stock Options to effectuate the treatment of such Company Stock Options pursuant to the terms of this Agreement. The Company agrees that the Company Stock Plans and related agreements shall be amended, to the extent necessary, to reflect the transactions contemplated herein. Notwithstanding the foregoing, the failure to obtain any consents pursuant to this Section 6.11(c) shall not be deemed a failure of any conditions to the obligations of Buyer and Merger Sub under Section 7.2(b). At the Effective Time, each Company Stock Option that is unvested, unexpired and outstanding immediately prior to the Effective Time that has a per share exercise price that is greater than $7.50 shall terminate in its entirety at the Effective Time.

        6.12    Employee Matters.    With respect to any accrued but unused personal, sick or vacation time to which any of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time ("Continuing Employees") is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the "PSV Policies"), such Continuing Employee shall be allowed to use such accrued personal, sick or vacation time; provided, however, that if Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, Buyer shall cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time; and provided, further, that Buyer shall cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time. Following the Effective Time,

Buyer shall cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries, with any prior employer) for purposes of (i) eligibility and vesting under any Surviving Corporation Employee Plans (as defined below) and (ii) determination of benefit levels under any Surviving Corporation Employee Plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term "Surviving Corporation Employee Plan" means, to the extent applicable, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any current or former employee of the Surviving Corporation or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Surviving Corporation or a Subsidiary of the Surviving Corporation.

        6.13    Resignations.    The Company shall use commercially reasonable efforts to obtain and deliver to Buyer at the Closing evidence reasonably satisfactory to Buyer of the resignation, effective as of the Effective Time, of all directors of the Company and each of its Subsidiaries.

        6.14    Third-Party Consents.    As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Buyer after consultation with the Company, including all consents, waivers and approvals set forth in Section 3.3(c) of the Company Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Buyer informed of all material developments. Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer. In the event the Merger does not close for any reason, neither Buyer nor Merger Sub shall have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. Notwithstanding the foregoing, the failure to obtain any consents, waivers and approvals pursuant to this Section 6.14 shall not be deemed a failure of any conditions to the obligations of Buyer and Merger Sub under Section 7.2(b).

        6.15    145 Affiliates.    As soon as practicable after the date hereof, and in no event less than ten (10) days prior to the Closing Date, the Company shall deliver to Buyer a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use commercially reasonable efforts to cause each such Person to deliver to Buyer at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

ARTICLE VII
CONDITIONS TO MERGER

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

          (b)    HSR Act and Foreign Antitrust Laws.    All mandatory waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

          (c)    Governmental Approvals.    Other than the filing of the certificate of merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

          (d)    S-4 Effectiveness.    In the event, and only in the event, that the Company Common Tranche Two Consideration includes any Buyer Common Stock, the S-4 shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

        7.2    Additional Conditions to Obligations of Buyer and Merger Sub.    The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Buyer and Merger Sub:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except (other than the representations and warranties of the company contained in Sections 3.2, which shall be true and correct in all material respects and Section 3.3(a) which shall be true and correct in all respects) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

          (c)    No Restraints.    (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation or (C) require Buyer or the Company or any Subsidiary or affiliate thereof to effect an Action of Divestiture; provided, however, that each of Buyer and Merger Sub shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

          (d)    Material Adverse Effect.    No event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has or would reasonably be expected to have a Company Material Adverse Effect.

          (e)    Non-Competition Agreement.    Mr. Krishna Panu shall have entered into a non-competition agreement in the form attached hereto as Exhibit B, and such agreement shall be in full force and effect.

        7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

          (b)    Performance of Obligations of Buyer and Merger Sub.    Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

          (c)    No Restraints.    (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that the Company shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

          (d)    Material Adverse Effect.    Unless Buyer elects to pay all Company Common Tranche Two Consideration in cash and does not revoke such election, in which case this Section 7.3(d) shall not apply, no event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Stockholders Meeting) (with respect to Sections 8.1(b) through

8.1(h), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

          (a)   by mutual written consent of Buyer, Merger Sub and the Company; or

          (b)   by either Buyer or the Company if the Merger shall not have been consummated by September 10, 2007 (the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date;

          (c)   by either Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used commercially reasonable efforts to prevent the occurrence of and to remove such order, decree or ruling;

          (d)   by either Buyer or the Company if at the Company Stockholders Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company, and such action or failure to act constitute a breach by the Company of this Agreement;

          (e)   by the Company, in accordance with the procedures set forth in Section 6.1 and the Company shall have paid Buyer the Termination Fee described in Section 8.3(b);

          (f)    by Buyer (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred.

          For the purposes of this Agreement, a "Triggering Event," with respect to the Company, shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption of the Agreement by the stockholders of the Company; (ii) it shall have failed to include in the Prospectus/Proxy Statement the recommendation of the Company Board in favor of the adoption of the Agreement by the stockholders of the Company; (iii) the Company Board fails to reaffirm (publicly, if so requested, in connection with an Acquisition Proposal that has been publicly announced or otherwise known to the public generally) its recommendation in favor of the adoption of this Agreement by the stockholders of the Company within ten (10) Business Days after Buyer requests in writing that such recommendation be affirmed; (iv) the Company Board or any committee thereof fails to reject within ten (10) Business Days after the receipt thereof or shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer, following notice of such Superior Offer to Buyer as promptly as practicable (and in any event no later than 24 hours) after the Company Board has determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the Superior Offer would reasonably be expected to result in a breach of the Company Board's fiduciary duties to the stockholders of the Company under applicable law, and a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the four-Business Day period following such notice, as would enable the Company to proceed with the

  Merger; (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Buyer, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (vii) the Company materially breaches any of its obligations set forth in Sections 6.1 or 6.3 (provided that with respect to Section 6.1, such breach must have been intentional on the part of the Company and the Company Board and with respect to the notice provisions of Sections 6.1 and 6.3, Buyer must have been materially prejudiced thereby).

          (g)   by Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date; or

          (h)   by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by Buyer of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date.

          (i)    by Buyer, if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Company Material Adverse Effect and (x) such Company Material Adverse Effect is not capable of being cured prior to the Outside Date or (y) such Company Material Adverse Effect is not cured prior to the earlier of the Outside Date and twenty (20) Business Days following the receipt of written notice from Buyer to the Company of such Company Material Adverse Effect (it being understood that Buyer may not terminate this Agreement pursuant to this subsection (i) if it shall have materially breached this Agreement or if such Company Material Adverse Effect is cured); and

          (j)    by Company, unless Buyer has elected to pay the Company Common Tranche Two Consideration entirely in cash and has not revoked such election (in which case this Section 8.1(j) shall not apply), if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Buyer Material Adverse Effect and (x) such Buyer Material Adverse Effect is not capable of being cured prior to the Outside Date or (y) such Buyer Material Adverse Effect is not cured prior to the earlier of the Outside Date and twenty (20) Business Days following the receipt of written notice from the Company to Buyer of such Buyer Material Adverse Effect (it being understood that the Company may not terminate this Agreement pursuant to this subsection (j) if it shall have materially breached this Agreement or if such Buyer Material Adverse Effect is cured).

        8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Company, Merger Sub or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that:

          (a)   any such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination, and

          (b)   the provisions of Sections 6.4, this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

        8.3    Fees and Expenses.

          (a)   All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

          (b)   If this Agreement is terminated (i) by the Company pursuant to Section 8.1(e), or (ii) by Buyer or the Company, as applicable, pursuant to Section 8.1(d), (f) or (g) (provided, however, in the case of termination pursuant to Section 8.1(g) that the breach by the Company giving rise to the termination is willful and occurs after receipt by the Company of an Acquisition Proposal) and (A) if this Agreement is terminated pursuant to Section 8.1(d) or (f), after the execution of this Agreement but prior to such termination, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and (B) within twelve (12) months after such termination, the Company consummates any Company Change in Control Transaction, then, concurrently with any such termination pursuant to Section 8.1(e) and, in the case of any such termination pursuant to Sections 8.1(d), (f) or (g), concurrently with the consummation of such transaction, the Company shall pay to Buyer an amount equal to $17,360,000. All amounts payable by the Company to Buyer under Section 8.3(b) shall be paid in immediately available funds to such U.S. bank account as Buyer may designate in writing to the Company.

          For purposes of this Agreement, the term "Company Change of Control Transaction" shall mean any transaction or series of transactions in which: (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of related Persons (other than Buyer or any of its affiliates) pursuant to which the stockholders of the Company immediately preceding such transaction hold, by virtue of retaining or converting their equity interests in the Company, less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) any Person or "group" (as defined above) of related Persons acquires, directly or indirectly, by means of an issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or similar transaction, more than 50% of the outstanding shares of Company Common Stock; or (iii) any Person or "group" (as defined above) of related Persons acquires, directly or indirectly, by means of a sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that, in each case, constitute or account for 50% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

        8.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal, but, after receipt of any such Required Company Stockholder Vote, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

        9.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the provisions contained in Article II, Section 8.3 and Article IX and those covenants and agreements contained in this Agreement which by their terms are to be performed following the Effective Time.

        9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

          (a)   if to Buyer or Merger Sub, to:

      Trimble Navigation Limited

      935 Stewart Drive
      Sunnyvale, CA 94085
      Attn: General Counsel
      Facsimile: (408) 481-7780

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue
      Palo Alto, CA 94301
      Attn: Thomas Ivey
      Facsimile: (650) 470-4570

      If to the Company, to:

      @Road, Inc.
      47071 Bayside Parkway
      Fremont, CA 94538
      Attn: General Counsel
      Facsimile: (510) 687-2040

      with a copy to:

      Heller Ehrman LLP
      275 Middlefield Road
      Menlo Park, CA 94025
      Attn: Mark Weeks
      Facsimile: (650) 324-0638

        Any party to this Agreement may give any notice or other communication hereunder using any other means (including Personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

        9.3    Entire Agreement.    This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

        9.4    No Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Persons under Section 6.7, (ii) the rights of the Company Stockholders and the holders of Company Options to receive Merger Consideration in accordance with the provisions of this Agreement after the Effective Time, (iii) the rights of the Continuing Employees granted under Section 6.12, and (iv) the right of the Company, on behalf of the Company's stockholders and holders of Company Options, to pursue claims for damages and other relief, including equitable relief, for Buyer's or Merger Sub's intentional breach of this Agreement fraud, wrongful repudiation or termination of this Agreement or wrongful failure to consummate the Merger, provided, however, that the rights granted pursuant to clause (iv) of this Section 9.4 shall only be enforceable on behalf of the Company's stockholders and the holders of Company Options by the Company in its sole and absolute discretion.

        9.5    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, Buyer may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to replace Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided further that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

        9.6    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

        9.7    Counterparts and Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

        9.8    Interpretation.    When reference is made in this agreement to an article or a section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

        9.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

        9.10    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11    Submission to Jurisdiction.    Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

        9.12    Knowledge of the Company.    For all purposes of this Agreement, the phrase "to the knowledge of the Company" shall mean the actual knowledge of Krish Panu, Thomas Allen, Kenneth

Colby, James D. Fay, Ian Gray, Mike Martini, Leo Jolicoeur, Carol Rice-Murphy and Michael Walker after due inquiry.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TRIMBLE NAVIGATION LIMITED
By:	/s/ STEVEN W. BERGLUND
Name: Steven W. Berglund
Title: President & Chief Executive Officer
ROADRUNNER ACQUISITION CORP.
By:	/s/ IRWIN KWATEK
Name: Irwin Kwatek
Title: Vice President
@ROAD, INC.
By:	/s/ KRISH PANU
Name: Krish Panu
Title: Chief Executive Officer

Exhibit A

Form of Affiliate Letter

                        , 2006

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, CA 94085
Attention: General Counsel
Telecopy: (408) 481-7780

Ladies and Gentlemen:

        I have been advised that I may be deemed to be an "affiliate" of @Road, Inc., a Delaware corporation (the "Company"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of December 10, 2006 (the "Merger Agreement"), by and among the Company, Trimble Navigation Limited, a California corporation ("Trimble"), and Roadrunner Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Trimble ("Merger Sub"), the Company plans to merge with and into Merger Sub (the "Merger"), with Merger Sub being the surviving company. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

        I further understand that, as a result of the Merger, in exchange for shares of common stock, par value $0.0001 per share, of the Company ("Company Common Stock") I will receive common stock, no par value per share of Trimble ("Trimble Common Stock").

        If in fact I were an affiliate under the Securities Act, my ability to sell, assign or transfer the Trimble Common Stock received by me in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. I have read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Trimble Common Stock, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act, to the extent I felt necessary with my counsel or counsel for the Company. I understand that Trimble will not be required to maintain the effectiveness of any registration statement under the Securities Act for purposes of resale of Trimble Common Stock by me.

        I represent, warrant and covenant with and to Trimble that in the event I receive any Trimble Common Stock as a result of the Merger, I shall not effect any sale, transfer, or other disposition of such Trimble Common Stock unless: (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Trimble, or under a "no-action" letter or interpretive letter from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

        In the event of a sale or other disposition by me of Trimble Common Stock received by me in the Merger pursuant to Rule 145, I will supply Trimble with evidence of compliance with such Rule 145, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. I understand that Trimble may instruct its transfer agent to withhold the transfer of any Trimble Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Trimble Common Stock sold as indicated in the letter.

        I understand that Trimble is under no obligation to register the sale, transfer or other disposition of Trimble Common Stock by me or on my behalf under the Securities Act or, other than as set forth below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        I acknowledge and agree that, unless the transfer by me of the Trimble Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, the following legend may be placed on certificates, if any, representing such shares of Trimble Common Stock:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares may not be sold, transferred or otherwise disposed of except in compliance with the requirements of rule 145 or pursuant to an effective registration statement under, or in accordance with an exemption from the registration requirements of, the Act."

        It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted if (A) one year (or such other period as may be required by Rule 145(d)(2) or any successor thereto) shall have elapsed from the date I acquired the Trimble Common Stock received in the Merger and the provisions of Rule 145(d)(2) (or any successor thereto) are then available to me, (B) two years (or such other period as may be required by Rule 145(d)(3) or any successor thereto) shall have elapsed from the date I acquired the Trimble Common Stock received in the Merger and the provisions of Rule 145(d)(3) (or any successor thereto) are then available to me or (C) I shall have delivered to Trimble a copy of a "no-action" letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Trimble, to the effect that such legend is not required for purposes of the Securities Act.

        At the time that I make any offer to or otherwise sell, pledge, transfer or dispose of any Trimble Common Stock that I own after the Merger, I shall notify my broker, dealer or nominee in whose name my shares are held or registered that such Trimble Common Stock is subject to this letter.

        Execution of this letter should not be considered an admission on my part of "affiliate" status as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

        The representations, warranties, covenants and other agreements in this letter shall only become effective as of the Effective Time.

        This letter agreement shall be binding on my heirs, legal representatives and successors.

        This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        This letter agreement may be executed in counterparts, all of which when so executed shall constitute one agreement, notwithstanding that all of the signatories are not signatories to the original or the same counterpart.

Very truly yours,
By:
Name:
Accepted this day of , 200 .
TRIMBLE NAVIGATION LIMITED
By:

Name: Title:

Annex I

[Name]	[Date]

        On                        , the undersigned sold the securities of Trimble Navigation Limited, a California corporation ("Trimble"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of @Road, Inc., a Delaware corporation, with and into Roadrunner Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Trimble

        Based upon the most recent report or statement filed by Trimble with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

Description of the Securities:

Exhibit B

FORM OF NONCOMPETITION AGREEMENT

        THIS NONCOMPETITION AGREEMENT (this "Agreement") is entered into as of [    •    ], by and between Trimble Navigation Limited, a California corporation (the "Company") and Krish Panu ("Shareholder"), a shareholder and chief executive officer of @Road, Inc., a Delaware corporation ("Target").

RECITALS

        A.    Target is engaged in business of providing solutions designed to automate the management of mobile resources such as field force management, field service management and field asset management (the "Business").

        B.    Shareholder is the chief executive officer and a significant shareholder of Target and accordingly has acquired confidential and proprietary information relating to the Business and operations of Target, and has directly or indirectly participated in, supervised or managed such operations of Target, in the United States.

        C.    Shareholder's covenant not to compete with the Company, as reflected in this Agreement, is an essential inducement to the Company to enter into the transactions described in the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), among the Company, Target and Roadrunner Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (the transactions contemplated by the Merger Agreement are referred to hereinafter as the "Merger").

        D.    Shareholder holds a significant number of the issued and outstanding shares of stock of Target, for which he will receive valuable consideration as part of the transactions contemplated by the Merger Agreement, and therefore has a material economic interest in the consummation of the Merger.

        E.    In order to protect the goodwill related to the Business, and as a condition precedent to the obligations of the Company to complete the Merger, Shareholder has agreed to the restrictive covenants and other terms and conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and to induce the Company to consummate the transactions contemplated by the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder hereby covenants and agrees as follows:

        1.    Noncompetition.

          (a)   Shareholder and the Company agree that due to the nature of Shareholder's association with Target, Shareholder has Confidential Information (as defined below) relating to the business and operations of Target and the Company. Shareholder acknowledges that such information is of extreme importance to the business of Target and the Company and will continue to be so after the Merger and that disclosure of the Confidential Information to others, or the unauthorized use of such information by Shareholder, may cause substantial loss and harm to the Company.

          (b)   Shareholder and the Company further agree that the market for the Business is intensely competitive and that Target and the Company may engage in the Business throughout the entire world.

          (c)   Shareholder and the Company intend and agree that this Agreement is an ancillary agreement to the Merger Agreement.

          (d)   During the period which shall commence at the Closing and shall terminate eighteen (18) months from the Closing, Shareholder shall not, anywhere in the Business Area (as defined below), directly or indirectly (including without limitation, through any Affiliate (as defined below) of Shareholder), own, manage, operate, control, be employed by or otherwise engage or participate in, or be connected as an owner, partner, principal, sales representative, advisor, member of the board of directors of, employee of or consultant of any Competitor (as defined below).

          (e)   Notwithstanding the foregoing provisions of Section 1(d) and the restrictions set forth therein, Shareholder may own securities in any of the Competitors, but only to the extent that Shareholder does not own, of record or beneficially, more than 2% (two percent) of the outstanding beneficial ownership of any such Competitor.

          (f)    "Competitor" as used herein, means any entity or person that is directly, or indirectly through an Affiliate, actively competing with Target or the Company in the Business.

          (g)   "Business Area" as used herein, means North America, the United Kingdom and Australia.

          (h)   "Affiliate" as used herein, means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity.

        2.    Nonsolicitation of Employees.    During the period which shall commence at the Closing and shall terminate two (2) years from the Closing, Shareholder shall not, without the prior written consent of the Company, directly or indirectly encourage, solicit, request, cause, induce or attempt to induce any person who was an employee of or a consultant of Target or any of its Affiliates as of the Closing to leave the employ of or terminate such person's relationship with Target, its Affiliates or the Company.

        3.    Nonsolicitation of Customers and Suppliers.    During the period which shall commence at the Closing and shall terminate two (2) years from the Closing, Shareholder shall not, directly or indirectly, (i) solicit, induce or attempt to induce any Customer (as defined below) or Supplier to cease doing business in whole or in part with Target, its Affiliates or the Company with respect to the Business; (ii) attempt to limit or interfere with any Business agreement or relationship existing between Target or the Company and/or their Affiliates with respect to the Business with any third party; or (iii) disparage or take any actions that are harmful to the business reputation of Target, its Affiliates or the Company (or their respective management teams). "Customer" as used herein means any customer or client of Target, its Affiliates or the Company with respect to the Business that, as of the Closing, Shareholder has or had contact with, supervision over or access to confidential information regarding, by virtue of his association with Target, its Affiliates or the Company. "Supplier," as used herein, means any supplier or Target, its Affiliates or the Company with respect to the Business that, as of the Closing, Shareholder has or had contact with, supervision over or access to confidential information regarding, by virtue of his association with Target, its Affiliates or the Company.

        4.    Confidentiality.    Shareholder covenants that he will not, at any time, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of Target or the Company, Confidential Information (as hereinafter defined) of Target and/or the Company. As used herein, "Confidential Information" means information about Target, its Affiliates or the Company of any kind, nature or description, including, but not limited to, any proprietary knowledge, trade secrets, data, formulae, employees, and client and customer lists and all documents, papers, resumes, and records (including computer records) which is disclosed to or otherwise known to Shareholder as a direct or indirect consequence of his association with Target, its

Affiliates and his association with the Company in the context of the Merger; provided, however, that Confidential Information does not include information that (i) is in or enters the public domain otherwise than as a result of Shareholder's breach of an obligation of confidentiality to the Company or (ii) is disclosed to Shareholder without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality with respect thereto. Shareholder acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and that such information gives Target and the Company a competitive advantage in the Business. Shareholder further agrees to deliver to the Company, at the Company's request, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written or electronic information (and all copies thereof) furnished by Target, its Affiliates or the Company or created by Shareholder in connection with his association with Target and/or the Company.

        5.    Injunctive Relief.    The parties agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Shareholder of the provisions of Sections 1, 2, 3 or 4 of this Agreement, the Company shall be entitled to seek an injunction restraining Shareholder from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Shareholder.

        6.    Reasonableness and Enforceability of Covenants.

          (a)   The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Shareholder's material economic interest in the transactions contemplated in the Merger Agreement as well as his position of confidence and trust as an executive employee of Target.

          (b)   If any court of competent jurisdiction determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

          (c)   Shareholder expressly agrees to be bound by the restrictive covenants and the other agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement.

          (d)   Shareholder acknowledges that (i) as part of the Merger, the Company will be vested with the goodwill of, and will carry on, the Business that had been conducted by Target prior to the Merger; (ii) the restrictive covenants and the other agreements contained herein are an essential part of this Agreement and (iii) the transactions contemplated by the Merger Agreement are designed and intended to qualify as a sale (or other disposition) by Shareholder of all of Shareholder's interests in Target within the meaning of section 16601 of the Business and Professions Code of California (the "BPCC"), which section provides as follows:

      § 16601.    Sale of goodwill or corporation shares; agreement not to compete.    Any person who sells the goodwill of a business, or any Shareholder of a corporation selling or otherwise disposing of all his shares in said corporation, or any Shareholder of a corporation which sells (a) all or substantially all of its operating assets together with the goodwill of the corporation, (b) all or substantially all of the operating assets of a division or a subsidiary of the corporation together with the goodwill of such division or subsidiary, or (c) all of the shares of any subsidiary, may agree with the buyer to refrain from carrying on a similar business within a specified county or counties, city or cities, or a part thereof, in which the business so sold, or that of said corporation, division, or subsidiary has been carried on, so long as the buyer, or any person deriving title to the goodwill or shares from him, carries on a like business therein. For the purposes of this section, "subsidiary" shall mean any corporation, a majority of whose voting shares are owned by the selling corporation.

          (d)   Shareholder further represents, warrants and agrees that (i) Shareholder has been fully advised by, or has had the opportunity to be advised by, counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement and the Merger Agreement; and (ii) Shareholder has read section 16601 of the BPCC, understands its terms and agrees that section 16601 of the BPCC applies in the context of the transactions contemplated by the Merger Agreement and this Agreement and such transactions are within the scope and intent of section 16601 and an exception to section 16600 of the BPCC and agrees to be fully bound by the restrictive covenants and the other agreements contained in this Agreement. Accordingly, Shareholder agrees to be bound by the restrictive covenants and the other agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement.

        7.    Legitimate Business Interest.    Shareholder expressly agrees that the Company has a legitimate business interest justifying the restrictions contained in Sections 1, 2, 3 and 4 hereof.

        8.    Severability.    If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state, and the rights and obligations created hereby shall be construed and enforced accordingly.

        9.    Construction.    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts or choice of laws.

        10.    Amendments and Waivers.    This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

        11.    Entire Agreement.    This Agreement, together with the Merger Agreement and the ancillary documents executed in connection therewith, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument signed by each of the parties hereto.

        12.    Counterparts.    This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

        13.    Section Headings.    The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

        14.    Assignment.    Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that the Company may assign their rights hereunder, without the consent of Shareholder, to any entity that acquires or succeeds to the Business.

        15.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to the Company:

      Trimble Navigation Limited
      935 Stewart Drive
      Sunnyvale, CA 94085
      Attention: General Counsel
      Fax: (408) 481-7780

          (b)   if to Shareholder:

      to the address set forth below the name of Shareholder on the signature page hereof.

        16.    Each Party the Drafter.    This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

        17.    Defined Terms.    Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition Agreement as of the date first above written.

COMPANY
TRIMBLE NAVIGATION LIMITED
By:

Name:

Title:

SHAREHOLDER
Krish Panu
Address:

Facsimile:

Annex B

FORM OF VOTING AGREEMENT

        This Voting Agreement ("Agreement") is made and entered into as of December 10, 2006, by and among Trimble Navigation Limited, a California corporation ("Acquirer"), Roadrunner Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquirer ("Merger Sub"), and the undersigned stockholder (the "Stockholder") of @Road, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 6 hereof and certain other capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, Stockholder is the holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain common stock of the Company;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Acquirer, Merger Sub and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the "Merger"); and

        WHEREAS, as a condition and inducement to Acquirer's willingness to enter into the Merger Agreement, the Stockholder has agreed to execute and deliver this Agreement.

AGREEMENT

        NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

        1.    Agreement to Vote Shares.    Prior to the Termination Date, at every meeting of the stockholders of the Company (or of the holders of any class of stock of the Company's capital stock) called with respect to any of the following, and at every adjournment or postponement thereof, with respect to any of the following, the Stockholder shall vote with respect to the Subject Securities: (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other actions contemplated by the Merger Agreement or would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement, this Agreement or the Proxy (the "Merger Proposals"), (b) against any proposal for any Acquisition Transaction between the Company and any Person other than Acquirer or Merger Sub, and (c) against any other action, agreement or proposal that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the related transactions or which could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or which could reasonably be expected to otherwise impede, interfere with, delay, postpone or materially adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

        2.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Acquirer a proxy in the form attached hereto as Exhibit A (the "Proxy"), which is coupled with an interest and shall be irrevocable to the fullest extent permitted by law, with respect to the shares referred to therein, which Proxy shall remain in effect until the Termination Date.

        3.    Agreement to Retain Shares.

          (a)    Restriction on Transfer.    Except pursuant to the terms of the Merger Agreement or otherwise provided in Section 3(c) of this Agreement, during the period from the date of this Agreement through the Termination Date, the Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected. Any Transfer of any Subject Securities in violation of this Section 3 shall be void and have no force or effect.

          (b)    Restriction on Transfer of Voting Rights.    During the period from the date of this Agreement through the Termination Date, the Stockholder shall not: (a) grant any proxy or power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or similar arrangement with respect to the Subject Securities except as provided in this Agreement; or (b) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement or the Transaction Documents.

          (c)    Permitted Transfers.    Section 3(a) shall not prohibit a Transfer of Company Capital Stock by the Stockholder upon the death of the Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee (i) agrees in a writing, reasonably satisfactory in form and substance to Acquirer, to be bound by the terms of this Agreement and refrain from any and all Transfers of the Subject Securities, and (ii) delivers a Proxy to Acquirer in substantially the form of Exhibit A. In addition, Section 3(a) shall not prohibit a Transfer of Company Capital Stock by the Stockholder pursuant to the terms of a trading plan adopted pursuant to Rule 1065-1 under the Exchange Act in effect prior to the date hereof.

        4.    Representations, Warranties and Covenants of Stockholder.    The Stockholder hereby represents and warrants to Acquirer as follows:

          (a)    Due Authorization, Etc.    All consents, approvals, authorizations, filings and orders necessary for the execution and delivery by the Stockholder of this Agreement and the Proxy have been obtained or made, and the Stockholder has legal capacity, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly and validly executed and delivered by the Stockholder and constitute valid and binding agreements or instruments of the Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

          (b)    No Conflict.    The execution and delivery of this Agreement and the Proxy by the Stockholder do not, and the performance of this Agreement and the Proxy by the Stockholder will not conflict with, violate or result in a breach of or constitute (with or without notice or the passage of time) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under (i) the organizational documents of the Stockholder, if any, (ii) any law, rule, regulation, order, decree or judgment applicable to the Stockholder, the Subject Securities held by the Stockholder or any of the Stockholder's other properties or assets or (iii) any contract, indenture, guarantee, lease, mortgage, license or other agreement, instrument, obligation or undertaking of any kind to which Stockholder is a party or by which the Stockholder or any of its properties or assets are bound.

          (c)    Title to Securities.    As of the date of this Agreement: (a) the Stockholder holds of record the outstanding Company Common Stock set forth under the heading "Stock Held of Record" on the signature page hereof; (b) the Stockholder holds the options and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) the Stockholder Owns the additional securities of the

  Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) the Stockholder does not directly or indirectly Own any capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any capital stock or other securities of the Company, other than the stock and options, warrants and other rights set forth on the signature page hereof. The Stockholder has voting power and power to issue instructions with respect to the matters set forth herein, power of disposition, power of conversion, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities with no limitations, qualifications or restrictions on such rights. Except as permitted by this Agreement the Subject Securities are now and, at all times during the term hereof, the Subject Securities will be, held by the Stockholder or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges or options, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

          (d)    Community Property.    The Stockholder either (i) is not, and will not be during the term of this Agreement, subject to community property laws or (ii) has delivered a Community Property Waiver in the form of Exhibit B hereto with respect to each person who has or who may acquire community property rights in any of the Subject Securities.

          (e)    Reliance by Acquirer.    The Stockholder understands and acknowledges that Acquirer is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          (f)    Stop Transfer.    The Stockholder hereby agrees and covenants that it will not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Subject Securities, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of stock or the like other than pursuant to the Merger, the term "Subject Securities" will be deemed to refer to and include the Common Stock as well as all such stock dividends and distributions and any stock into which or for which any or all of the Subject Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

        5.    Further Assurances.    From time to time and without additional consideration, the Stockholder shall (at the Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at the Stockholder's sole expense) take such further actions, as Acquirer may request for the purpose of carrying out and furthering the intent of this Agreement.

        6.    Certain Definitions.    For purposes of this Agreement,

          (a)   "Company Common Stock" means the common stock, par value $0.0001 per share, of the Company.

          (b)   The Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if the Stockholder is the "beneficial owner" of such security within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (c)   "Person" means any (i) individual, (ii) corporation, limited liability company, partnership or other entity or (iii) Governmental Entity.

          (d)   "Subject Securities" means: (i) all securities of the Company (including all Company Common Stock and all options, warrants and other rights to acquire Company Common Stock) Owned by the Stockholder as of the date of this Agreement, whether vested or unvested; and

  (ii) all additional securities of the Company (including all additional Company Common Stock and all additional options, warrants and other rights to acquire Company Common Stock), whether vested or unvested, of which the Stockholder acquires Ownership (regardless of the method by which Stockholders acquire Ownership) during the period from the date of this Agreement through the Termination Date.

          (e)   "Termination Date" means the earlier to occur of the date (i) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the Merger Agreement terminates in accordance with its terms.

          (f)    A Person shall be deemed to have effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, assigns, encumbers, transfers or disposes of, or grants an option, contract or other arrangement or understanding with respect to such security or any interest in such security to any Person other than Acquirer; (ii) consents to or enters into an agreement or commitment contemplating the offer for sale or sale, pledge, assignment, encumbrance, transfer or disposition of, or grant of an option, contract or other arrangement or understanding with respect to, such security or any interest therein to any Person other than Acquirer or Merger Sub; (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security other than in connection with the Merger or (iv) offers to do any of the foregoing.

        7.    Miscellaneous.

          (a)    Assignment; Binding Effect.    Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon the Stockholder and the Stockholder's heirs, estate, executors and personal representatives and the Stockholder's successors and assigns, and shall inure to the benefit of Acquirer and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Acquirer and its successors and assigns) any rights or remedies of any nature.

          (b)    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached and in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Acquirer shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

          (c)    Waiver; Remedies Cumulative.    No failure on the part of Acquirer to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Acquirer in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Acquirer shall not be deemed to have waived any claim available to Acquirer arising out of this Agreement, or any power, right, privilege or remedy of Acquirer under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Acquirer; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

          (d)    Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts or choice of law.

          (e)    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

          (f)    Entire Agreement.    This Agreement and the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by the party against whom enforcement is sought.

          (g)    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

          (h)    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (i)    Waiver of Jury Trial.    EACH OF ACQUIRER, MERGER SUB AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

          (j)    Descriptive Heading.    The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        The parties have caused this Agreement to be duly executed on the date first above written.

ACQUIRER:
TRIMBLE NAVIGATION LIMITED
By:

Name: Irwin Kwatek Title: Vice President
Address for notices:

MERGER SUB:
ROADRUNNER ACQUISITION CORP.
By:

Name: Irwin Kwatek Title: Vice President
Address for notices:
935 Stewart Drive Sunnyvale, California 94085

[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDER:
By:

Name: Title:
Address for notices:

Company Common Stock Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

EXHIBIT A

IRREVOCABLE PROXY

        The undersigned stockholder (the "Stockholder") of @Road, Inc., a Delaware corporation (the "Company"), hereby irrevocably appoints each of Mark Harrington and Irwin Kwatek, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding capital stock of the Company owned of record by the Stockholder as of the date of this Proxy, which shares are specified on the final page of this Proxy, and (ii) any and all other capital stock of the Company which the Stockholder may acquire on or after the date hereof. The capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares". Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any of the Shares relating to the subject matter hereof are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares.

        This Proxy is irrevocable, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and among Trimble Navigation Limited, a California corporation ("Acquirer"), Roadrunner Acquisition Corp., a Delaware corporation ("Merger Sub") and the Stockholder, and is granted in consideration of Acquirer entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, by and among the Company, Acquirer, Merger Sub and the Stockholder. As used herein, the term "Termination Date" means the earlier to occur of the date (i) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the Merger Agreement terminates in accordance with its terms. Unless otherwise provided, other capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Merger Agreement.

        Each of the attorneys and proxies named above is hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares at every annual, special or adjourned meeting of the stockholders of the Company: (a) in favor of adoption of the Merger Proposals (as defined in the Voting Agreement), (b) against any proposal for any Acquisition Transaction, other than the Merger, between the Company and any Person (as defined in the Voting Agreement) other than Acquirer or Merger Sub, and (c) against any other action, agreement or proposal that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the related transactions or which could reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or which could reasonably be expected to otherwise impede, interfere with, delay, postpone or materially adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

        This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Dated: December 10, 2006

(Signature of Stockholder)
(Print Name of Stockholder)
Number of common stock of the Company owned of record as of the date of this Proxy:

EXHIBIT B

SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of:

Name of Stockholder

and that the undersigned is familiar with the terms of the Voting Agreement (the "Agreement"), entered into as of December 10, 2006 by and among Trimble Navigation Limited, a California corporation, Roadrunner Acquisition Corp., a Delaware corporation, and the undersigned's spouse,                                         . The undersigned hereby agrees that the interest of the undersigned's spouse in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by the undersigned's spouse. The undersigned further agrees that the undersigned's community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned's spouse to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned's spouse shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated:

Name:

Annex C

December 10, 2006

The Board of Directors
@Road, Inc.
47071 Bayside Parkway
Fremont, CA 94538

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the "Company Common Stock"), of @Road, Inc. (the "Company") of the consideration to be received by such holders in the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary (the "Merger Subsidiary") of Trimble Navigation Limited (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger dated as of December 10, 2006 (the "Agreement"), among the Company, the Merger Partner and the Merger Subsidiary, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its affiliates and other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration equal to (i) $5.00 per share in cash (the "Company Common Tranche One Consideration") and (ii) a mixture of cash and/or a fraction of a share of common stock, no par value, of the Merger Partner (the "Merger Partner Common Stock") having an aggregate value of $2.50 (the portion of the consideration to be paid in shares of Merger Partner Common Stock, if any, to be determined with reference to the average of the closing sales price for a share of Merger Partner Common Stock on the Nasdaq Global Market for the 5 consecutive trading days ending with, but including, the trading day that is 6 trading days prior to the Closing Date (as defined in the Agreement)), the proportions of which mixture of cash and/or Merger Partner Common Stock shall be determined in the sole discretion of the Merger Partner (the "Company Common Tranche Two Consideration", and, together with the Company Common Tranche One Consideration, the "Merger Consideration").

        In arriving at our opinion, we have (i) reviewed a draft dated December 9, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or

C-1

otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that we and our affiliates have no other financial advisory or other commercial or investment banking relationships with the Company. We and our affiliates have performed in the past, and may continue to perform, certain services for the Merger Partner and its affiliates, all for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

        This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

C-2

Annex D

Delaware General Corporation Law

§ 262 Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. Trimble's bylaws provide that it will indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by California law. Trimble is also empowered under its bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Trimble has entered into indemnification agreements with each of its current directors and executive officers which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by California law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under California law. In addition, Trimble maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits:

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger, by and among Trimble Navigation Limited, Roadrunner Acquisition Corp. and @Road, Inc., dated as of December 10, 2006(31)
2.2	Form of Voting Agreement, by and among Trimble Navigation Limited, Roadrunner Acquisition Corp. and certain stockholders of @Road, Inc., dated as of December 10, 2006(32)
3.1	Restated Articles of Incorporation of Trimble Navigation Limited filed June 25, 1986(5)
3.2	Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited filed October 6, 1988(6)
3.3	Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited filed July 18, 1990(7)
3.4	Certificate of Determination of Rights, Preferences, Privileges of Series A Participating Preferred Stock of Trimble Navigation Limited filed February 19, 1999(8)
3.5	Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited filed May 29, 2003(17)
3.6	Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited filed March 4, 2004(21)
3.7	Bylaws of Trimble Navigation Limited, as amended and restated through July 20, 2006(20)
4.1	Specimen copy of certificate for shares of Common Stock of Trimble Navigation Limited(1)
4.2	Preferred Shares Rights Agreement dated as of February 18, 1999(4)
4.3	Agreement of Substitution and Amendment of Preferred Shares Rights Agreement dated September 10, 2004(22)

4.4	First Amended and Restated Stock and Warrant Purchase Agreement between and among Trimble Navigation Limited and the investors thereto dated January 14, 2002(13)
4.5	Form of Warrant to Purchase Shares of Common Stock dated January 14, 2002(14)
4.6	Form of Warrant dated April 12, 2002(15)
5.1	Opinion regarding legality by Skadden, Arps, Slate, Meagher & Flom LLP(28)
10.1	Form of Indemnification Agreement between Trimble Navigation Limited and its officers and directors(33)
10.2	1990 Director Stock Option Plan, as amended, and form of Outside Director Non-statutory Stock Option Agreement(3)
10.3	1992 Management Discount Stock Option and form of Non-statutory Stock Option Agreement(2)
10.4	1993 Stock Option Plan, as amended October 24, 2003(11)
10.5	Employment Agreement between Trimble Navigation Limited and Steven W. Berglund dated March 17, 1999(9)
10.6	Trimble Navigation Limited Deferred Compensation Plan effective December 30, 2004, as amended May 19, 2005(10)
10.7	Australian Addendum to the Trimble Navigation 1988 Employee Stock Purchase Plan(12)
10.8	2002 Stock Plan, as amended and restated January 20, 2005, including forms of option agreements(19)
10.9
Credit Agreement dated July 28, 2005 among Trimble Navigation Limited, The Bank of Nova Scotia (Administrative Agent, Issuing Bank and Swing Line Bank), The Bank of New York and Harris Nesbitt (Co-Syndication Agents), Bank of America, N.A. and Wells Fargo Bank N.A. (Co-Documentation Agents), The Bank of Nova Scotia and BNY Capital Markets, Inc. (Joint Lead Arrangers), and The Bank of Nova Scotia (Sole Book Runner)(16)
10.10	Employment Agreement between Trimble Navigation Limited and Rajat Bahri dated December 6, 2004(23)
10.11	Board of Directors Compensation Policy effective January 1, 2004(24)
10.12	Form of Change in Control agreement between Trimble Navigation Limited and certain Trimble Navigation Limited officers(18)
10.13	Letter of Assignment between Trimble Navigation Limited and Alan Townsend dated November 12, 2003(25)
10.14	Supplemental agreement to Letter of Assignment between Trimble Navigation Limited and Alan Townsend dated January 19, 2004(26)
10.15	Trimble Navigation Limited 2006 Management Incentive Plan Description(27)
10.16	Lease dated May 11, 2005 between CarrAmerica Realty Operating Partnership, L.P. and Trimble Navigation Limited(34)
10.17	Trimble Navigation 1988 Employee Stock Purchase Plan, as amended January 19, 2006, and approved by the stockholders on May 18, 2006(29)

10.18	Trimble Navigation Limited 2002 Stock Plan, as amended and restated January 19, 2006, and approved by the stockholders on May 18, 2006(30)
21.1	Subsidiaries of the Company(28)
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Trimble Navigation Limited(28)
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of @Road, Inc.(28)
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Powers of attorney (included on signature pages to this Form S-4 Registration Statement)
99.1	Opinion of JPMorgan, regarding the fairness of the merger (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement)
99.2	Consent of JPMorgan(28)
99.3	Form of Proxy Card of @Road, Inc.(28)

(1)
Incorporated by reference to exhibit number 4.1 to Trimble's Registration Statement on Form S-1, as amended, which became effective July 19, 1990.

(2)
Incorporated by reference to exhibit number 10.46 to Trimble's Registration Statement on Form S-1, which was filed February 25, 1992.

(3)
Incorporated by reference to exhibit number 10.32 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

(4)
Incorporated by reference to exhibit number 1 to Trimble's Registration Statement on Form 8-A, which was filed on February 18, 1999.

(5)
Incorporated by reference to exhibit number 3.1 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(6)
Incorporated by reference to exhibit number 3.2 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(7)
Incorporated by reference to exhibit number 3.3 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(8)
Incorporated by reference to exhibit number 3.4 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(9)
Incorporated by reference to exhibit number 10.67 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(10)
Incorporated by reference to exhibit number 10.1 to Trimble's Current Report on Form 8-K filed on May 25, 2005.

(11)
Incorporated by reference to exhibit number 10.3 to Trimble's Quarterly Report on Form 10-Q for the quarter ended October 3, 2003.

(12)
Incorporated by reference to exhibit number 10.77 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 29, 2000.

(13)
Incorporated by reference to exhibit number 4.1 to Trimble's Current Report on Form 8-K filed on January 16, 2002.

(14)
Incorporated by reference to exhibit number 4.2 to Trimble's Current Report on Form 8-K filed on January 16, 2002.

(15)
Incorporated by reference to exhibit number 4.1 to Trimble's Registration Statement on Form S-3 filed on April 19, 2002.

(16)
Incorporated by reference to exhibit number 10 to Trimble's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

(17)
Incorporated by reference to exhibit number 3.5 to Trimble's Quarterly Report on Form 10-Q for the quarter ended July 4, 2003.

(18)
Incorporated by reference to exhibit number 10.15 to Trimble's Annual Report on Form 10-K for fiscal year ended December 31, 2004.

(19)
Incorporated by reference to exhibit number 10.2 to Trimble's Current Report on Form 8-K filed on May 24, 2005.

(20)
Incorporated by reference to exhibit number 3 to Trimble's Current Report on Form 8-K filed on November 13, 2006.

(21)
Incorporated by reference to exhibit number 3.6 to Trimble's Quarterly Report on Form 10-Q for the quarter ended April 2, 2004.

(22)
Incorporated by reference to exhibit number 4.3 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(23)
Incorporated by reference to exhibit number 10.13 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(24)
Incorporated by reference to exhibit number 10.14 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(25)
Incorporated by reference to exhibit number 10.16 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(26)
Incorporated by reference to exhibit number 10.17 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(27)
Incorporated by reference to exhibit number 10.1 to Trimble's Current Report on Form 8-K filed on January 24, 2006.

(28)
Filed herein.

(29)
Incorporated by reference to exhibit number 10.1 to Trimble's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

(30)
Incorporated by reference to exhibit number 10.2 to Trimble's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

(31)
Incorporated by reference to exhibit number 2.1 to Trimble's Current Report on Form 8-K filed December 11, 2006.

(32)
Incorporated by reference to exhibit number 2.2 to Trimble's Current Report on From 8-K filed December 11, 2006.

(33)
Incorporated by reference to exhibit number 10.1 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

(34)
Incorporated by reference to exhibit number 10.17 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

          (a)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on December 22, 2006.

TRIMBLE NAVIGATION LIMITED
By:	/s/ STEVEN W. BERGLUND Name: Steven W. Berglund Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Steven W. Berglund, Rajat Bahri and Irwin L. Kwatek, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN W. BERGLUND Steven W. Berglund	President, Chief Executive Office & Director (Principal Executive Officer)	December 22, 2006
/s/ RAJAT BAHRI Rajat Bahri	Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	December 22, 2006
/s/ ROBERT S. COOPER Robert S. Cooper	Director	December 22, 2006
/s/ JOHN B. GOODRICH John B. Goodrich	Director	December 22, 2006

/s/ WILLIAM HART William Hart	Director	December 22, 2006
/s/ ULF JOHANSSON Ulf Johansson	Director	December 22, 2006
/s/ BRADFORD W. PARKINSON Bradford W. Parkinson	Director	December 22, 2006
/s/ NICKOLAS W. VANDE STEEG Nickolas W. Vande Steeg	Director	December 22, 2006

EXHIBIT INDEX

        Exhibits:

EXHIBIT NO.	DESCRIPTION
2.1	Agreement and Plan of Merger, by and among Trimble Navigation Limited, Roadrunner Acquisition Corp. and @Road, Inc., dated as of December 10, 2006(31)
2.2	Form of Voting Agreement, by and among Trimble Navigation Limited, Roadrunner Acquisition Corp. and certain stockholders of @Road, Inc., dated as of December 10, 2006(32)
3.1	Restated Articles of Incorporation of Trimble Navigation Limited filed June 25, 1986(5)
3.2	Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited filed October 6, 1988(6)
3.3	Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited filed July 18, 1990(7)
3.4	Certificate of Determination of Rights, Preferences, Privileges of Series A Participating Preferred Stock of Trimble Navigation Limited filed February 19, 1999(8)
3.5	Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited filed May 29, 2003(17)
3.6	Certificate of Amendment of Articles of Incorporation of Trimble Navigation Limited filed March 4, 2004(21)
3.7	Bylaws of Trimble Navigation Limited, as amended and restated through July 20, 2006(20)
4.1	Specimen copy of certificate for shares of Common Stock of Trimble Navigation Limited(1)
4.2	Preferred Shares Rights Agreement dated as of February 18, 1999(4)
4.3	Agreement of Substitution and Amendment of Preferred Shares Rights Agreement dated September 10, 2004(22)
4.4	First Amended and Restated Stock and Warrant Purchase Agreement between and among Trimble Navigation Limited and the investors thereto dated January 14, 2002(13)
4.5	Form of Warrant to Purchase Shares of Common Stock dated January 14, 2002(14)
4.6	Form of Warrant dated April 12, 2002(15)
5.1	Opinion regarding legality by Skadden, Arps, Slate, Meagher & Flom LLP(28)
10.1	Form of Indemnification Agreement between Trimble Navigation Limited and its officers and directors(33)
10.2	1990 Director Stock Option Plan, as amended, and form of Outside Director Non-statutory Stock Option Agreement(3)
10.3	1992 Management Discount Stock Option and form of Non-statutory Stock Option Agreement(2)
10.4	1993 Stock Option Plan, as amended October 24, 2003(11)
10.5	Employment Agreement between Trimble Navigation Limited and Steven W. Berglund dated March 17, 1999(9)
10.6	Trimble Navigation Limited Deferred Compensation Plan effective December 30, 2004, as amended May 19, 2005(10)

10.7	Australian Addendum to the Trimble Navigation 1988 Employee Stock Purchase Plan(12)
10.8	2002 Stock Plan, as amended and restated January 20, 2005, including forms of option agreements(19)
10.9
Credit Agreement dated July 28, 2005 among Trimble Navigation Limited, The Bank of Nova Scotia (Administrative Agent, Issuing Bank and Swing Line Bank), The Bank of New York and Harris Nesbitt (Co-Syndication Agents), Bank of America, N.A. and Wells Fargo Bank N.A. (Co-Documentation Agents), The Bank of Nova Scotia and BNY Capital Markets, Inc. (Joint Lead Arrangers), and The Bank of Nova Scotia (Sole Book Runner)(16)
10.10	Employment Agreement between Trimble Navigation Limited and Rajat Bahri dated December 6, 2004(23)
10.11	Board of Directors Compensation Policy effective January 1, 2004(24)
10.12	Form of Change in Control agreement between Trimble Navigation Limited and certain Trimble Navigation Limited officers(18)
10.13	Letter of Assignment between Trimble Navigation Limited and Alan Townsend dated November 12, 2003(25)
10.14	Supplemental agreement to Letter of Assignment between Trimble Navigation Limited and Alan Townsend dated January 19, 2004(26)
10.15	Trimble Navigation Limited 2006 Management Incentive Plan Description(27)
10.16	Lease dated May 11, 2005 between CarrAmerica Realty Operating Partnership, L.P. and Trimble Navigation Limited(34)
10.17	Trimble Navigation 1988 Employee Stock Purchase Plan, as amended January 19, 2006, and approved by the stockholders on May 18, 2006(29)
10.18	Trimble Navigation Limited 2002 Stock Plan, as amended and restated January 19, 2006, and approved by the stockholders on May 18, 2006(30)
21.1	Subsidiaries of the Company(28)
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Trimble Navigation Limited(28)
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of @Road, Inc.(28)
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Powers of attorney (included on signature pages to this Form S-4 Registration Statement)
99.1	Opinion of JPMorgan, regarding the fairness of the merger (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement)
99.2	Consent of JPMorgan(28)
99.3	Form of Proxy Card of @Road, Inc.(28)

(1)
Incorporated by reference to exhibit number 4.1 to Trimble's Registration Statement on Form S-1, as amended, which became effective July 19, 1990.

(2)
Incorporated by reference to exhibit number 10.46 to Trimble's Registration Statement on Form S-1, which was filed February 25, 1992.

(3)
Incorporated by reference to exhibit number 10.32 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

(4)
Incorporated by reference to exhibit number 1 to Trimble's Registration Statement on Form 8-A, which was filed on February 18, 1999.

(5)
Incorporated by reference to exhibit number 3.1 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(6)
Incorporated by reference to exhibit number 3.2 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(7)
Incorporated by reference to exhibit number 3.3 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(8)
Incorporated by reference to exhibit number 3.4 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(9)
Incorporated by reference to exhibit number 10.67 to Trimble's Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

(10)
Incorporated by reference to exhibit number 10.1 to Trimble's Current Report on Form 8-K filed on May 25, 2005.

(11)
Incorporated by reference to exhibit number 10.3 to Trimble's Quarterly Report on Form 10-Q for the quarter ended October 3, 2003.

(12)
Incorporated by reference to exhibit number 10.77 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 29, 2000.

(13)
Incorporated by reference to exhibit number 4.1 to Trimble's Current Report on Form 8-K filed on January 16, 2002.

(14)
Incorporated by reference to exhibit number 4.2 to Trimble's Current Report on Form 8-K filed on January 16, 2002.

(15)
Incorporated by reference to exhibit number 4.1 to Trimble's Registration Statement on Form S-3 filed on April 19, 2002.

(16)
Incorporated by reference to exhibit number 10 to Trimble's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

(17)
Incorporated by reference to exhibit number 3.5 to Trimble's Quarterly Report on Form 10-Q for the quarter ended July 4, 2003.

(18)
Incorporated by reference to exhibit number 10.15 to Trimble's Annual Report on Form 10-K for fiscal year ended December 31, 2004.

(19)
Incorporated by reference to exhibit number 10.2 to Trimble's Current Report on Form 8-K filed on May 24, 2005.

(20)
Incorporated by reference to exhibit number 3 to Trimble's Current Report on Form 8-K filed on November 13, 2006.

(21)
Incorporated by reference to exhibit number 3.6 to Trimble's Quarterly Report on Form 10-Q for the quarter ended April 2, 2004.

(22)
Incorporated by reference to exhibit number 4.3 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(23)
Incorporated by reference to exhibit number 10.13 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(24)
Incorporated by reference to exhibit number 10.14 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(25)
Incorporated by reference to exhibit number 10.16 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(26)
Incorporated by reference to exhibit number 10.17 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(27)
Incorporated by reference to exhibit number 10.1 to Trimble's Current Report on Form 8-K filed on January 24, 2006.

(28)
Filed herein.

(29)
Incorporated by reference to exhibit number 10.1 to Trimble's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

(30)
Incorporated by reference to exhibit number 10.2 to Trimble's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

(31)
Incorporated by reference to exhibit number 2.1 to Trimble's Current Report on Form 8-K filed December 11, 2006.

(32)
Incorporated by reference to exhibit number 2.2 to Trimble's Current Report on From 8-K filed December 11, 2006.

(33)
Incorporated by reference to exhibit number 10.1 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

(34)
Incorporated by reference to exhibit number 10.17 to Trimble's Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS REGARDING THE PROPOSED MERGER
SUMMARY
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRIMBLE
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF @ROAD
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
COMPARATIVE PER SHARE DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
RISK FACTORS
THE SPECIAL MEETING OF STOCKHOLDERS OF @ROAD
PROPOSAL NO. 1—THE MERGER
THE MERGER AGREEMENT
THE VOTING AGREEMENTS
DESCRIPTION OF TRIMBLE CAPITAL STOCK
COMPARISON OF RIGHTS OF HOLDERS OF TRIMBLE COMMON STOCK AND @ROAD COMMON STOCK
PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING
INFORMATION WITH RESPECT TO TRIMBLE
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
TRIMBLE NAVIGATION LIMITED AND @ROAD, INC. PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 29, 2006 (Unaudited) (in thousands)
TRIMBLE NAVIGATION LIMITED AND @ROAD, INC. PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2006 (Unaudited) (in thousands, except per share data)
TRIMBLE NAVIGATION LIMITED AND @ROAD, INC. PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 30, 2005 (Unaudited) (in thousands, except per share data)
TRIMBLE NAVIGATION LIMITED AND @ROAD, INC. PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 29, 2006 (Unaudited) (in thousands)
TRIMBLE NAVIGATION LIMITED AND @ROAD, INC. PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2006 (Unaudited) (in thousands, except per share data)
TRIMBLE NAVIGATION LIMITED AND @ROAD, INC. PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 30, 2005 (Unaudited) (in thousands, except per share data)
TRIMBLE NAVIGATION LIMITED AND @ROAD, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)
TRIMBLE'S UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
TRIMBLE NAVIGATION LIMITED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
TRIMBLE NAVIGATION LIMITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
TRIMBLE NAVIGATION LIMITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
TRIMBLE NAVIGATION LIMITED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS UNAUDITED
TRIMBLE'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRIMBLE NAVIGATION LIMITED AUDITED FINANCIAL STATEMENTS CONSOLIDATED BALANCE SHEETS
TRIMBLE NAVIGATION LIMITED CONSOLIDATED STATEMENTS OF INCOME
TRIMBLE NAVIGATION LIMITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
TRIMBLE NAVIGATION LIMITED CONSOLIDATED STATEMENTS OF CASH FLOWS
TRIMBLE NAVIGATION LIMITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AGREEMENT AND PLAN OF MERGER BY AND AMONG TRIMBLE NAVIGATION LIMITED, ROADRUNNER ACQUISITION CORP. AND @ROAD, INC. DATED AS OF DECEMBER 10, 2006
FORM OF VOTING AGREEMENT
  Annex C
  Annex D
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 22. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX